Exhibit 4(a)

AMENDED AND RESTATED CREDIT AGREEMENT
among
THE SCOTTS MIRACLE-GRO COMPANY,
as Borrower
The Subsidiary Borrowers From Time to Time Party Hereto,
The Several Lenders From Time to Time Party Hereto,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
BANK OF AMERICA, N.A.,
as Syndication Agent,
and
THE BANK OF TOKYO-MITSUBUSHI UFJ. LTD,
BNP PARIBAS,
COBANK, ACB,
BMO CAPITAL MARKETS FINANCING, INC.,
LASALLE BANK N.A.,
COOPERATIEVE CENTRALE RAIFFEISEN BOERENLEENBANK, B.A.
“RABOBANK NEDERLAND”, NEW YORK BRANCH,
CITICORP NORTH AMERICA, INC.
and
THE BANK OF NOVA SCOTIA,
as Documentation Agents

Dated as of February 7, 2007

J.P. MORGAN SECURITIES INC.
and
BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arrangers and Joint Bookrunners,
and
CITIGROUP GLOBAL MARKETS INC.,
as Co-Arranger and Joint Bookrunner

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  -iii-

ANNEXES

Annex A	Pricing Grid
Annex B	Sterling Borrower Provisions
Annex C	Australian Borrower Provisions
Annex D	Canadian Borrower Provisions

SCHEDULES

Schedule 1	Lenders; Revolving Credit Commitments
Schedule 1.2	Non-Guarantor Domestic Subsidiaries
Schedule 4.1	Certain Financial Information
Schedule 4.5	Litigation
Schedule 4.8	Subsidiaries
Schedule 4.11	Certain Transactions
Schedule 4.17	Environmental Matters
Schedule 4.19(ii)	Certain Filings
Schedule 4.19(iii)	Perfection of Foreign Stock Pledges
Schedule 5.3(iii)	Certain Filings
Schedule 6.13	Foreign Pledge Agreements
Schedule 7.1(i)	Existing Liens and Encumbrances
Schedule 7.2(iii)	Existing Guarantees
Schedule 7.5(c)	Existing Indebtedness
Schedule 7.9	Sale and Leaseback
Schedule 10.2	Notices

EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Amended and Restated Guarantee and Collateral Agreement
Exhibit C	Form of Swing Line Loan Participation Certificate
Exhibit D	Form of U.S. Tax Compliance Certificate
Exhibit E	Form of Incremental Commitment Supplement
Exhibit F	Form of Foreign Pledge Agreement Acknowledgment and Confirmation
Exhibit G	Form of Opinion of Vorys, Sater, Seymour and Pease LLP
Exhibit H	Form of Opinion of Counsel to Foreign Subsidiary Borrowers
Exhibit I	Form of Borrowing Certificate
Exhibit J	Form of New Domestic Subsidiary Certificate
Exhibit K	Form of Joinder Agreement
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          AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 7, 2007 by and among THE SCOTTS MIRACLE-GRO COMPANY, an Ohio corporation (the “Borrower”), the Subsidiary Borrowers (as defined herein) from time to time parties to this agreement, the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”), BANK OF AMERICA, N.A., as Syndication Agent, THE BANK OF TOKYO-MITSUBUSHI UFJ. LTD, BNP PARIBAS, COBANK, ACB, BMO CAPITAL MARKETS FINANCING, INC., LASALLE BANK N.A., COOPERATIEVE CENTRALE RAIFFEISEN BOERENLEENBANK, B.A. “RABOBANK NEDERLAND”, NEW YORK BRANCH and THE BANK OF NOVA SCOTIA, as Documentation Agents, and JPMORGAN CHASE BANK, N.A., (together with its banking affiliates, “JPMCB”), as agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).
W I T N E S S E T H :
          WHEREAS, the Borrower desires to amend and restate the Revolving Credit Agreement dated as of July 21, 2005 (as heretofore amended, supplemented or otherwise modified, the “Existing Credit Agreement”), among the Borrower, the Subsidiary Borrowers, the several banks and other financial institutions parties thereto and JPMCB, as administrative agent, in accordance with the terms and conditions set forth in this Agreement; and
          WHEREAS, the Lenders and the Administrative Agent consent to the proposed amendments and restatements on and subject to the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:
          SECTION 1. DEFINITIONS
          1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:
     “ABR” shall mean for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMCB in connection with extensions of credit to debtors); and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, as applicable.
     “ABR Loans” shall mean the Loans at such time as they are made and/or being maintained at a rate of interest based upon the ABR.

     “Adjustment Date” shall have the meaning set forth in the Pricing Grid.
     “Affiliate” shall mean any Person which, directly or indirectly, controls, is controlled by or is under common control with, the Borrower; provided that for purposes of subsection 7.7, the term “Affiliate” shall (i) include any Person who is a director or executive officer of the Borrower, any Subsidiary of the Borrower or any Person described in the clause preceding this proviso and (ii) exclude any Subsidiary of the Borrower. For purposes of this definition, “control” of a Person means the power, direct or indirect, to vote 20% or more of the Capital Stock having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
     “Aggregate Australian Revolving Extensions of Credit” shall mean an amount equal to the sum of (a) the aggregate principal amount of all Australian Dollar Loans (including, without limitation, Australian Dollar Swing Line Loans borrowed under Australian Commitments) then outstanding and (b) the aggregate amount of all Australian L/C Obligations then outstanding.
     “Aggregate Canadian Revolving Extensions of Credit” shall mean an amount equal to the sum of (a) the aggregate principal amount of all Canadian Dollar Loans (including, without limitation, Canadian Dollar Swing Line Loans borrowed under Canadian Commitments) then outstanding and (b) the aggregate amount of all Canadian L/C Obligations then outstanding.
     “Aggregate Exposure” shall mean, with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the amount of such Lender’s Term Commitment then in effect plus the then unpaid principal amount of such Lender’s portion of the Term Loan and (ii) the amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.
     “Aggregate Exposure Percentage” shall mean, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
     “Aggregate Facility A-1 Revolving Extensions of Credit” shall mean an amount equal to the sum of (a) the aggregate principal amount of all Facility A-1 Loans (including, without limitation, Swing Line Loans borrowed under Facility A-1 Commitments) then outstanding and (b) the aggregate amount of all L/C Obligations then outstanding in respect of Letters of Credit issued under the Facility A-1 Commitments.
     “Aggregate Facility A-2 Revolving Extensions of Credit” shall mean an amount equal to the sum of (a) the aggregate principal amount of all Facility A-2 Loans (including, without limitation, Swing Line Loans borrowed under Facility A-2 Commitments) then outstanding and (b) the aggregate amount of all L/C Obligations then outstanding in respect of Letters of Credit issued under the Facility A-2 Commitments.
     “Aggregate Facility B Revolving Extensions of Credit” shall mean an amount equal to the sum of (a) the aggregate principal amount of all Facility B Loans (including, without limitation, Swing Line Loans borrowed under Facility B Commitments) then outstanding and (b) the aggregate amount of all L/C Obligations then outstanding in respect of Letters of Credit issued under the Facility B Commitments.

     “Aggregate Facility C Revolving Extensions of Credit” shall mean an amount equal to the sum of (a) the aggregate principal amount of all Facility C Loans (including, without limitation, Swing Line Loans borrowed under Facility C Commitments) then outstanding and (b) the aggregate amount of all L/C Obligations then outstanding in respect of Letters of Credit issued under the Facility C Commitments.
     “Aggregate Facility D Revolving Extensions of Credit” shall mean an amount equal to the sum of (a) the aggregate principal amount of all Facility D Loans (including, without limitation, Swing Line Loans borrowed under Facility D Commitments) then outstanding and (b) the aggregate amount of all L/C Obligations then outstanding in respect of Letters of Credit issued under the Facility D Commitments.
     “Aggregate Sterling Revolving Extensions of Credit” shall mean an amount equal to the sum of (a) the aggregate principal amount of all Sterling Loans (including, without limitation, Sterling Swing Line Loans borrowed under Sterling Commitments) then outstanding and (b) the aggregate amount of all Sterling L/C Obligations then outstanding.
     “Aggregate Revolving Extensions of Credit” shall mean, without duplication, the Aggregate Facility A-1 Revolving Extensions of Credit, Aggregate Facility A-2 Revolving Extensions of Credit, the Aggregate Facility B Revolving Extensions of Credit, the Aggregate Facility C Revolving Extensions of Credit, the Aggregate Facility D Revolving Extensions of Credit, the Aggregate Sterling Revolving Extensions of Credit, the Aggregate Australian Dollar Revolving Extensions of Credit and the Aggregate Canadian Dollar Revolving Extensions of Credit.
     “Agreement” shall mean this Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.
     “Applicable Margin” shall mean for each Type of Loan, the rate per annum set forth under the relevant column heading in the Pricing Grid.
     “Application” shall mean an application, in such form as the Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.
     “Arrangers” shall mean J.P. Morgan Securities Inc., Banc of America Securities LLC and Citigroup Global Markets Inc.
     “Asset Sale” shall mean any single Disposition of property (other than Excluded Prepayment Property) or series of related Dispositions of property (other than Excluded Prepayment Property) that yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $10,000,000.
     “Assignment and Acceptance” shall mean an Assignment and Acceptance, substantially in the form of Exhibit A hereto.
     “Australian Commitments” shall have the meaning assigned to such term in Annex C hereto.
     “Australian Dollars” shall mean the lawful currency of the Commonwealth of Australia.

     “Australian Dollar Lender” shall mean each Lender that has an Australian Commitment or that holds Australian Dollar Loans; collectively, the “Australian Dollar Lenders”. Each Australian Dollar Lender on the date hereof and on each date on which a payment or prepayment of interest is made represents that it is an Eligible Australian Bank.
     “Australian Dollar Loan” shall mean any Australian Dollar Loan made pursuant to Annex C hereto; collectively, the “Australian Dollar Loans”.
     “Australian Dollar Swing Line Lenders” shall have the meaning assigned to such term in Annex C hereto.
     “Australian Dollar Swing Line Loans” shall have the meaning assigned to such term in Annex C hereto.
     “Australian L/C Obligations” shall have the meaning assigned to such term in Annex C hereto.
     “Australian Subsidiary Borrower” shall mean Scotts Australia Pty Ltd. or any other Foreign Subsidiary Borrower organized under the laws of the Commonwealth of Australia and designated as such by the Borrower in a notice to the Administrative Agent, which shall notify each Australian Lender thereof.
     “Available Australian Commitment” shall mean, as to any Lender at any time, the amount equal to the excess, if any, of (a) such Lender’s Australian Commitment over (b) the sum of such Lender’s (i) ratable portion of the Aggregate Facility C Revolving Extensions of Credit and (ii) ratable portion of the Aggregate Australian Revolving Extensions of Credit. The Available Australian Commitment may be calculated as being negative at any time.
     “Available Canadian Commitment” shall mean, as to any Lender at any time, the amount equal to the excess, if any, of (a) such Lender’s Canadian Commitment over (b) the sum of such Lender’s (i) ratable portion of the Aggregate Facility D Revolving Extensions of Credit and (ii) ratable portion of the Aggregate Canadian Revolving Extensions of Credit. The Available Canadian Commitment may be calculated as being negative at any time.
     “Available Facility A-1 Commitment” shall mean, as to any Lender at any time, the amount equal to the excess, if any, of (a) such Lender’s Facility A-1 Commitment over (b) such Lender’s ratable portion of the Aggregate Facility A-1 Revolving Extensions of Credit. The Available Facility A-1 Commitment may be calculated as being negative at any time.
     “Available Facility A-2 Commitment” shall mean, as to any Lender at any time, the amount equal to the excess, if any, of (a) such Lender’s Facility A-2 Commitment over (b) such Lender’s ratable portion of the Aggregate Facility A-2 Revolving Extensions of Credit.
     “Available Facility B Commitment” shall mean, as to any Lender at any time, the amount equal to the excess, if any, of (a) such Lender’s Facility B Commitment over (b) the sum of such Lender’s (i) ratable portion of the Aggregate Facility B Revolving Extensions of Credit and (ii) ratable portion of the Aggregate Sterling Revolving Extensions of Credit. The Available Facility B Commitment may be calculated as being negative at any time.
     “Available Facility C Commitment” shall mean, as to any Lender at any time, the amount equal to the excess, if any, of (a) such Lender’s Facility C Commitment over (b) the sum of such

Lender’s (i) ratable portion of the Aggregate Facility C Revolving Extensions of Credit and (ii) ratable portion of the Aggregate Australian Revolving Extensions of Credit. The Available Facility C Commitment may be calculated as being negative at any time.
     “Available Facility D Commitment” shall mean, as to any Lender at any time, the amount equal to the excess, if any, of (a) such Lender’s Facility D Commitment over (b) the sum of such Lender’s (i) ratable portion of the Aggregate Facility D Revolving Extensions of Credit and (ii) ratable portion of the Aggregate Canadian Revolving Extensions of Credit. The Available Facility D Commitment may be calculated as being negative at any time.
     “Available Sterling Commitment” shall mean, as to any Lender at any time, the amount equal to the excess, if any, of (a) such Lender’s Sterling Commitment over (b) the sum of such Lender’s (i) ratable portion of the Aggregate Facility B Revolving Extensions of Credit and (ii) ratable portion of the Aggregate Sterling Revolving Extensions of Credit. The Available Sterling Commitment may be calculated as being negative at any time.
     “Average Total Indebtedness” shall mean the average of the Total Indebtedness of the Borrower at the end of each of the four most recent consecutive fiscal quarters.
     “Borrowing Date” shall mean, as to any Lender, any Business Day specified in a notice transmitted pursuant to subsection 2.2, 2.5 or 2.6 as a date on which such Lender has been requested by the Borrower or any Subsidiary Borrower to make Loans hereunder.
     “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, however, that when used to describe the date of any borrowing of, or any payment or interest rate determination in respect of a LIBOR Loan, the term “Business Day” shall also exclude any day on which (i) commercial banks are not open for dealings in deposits in the relevant currency in the London Interbank Market and in the financial center for such currency and (ii) in the case of Loans denominated in euros, the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is not open for settlement of payments in euros.
     “Canadian Commitments” shall have the meaning assigned to such term in Annex D hereto.
     “Canadian Dollars” shall mean the lawful currency of Canada.
     “Canadian Dollar Lender” shall mean each Lender that has a Canadian Commitment or that holds Canadian Dollar Loans; collectively, the “Canadian Dollar Lenders”. Each Canadian Dollar Lender on the date hereof and on each date on which a payment or prepayment of interest is made represents that it is an Eligible Canadian Bank.
     “Canadian Dollar Loan” shall mean any Canadian Dollar Loan made pursuant to Annex D hereto; collectively, the “Canadian Dollar Loans”.
     “Canadian Dollar Swing Line Lenders” shall have the meaning assigned to such term in Annex D hereto.
     “Canadian Dollar Swing Line Loans” shall have the meaning assigned to such term in Annex D hereto.

     “Canadian L/C Obligations” shall have the meaning assigned to such term in Annex D hereto.
     “Canadian Subsidiary Borrower” shall mean Scotts Canada Ltd. or any other Foreign Subsidiary Borrower organized under the laws of Canada and designated as such by the Borrower in a notice to the Administrative Agent, which shall notify each Canadian Lender thereof.
     “Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.
     “Capital Stock Security Period” shall have the meaning specified in the Guarantee and Collateral Agreement.
     “Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $300,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) auction rate securities of an issuer rated at least AA by S&P or Aa2 by Moody’s, regardless of the stated maturity, so long as such securities have a liquidity mechanism permitting the Disposition at par within one year from the issuance of such securities or from the date of the immediately preceding permitted Disposition of such securities (h) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (i) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
     “Closing Date” shall mean the date upon which all of the conditions precedent to the initial Extensions of Credit under this Agreement contained in subsection 5.1 are satisfied or waived by the Administrative Agent and each of the Lenders.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

     “Commitment” shall mean as to any Lender, the sum of the Term Commitment and the Revolving Credit Commitment of such Lender.
     “Commitment Fee Rate” shall mean the rate per annum set forth under the relevant column heading in the Pricing Grid.
     “Collateral” shall mean all Specified Property, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document for so long as required under the terms of this Agreement and the Security Documents.
     “Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA.
     “Confidential Information Memorandum” shall mean the confidential information memorandum distributed to the Lenders, dated December 2006.
     “Consolidated Interest Expense” shall mean, for any period of determination thereof, the interest expense of the Borrower and its Subsidiaries for such period, as determined in accordance with GAAP; provided that (a) all items that are non-cash items in the period when recognized and (b) all non-recurring or extraordinary items in any fiscal period, including without limitation all costs, expenses and premiums arising out of the Refinancing, shall be excluded for the purpose of determining Consolidated Interest Expense for any period.
     “Consolidated Net Income” shall mean, for any period of determination thereof, net income of the Borrower and its Subsidiaries for such period, as determined in accordance with GAAP.
     “Consolidated Net Worth” shall mean, in respect of any Person at a particular date, all amounts which, in conformity with GAAP, would be included under the caption “total shareholders’ equity” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date.
     “Consolidated Total Assets” shall mean, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.
     “Contingent Obligation” shall mean as to any Person, the outstanding amount of letters of credit (other than the Letters of Credit) with respect to which such Person is the account party that have not been drawn upon and any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations primarily to pay money (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the obligee under any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the obligee under such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

     “Contractual Obligation” shall mean, as to any Person, any material provision of any material security issued by such Person or of any material agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control Group” shall mean the Hagedorn Partnership, L.P., the general partners of the Hagedorn Partnership, L.P. and, in the case of such individuals, their respective executors, administrators and heirs and their families and trusts for their benefit.
     “Default” shall mean any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
     “Disposition” shall mean with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; provided that any such sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition of property to, in, by or between the Borrower and any Subsidiary or between any two or more Subsidiaries shall not constitute a “Disposition” unless the same is made by the Borrower or any Subsidiary Guarantor to a Foreign Subsidiary. The terms “Dispose” and “Disposed of” shall have correlative meanings.
     “Dollar Equivalent” shall mean, on any Business Day with respect to any amount denominated in euros or any other currency, the amount of Dollars that would be required to purchase such amount of euros or such other currency, as the case may be, based upon the spot selling rate at which JPMCB London offers to sell each for Dollars in the London foreign exchange market at approximately 11:00 a.m. London time on such Business Day for delivery two Business Days later.
     “Dollars” and “$” shall mean dollars in lawful currency of the United States of America.
     “Domestic Assets” shall mean the assets of the Borrower and any Domestic Subsidiary, wherever located, and the assets of any Foreign Subsidiary located or domiciled in any jurisdiction within the United States.
     “Domestic Subsidiary” shall mean any Subsidiary incorporated under the laws of the United States or any political subdivision thereof.
     “Domestic Subsidiary Borrower” shall mean any Domestic Subsidiary which (a) is a Subsidiary Borrower hereunder on the Closing Date or (b) which is designated by the Borrower to be a Subsidiary Borrower pursuant to subsection 10.1(b).
     “EBITDA” shall mean without duplication, for any fiscal period, the sum of the amounts for such fiscal period of (i) Consolidated Net Income, (ii) provision for taxes based on income, (iii) depreciation expense, (iv) interest expense that was deducted in the calculation of Consolidated Net Income, (v) amortization expense, (vi) expenses incurred prior to June 30, 2007 in an aggregate amount not to exceed $25,000,000 in connection with the Transactions and (vii) other non-recurring, non-cash items reducing Consolidated Net Income (reduced by any non-recurring, non-cash items increasing Consolidated Net Income), all as determined on a consolidated basis for the Borrower and its Subsidiaries in conformity with GAAP.
     “Effective Interbank Rate” shall have the meaning specified in subsection 2.18(d).

     “Eligible Australian Bank” shall mean (a) a resident of Australia which does not make Australian Dollar Loans as part of carrying on business outside of Australia at or through a permanent establishment outside of Australia; or (b) a non-resident of Australia which makes Swing Line Loans or Revolving Credit Loans as part of carrying on business in Australia at or through a permanent establishment of the non-resident in Australia. In this definition, words and expressions used shall have the meaning ascribed to them for the purposes of S. 128B of the Australian Income Tax Assessment Act of 1936.
     “Eligible Canadian Bank” shall mean (a) those banks listed on Schedules I, II or III to the Bank Act (Canada), (b) any (i) trust company, savings bank, savings and loan association or similar financial institution, or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has total assets of $10,000,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement, (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank, and (c) any other financial institution (including a mutual fund or other fund) having total assets of $10,000,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (b) above; provided that each Eligible Canadian Bank must be organized under the laws of either Canada or a political subdivision thereof or, if not, it must (i) act hereunder through a branch, agency or funding office located in Canada and (ii) be exempt from withholding of tax on interest payments.
     “Eligible U.K. Bank” shall mean a Person that is both (i) a bank as defined in Section 840A of the United Kingdom Income and Corporation Taxes Act 1988, and (ii) a Person within the charge to United Kingdom corporation tax (i.e., a United Kingdom resident company or a non-resident company which is carrying on a trade in the United Kingdom through a permanent establishment in the United Kingdom to which the beneficial interest in interest accrued under Loans made to the Borrower or a Subsidiary Borrower is attributable and which is not entitled to exemption from tax in respect of that interest).
     “Environmental Laws” shall mean any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or requirements of law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “euro” and “€” shall mean the single currency of Participating Member States.
     “Event of Default” shall mean any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
     “Excluded Foreign Subsidiary” shall mean any Foreign Subsidiary a guarantee from which, a pledge of the assets of which, or the pledge of 66 2/3% or more of the Capital Stock of which under the applicable Security Document would have adverse tax consequences on the Borrower, any of its Subsidiaries or such Foreign Subsidiary or would reasonably be deemed an unlawful act of such Foreign Subsidiary or any of its officers or directors under the laws of the applicable foreign jurisdiction.

     “Excluded Prepayment Property” shall mean any (i) property which is Disposed of pursuant to subsection 7.8(b) or Section 7.9 (ii) inventory or obsolete or worn-out property Disposed of in the ordinary course of business or (iii) any property Disposed by a Domestic Subsidiary to a Foreign Subsidiary.
     “Excluded Taxes” shall have the meaning set forth in subsection 2.22(a).
     “Existing Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.
     “Existing Senior Subordinated Note Indenture” shall mean the Indenture entered into by the Borrower on October 8, 2003 together with all instruments and other agreements entered into by the Borrower and its Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with subsection 7.11.
     “Existing Senior Subordinated Notes” shall mean the Borrower’s existing $200,000,000 aggregate principal amount of 6.625% senior subordinated notes issued under the Existing Senior Subordinated Note Indenture.
     “Extension of Credit” shall mean (i) all Loans or advances made to the Borrower and the Subsidiary Borrowers hereunder and (ii) all Letters of Credit issued for the account of the Borrower and the Subsidiary Borrowers and any unreimbursed drawings hereunder.
     “Facility” shall mean the Term Facility or any Revolving Facility.
     “Facility A-1 Commitment” shall mean, as to each Facility A-1 Lender, the obligation of such Lender, if any, to make Facility A-1 Loans and participate in Swing Line Loans or Letters of Credit made under the Facility A-1 Commitments in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Facility A-1 Commitment” opposite such Facility A-1 Lender’s name on Schedule 1 or in the Assignment and Acceptance pursuant to which such Facility A-1 Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Facility A-1 Commitments is $1,155,000,000.
     “Facility A-1 Lenders” shall mean each Lender that has a Facility A-1 Commitment or that holds Facility A-1 Loans; collectively, the “Facility A-1 Lenders”.
     “Facility A-1 Loan” shall mean any Loan made under the Facility A-1 Commitments pursuant to subsection 2.4; collectively, the “Facility A-1 Loans”.
     “Facility A-2 Commitment” shall mean, as to each Facility A-2 Lender, the obligation of such Lender, if any, to make Facility A-2 Loans and participate in Swing Line Loans or Letters of Credit made under the Facility A-2 Commitments in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Facility A-2 Commitment” opposite such Facility A-2 Lender’s name on Schedule 1 or in the Assignment and Acceptance pursuant to which such Facility A-2 Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Facility A-2 Commitments is $75,000,000.
     “Facility A-2 Lenders” shall mean each Lender that has a Facility A-2 Commitment or that holds Facility A-2 Loans; collectively, the “Facility A-2 Lenders”.

     “Facility A-2 Loan” shall mean any Loan made under the Facility A-2 Commitments pursuant to subsection 2.4; collectively, the “Facility A-2 Loans”.
     “Facility B Commitment” shall mean, as to each Facility B Lender, the obligation of such Lender, if any, to make Facility B Loans and participate in Swing Line Loans and Letters of Credit issued under the Facility B Commitments in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Facility B Commitment” opposite such Facility B Lender’s name on Schedule 1 or in the Assignment and Acceptance pursuant to which such Facility B Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Facility B Commitments is $300,000,000.
     “Facility B Lender” shall mean each Lender that has a Facility B Commitment or that holds Facility B Loans; collectively, the “Facility B Lenders”.
     “Facility B Loan” shall mean any Loan made under the Facility B Commitments pursuant to subsection 2.4; collectively, the “Facility B Loans”.
     “Facility C Commitment” shall mean, as to each Facility C Lender, the obligation of such Lender, if any, to make Facility C Loans and participate in Swing Line Loans and Letters of Credit issued under the Facility C Commitments in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Facility C Commitment” opposite such Facility C Lender’s name on Schedule 1 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Facility C Commitments is $25,000,000.
     “Facility C Lender” shall mean each Lender that has a Facility C Commitment or that holds Facility C Loans; collectively, the “Facility C Lenders”.
     “Facility C Loan” shall mean any Loan made under the Facility C Commitments pursuant to subsection 2.4; collectively, the “Facility C Loans”.
     “Facility D Commitment” shall mean, as to each Facility D Lender, the obligation of such Lender, if any, to make Facility D Loans and participate in Swing Line Loans and Letters of Credit issued under the Facility D Commitments in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Facility D Commitment” opposite such Facility D Lender’s name on Schedule 1 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Facility D Commitments is $35,000,000.
     “Facility D Lender” shall mean each Lender that has a Facility D Commitment or that holds Facility D Loans; collectively, the “Facility D Lenders”.
     “Facility D Loan” shall mean any Loan made under the Facility D Commitments pursuant to subsection 2.4; collectively, the “Facility D Loans”.
     “Foreign Pledge Agreement Acknowledgment and Confirmation” shall mean the Foreign Pledge Agreement Acknowledgment and Confirmation and Supplement, substantially in the form of Exhibit F hereto, among the Borrower and certain of its Subsidiaries which are parties to Foreign Pledge Agreements which are in effect as of the Closing Date and the Administrative Agent, for the benefit of the Lenders, as the same may be amended, supplemented or otherwise modified from time to time.

     “Foreign Pledge Agreements” shall mean each pledge agreement, charge or collateral security instrument creating a security interest in the Capital Stock of the Foreign Subsidiary Borrowers (other than Scotts Treasury EEIG) and certain other Foreign Subsidiaries of the Borrower, in each case, in form and substance reasonably satisfactory to the Administrative Agent, as such agreements may be amended, supplemented or otherwise modified from time to time.
     “Foreign Subsidiary” shall mean any Subsidiary of the Borrower which is organized under the laws of any jurisdiction outside of the United States of America.
     “Foreign Subsidiary Borrower” shall mean any Sterling Subsidiary Borrower, Australian Subsidiary Borrower or Canadian Subsidiary Borrower (a) which is a Subsidiary Borrower hereunder on the Closing Date or (b) which is designated by the Borrower pursuant to subsection 10.1(b).
     “Full Security Period” shall have the meaning specified in the Guarantee and Collateral Agreement.
     “Funded Debt” shall mean, as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower and the Subsidiary Borrowers, Indebtedness in respect of the Loans.
     “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; provided, however, that if any modifications in GAAP after the Closing Date change any calculation of any financial covenants under this Agreement, the Administrative Agent and the Lenders agree to amend this Agreement to the effect that each such financial covenant is no more restrictive than such covenant was prior to such modification in GAAP (and until such agreement, such covenants shall be calculated in accordance with GAAP before such modification).
     “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including the National Association of Insurance Commissioners).
     “Guarantee and Collateral Agreement” shall mean the Amended and Restated Guarantee and Collateral Agreement among the Borrower, the Domestic Subsidiary Borrowers, the Subsidiary Guarantors and the Administrative Agent, for the benefit of the Lenders, substantially in the form of Exhibit B, as amended, supplemented or otherwise modified from time to time.
     “Hedging Agreements” shall mean (a) any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap, interest rate exchange (from fixed to floating rates, from one floating rate to another floating rate or otherwise) or other interest rate hedge or arrangement under which the Borrower is a party or a beneficiary and (b) any agreement or arrangement designed to limit or eliminate the risk and/or exposure of the Borrower to fluctuations in currency exchange rates or in commodity prices.

     “Hedging Lender” shall mean any Lender or affiliate thereof which from time to time enters into a Hedging Agreement with the Borrower.
     “Hostile Take-Over Bid” shall mean an offer to purchase a controlling interest in any Person by the Borrower or any of its Subsidiaries or in which the Borrower or any of its Subsidiaries is involved, in respect of which the board of directors (or equivalent governing body for such entity) of the target entity has recommended against acceptance of such offer to the target entity’s shareholders or equity holders or which is similarly opposed or contested.
     “Incremental Commitment Supplement” shall have the meaning assigned to such term in subsection 2.27(a).
     “Incremental Term Loans” shall have the meaning assigned to such term in subsection 2.27(a).
     “Indebtedness” shall mean, as to any Person, at a particular time, (a) indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including, without limitation, any such indebtedness which is non-recourse to the credit of such Person but is secured by assets of such Person, but excluding current amounts payable incurred in the ordinary course of business), (b) obligations of such Person under leases which shall have been or should be, in accordance with GAAP, recorded as capitalized leases, (c) indebtedness of such Person arising under acceptance facilities, (d) indebtedness of such Person arising under unpaid reimbursement obligations in respect of all drafts drawn under letters of credit issued for the account of such Person, (e) the incurrence of withdrawal liability under Title IV of ERISA by such Person or a Commonly Controlled Entity to a Multi-employer Plan, (f) liabilities arising under Hedging Agreements of such Person and (g) indebtedness of such Person under any synthetic lease.
     “Insolvency” shall mean, with respect to any Multi-employer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.
     “Interest Coverage Ratio” shall mean, as at the last day of any fiscal quarter of the Borrower, the ratio of (a) the sum of EBITDA as of the end of such fiscal quarter for the preceding twelve months to (b) Consolidated Interest Expense as of the end of such fiscal quarter for the preceding twelve months.
     “Interest Payment Date” shall mean (a) as to any ABR Loan, the last day of each March, June, September and December, commencing on the first of such days to occur after such ABR Loan is made or any LIBOR Loan is converted to such ABR Loan, (b) as to any LIBOR Loan in respect of which the Borrower or applicable Subsidiary Borrower has selected an Interest Period of one month, two months or three months, the last day of such Interest Period and (c) as to any LIBOR Loan in respect of which the Borrower or applicable Subsidiary Borrower has selected a longer Interest Period than the periods described in preceding clause (b), the day three months after the commencement of such Interest Period and the last day of such Interest Period.
     “Interest Period” shall mean with respect to any LIBOR Loan, (i) initially, the period commencing on, as the case may be, the borrowing or conversion date with respect to a LIBOR Loan, and ending one, two, three or six months thereafter, as selected by the Borrower or applicable Subsidiary Borrower, as the case may be, in its irrevocable written notice of borrowing or irrevocable written notice of conversion, as applicable, and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one, two, three or six months thereafter, as selected by the Borrower or applicable Subsidiary Borrower by irrevocable written notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect to such Loan; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
     (A) if any Interest Period pertaining to a LIBOR Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the next preceding Business Day;
     (B) (1) if the Borrower or applicable Subsidiary Borrower shall fail to give notice as provided in clauses (i) and (ii) in this definition with respect to a LIBOR Loan denominated in Dollars, the Borrower or applicable Subsidiary Borrower shall be deemed to have requested conversion of the affected LIBOR Loan to an ABR Loan on the last day of the then current Interest Period with respect thereto; and (2) if the Borrower or applicable Subsidiary Borrower shall fail to give notice as provided in clauses(i) and (ii) in this definition with respect to a Loan denominated in a currency other than Dollars, the Borrower or applicable Subsidiary Borrower shall be deemed to have requested a continuation of the affected Loan for a period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending one month thereafter;
     (C) any Interest Period that would otherwise extend beyond the applicable Termination Date shall end on the applicable Termination Date; and
     (D) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
     “International Standby Practices” shall mean the International Standby Practices, International Chamber of Commerce Publication No. ISP98, as the same may be effectively replaced in whole or in part or amended from time to time.
     “Issuing Lender” shall mean, in respect of any Letter of Credit, JPMCB or, at the option of JPMCB, any affiliate of JPMCB, or with the consent of the Borrower and the Administrative Agent, any other Lender, in each case in its capacity as the issuer of such Letter of Credit.
     “JPMCB” shall have the meaning assigned to such term in the preamble hereto.
     “L/C Commitment” shall mean the amount of $65,000,000.
     “L/C Obligations” shall mean, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.
     “L/C Participants” shall mean, with respect to any Revolving Facility under which a Letter of Credit is issued, the collective reference to all the Revolving Credit Lenders under such Revolving Facility other than the Issuing Lender.

     “Lending Installation” shall mean, with respect to a Lender, the office, branch, subsidiary or affiliate of such Lender listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender pursuant to subsection 2.25.
     “Letter of Credit” shall mean any Standby L/C or Trade L/C.
     “Lender Cash Management Agreements” shall mean all agreements providing for treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower or any Subsidiary Borrower and any Lender (or any Affiliate of any Lender), which has been designated by such Lender and the Borrower, by notice to the Administrative Agent, as a “Lender Cash Management Agreement.”
     “Lender Hedging Agreements” shall mean all Hedging Agreements entered into by the Borrower with a Hedging Lender.
     “Lenders” shall have the meaning assigned to such term in the preamble hereto. As the context shall require, a Lender shall include any of its affiliates that is a Sterling Lender, an Australian Dollar Lender or a Canadian Dollar Lender.
     “Leverage Ratio” shall mean, as at the last day of any fiscal quarter of the Borrower, the ratio of (i) Average Total Indebtedness of the Borrower and its Subsidiaries on such day to (ii) EBITDA for the four consecutive fiscal quarters ending on such day; provided Total Indebtedness as at the last day of the fiscal quarters ending March 31, 2007, June 30, 2007 and September 30, 2007 shall be increased by amounts equal to 75%, 50% and 25% of the Repurchase Amount, respectively; provided further that any calculation of the above ratio following any acquisition made during the twelve-month period covered by such calculation, by purchase or otherwise, of all or substantially all of the business or assets of, any Person or of any line of business of any Person shall be determined on a pro forma basis without duplication, including (y) in Average Total Indebtedness and in the amount of preferred stock accruals, an annualization of the actual indebtedness or preferred stock accruals relating to such acquisition for the portion of such twelve-month period prior to the date of such acquisition (or, if such acquisition occurred on the last day of a fiscal quarter, an annualization estimate of the daily indebtedness or preferred stock accruals relating to such acquisition based on the indebtedness incurred and based on the current Interest Rates for such indebtedness or preferred stock issued on such date) and (z) in EBITDA the EBITDA of the acquired Person for any portion of such twelve-month period prior to such acquisition. Notwithstanding the foregoing, for purposes of determining the Applicable Margin, the Leverage Ratio shall (a) until the earlier to occur of (i) the consummation of the Repurchase and (ii) the date which is 30 days after the Closing Date, be deemed to be less than 3.00 to 1.00 and greater than 2.25 to 1.00 and (b) thereafter, until the first Adjustment Date, be recomputed as at the last day of the most recently ended fiscal quarter of the Borrower as if the Transactions (it being understood that the amount of the Repurchase shall be the Repurchase Amount) had occurred on the first day of the four consecutive fiscal quarter period ending on such day.
     “LIBOR Base Rate” shall mean, with respect to any LIBOR Loan in Dollars, euros or any Optional Currency for any Interest Period therefor:
     (a) the rate per annum (rounded to the nearest 1/16 of 1%) appearing on the Screen for such currency as the London Interbank Offered Rate for deposits in such currency at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on (in the case of any LIBOR Loan in Sterling), or two Business Days prior to (in the case of any LIBOR Loan in Dollars, euros or any other Optional Currency), the first day of such Interest Period as the London Interbank Offered Rate for such currency having a term comparable to such Interest Period; or
     (b) if such rate does not appear on the Screen (or, if the Screen shall cease to be publicly available or if the information contained on the Screen, in the Administrative Agent’s reasonable judgment, shall cease accurately to reflect such LIBOR Base Rate, as reported by any publicly available source of similar market data selected by the Administrative Agent that, in the Administrative Agent’s reasonable judgment, accurately reflects such LIBOR Base Rate), the LIBOR Base Rate shall mean, with respect to any LIBOR Loan for any Interest Period, the arithmetic mean, as determined by the Administrative Agent, of the rate per annum (rounded to the nearest 1/16 of 1%) quoted by each relevant Reference Lender at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on (in the case of any LIBOR Loan in Sterling), or two Business Days prior to (in the case of any LIBOR Loan in Dollars, euros or any other Optional Currency), the first day of the Interest Period for such Loan for the offering by such Reference Lender to leading banks in the London interbank market of deposits in such currency having a term comparable to such Interest Period and in an amount comparable to the principal amount of the LIBOR Loan to be made by such Reference Lender (or its relevant applicable Lending Installation, as the case may be) for such Interest Period.
     “LIBOR Loans” shall mean the Loans hereunder at such time as they are made and/or being maintained at a rate of interest based upon the applicable LIBOR Rate.
     “LIBOR Rate” shall mean (a) with respect to a LIBOR Loan denominated in Dollars, euros or any Optional Currency for each day during each Interest Period pertaining thereto, the rate per annum equal to the LIBOR Base Rate or, to the extent such reserve requirements are generally applicable with respect to loans to the relevant Borrower or Subsidiary Borrower, the quotient (rounded upward to the nearest 1/100 of 1%) of (A) the LIBOR Base Rate, divided by (B) a number equal to 1.00 minus the aggregate of the rates (expressed as a decimal fraction) of reserve requirements current on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) maintained by a member of such System or (b) to the extent applicable with respect to a LIBOR Loan denominated in Sterling for each day during each Interest Period pertaining thereto, the sum of the LIBOR Base Rate plus, to the extent generally applicable to loans to the relevant Borrower or Subsidiary Borrower, the Financial Services Authority charges for such day.
     “Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the authorized filing by or against a Person of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction).
     “Loan” shall mean any Term Loan, Revolving Credit Loan or Swing Line Loan, as the context shall require; collectively, the “Loans”.

     “Loan Documents” shall mean, collectively, this Agreement, any Notes, the Applications, the Letters of Credit and the Security Documents.
     “Loan Parties” shall mean the Borrower, each Subsidiary Borrower and each other Subsidiary of the Borrower which is a party to any Loan Document.
     “Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of any material term of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
     “Material Environmental Amount” shall mean (a) an amount payable by the Borrower or any of its Subsidiaries for investigative and remedial costs, compliance costs, compensatory damages, natural resource damages, punitive damages, fines, and penalties, in the aggregate, that exceeds $20,000,000 (net of insurance), or (b) any other impact on the Borrower or any of its Subsidiaries arising out of any of the Environmental Laws which, in the aggregate, could reasonably be anticipated to exceed $20,000,000 (net of insurance).
     “Material Subsidiary” shall mean at any time (a) any Subsidiary Borrower, (b) any Subsidiary of the Borrower created or acquired after the Closing Date which has a Total Capitalization of more than $30,000,000, (c) any Subsidiary of the Borrower with assets greater than or equal to 5% of all assets of the Borrower and its Subsidiaries, computed and consolidated in accordance with GAAP (“Consolidated Assets”), (d) any Subsidiary with revenues greater than or equal to 5% of the revenues of the Borrower and its Subsidiaries, computed and consolidated in accordance with GAAP (“Net Revenues”) or (e) any Subsidiary designated in writing by the Borrower as a Material Subsidiary, which designation shall be irrevocable; provided that if at any time (i) the aggregate Total Capitalization of all Subsidiaries that are not Material Subsidiaries shall exceed 10% of the Total Capitalization of the Borrower and its Subsidiaries, computed and consolidated in accordance with GAAP, (ii) the aggregate assets of all Subsidiaries that are not Material Subsidiaries shall exceed 10% of Consolidated Assets or (iii) the aggregate revenues of all Subsidiaries that are not Material Subsidiaries shall exceed 10% of Net Revenues, then, in any such case, the term Material Subsidiary shall be deemed to include such Subsidiaries (as determined pursuant to the next following sentence) of the Borrower as may be required so that none of preceding clauses (i), (ii) or (iii) shall continue to be true. For purposes of the proviso to the next preceding sentence, the Subsidiaries which shall be deemed to be Material Subsidiaries shall be determined based on the percentage that the assets of each such Subsidiary are of Consolidated Assets, with the Subsidiary with the highest such percentage being selected first, and each other Subsidiary required to satisfy the requirements set forth in such proviso being selected in descending order of such respective percentages.
     “Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and urea-formaldehyde insulation; and any other substance that could give rise to liability under any Environmental Law.
     “Maturity Date” shall mean the date which is the five-year anniversary of the date hereof.
     “Moody’s” shall mean Moody’s Investors Service, Inc.

     “Multi-employer Plan” shall mean a Plan which is a multi-employer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Cash Proceeds” shall mean (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
     “New Lender” shall have the meaning set forth in subsection 2.27(a).
     “Non-Dollar Currency Equivalent” shall mean, on any Business Day with respect to any amount in Dollars, the amount of euros or the relevant Optional Currency that could be purchased with such amount of Dollars using the foreign exchange rate for such Business Day specified in the definition of “Dollar Equivalent”.
     “Non-Excluded Taxes” shall have the meaning set forth in subsection 2.22.
     “Note” shall have the meaning set forth in subsection 10.6(e).
     “Obligations” shall mean the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest thereon accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Subsidiary Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and all other obligations and liabilities of the Borrower or any Subsidiary Borrower to the Administrative Agent or the Lenders (or, in the case of Lender Hedging Agreements or Lender Cash Management Agreements, any Affiliate of a Lender), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents, any Lender Hedging Agreement or Lender Cash Management Agreement thereof or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or any Lender) or otherwise.
     “Optional Currency” shall mean euros and any other freely tradable currency readily available in the London interbank market and approved by the Administrative Agent.
     “Participants” shall mean one or more banks or other entities to which one or more Lenders have sold, in the ordinary course of business and in accordance with applicable law,

participating interests in any Loan, Note, Revolving Credit Commitment or Term Loan Commitment or any other interest hereunder owing to such Lender.
     “Participating Member State” shall mean a member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.
     “Permitted Acquisition” shall mean any acquisition of all or substantially all the assets of, or shares or other equity interests in, a Person or division or line of business of a Person or other significant assets of a Person (other than inventory, leases, materials and equipment and other assets in the ordinary course of business) if immediately after giving effect thereto: (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) such acquired subsidiary or newly formed subsidiary owning the acquired assets shall be a Subsidiary of the Borrower or a wholly-owned Subsidiary and all actions required to be taken, if any, with respect to such acquired or newly formed subsidiary under subsection 6.11 shall have been taken or shall be planned to be taken in a manner reasonably satisfactory to the Administrative Agent, (iii) no Material Adverse Effect would be likely to result therefrom and (iv)(I) the Borrower shall be in compliance, on a pro forma basis after giving effect to such acquisition or formation, with the covenants contained in subsections 6.9 and 6.10 recomputed as at the last day of the most recently ended fiscal quarter of the Borrower as if such acquisition had occurred on the first day of each relevant period for testing such compliance and any savings associated with such acquisition had been achieved on the first day of such relevant period, and, in the case of an acquisition involving consideration in excess of $20,000,000, the Borrower shall have delivered to the Administrative Agent an officers’ certificate to such effect, together with all relevant financial information for such subsidiary or assets (to the extent reasonably available), and (II) after giving effect to such transaction, any acquired or newly formed subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by subsection 7.5).
     “Permitted Foreign Debt” shall have the meaning specified in subsection 7.5(j).
     “Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.
     “Plan” shall mean, at any particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Pricing Grid” shall mean the pricing grid attached hereto as Annex A.
     “Receivable” shall mean any account and any other right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an instrument or chattel paper and whether or not it has been earned by performance. The terms “account”, “instrument” and “chattel paper” as used herein shall have the meaning assigned to such terms in the Uniform Commercial Code in effect from time to time in the State of New York.

     “Receivables Subsidiary” shall mean a Subsidiary of the Borrower created to purchase and finance Sold Receivables.
     “Receivables Purchase Facility” shall mean any receivables purchase facility with terms and conditions reasonably satisfactory to the Administrative Agent and pursuant to which ownership interests in, or notes, commercial paper, certificates or other debt instruments in respect of which, are secured by Sold Receivables.
     “Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries (other than Excluded Prepayment Property) (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $10,000,000.
     “Reference Lenders” shall mean JPMCB, Citicorp North America, Inc. and Bank of America, N.A.
     “Refinancing” shall mean the refinancing of the amounts outstanding under the Existing Credit Agreement and the redemption of all or any portion of the Existing Senior Subordinated Notes with the proceeds of Loans.
     “Refunded Swing Line Loans” shall have the meaning assigned to such term in subsection 2.6(b).
     “Register” shall have the meaning specified in subsection 10.6(b)(iv).
     “Regular Subsidiary Borrower” shall mean Scotts Treasury EEIG, any Domestic Subsidiary Borrower, any Foreign Subsidiary Borrower which is designated by the Borrower as a “Regular Subsidiary Borrower” in a notice to the Administrative Agent (which shall notify each Revolving Credit Lender of such designation), and any Foreign Subsidiary designated by the Borrower as a Regular Subsidiary Borrower after the Closing Date pursuant to subsection 10.1(b); provided that so long as any such Foreign Subsidiary Borrower is so designated, it is not required under the laws or regulations of any Governmental Authority to deduct or withhold any Non-Excluded Taxes from any payment made by it under Section 2 or otherwise pursuant to this Agreement. The Borrower may rescind any such designation at any time by notice to the Administrative Agent, which shall notify each Revolving Credit Lender of such rescission.
     “Reimbursement Obligation” shall mean the Borrower’s obligation to reimburse the Administrative Agent or any other Issuing Lender on account of the Letters of Credit as provided in Section 3.
     “Reinvestment Deferred Amount” shall mean with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loan pursuant to subsection 2.12(c) as a result of the delivery of a Reinvestment Notice.
     “Reinvestment Event” shall mean any Asset Sale (other than the sale, transfer or discount of Sold Receivables pursuant to any Receivables Purchase Facility) or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

     “Reinvestment Notice” shall mean a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale (other than the sale, transfer or discount of Sold Receivables pursuant to any Receivables Purchase Facility) or Recovery Event to acquire assets useful in its business.
     “Reinvestment Prepayment Amount” shall mean with respect to any Reinvestment Event, the (x) Reinvestment Deferred Amount relating thereto less (y) any amount thereof expended prior to the relevant Reinvestment Prepayment Date (i) to acquire assets useful in the Borrower’s business or (ii) to pay the Borrower’s reasonable expenses relating to any proposed acquisition of assets useful in such business.
     “Reinvestment Prepayment Date” shall mean with respect to any Reinvestment Event, the earlier of (i) the date occurring 12 months after such Reinvestment Event and (ii) the date on which the Borrower shall have notified the Administrative Agent that it has determined not to, or shall have otherwise ceased to, acquire assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.
     “Reorganization” shall mean, with respect to any Multi-employer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.
     “Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder (with respect to which the PBGC has not, by regulation, waived the 30-day notice requirement).
     “Repurchase” shall have the meaning assigned to such term in subsection 7.14(c).
     “Repurchase Amount” shall mean $750,000,000 or such lesser amount as may be certified at any time to the Administrative Agent by a Responsible Officer of the Borrower as the amount determined by the Board of Directors of the Borrower to be the final amount of the Repurchase.
     “Required Lenders” shall mean at any time, the holders of more than 50% of the sum of (i)(A) the Term Commitments then in effect and (B) the aggregate unpaid principal amount of the Term Loan then outstanding and (ii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Aggregate Revolving Extensions of Credit then outstanding.
     “Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation or Articles of Incorporation, as the case may be, and Code of Regulations and/or By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Responsible Officer” shall mean, as to any Person, the Chairman, President or an Executive, Senior or other Vice President (or, in the case of any Foreign Subsidiary, any analogous title) of such Person and, with respect to financial matters, the Chief Financial Officer, the Treasurer or the Controller (or, in the case of any Foreign Subsidiary, any analogous title) of such Person.

     “Revolving Credit Commitments” shall mean, as to any Lender, such Lender’s Facility A-1 Commitments, Facility A-2 Commitments, Facility B Commitments, Facility C Commitments, Facility D Commitments, for all purposes other than Section 2 (other than subsections 2.4 and 2.27) and Section 3, Sterling Commitments, Australian Commitments and Canadian Commitments, if any, and such other Commitments under any new Revolving Facility established in accordance with subsection 2.27(b). The original amount of the aggregate Revolving Credit Commitments is $1,590,000,000.
     “Revolving Credit Commitment Increase” shall have the meaning assigned to such term in subsection 2.27(a).
     “Revolving Credit Commitment Period” shall mean the period from and including the Closing Date to, but not including, the Revolving Credit Termination Date or such earlier date as the Revolving Credit Commitments may terminate as provided herein.
     “Revolving Credit Lender” shall mean each of the Facility A-1 Lenders, the Facility A-2 Lenders, the Facility B Lenders, the Facility C Lenders, the Facility D Lenders and, for all purposes other than Section 2 (other than subsections 2.4 and 2.27) and Section 3, the Australian Dollar Lenders, the Canadian Dollar Lenders and the Sterling Lenders.
     “Revolving Credit Loan” shall mean each Facility A-1 Loan, Facility A-2 Loan, Facility B Loan, Facility C Loan, Facility D Loan and, for all purposes other than Section 2 (other than subsections 2.4 and 2.27) and Section 3, each Sterling Loan, Australian Dollar Loan and Canadian Dollar Loan; collectively, the “Revolving Credit Loans”.
     “Revolving Credit Termination Date” shall mean the date which is the five-year anniversary of the date hereof or such earlier date on which the Revolving Credit Commitments shall be terminated in accordance with this Agreement.
     “Revolving Extensions of Credit” shall mean, as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swing Line Loans then outstanding.
     “Revolving Facilities” shall mean, without duplication, the Facility A-1 Commitments together with the Aggregate Facility A-1 Revolving Extensions of Credit (“Facility A-1”); the Facility A-2 Commitments together with the Aggregate Facility A-2 Revolving Extensions of Credit (“Facility A-2”); the Facility B Commitments together with the Aggregate Facility B Revolving Extensions of Credit (“Facility B”); the Facility C Commitments together with the Aggregate Facility C Revolving Extensions of Credit (“Facility C”); the Facility D Commitments together with the Aggregate Facility D Revolving Extensions of Credit (“Facility D”); and, for all purposes other than Section 2 (other than subsections 2.4 and 2.27) and Section 3, the Sterling Commitments together with the Aggregate Sterling Revolving Extensions of Credit (the “Sterling Facility”); the Australian Commitments together with the Aggregate Australian Revolving Extensions of Credit (the “Australian Facility”); the Canadian Commitments together with the Aggregate Canadian Revolving Extensions of Credit (the “Canadian Facility”), or any other Revolving Facility established pursuant to subsection 2.27(b).
     “Revolving Percentage” shall mean, as to any Revolving Credit Lender in respect of any Revolving Facility at any time, the percentage which such Lender’s Revolving Credit

Commitment under such Revolving Facility then constitutes of the aggregate Revolving Credit Commitments in respect of such Revolving Facility (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Extension of Credit under any Revolving Facility then outstanding constitutes of the aggregate principal amount of the Revolving Extension of Credit in respect of such Revolving Facility then outstanding).
     “S&P” shall mean Standard & Poor’s Ratings Services.
     “Screen” shall mean, with respect to any currency, the relevant Telerate Page on which appears the LIBOR Base Rate for deposits in such currency; provided that, if there is no such Telerate Page, the relevant Bloomberg Financial Markets Service page will be substituted.
     “Security Document” shall mean each of (a) the Guarantee and Collateral Agreement, (b) the Foreign Pledge Agreements and (c) the Foreign Pledge Agreement Acknowledgment and Confirmation.
     “Single Employer Plan” shall mean any Plan which is covered by Title IV of ERISA but which is not a Multi-employer Plan.
     “Sold Receivables” shall mean Receivables originated by the Borrower or its Subsidiaries (including any related assets) sold to a Receivables Subsidiary or any other Person pursuant to and securing obligations under any Receivables Purchase Facility.
     “Solvent” when used with respect to any Person, shall mean that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
     “Specified Property” shall mean all Capital Stock of any Subsidiary (subject to subsection 6.11), Equipment, Inventory and Receivables (other than Sold Receivables) owned by the Borrower and the Subsidiary Guarantors. The terms “Equipment” and “Inventory” as used herein shall have the meaning assigned to such terms in the Uniform Commercial Code in effect from time to time in the State of New York.
     “Specified Ratings” shall mean a “corporate credit rating”, in the case of S&P, or a “corporate family rating”, in the case of Moody’s, of the Borrower (or, in each case, such other terms as S&P or Moody’s may from time to time use to describe the Borrower’s senior unsecured non-credit enhanced long term indebtedness) of (i) at least BB+ by S&P and at least Ba1 by

Moody’s or (ii) at least BBB- by S&P or at least Baa3 by Moody’s, in each case with stable outlook.
     “Standby L/C” and “Standby L/Cs” shall each have the meaning specified in subsection 3.1(a).
     “Sterling” shall have the meaning assigned to such term in Annex B hereto.
     “Sterling Commitments” shall have the meaning assigned to such term in Annex B hereto.
     “Sterling L/C Obligations” shall have the meaning assigned to such term in Annex B hereto.
     “Sterling Lender” shall mean each Lender that has a Sterling Commitment or that holds Sterling Loans; collectively, the “Sterling Lenders”. Each Sterling Lender on the date hereof represents that it is an Eligible U.K. Bank.
     “Sterling Loan” shall mean any Sterling Loan made pursuant to Annex B hereto; collectively, the “Sterling Loans”.
     “Sterling Subsidiary Borrower” shall mean, Scotts Holdings Limited, Scotts Treasury EEIG and The Scotts Company (UK) Ltd. or any other Foreign Subsidiary Borrower organized under the laws of the United Kingdom and designated as such by the Borrower in a notice to the Administrative Agent, which shall notify each Sterling Lender thereof.
     “Sterling Swing Line Lenders” shall have the meaning assigned to such term in Annex B hereto.
     “Sterling Swing Line Loans” shall have the meaning assigned to such term in Annex B hereto.
     “Subordinated Debt” shall mean the Indebtedness of the Borrower under the Existing Senior Subordinated Notes and the subordinated Indebtedness permitted under subsection 7.5(e).
     “Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or the European equivalent thereof of which shares of Capital Stock having ordinary voting power (other than Capital Stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or equivalent are at the time owned, or the management of which is otherwise controlled, directly, or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Subsidiary Borrowers” shall mean EG Systems, Inc., Gutwein & Co., Inc., Hyponex Corporation, Scotts Australia Pty. Ltd., Scotts Canada Ltd., The Scotts Company LLC, The Scotts Company (UK) Ltd., Scotts Holdings Limited, Scotts Manufacturing Company, Scotts Temecula Operations, LLC, Scotts Treasury EEIG, SMG Growing Media, Inc., Smith & Hawken, Ltd. and all existing or future, Domestic or Foreign, Subsidiaries then designated by the Borrower pursuant to subsection 10.1(b).

     “Subsidiary Guarantors” shall mean (a) each Domestic Subsidiary of the Borrower executing the Guarantee and Collateral Agreement on the Closing Date (which shall expressly exclude each Domestic Subsidiary set forth on Schedule 1.2) and (b) each Domestic Subsidiary acquired or organized subsequent to the Closing Date, except as otherwise provided in subsection 6.11(c).
     “Supported Foreign Indebtedness” shall have the meaning specified in subsection 7.5(l).
     “Swing Line Commitment” shall mean the obligation of the Swing Line Lenders, at any date, to make a Swing Line Loan pursuant to subsection 2.6(a) in the amount referred to therein.
     “Swing Line Loan Participation Certificate” shall mean a certificate, substantially in the form of Exhibit C hereto.
     “Swing Line Lenders” shall mean JPMCB or such other Revolving Credit Lenders as may be requested by the Borrower or the Administrative Agent to make Swing Line Loans from time to time.
     “Swing Line Loan” shall mean any Swing Line Loan made under the Facility A-1 Commitments, Facility A-2 Commitments, the Facility B Commitments, the Facility C Commitments and the Facility D Commitments pursuant to subsection 2.6; collectively, the “Swing Line Loans”.
     “Telerate Page” shall mean the “British Bankers Assoc. Interest Settlement Rates Page” display designated at Page 3750 (or such other page on which euros or any Optional Currency then appears) on the Moneyline Telerate (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits or deposits in euros or any Optional Currency are offered by leading banks in the London interbank deposit market).
     “Term Commitment” shall mean, as to any Term Lender, the obligation of such Lender to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1. The original amount of the Term Commitments is $560,000,000.
     “Term Commitment Period” shall mean the period from and including the Closing Date to, but not including, the date which is 21 days after the Closing Date or such earlier date as the Term Commitments may terminate as provided herein.
     “Term Facility” shall mean the Term Commitments and the Term Loan made thereunder.
     “Term Lender” shall mean each Lender that has a Term Commitment or that holds a Term Loan.
     “Term Loan” shall have the meaning assigned to such term in subsection 2.1.
     “Term Percentage” shall mean as to any Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the end of the Term Commitment Period, the percentage which the aggregate principal amount of such Lender’s portion of the Term Loan then outstanding constitutes of the aggregate principal amount of the Term Loan then outstanding).

     “Total Capitalization” shall mean, in respect of any Person at a particular date, the sum at such date of the Total Indebtedness of such Person and the Consolidated Net Worth of such Person.
     “Total Indebtedness” shall mean, in respect of any Person at a particular date, the sum at such date of (a) the aggregate outstanding principal amount of all Indebtedness for borrowed money of such Person, (b) all other items which would properly be included as indebtedness, determined in accordance with GAAP, on a consolidated balance sheet of such Person and its Subsidiaries and (c) the aggregate outstanding principal amount of the obligations secured by Sold Receivables; provided that, for the purpose of calculating the Leverage Ratio for any period, Total Indebtedness shall be reduced by cash and Cash Equivalents set forth on the balance sheet of such Person as at such date.
     “Total Revolving Credit Commitments” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments then in effect (without duplication for the Sterling Commitments, the Australian Commitments and the Canadian Commitments).
     “Trade L/C” shall have the meaning assigned to such term in subsection 3.1(a).
     “Transactions” shall mean, collectively, the Refinancing and the Repurchase.
     “Type” shall mean as to any Loan, its nature as an ABR Loan or a LIBOR Loan.
     “Uniform Customs” shall mean the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be effectively replaced in whole or in part or amended from time to time.
     “wholly owned Subsidiary” or “wholly-owned Subsidiary” shall mean any subsidiary of any Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other wholly owned Subsidiaries.
     1.2 Other Definitional Provisions.
          (a)   All terms defined in this Agreement shall have the defined meanings when used in any of the other Loan Documents or in any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.
          (b)   As used herein, in any of the other Loan Documents, or in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms, to the extent not otherwise defined in subsection 1.1, shall have the respective meanings given to them under GAAP.
          (c)   The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.
          (d)   An “affiliate” of a Lender includes, in the case of a Lender which is an investment fund, the investment adviser thereof and any other investment fund having the same investment adviser.

          SECTION 2. AMOUNT AND TERMS OF LOANS
          2.1  Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally (but not jointly) agrees to make a term loan in up to two borrowings (the aggregate of such term loans made to the Borrower, the “Term Loan”) denominated in Dollars to the Borrower in an amount not to exceed the Term Commitment of such Lender. The Term Loan may be comprised of LIBOR Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.2 and 2.14.
          2.2 Procedure for Term Loan Borrowing. (a) The Borrower may borrow under the Term Commitments on up to two occasions at any time during the Term Commitment Period; provided that the Borrower shall give the Administrative Agent irrevocable notice ((1) which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time on the Closing Date, in the case of ABR Loans and (2) which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time three Business Days prior to the Closing Date, in the case of LIBOR Loans), specifying (i) the requested Borrowing Date, (ii) whether the borrowing is to be an ABR Loan or a LIBOR Loan or a combination thereof, (iii) if the borrowing is to be entirely or partly a LIBOR Loan, the amount to be a LIBOR Loan and (iv) the length of the Interest Period for such LIBOR Loan. Each ABR borrowing by the Borrower pursuant to the Term Commitments shall be in an aggregate principal amount equal to $1,000,000 or a whole multiple of $250,000 in excess thereof. Each LIBOR borrowing by the Borrower pursuant to the Term Commitments shall be in an aggregate principal amount equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof.
          (b)   Upon receipt of any notice from the Borrower pursuant to this subsection 2.2, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its ratable share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in subsection 10.2 prior to 2:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.
          2.3 Repayment of Term Loan. The Term Loan shall mature in 19 consecutive quarterly installments, commencing on September 30, 2007, each of which shall be in an amount equal to each Term Lender’s Term Percentage multiplied by the amount set forth below opposite such installment.

Installment	Principal Amount
September 30, 2007	$1,400,000
December 31, 2007	$1,400,000
March 31, 2008	$2,800,000

June 30, 2008	$7,000,000
September 30, 2008	$7,000,000
December 31, 2008	$7,000,000
March 31, 2009	$7,000,000

June 30, 2009	$35,000,000
September 30, 2009	$35,000,000
December 31, 2009	$35,000,000

Installment	Principal Amount
March 31, 2010	$35,000,000

June 30, 2010	$42,000,000
September 30, 2010	$42,000,000
December 31, 2010	$42,000,000
March 31, 2011	$42,000,000

June 30, 2011	$54,600,000
September 30, 2011	$54,600,000
December 31, 2011	$54,600,000
Maturity Date	$54,600,000
          2.4 Revolving Credit Commitment.
          (a)   Subject to and upon the terms and conditions of this Agreement:
     (i) each Facility A-1 Lender severally (but not jointly) agrees to make Facility A-1 Loans in Dollars, euros and any Optional Currency to the Borrower and/or the Regular Subsidiary Borrowers from time to time during the Revolving Credit Commitment Period in an aggregate principal amount not to exceed at any one time the Available Facility A-1 Commitment of such Facility A-1 Lender; provided that, after giving effect to the making of such Facility A-1 Loans, the Aggregate Facility A-1 Revolving Extensions of Credit will not exceed the Facility A-1 Commitments;
     (ii) each Facility A-2 Lender severally (but not jointly) agrees to make Facility A-2 Loans in Dollars to the Borrower and/or the Regular Subsidiary Borrowers from time to time during the Revolving Credit Commitment Period in an aggregate principal amount not to exceed at any one time the Available Facility A-2 Commitment of such Facility A-2 Lender; provided that, after giving effect to the making of such Facility A-2 Loans, the Aggregate Facility A-2 Revolving Extensions of Credit will not exceed the Facility A-2 Commitments;
     (iii) each Facility B Lender severally (but not jointly) agrees to make Facility B Loans in Dollars, euros, and any Optional Currency to the Borrower and/or the Regular Subsidiary Borrowers from time to time during the Revolving Credit Commitment Period in an aggregate principal amount not to exceed the Available Facility B Commitment of such Facility B Lender (which for this purpose shall be computed as though the amount in subclause (b)(i) in the definition thereof is $0); provided that, after giving effect to the making of such Facility B Loans, the Aggregate Facility B Revolving Extensions of Credit will not exceed the Facility B Commitments;
     (iv) each Facility C Lender severally (but not jointly) agrees to make Facility C Loans in Dollars, euros, and any Optional Currency to the Borrower and/or the Regular Subsidiary Borrowers from time to time during the Revolving Credit Commitment Period in an aggregate principal amount not to exceed the Available Facility C Commitment of such Facility C Lender; provided that, after giving effect to the making of such Facility C Loans, the Aggregate Facility C Revolving Extensions of Credit will not exceed the Facility C Commitments (which for this purpose shall be computed as though the amount in subclause (b)(i) in the definition thereof is $0);
     (v) each Facility D Lender severally (but not jointly) agrees to make Facility D Loans in Dollars, euros, and any Optional Currency to the Borrower and/or the Regular Subsidiary

Borrowers from time to time during the Revolving Credit Commitment Period in an aggregate principal amount not to exceed the Available Facility D Commitment of such Facility D Lender (which for this purpose shall be computed as though the amount in subclause (b)(i) in the definition thereof is $0); provided that, after giving effect to the making of such Facility D Loans, the Aggregate Facility D Revolving Extensions of Credit will not exceed the Facility D Commitments;
     (vi) each Sterling Lender, which shall also be a Facility B Lender or an affiliate thereof, severally (but not jointly) agrees to make Sterling Loans in Sterling or euros to each Sterling Subsidiary Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount not to exceed the Available Sterling Commitment of such Sterling Lender in accordance with the terms of Annex B hereto (which for this purpose shall be computed as though the amount in subclause (b)(i) in the definition thereof is $0); provided that, after giving effect to the making of such Sterling Loans, the Aggregate Sterling Revolving Extensions of Credit will not exceed the Sterling Commitments;
     (vii) each Australian Dollar Lender, which shall be a Facility C Lender or an affiliate thereof, severally (but not jointly) agrees to make Australian Dollar Loans in Australian Dollars to each Australian Subsidiary Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount not to exceed the Available Australian Commitment of such Australian Dollar Lender in accordance with the terms of Annex C hereto (which for this purpose shall be computed as though the amount in subclause (b)(i) in the definition thereof is $0); provided that, after giving effect to the making of such Australian Dollar Loans, the Aggregate Australian Revolving Extensions of Credit will not exceed the Australian Commitments; and
     (viii) each Canadian Dollar Lender, which shall be a Facility D Lender or an affiliate thereof, severally (but not jointly) agrees to make, Canadian Dollar Loans in Canadian Dollars to each Canadian Subsidiary Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount not to exceed the Available Canadian Commitment of such Canadian Dollar Lender in accordance with the terms of Annex D hereto (which for this purpose shall be computed as though the amount in subclause (b)(i) in the definition thereof is $0); provided that, after giving effect to the making of such Canadian Dollar Loans, the Aggregate Canadian Revolving Extensions of Credit will not exceed the Canadian Commitment.
          (b)   During the Revolving Credit Commitment Period the Borrower and the Subsidiary Borrowers may use the Revolving Credit Commitments by borrowing, repaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Except as provided in Annex B, Annex C or Annex D, each Revolving Credit Lender shall only be required to make Revolving Credit Loans (x) in Dollars, (y) in euros and (z) in Optional Currencies. The Borrower and Regular Subsidiary Borrowers may make ABR Loan and LIBOR Loan borrowings in Dollars and may make LIBOR Loan borrowings in euros and any Optional Currency under any Revolving Facility. Foreign Subsidiary Borrowers may make borrowings under the Revolving Facilities as provided for in Annex B, Annex C or Annex D. Each Facility B Lender, in respect of Sterling Loans, Facility C Lender, in respect of Australian Dollar Loans, and Facility D Lender in respect of Canadian Dollar Loans, agrees that each of its Lending Installations making or holding Sterling Loans, Australian Dollar Loans or Canadian Dollar Loans hereunder shall be on the date hereof, on the date any such Loans are made hereunder and, after giving effect to an assignment pursuant to subsection 10.6 hereof, an Eligible U.K. Bank, an Eligible Australian Bank or an Eligible Canadian Bank, as the case may be.
          2.5 Procedure for Revolving Credit Borrowing.

          (a)   The Borrower and the Regular Subsidiary Borrowers may borrow under any Revolving Facility during the Revolving Credit Commitment Period on any Business Day; provided that the Borrower or the relevant Regular Subsidiary Borrower shall give the Administrative Agent irrevocable notice (which notice may be made by telephone and confirmed in writing promptly thereafter) (1) on the requested Borrowing Date, in the case of ABR Loans (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time), (2) three Business Days prior to the requested Borrowing Date, in the case of LIBOR Loans in Dollars (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time) and (3) three Business Days prior to the requested Borrowing Date, in the case of LIBOR Loans in euros or an Optional Currency (which notice must be received by 11:00 A.M. London time), specifying (i) the identity of the Borrower or Regular Subsidiary Borrower borrowing and the amount and currency to be borrowed, (ii) the requested Borrowing Date, (iii) the Revolving Facility under which the borrowing is to be made, (iv) whether the borrowing is to be an ABR Loan (in the case of Revolving Credit Loans in Dollars) or a LIBOR Loan or a combination thereof, and (v) if the borrowing is to be entirely or partly a LIBOR Loan, the amount to be a LIBOR Loan and the length of the Interest Period for such LIBOR Loan. Each ABR borrowing by the Borrower or any Regular Subsidiary Borrower pursuant to the Revolving Credit Commitments shall be in an aggregate principal amount equal to $1,000,000 or a whole multiple of $250,000 in excess thereof. Each LIBOR borrowing in Dollars by the Borrower or any Regular Subsidiary Borrower pursuant to the Revolving Credit Commitments shall be in an aggregate principal amount equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each LIBOR borrowing in euros or an Optional Currency by the Borrower or any Regular Subsidiary Borrower pursuant to the Revolving Credit Commitments shall be in an aggregate principal amount equal to $2,500,000 or a whole multiple of $1,000,000 in excess thereof in the Non-Dollar Currency Equivalent thereof.
          (b)   Upon receipt of any notice from the Borrower or a Regular Subsidiary Borrower pursuant to this subsection 2.5, the Administrative Agent shall promptly notify each Revolving Credit Lender under the relevant Revolving Facility thereof. Each such Revolving Credit Lender will make the amount of its ratable share (subject to subsection 2.4) of each borrowing available to the Administrative Agent for the account of the Borrower or such Regular Subsidiary Borrower at the office of the Administrative Agent specified in subsection 10.2 prior to 2:00 P.M., New York City time (or in the case of any borrowing in an Optional Currency, at the place and time specified by the Administrative Agent from time to time), on the Borrowing Date requested by the Borrower or such Regular Subsidiary Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower or such Regular Subsidiary Borrower by the Administrative Agent crediting the account of the Borrower or such Regular Subsidiary Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by such Revolving Credit Lenders and in like funds as received by the Administrative Agent.
          2.6 Swing Line Commitments.
          (a)   Subject to the terms and conditions hereof, from time to time prior to the Revolving Credit Termination Date each Swing Line Lender severally (but not jointly) agrees to make Swing Line Loans in Dollars or euros to the Borrower or any Regular Subsidiary Borrower in an aggregate principal amount not to exceed $75,000,000 at any one time outstanding (each of the foregoing individually, a “Swing Line Loan”; collectively the “Swing Line Loans”), which Swing Line Loans may be borrowed under any of the Facility A-1 Commitments, Facility A-2 Commitments, the Facility B Commitments, the Facility C Commitments or the Facility D Commitments; provided that, after giving effect to the making of such Swing Line Loans, the aggregate principal amount of Swing Line Loans (including any Sterling Swing Line Loans, Australian Dollar Swing Line Loans and Canadian Dollar Swing Line Loans) made under any Revolving Facility (including the Sterling Facility, Australian Facility and Canadian Facility) at any one time outstanding shall not exceed $100,000,000 or the Non-Dollar Currency Equivalent thereof and the Aggregate Facility A-1 Revolving Extensions of Credit shall not exceed the Facility A-1 Commitments, the Aggregate Facility A-2 Revolving Extensions of Credit shall not exceed the Facility A-2 Commitments, the Aggregate Facility B Revolving Extensions of Credit shall not exceed the Facility B Commitments, the Aggregate Facility C Revolving Extensions of Credit shall not exceed the Facility C Commitments and the Aggregate Facility D Revolving Extensions of Credit shall not exceed the Facility D Commitments. All Swing Line Loans shall be made on terms agreed upon by the relevant Swing Line Lender and the Borrower or applicable Regular Subsidiary Borrower. The Borrower or applicable Regular Subsidiary Borrower shall give the Administrative Agent irrevocable notice (which notice may be made by telephone (and confirmed in writing promptly thereafter) and must be received by the Administrative Agent at or prior to 1:00 P.M., New York City time, on the requested Borrowing Date), specifying the amount of each requested Swing Line Loan, which shall be greater than or equal to a minimum amount to be agreed upon by the Borrower or applicable Regular Subsidiary Borrower and the relevant Swing Line Lender, and the Revolving Facility under which it is to be borrowed. In giving irrevocable notice, the Borrower or the applicable Regular Subsidiary Borrower shall designate, at its option, one or two Swing Line Lenders to make one or more Swing Line Loans in the relevant currency. Upon such notice, the Administrative Agent shall promptly notify each applicable Swing Line Lender thereof. Each Swing Line Lender which has been designated by the Borrower or the applicable Regular Subsidiary Borrower in its irrevocable notice shall make the amount of its ratable share of each borrowing in the currency requested available to the Borrower or applicable Regular Subsidiary Borrower in the manner directed by the Administrative Agent on the requested Borrowing Date.
          (b)   The Swing Line Lenders or any of them at any time and in their or its sole and absolute discretion, may, on behalf of the Borrower or applicable Regular Subsidiary Borrower (which hereby irrevocably directs the Swing Line Lenders to act on its behalf), request each Revolving Credit Lender under the applicable Revolving Facility, including each Swing Line Lender, with respect to all other Swing Line Loans, to make a Revolving Credit Loan under such Revolving Facility, in the currency of the Swing Line Loan(s) made by such Swing Line Lender(s) in an amount equal to such Lender’s Revolving Percentage under such Revolving Facility of the amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given. Unless any of the events described in paragraph (f) of Section 8 shall have occurred (in which event the procedures of paragraph (c) of this subsection 2.6 shall apply), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Loan available to the Administrative Agent for the account of the Swing Line Lenders, at the office of the Administrative Agent prior to 12:00 Noon (New York City time) in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans.
          (c)   If, prior to the making of a Revolving Credit Loan pursuant to paragraph (b) of subsection 2.6, one of the events described in paragraph (f) of Section 8 shall have occurred, each Revolving Credit Lender under the applicable Revolving Facility hereby agrees to and will, on the date such Revolving Credit Loan was to have been made, purchase an undivided participating interest in each Refunded Swing Line Loan in an amount equal to its Revolving Percentage under such Revolving Facility of such Refunded Swing Line Loan. Such Revolving Credit Lender will immediately transfer to the Administrative Agent for the account of the Swing Line Lenders, in immediately available funds denominated in Dollars, the Dollar Equivalent (if applicable) of the amount of its participations and, upon its receipt of its ratable share thereof, each Swing Line Lender will deliver to such Revolving Credit Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount. On such date, any Swing Line Loans not denominated in Dollars shall, without any further action or notice being required, be converted to and become denominated in Dollars in an amount equal to the Dollar Equivalent of the amount thereof on such date.

          (d)   Whenever, at any time after any Swing Line Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in a Refunded Swing Line Loan and such Swing Line Lender receives any payment on account thereof, such Swing Line Lender will distribute to such Revolving Credit Lender through the Administrative Agent its participating interest in such Dollar Equivalent amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded) in funds denominated in Dollars; provided, however, that in the event that such payment received by such Swing Line Lender is required to be returned, such Revolving Credit Lender will return to such Swing Line Lender through the Administrative Agent any portion thereof previously distributed by such Swing Line Lender to it in like funds as such payment is required to be returned by such Swing Line Lender.
          2.7 Participation. Each Revolving Credit Lender’s obligation to purchase participating interests pursuant to paragraph (c) of subsection 2.6 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Swing Line Lender, the Borrower, any Regular Subsidiary Borrower or any other Person for any reason whatsoever; (b) the occurrence or continuance of an Event of Default; (c) any adverse change in the condition (financial or otherwise) of the Borrower or any Subsidiary; (d) any breach of this Agreement by the Borrower, any Regular Subsidiary Borrower or any other Revolving Credit Lender; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Notwithstanding the foregoing, no Revolving Credit Lender shall have any obligation to purchase participating interests pursuant to paragraph (c) of subsection 2.6 or to make any Refunded Swing Line Loans in respect of any Swing Line Loan which was made at any time following receipt by the Administrative Agent of a notice from any Revolving Credit Lender specifying that (x) a Default or Event of Default has occurred and is continuing and (y) explicitly stating that such Revolving Credit Lender will not purchase such participating interests or make Refunded Swing Line Loans with respect to Swing Line Loans made after the date of receipt of such notice.
          2.8 Repayment of Revolving Credit Loans; Evidence of Debt.
          (a)   The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Revolving Credit Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8) and (ii) the then unpaid principal amount of the Swing Line Loans of the Swing Line Lender on the Revolving Credit Termination Date (or such earlier date on which the Swing Line Loans become due and payable pursuant to Section 8). Each of the Regular Subsidiary Borrowers hereby unconditionally promises to pay to the Administrative Agent for the account of such Lender (i) the then unpaid principal amount of each Loan to such Subsidiary Borrower on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 8) and (ii) the then unpaid principal amount of the Swing Line Loans to such Subsidiary Borrower of the Swing Line Lender on the Revolving Credit Termination Date (or such earlier date on which the Swing Line Loans became due and payable pursuant to Section 8). Each of the Borrower and the relevant Subsidiary Borrowers hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding to the Borrower or such Subsidiary Borrower, as applicable, from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 2.15.
          (b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower and the Subsidiary Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

          (c)   The Administrative Agent shall maintain the Register pursuant to subsection 10.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower or a Regular Subsidiary Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower or such Regular Subsidiary Borrower and each Lender’s share thereof.
          (d)   The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.8(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower and each Regular Subsidiary Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower or such Regular Subsidiary Borrower to repay (with applicable interest) the Loans made to such Borrower or such Regular Subsidiary Borrower by such Lender in accordance with the terms of this Agreement.
          (e)   No Loan to Scotts Treasury EEIG may remain outstanding for more than 11.5 months and, after any such Loan is repaid, there shall be a period of at least two weeks during which Scotts Treasury EEIG has no Loan or other amount outstanding under any Facility; provided that the Borrower may deliver a notice to the Administrative Agent at any time directing that the restriction in this subsection 2.8(e) shall cease to apply with respect to such Loan or such period as are mentioned in any such notice.
          2.9 Commitment Fee, etc.
          (a)   The Borrower agrees to pay to the Administrative Agent, for the account of each Revolving Credit Lender, a commitment fee in Dollars for the period from and including the Closing Date to the date that the Revolving Credit Commitments are terminated (or if later, the date that the Loans and L/C Obligations shall be repaid in full), calculated as an amount equal to the product of (a) the Commitment Fee Rate and (b) the average daily unused portion of the Revolving Credit Commitment of such Lender (it being understood that such Lender’s Revolving Percentage of the outstanding L/C Obligations at such time shall constitute usage of such Lender’s Revolving Credit Commitment) during the period for which such commitment fee is calculated, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date (or if later, the date that the Loans and L/C Obligations shall be repaid in full).
          (b)   The Borrower agrees to pay to the Administrative Agent, for the account of each Term Lender, a commitment fee in Dollars for the Term Commitment Period, calculated as an amount equal to the product of (a) the Commitment Fee Rate and (b) the average daily unused portion of the Term Commitment of such Lender during the Term Commitment Period, payable on the last day of March 2007.
          (c)   The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.
          2.10 Termination or Reduction of Commitments.
          (a)   Optional. The Borrower shall have the right, upon not less than five Business Days’ written notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, reduce the amount of the Revolving Credit Commitments, provided that (i) any such reduction shall be applied ratably across Facility A-1, Facility A-2 Facility B, Facility C and Facility D (with corresponding reductions across the Sterling Facility, the Australian Facility and the Canadian Facility), (ii) any such reduction shall be accompanied by prepayment of the Revolving Credit Loans under the applicable Revolving Facility by the Borrower and/or any Regular Subsidiary Borrower, as applicable, together with accrued interest on the amount so prepaid to the date of such prepayment, to the extent, if any, the Available Facility A-1 Commitments, the Available Facility B Commitments, Available Facility C Commitments or the Available Facility D Commitments would be negative, (ii) any such termination of the Revolving Credit Commitments shall be accompanied by (A) prepayment in full of the Revolving Credit Loans then outstanding hereunder, (B) cash collateralization of all L/C Obligations then outstanding in accordance with the provisions of subsection 2.13, and (C) payment of accrued interest thereon to the date of such prepayment and the payment of any unpaid fees then accrued hereunder (including, without limitation, in respect of any Letters of Credit) and (iii) any termination of the Revolving Credit Commitments while LIBOR Loans are outstanding under the Revolving Credit Commitments and any reduction of the aggregate amount of the Revolving Credit Commitments that reduces the amount of the Revolving Credit Commitments under any Revolving Facility below the principal amount of the LIBOR Loans then outstanding thereunder may be made only on the last day of the respective Interest Periods for such LIBOR Loans. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. Any such reduction shall be in an amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof (or in the case of a LIBOR borrowing in euros, an Optional Currency, the Dollar Equivalent thereof) and shall reduce permanently the amount of the Revolving Credit Commitments then in effect.
     (b)   Mandatory. (i) The Revolving Credit Commitments shall automatically terminate on the Revolving Credit Termination Date and all Revolving Credit Loans shall be repaid and to the extent any Letter of Credit remains outstanding after the Revolving Credit Termination Date, the Borrower shall cash collateralize such L/C Obligations (and the fees thereon) in accordance with the provisions of subsection 2.13.
     (ii) The Term Commitments shall automatically terminate on the earlier to occur of (i) the borrowing of the Term Loan and (ii) the expiration of the Term Commitment Period.
          2.11 Optional Prepayments. The Borrower or any Regular Subsidiary Borrower may, at any time and from time to time prepay Loans under any Facility made to it hereunder, in whole or in part, without premium or penalty, upon irrevocable notice to the Administrative Agent (which notice may be made by telephone and confirmed in writing promptly thereafter): (1) on the date of such prepayment, in the case of ABR Loans (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time), (2) three Business Days prior to the date of such prepayment, in the case of LIBOR Loans in Dollars (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time) and (3) three Business Days prior to the date of such prepayment, in the case of LIBOR Loans in euros or an Optional Currency (which notice must be received by 12:00 Noon, London time), specifying the date and amount of prepayment, the relevant Facility and whether the prepayment is of LIBOR Loans, ABR Loans or a combination thereof, and, if a combination thereof, the amount of prepayment allocable to each. If such notice is given, the Borrower or the relevant Regular Subsidiary Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof (or in the case of a LIBOR borrowing in euros or an Optional Currency, the Dollar Equivalent thereof), provided that unless a LIBOR Loan is prepaid in full, no prepayment shall be made if, after giving effect to such prepayment, the aggregate principal amount of LIBOR Loans in Dollars outstanding with respect to which a common Interest Period has been selected shall be less than

$1,000,000 or, in the case of LIBOR Loans in euros or an Optional Currency, after giving effect to such prepayment, the aggregate principal amount of LIBOR Loans in euros or an Optional Currency outstanding with respect to which a common Interest Period has been selected shall be less than $2,500,000 or the Non-Dollar Currency Equivalent thereof.
          2.12 Mandatory Prepayments.
          (a)   The Borrower, without notice or demand, shall immediately prepay the Revolving Credit Loans under any Revolving Facility, or cause such Loans to be prepaid by the Regular Subsidiary Borrowers, to the extent, if any, that the Available Facility A-1 Commitments, the Available Facility A-2 Commitments, the Available Facility B Commitments, the Available Facility C Commitments or the Available Facility D Commitments, as the case may be, are negative, together with accrued interest to the date of such prepayment on the amount so prepaid; provided that if such prepayment is required solely as a result of a change in the aggregate Dollar Equivalent of the Revolving Credit Loans in euros or an Optional Currency, no prepayment shall be made unless such prepayment is required pursuant to subsection 2.24 under the applicable Revolving Facility.
          (b)   Unless the Required Lenders shall otherwise agree, until the Term Loan has been repaid in full, if any Indebtedness shall be incurred by the Borrower or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with subsection 7.5), the Borrower shall apply an amount equal to 100% of the Net Cash Proceeds thereof on the date of such incurrence toward the prepayment of the Term Loan.
          (c)   Unless the Required Lenders shall otherwise agree, if on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, an amount equal to such Net Cash Proceeds shall be applied by the Borrower or its Subsidiaries toward the prepayment of the Term Loan; provided, that, notwithstanding the foregoing, (i) Net Cash Proceeds of any Asset Sale specified in any Reinvestment Notice must be reinvested within one year from the date such Net Cash Proceeds are received by the Borrower or any of its Subsidiaries and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loan; provided further, that no prepayment under this subsection 2.12(c) shall be required if the Specified Ratings are in effect on the date Net Cash Proceeds from any Asset Sale or Recovery Event are received by the Borrower or any of its Subsidiaries or would otherwise be required to be applied toward the prepayment of the Term Loan pursuant to this subsection 2.12(c).
          (d) Upon the request of the Required Lenders by written notice from the Administrative Agent to the Borrower, if the application of funds to consummate the Repurchase shall not have been completed by the date which is 90 days after the Closing Date, the Borrower shall make a prepayment of the Term Loan in an amount equal to the difference, if positive, between the original principal amount of the Term Loan (after giving effect to each permitted drawing hereunder) less the aggregate amount paid by the Borrower as of such date to consummate the Repurchase, including costs and expenses related thereto, and any prepayments previously made pursuant to subsection 2.12(e).
          (e)   Upon the request of the Required Lenders by written notice from the Administrative Agent to the Borrower, if Existing Senior Subordinated Notes remain outstanding on the date which is 21 days after the Closing Date, the Borrower shall make a prepayment of the Term Loan in an amount equal to the aggregate principal amount of the Existing Senior Subordinated Notes in excess of $20,000,000 then outstanding, if any.

          (f)   No further prepayments of Term Loans shall be required under clauses (b), (c), (d) or (e) of this subsection 2.12 if the outstanding principal amount of Term Loans has been reduced to zero.
          2.13 Cash Collateralization of Letters of Credit. To the extent that at any time and from time to time, the L/C Obligations exceed the amount of the L/C Commitments or the L/C Obligations under any Revolving Facility exceed the Revolving Credit Commitments under such Revolving Facility (whether pursuant to subsections 2.10, 2.11, 2.12 or otherwise), the Borrower shall cash collateralize (in a manner reasonably satisfactory to the Administrative Agent) such portion of the L/C Obligations (and the fees thereon through the stated expiration date of the Letters of Credit giving rise to such L/C Obligations) which is in excess of the L/C Commitments or such Revolving Credit Commitments, as applicable.
          2.14 Conversion Options.   The Borrower or any Regular Subsidiary Borrower may elect from time to time to convert LIBOR Loans in Dollars under any Facility to ABR Loans under such Facility, and may elect from time to time to convert ABR Loans in Dollars under any Facility to LIBOR Loans under such Facility, by giving the Administrative Agent at least three Business Days’ prior irrevocable written notice of such election to convert (which date shall be a Business Day and in the case of any conversion of any LIBOR Loans to ABR Loans, the last day of an Interest Period therefor), the amount and type of conversion and, in the case of any conversion of ABR Loans to LIBOR Loans, the Interest Period selected with respect thereto; provided, however, that (i) ABR Loans may not be converted to LIBOR Loans when any Default or Event of Default has occurred and is continuing without the consent of the Administrative Agent and (ii) Swing Line Loans may not, at any time, be converted to LIBOR Loans. All or any part of outstanding LIBOR Loans or ABR Loans may be converted as provided herein, provided that partial conversions of LIBOR Loans to ABR Loans shall be in an aggregate principal amount of $2,500,000 or a whole multiple thereof and partial conversions of ABR Loans to LIBOR Loans with respect to which a common Interest Period has been selected shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $2,500,000 in excess thereof, and provided, further, that in the case of a partial conversion of LIBOR Loans to ABR Loans, after giving effect to such conversion, the aggregate principal amount of the LIBOR Loans outstanding with respect to which a common Interest Period has been selected shall be not less than $5,000,000.
          (b)   Any LIBOR Loans may be continued as such upon the expiration of an Interest Period by compliance by the Borrower or the Regular Subsidiary Borrowers with the notice provisions contained in the definition of Interest Period, provided that no LIBOR Loan in Dollars may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to an ABR Loan on the last day of the last Interest Period for which a LIBOR Rate was determined by the Administrative Agent on or prior to the Administrative Agent’s obtaining knowledge of such Default or Event of Default.
          (c)   No conversion or continuation of any Revolving Credit Loans under any Revolving Facility shall be made pursuant to this subsection 2.14 if, after giving effect to such conversion or continuation the amount of the Available Facility A-1 Commitments, the Available Facility A-2 Commitments, the Available Facility B Commitments, the Available Facility C Commitments or the Available Facility D Commitments, as the case may be, would be negative.
          (d)   Conversions of Revolving Credit Loans in any currency to another currency shall be made by repaying such Revolving Credit Loans and reborrowing in such other currency in compliance with the provisions hereof.
          2.15 Interest Rate and Payment Dates.

          (a)   Each LIBOR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBOR Rate determined for such Interest Period plus the Applicable Margin.
          (b)   Each ABR Loan shall bear interest for the period from and including the date thereof until maturity at a rate per annum equal to the ABR plus the Applicable Margin.
          (c)   If all or a portion of (i) the principal amount of any Loan or any reimbursement obligation, (ii) any interest payable thereon or (iii) any commitment fee, commission or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (A) the rate pursuant to paragraph (a) of this subsection plus 2% or (B) in the case of amounts in Dollars, if higher, the rate described in paragraph (b) of this subsection 2.15 plus 2%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment). The Administrative Agent may choose any Interest Period from time to time (including one Interest Period of shorter than one month) with respect to any overdue amount bearing interest based upon paragraph (a) of this subsection.
          (d)   Interest shall be payable in arrears on each Interest Payment Date, except that interest payable pursuant to subsection 2.15 (c) shall be payable upon demand.
          2.16 Computation of Interest and Fees.
          (a)   Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Regular Subsidiary Borrowers absent manifest error.
          (b)   Interest (other than interest based on the Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed (subject, in the case of any LIBOR Loan in an Optional Currency, to any market convention for a different basis as determined by the Administrative Agent); and commitment fees and interest based on the Prime Rate shall be calculated on the basis of a 365- (366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of each determination of the LIBOR Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or any LIBOR reserve requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of the Closing Date and the amount of such change in interest rate.
          (c)   The Administrative Agent shall, at the request of the Borrower or a Regular Subsidiary Borrower or any Lender, deliver to the Borrower or a Regular Subsidiary Borrower or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to subsection 2.15, excluding any LIBOR Base Rate which is based upon the British Bankers Assoc. Interest Settlement Rates Page.
          2.17 Inability to Determine Interest Rate. In the event that the Reference Lenders shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower and the Regular Subsidiary Borrowers absent manifest error) that by reason of circumstances affecting the interbank eurocurrency market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to subsection 2.15(a) for any Interest Period with respect to (a) a proposed Loan that has been requested be made as a LIBOR Loan, (b) a LIBOR Loan that will result from the requested conversion of an ABR Loan into a LIBOR Loan or (c) the continuation of LIBOR Loans beyond the expiration of the then current Interest Period with respect thereto, the Administrative Agent shall forthwith give telecopy or telephonic notice of such determination, confirmed in writing, to the Borrower and the Lenders at least one Business Day prior to, as the case may be, the requested Borrowing Date for such LIBOR Loan, the conversion date of such ABR Loan or the last day of such Interest Period. If such notice is given (i) any requested LIBOR Loan in Dollars shall be made as an ABR Loan, (ii) any ABR Loan that was to have been converted to a LIBOR Loan shall be continued as an ABR Loan, (iii) any outstanding LIBOR Loan in Dollars shall be converted, on the last day of the then current Interest Period with respect thereto, to an ABR Loan and (iv) the LIBOR Rate for such Interest Period for any affected LIBOR Loans in euros or any Optional Currency shall bear interest for such Interest Period at a rate reasonably determined by the Administrative Agent as representing the cost to Lenders generally holding such LIBOR Loans of funding such LIBOR Loans for such Interest Period plus the Applicable Margin. Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Loans shall be made nor shall the Borrower have the right to convert an ABR Loan to a LIBOR Loan. Such notice shall be withdrawn by the Administrative Agent when the Administrative Agent shall reasonably determine that adequate and reasonable means exist for ascertaining the LIBOR Rate.
     2.18 Pro Rata Treatment and Payments.
     (a) Each borrowing from the Revolving Credit Lenders hereunder shall be made under the Revolving Facility specified by the Borrower in accordance with subsections 2.4 and 2.5. The borrowing of the Term Loan hereunder shall be made ratably from the Term Lenders according to their respective Term Percentages. Any reduction of the Revolving Credit Commitments under any Revolving Facility of the Lenders shall be made ratably.
     (b) Each payment (including each prepayment) on account of principal of and interest on the Revolving Credit Loans in any currency shall be made ratably according to the respective outstanding principal amounts of such Loans then held by the Revolving Credit Lenders, subject in the case of prepayments of principal to any designation of the Administrative Agent pursuant to subsection 2.3. The Borrower or a Regular Subsidiary Borrower may select the currency or currencies of any optional or mandatory prepayment of the Revolving Credit Loans.
     (c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loan shall be made ratably according to the outstanding principal amount of the Term Loan. The amount of each principal prepayment of the Term Loan shall be applied ratably to reduce the then remaining installments thereof. Amounts prepaid on account of the Term Loan may not be reborrowed.
     (d) All payments (including prepayments) to be made by the Borrower or any Regular Subsidiary Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Administrative Agent’s office specified in subsection 10.2, in Dollars or euros, as applicable, and in immediately available funds (or in the case of any payment in an Optional Currency, in the relevant Optional Currency and at the place and time specified by the Administrative Agent from time to time). The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on LIBOR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and such extension of time shall in such case be included in the computation of the amount payable hereunder. If any payment on a LIBOR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

     (e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing Date that such Lender will not make the amount that would constitute its share of the borrowing on such date available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower or the relevant Regular Subsidiary Borrower a corresponding amount. If such amount is made available to the Administrative Agent on a date after such Borrowing Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average Federal funds rate (or, in the case of any borrowing in euros or an Optional Currency, the customary rate as selected by the Administrative Agent for the settlement of obligations between banks) during such period as quoted by the Administrative Agent, times (ii) the amount of such Lender’s share of such borrowing, times (iii) a fraction the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Lender’s Revolving Percentage or Term Percentage of such borrowing shall have become immediately available to the Administrative Agent and the denominator of which is 360 (the “Effective Interbank Rate”). A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such amount is so made available, such payment to the Administrative Agent shall constitute such Lender’s Loan on such Borrowing Date for all purposes of this Agreement. If such amount is not so made available to the Administrative Agent, then the Administrative Agent shall notify the Borrower or the relevant Regular Subsidiary Borrower of such failure and on the fourth Business Day following such Borrowing Date, the Borrower or such Regular Subsidiary Borrower shall pay to the Administrative Agent such ratable portion, together with interest thereon for each day that the Borrower or such Regular Subsidiary Borrower had the use of such ratable portion, at the Effective Interbank Rate. Nothing contained in this subsection 2.18(e) shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.
     (f) The failure of any Lender to make the Loan to be made by it on any Borrowing Date shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such Borrowing Date.
     2.19 Illegality. Notwithstanding any other provisions herein, if any introduction of or change in any law, regulation, treaty or directive or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for any Lender to make or maintain LIBOR Loans as contemplated by this Agreement, (a) such Lender shall forthwith give telecopy or telephonic notice of such circumstances, confirmed in writing, to the Borrower or the relevant Regular Subsidiary Borrower (which notice shall be withdrawn by such Lender when such Lender shall reasonably determine that it shall no longer be illegal for such Lender to make or maintain LIBOR Loans or to convert ABR Loans to LIBOR Loans), (b) the commitment of such Lender hereunder to make LIBOR Loans or to convert ABR Loans to LIBOR Loans shall forthwith be canceled and (c) such Lender’s Loans then outstanding as LIBOR Loans, if any, shall be, in the case of Loans in Dollars, converted automatically to ABR Loans based upon the ABR on the last day of the then current Interest Period with respect to such Loans or within such earlier period as may be required by law and in the case of Loans in euros or any Optional Currency, shall be prepaid on the last day of the then current Interest Period with respect to such Loans or within such earlier period as may be required by law. The Borrower and each Regular Subsidiary Borrower hereby agrees promptly to pay the Administrative Agent for the account of each Lender, upon demand by the Administrative Agent, any additional amounts necessary to compensate the Lenders for any costs incurred by the Lenders in making any conversion in accordance with this subsection 2.19, including, but not limited to, any interest or fees payable by the Lenders to lenders of funds obtained by them in order to make or maintain their LIBOR Loans hereunder (the Administrative Agent’s notice of such costs, as certified to the Borrower or such Regular Subsidiary Borrower, to be conclusive, absent manifest error).
     2.20 Requirements of Law.
     (a) In the event that any introduction of or change in any law, regulation, treaty or directive or in the proper interpretation or application thereof occurring after the date hereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other governmental authority, agency or instrumentality (including the National Association of Insurance Commissioners):
     (i) shall subject such Lender to any tax of any kind, whatsoever with respect to this Agreement, any Letter of Credit, any Application, any Loan or any LIBOR Loans made by it or its obligation to make LIBOR Loans or change the basis of taxation of payments to such Lender of principal, commitment fee, interest or any other amount payable hereunder (other than Non-Excluded Taxes or changes in the rate of tax on the overall net income of such Lender)
     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the LIBOR Rate hereunder, or
     (iii) shall impose on such Lender or the eurocurrency market any other condition;
and the result of any of the foregoing is to increase the cost to such Lender (which increase in cost shall be the result of such Lender’s reasonable allocation of the aggregate of such cost increases resulting from such events), of making, renewing or maintaining LIBOR Loans or issuing or participating in Letters of Credit or to reduce any amount receivable thereunder then, in any such case, the Borrower or the relevant Regular Subsidiary Borrower shall, upon notice to it from such Lender (with a copy to the Administrative Agent) certifying that (x) one of the events described in this subsection 2.20(a) has occurred and the nature of such event, (y) the increased cost or reduced amount resulting from such event and (z) the additional amounts demanded by such Lender and a reasonably detailed explanation of the calculation thereof, promptly pay to the Administrative Agent for the account of the applicable Lender, upon demand by the Administrative Agent, without duplication, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable which such Lender deems to be material as determined in good faith by such Lender with respect to this Agreement or the Loans made hereunder, provided that, in any such case, the Borrower or the relevant Regular Subsidiary Borrower (if otherwise not prohibited hereunder) may elect to convert the LIBOR Loans in Dollars made hereunder to ABR Loans by giving such Lender and the Administrative Agent at least one Business Day’s prior irrevocable notice of such election in which case the Borrower or relevant Regular Subsidiary Borrower shall promptly pay the Administrative Agent for the account of the applicable Lender, upon demand by the Administrative Agent, without duplication, any loss or expense incurred by such Lender in liquidating or re-employing the deposits from which the funds were obtained by such Lender for the purpose of making and/or maintaining such LIBOR Loans, together with any amount due under this subsection 2.20(a) in respect of the period prior to such conversion. If such Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower or the relevant Regular Subsidiary Borrower of the event by reason of which it has become so entitled.

     (b) In the event that any Lender shall have determined that any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under any Letters of Credit to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor certifying that (x) one of the events described in this subsection 2.20(b) has occurred and the nature of such event, (y) the increased cost or reduced amount resulting from such event and (z) the additional amounts demanded by such Lender and a reasonably detailed explanation of the calculation thereof, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.
     (c) A certificate as to any additional amounts payable pursuant to paragraphs (a) and (b) above submitted by any Lender to the Borrower or a Regular Subsidiary Borrower shall be conclusive absent manifest error.
     2.21 Indemnity. The Borrower and each Regular Subsidiary Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower or such Regular Subsidiary Borrower in payment of the principal amount of or interest on any LIBOR Loans including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by them in order to maintain their LIBOR Loans, (b) default by the Borrower or such Regular Subsidiary Borrower in making LIBOR Loans or conversion after the Borrower or such Regular Subsidiary Borrower has given a notice in accordance with subsection 2.5 or 2.14, (c) default by the Borrower or such Regular Subsidiary Borrower in making any prepayment of a LIBOR Loan after the Borrower or such Regular Subsidiary Borrower has given a notice in accordance with subsection 2.11(a), and (d) the making of any payment or conversion of LIBOR Loans on a day which is not the last day of the applicable Interest Period with respect thereto, including, but not limited to, any such loss or expense arising from interest or fees payable by the Lenders to lenders of funds obtained by them in order to maintain their LIBOR Loans hereunder. This covenant shall survive termination of this Agreement and payment of the outstanding Notes. The obligations of indemnity of each of the respective Regular Subsidiary Borrowers hereunder are limited only to the loss and expense described herein arising from or as a result of any act or omission by such Regular Subsidiary Borrower, and are not, and shall not be deemed to be, the joint and several obligations of each such Regular Subsidiary Borrower as to any loss or expense arising from or as a result of any act or omission by the Borrower or the other Regular Subsidiary Borrower.
     2.22 Taxes.
     (a) Except as provided below in this subsection or in any Annex hereto, all payments made by the Borrower or any Subsidiary Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding the following taxes (“Excluded Taxes”) (x) taxes measured by or imposed upon the overall net income of any Lender or its applicable lending office, or any branch or affiliate thereof, and (y) all franchise taxes or branch taxes imposed upon any Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed: (i) by the jurisdiction under the laws of which such Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such tax and such Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower and/or such Subsidiary Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to any Lender that are attributable to (i) such Lender’s failure to comply with the requirements of paragraph (b) of this subsection or (ii) the Lender’s failure at all times during which it is a party to this Agreement to comply with the requirements of subsection 2.1, 2.4 or 2.6 unless such failure is due to a change in treaty, law or regulation or any application or interpretation thereof. Whenever any Non-Excluded Taxes are payable by the Borrower or any Subsidiary Borrower, as promptly as possible thereafter the applicable Borrower or Subsidiary Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by such Borrower or such Subsidiary Borrower showing payment thereof. If the Borrower or any Subsidiary Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower or Subsidiary Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     (b) (1) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:
     (X) (i) on or before the date of any payment by the Borrower or any Regular Subsidiary Borrower under this Agreement or any Notes to such Lender, deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, as applicable, or such successor applicable form, statement or certificate, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax or is entitled receive payments under this Agreement and any Notes without deduction or withholding (or, upon the prior written consent of the Borrower, at a reduced rate of withholding) of any United States federal income taxes;
            (ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower or such Domestic Subsidiary Borrower; and
            (iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent;
     (Y) in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) represent to the Borrower (for the benefit of each of the Borrower,

the relevant Subsidiary Borrowers and the Administrative Agent) that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (ii) agree to furnish to the Borrower on or before the date of any payment by the Borrower or any Domestic Subsidiary Borrower, with a copy to the Administrative Agent, (A) a certificate substantially in the form of Exhibit D (any such certificate a “U.S. Tax Compliance Certificate”) and (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8 BEN or W-8 ECI, as applicable, or successor applicable form certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Sections 871(h), 881(c) and 1441(c)(9) of the Code with respect to payments to be made under this Agreement and any Notes (and to deliver to the Borrower and the Administrative Agent two further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms), and (iii) agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of each of the Borrower, the Regular Subsidiary Borrowers and the Administrative Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such lender to an exemption from withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (iii) such Lender shall be entitled to consider the cost (to the extent unreimbursed by the Borrower) which would be imposed on such Lender of complying with such request;
unless in any such case any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent.
          (2) Each Lender that is not incorporated or organized under the laws of the jurisdiction under which a Foreign Subsidiary Borrower is incorporated or organized or is not a resident for taxation purposes of such Foreign Subsidiary Borrower’s country of tax residence, shall upon written request by such Foreign Subsidiary Borrower, deliver to such Foreign Subsidiary Borrower or the applicable Governmental Authority or taxing authority, as the case may be, any form or certificate required in order that any payment by such Foreign Subsidiary Borrower under this Agreement or any Notes to such Lender may be made free and clear of, and without deduction or withholding for or on account of any tax (or upon the prior written consent of the Borrower, to allow any such deduction or withholding to be at a reduced rate) imposed on such payment under the laws of the jurisdiction under which such Foreign Subsidiary Borrower is incorporated or organized or is otherwise a resident for taxation purposes, provided that such Lender is legally entitled to complete, execute and deliver such form or certificate and such completion, execution or submission would not materially prejudice the legal position of such Lender.
          2.23 Use of Proceeds. The proceeds of the Loans shall be used (i) to finance all or a portion of the Transactions and to pay related fees and expenses and (ii) for working capital and other general corporate purposes of the Borrower and its Subsidiaries (which shall include any use not expressly prohibited by the terms of this Agreement); provided that, notwithstanding the foregoing, none of the proceeds of the Loans may be used to finance any Hostile Take-Over Bid.
          2.24 Controls on Prepayment if Aggregate Revolving Extensions of Credit Exceed Aggregate Revolving Credit Commitments.

     (a) The Borrower will implement and maintain internal controls to monitor the borrowings and repayments of Revolving Credit Loans by both the Borrower and the relevant Regular Subsidiary Borrowers and the issuance of and drawings under Letters of Credit, with the object of preventing any request for an Extension of Credit that would result in the Available Facility A-1 Commitments, the Available Facility B Commitments the Available Facility C Commitments or the Available Facility D Commitments becoming negative by more than 5% of the Revolving Credit Commitments under the relevant Revolving Facility, and, if such Commitments are negative by more than 5%, the Borrower will promptly notify the Administrative Agent.
     (b) The Administrative Agent will calculate the Available Facility A-1 Commitments, the Available Facility A-2 Commitments, the Available Facility B Commitments the Available Facility C Commitments or the Available Facility D Commitments from time to time, and in any event not less frequently than once during each calendar quarter. In making such calculations, the Administrative Agent will rely on the information most recently received by it from the Swing Line Lenders in respect of outstanding Swing Line Loans and from the Issuing Lenders in respect of outstanding L/C Obligations.
     (c) In the event that on any date the Administrative Agent calculates that the Available Facility A-1 Commitments, the Available Facility B Commitments the Available Facility C Commitments or the Available Facility D Commitments have become negative solely as a result of a change in the aggregate Dollar Equivalent of the Revolving Credit Loans under such Revolving Facility in euros or in Optional Currencies, by more than 5%, the Administrative Agent will give notice to such effect to the Borrower or any such Regular Subsidiary Borrower and the Lenders. Within five Business Days of receipt of any such notice, the Borrower or any such Regular Subsidiary Borrower will, as soon as practicable but in any event within five Business Days of receipt of such notice, first, make such repayments or prepayments of Revolving Credit Loans under the relevant Revolving Facility (together with interest accrued to the date of such repayment or prepayment), second, pay any Reimbursement Obligations under such Revolving Facility then outstanding and, third, cash collateralize any outstanding L/C Obligations under such Revolving Facility on terms reasonably satisfactory to the Administrative Agent as shall be necessary to cause the Available Facility A-1 Commitments, the Available Facility B Commitments the Available Facility C Commitments or the Available Facility D Commitments, as applicable, not to be negative. If any such repayment or prepayment of a LIBOR Loan pursuant to this subsection occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to the Lenders such amounts, if any, as may be required pursuant to subsection 2.21.
     2.25 Lending Installations.
     (a) Subject to subsection 2.1, 2.4 and 2.6 each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time, provided that (i) in the case of a Facility C Lender, that Lending Installation is an Eligible Australian Bank and (ii) in the case of a Facility D Lender, that Lending Installation is an Eligible Canadian Bank. All terms of this Agreement shall apply to any such Lending Installation and the Loans made hereunder shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with subsection 10.2 and subject always to subsection 2.1, 2.4 and 2.6 designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.
     (b) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of subsection 2.20 or 2.22(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Lending Installation for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and any of its Lending Installations to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this subsection 2.25(b) shall affect or postpone any of the obligations of the Borrower or any Regular Subsidiary Borrower or the rights of any Lender pursuant to subsection 2.20 or 2.22(a).
     2.26 Notices to Lenders. All notices under this Section 2 to Lenders by the Borrower, any Regular Subsidiary Borrower or the Administrative Agent, and all payments by the Administrative Agent to the Lenders, shall be made to the respective Lending Installations of the Lenders maintaining the relevant Loans or Commitments.
     2.27 Incremental Term Facilities; Revolving Credit Commitment Increases and Changes; Incremental Term Loans.
     (a) The Borrower may at any time and from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (a) one or more additional tranches of term loans (the “Incremental Term Loans”) or (b) one or more increases in the amount of the Revolving Credit Commitments (each such increase, a “Revolving Credit Commitment Increase”), provided that (i) both at the time of any such request and upon the effectiveness of any Incremental Commitment Supplement referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Default or Event of Default shall exist and (ii) the Borrower shall be in compliance with each of the covenants set forth in subsections 6.9 and 6.10 determined on a pro forma basis as of the date of such Incremental Term Loan or Revolving Credit Commitment Increase and the last day of the most recent fiscal period of the Borrower for which financial statements have been provided, in each case, as if such Incremental Term Loans or Revolving Credit Commitment Increases, as applicable, had been outstanding on the last day of such fiscal quarter of the Borrower for testing compliance therewith and after giving effect to the use of the proceeds thereof. Each tranche of Incremental Term Loans and each Revolving Credit Commitment Increase shall be in an aggregate principal amount that is not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in paragraph (e) below). The Incremental Term Loans (a) shall rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term Loan, (b) shall mature concurrently with the Term Loan, (c) shall have a weighted average life to maturity consistent with the weighted average life to maturity of the Term Loan as of the date such Incremental Term Loan is made and (d) except as set forth below, shall be treated substantially the same as the Term Loan (including with respect to mandatory and optional prepayments and scheduled amortization), provided that the interest rates applicable to the Incremental Term Loans shall be determined by the Borrower and the lenders thereof. Each notice from the Borrower pursuant to this subsection shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Revolving Credit Commitment Increases. Incremental Term Loans may be made, and Revolving Credit Commitment Increases may be provided, by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called a “New Lender”); provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld) to such Lender or New Lender making such Incremental Term Loans or providing such Revolving Credit Commitment Increases if such consent would be required under subsection 10.6 for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or New Lender. Commitments in respect of Incremental Term Loans and Revolving Credit Commitment Increases shall become Commitments (or in the case of a Revolving Credit Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Commitment Supplement”) substantially in the Form of Exhibit E to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the Regular Subsidiary Borrowers (if applicable), each Lender agreeing to provide such Commitment, if any, each New Lender, if any, and the Administrative Agent. An Incremental Commitment Supplement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this subsection. .
     (b) At the request of the Borrower and with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), a Revolving Credit Lender may from time to time either (i) increase (including from zero) its Facility A-1 Commitment, Facility A-2 Commitment, Facility B Commitment, Facility C Commitment or Facility D Commitment (with a concomitant increase as appropriate in its Sterling Commitment, Canadian Commitment or Australian Commitment) or (ii) establish a new Revolving Facility (such as a “Facility E” or “Facility F”) and a related local facility with a commitment thereunder and, in either case, equivalently reduce its commitment under Facility A-1, Facility A-2, Facility B, Facility C or Facility D (with a concomitant reduction as appropriate in its Sterling Commitment, Canadian Commitment or Australian Commitment). Any such increase or establishment and equivalent reduction shall be evidenced by the execution and delivery by the Borrower, the Subsidiary Borrowers, the Administrative Agent and such Revolving Credit Lenders of documentation satisfactory to such parties providing for such increase, transfer or establishment and equivalent reduction and any amendments to this Section 2 and to the relevant annexes hereto (including the inclusion of a new annex) as are necessary or appropriate to afford such parties with the benefits of this Agreement and the rights and remedies hereunder for such increase or such new Revolving Facility and any related local facility as are comparable to the benefits hereof and the rights and remedies hereunder for the existing Revolving Facilities.
     (c) If, on the date upon which the Revolving Credit Commitment of any Revolving Credit Lender under any Revolving Facility is increased pursuant to subsection 2.27(a) or there is an increase in or establishment of a Revolving Facility and an equivalent reduction in any other Revolving Facility pursuant to subsection 2.27(b), there is an unpaid principal amount of Revolving Credit Loans under any Revolving Facility affected thereby the Borrower or any Regular Subsidiary Borrower in which such Revolving Credit Lender has agreed to participate, the principal outstanding amount of all such Revolving Credit Loans shall (A) in the case of such Revolving Credit Loans which are ABR Loans, be immediately prepaid by the Borrower or Subsidiary Borrower (but all such Revolving Credit Loans may, on the terms and conditions hereof, be reborrowed on such date on a ratable basis, based on the revised Revolving Credit Commitments as then in effect under the relevant Revolving Facilities) and (B) in the case of such Revolving Credit Loans which are LIBOR Loans, continue to remain outstanding (notwithstanding any other requirement in this Agreement that such Revolving Credit Loans be held ratably based on the revised Commitments under the relevant Revolving Facilities as then in effect) until the end of the then current Interest Period therefor, at which time such LIBOR Loans shall be paid by the Borrower or Subsidiary Borrower (but all such Revolving Credit Loans may, on the terms and conditions hereof, be reborrowed on such date on a ratable basis, based on the Revolving Facilities as then in effect).
     (d) The effectiveness of any Incremental Term Loans or increase or new Revolving Facilities permitted by this subsection 2.27 shall be subject to the satisfaction of each of the conditions set forth in subsection 5.2 and such other conditions as the Borrower and the other parties thereto shall agree.
     (e) Notwithstanding anything to the contrary in this subsection 2.27, (i) in no event shall the sum of the Incremental Term Loans and Revolving Credit Commitment Increases exceed $200,000,000 in the aggregate (net of any Revolving Credit Commitment Increases or other increases that are consummated in connection with an accompanying optional reduction of the Revolving Credit Commitments in accordance with subsection 2.10(a), which increases shall be separate and disregarded in the calculation of such $200,000,000 maximum permitted amount) and (ii) no Lender shall have any obligation to make an Incremental Term Loan, increase its Revolving Credit Commitment under any Revolving Facility or provide a commitment under any new Revolving Facility unless it agrees to do so in its sole discretion. Each Incremental Commitment Supplement shall be deemed to be a supplement to this Agreement.
     SECTION 3. LETTER OF CREDIT FACILITIES
     3.1 L/C Commitment.
     (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in subsection 3.4(a), agrees to issue letters of credit (“Letters of Credit”) under any Revolving Facility for the account of the Borrower or any Regular Subsidiary Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall not have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the Available Facility A-1 Commitments, the Available Facility A-2 Commitments, the Available Facility B Commitments the Available Facility C Commitments or the Available Facility D Commitments would be negative. Each Letter of Credit shall (i) be denominated in Dollars, euros or in any Optional Currency, (ii) be either (x) a standby letter of credit (a “Standby L/C”) issued to support obligations of the Borrower or any Regular Subsidiary Borrower, contingent or otherwise, with an expiry date occurring not later than one year after such standby L/C was issued (which expiry date may be subject to one or more automatic extensions of one year or less unless 60-day notice, or such other notice as is satisfactory to the Borrower and the Issuing Lender, is given that any such extension shall not be effective) or (y) a documentary letter of credit in respect of the purchase of goods or services by the Borrower and its Subsidiaries in the ordinary course of business with an expiry date occurring not later than one year after such documentary letter of credit was issued and, in the case of any such documentary letter of credit which is to be accepted by the Issuing Lender pending payment at a date after presentation of sight drafts, with a payment date no more than one year after such drafts were presented for acceptance (a “Trade L/C”) and (iii) expire no later than five days before the Revolving Credit Termination Date.
     (b) Each Standby L/C shall be subject to the International Standby Practices and each Trade L/C shall be subject to the Uniform Customs and, in each case, to the extent not inconsistent therewith, the laws of the State of New York.
     (c) The Issuing Lender shall at no time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
     (d) Notwithstanding anything to the contrary contained herein, each Letter of Credit outstanding under the Existing Credit Agreement on the Closing Date shall be deemed to be issued and outstanding under this Agreement as of the Closing Date.
     3.2 Procedure for Issuance of Letters of Credit. The Borrower or any Regular Subsidiary Borrower may from time to time request that the Issuing Lender issue a Letter of Credit under any Revolving Facility by delivering to the Issuing Lender (with a copy to the Administrative Agent) at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will process such

Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than four Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower or any relevant Regular Subsidiary Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower, to the Administrative Agent and to any relevant Regular Subsidiary Borrower promptly following the issuance thereof.
     3.3 Fees, Commissions and Other Charges.
     (a) The Borrower or the relevant Regular Subsidiary Borrower shall pay to the Administrative Agent, for the ratable account of the Issuing Lender and the L/C Participants under the relevant Revolving Facility, a letter of credit commission in Dollars with respect to each Letter of Credit issued by the Issuing Lender (i) in an amount equal to the Dollar Equivalent of such issuance and payment fees as have been agreed upon by the Borrower and the Issuing Lender and (ii) in an amount equal to the product of, on the date on which such commission is calculated, (A) the rate per annum equal to the Applicable Margin in respect of LIBOR Loans that are Revolving Credit Loans and (B) the Dollar Equivalent of the aggregate amount available to be drawn under each Letter of Credit (plus an additional 1/8 of 1% per annum which shall be payable for the account of the Issuing Lender). Such letter of credit commissions shall be payable in arrears on the last day of each March, June, September and December and shall be nonrefundable.
     (b) In addition to the foregoing fees and commissions, the Borrower or the relevant Regular Subsidiary Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by it.
     (c) The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants under the relevant Revolving Facility all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this subsection 3.3.
     3.4 L/C Participation.
     (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant under the relevant Revolving Facility, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each such L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s ratable share of the Revolving Facility under which such Letter of Credit is to be issued in the Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder under such Revolving Facility and the amount of each draft paid by the Issuing Lender thereunder. Each such L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any such Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower or the relevant Regular Subsidiary Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s ratable share of the Revolving Facility under which such Letter of Credit was issued of the amount of such draft, or any part thereof, which is not so reimbursed.

     (b) If any amount required to be paid by any L/C Participant under any Revolving Facility to the Issuing Lender pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit issued under such Revolving Facility is not paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal funds rate, as quoted by the Issuing Lender, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any such L/C Participant pursuant to subsection 3.4(a) is not in fact made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans that are Revolving Credit Loans hereunder. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.
     (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit issued under any Revolving Facility and has received from any L/C Participant its ratable share of such payment in accordance with subsection 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower, the relevant Regular Subsidiary Borrower or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its ratable share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.
     3.5 Reimbursement Obligation of the Borrower. The Borrower or the relevant Regular Subsidiary Borrower agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrower or the relevant Regular Subsidiary Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes (other than Excluded Taxes), fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment; provided that upon the acceleration of such reimbursement obligations in accordance with Section 8, the Borrower or the relevant Regular Subsidiary Borrower agrees to reimburse the Issuing Lender for the amount equal to the then maximum liability (whether direct or contingent) of the Issuing Lender and the L/C Participants under such Letter of Credit. Each such payment shall be made to the Issuing Lender, at its address for notices specified herein in the currency in which such Letter of Credit is denominated (except that, in the case of any Letter of Credit denominated in euros or any Optional Currency, in the event that such payment is not made to the Issuing Lender within three Business Days of the date of receipt by the Borrower or any relevant Regular Subsidiary Borrower of such notice, upon notice by the Issuing Lender to the Borrower or the relevant Regular Subsidiary Borrower, such payment shall be made in Dollars, in an amount equal to the Dollar Equivalent of the amount of such payment converted on the date of such notice into Dollars at the spot rate of exchange on such date) and in immediately available funds, on the date on which the Borrower or any relevant Regular Subsidiary Borrower (on behalf of itself or such Regular Subsidiary Borrower, as the case may be) receives such notice, if received prior to 10:00 A.M., New York City time, on a Business Day and otherwise on the next succeeding Business Day. Any conversion by the Issuing Lender of any payment to be made by the Borrower or any Regular Subsidiary Borrower in respect of any Letter of Credit denominated in euros or any Optional Currency into Dollars in accordance with this subsection 3.5 shall be conclusive and binding upon such Borrower or such relevant Regular Subsidiary Borrower and the Lenders in the absence of manifest error; provided that upon the request of any Lender, the Issuing Lender shall provide to such Lender a certificate including reasonably detailed information as to the calculation of such conversion.

     3.6 Obligations Absolute. The Borrower’s and any relevant Regular Subsidiary Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower or any relevant Regular Subsidiary Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s or such relevant Regular Subsidiary Borrower’s Reimbursement Obligations under subsection 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower, any relevant Regular Subsidiary Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower or relevant Regular Subsidiary Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit issued by it, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct. The Borrower and any relevant Regular Subsidiary Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower or any relevant Regular Subsidiary Borrower and shall not result in any liability of the Issuing Lender to the Borrower or any relevant Regular Subsidiary Borrower.
     3.7 Increased Costs. If the adoption of or any change in any law or regulation or in the interpretation thereof after the date hereof by any court or administrative or Governmental Authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against Letters of Credit issued by the Issuing Lender or participated in by the Lenders or (ii) impose on any Lender any other condition regarding any Letter of Credit, and the result of any event referred to in clauses (i) or (ii) above shall be to increase the cost to the Issuing Lender or any Lender of issuing or maintaining such Letter of Credit (or its participation therein, as the case may be) (which increase in cost shall be the result of the Issuing Lender’s or such Lender’s reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon notice to it from the Issuing Lender or such Lender (with a copy to the Administrative Agent) certifying that (x) one of the events herein above described has occurred and the nature of such event, (y) the increased cost or reduced amount resulting from such event and (z) the additional amounts demanded by the Issuing Lender or such Lender, as the case may be, and a reasonably detailed explanation of the calculation thereof, the Borrower shall immediately pay to such Issuing Lender or such Lender, as the case may be, from time to time as specified by the Administrative Agent or such Lender, additional amounts which shall be sufficient to compensate such Issuing Lender or such Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at the rate provided in subsection 3.3. A certificate as to the fact and amount of such increased cost incurred by the Issuing Lender or such Lender as a result of any event mentioned in clauses (i) or (ii) above, submitted by the Issuing Lender or such Lender to the Borrower, shall be conclusive, absent manifest error.
     3.8 Letter of Credit Payments. If any draft in Dollars, euros or in any Optional Currency shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount of the Dollars, euros or the Optional Currency thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft)

delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.
     (a) Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall apply.
     (b) Purpose of the Letters of Credit. The Letters of Credit shall be used for any lawful purposes requested by the Borrower or any Regular Subsidiary Borrower.
          SECTION 4. REPRESENTATIONS AND WARRANTIES
          In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit herein provided for, the Borrower hereby represents and warrants to the Administrative Agent and to each Lender that:
          4.1 Financial Condition.
          (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at September 30, 2006 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Refinancing and (ii) the payment of fees and expenses in connection with the Refinancing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at September 30, 2006, assuming that the events specified in the preceding sentence had actually occurred at such date.
          (b) The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at September 30, 2006 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by Deloitte & Touche LLP, copies of which have heretofore been delivered to each of the Lenders, are complete and correct and present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such respective dates, and the consolidated results of their operations and their consolidated cash flows for the fiscal year or fiscal period then ended. Such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein). Neither the Borrower nor any of its consolidated Subsidiaries had, at the date of the balance sheet referred to above, any material obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in Schedule 4.1. Since September 30, 2006 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.
          4.2 Corporate Existence; Compliance with Law. Each of the Borrower and its Material Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate or other power and authority and the legal right to own and operate its property, to lease the property it leases and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other applicable entity and in good standing under the laws of any jurisdiction where its ownership, lease or operation of property or the conduct or proposed conduct of its business requires such qualification, except where the failure to so qualify would not, in any instance or in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all material Requirements of Law applicable to it or its business, provided that the provisions of this clause (d) do not restrict or limit the applicability of any knowledge or other qualification which is given in this Agreement in any other matter which constitutes a “Requirement of Law”.
     4.3 Corporate Power; Authorization; Enforceable Obligations. Each of the Borrower and its Subsidiaries has the corporate or other power and authority and the legal right to make, deliver and perform this Agreement and the other Loan Documents to which it is a party and to borrow hereunder (in the case of the Borrower and any Subsidiary Borrower) and has taken all corporate or other action necessary to be taken by it to authorize such actions. No consent, waiver or authorization of, filing with, or other act by or in respect of, any Governmental Authority or any other Person is required to be made or obtained by the Borrower or its Subsidiaries in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement and the other Loan Documents to which it is a party. This Agreement constitutes, and the other Loan Documents to which the Borrower or any Subsidiary is a party when executed and delivered hereunder will constitute, a legal, valid and binding obligation of the Borrower and such Subsidiary, enforceable against the Borrower and such Subsidiary in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
     4.4 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof or of any Subordinated Debt do not violate any usury law applicable to the Borrower or any Subsidiary Borrower or any other Requirement of Law or Contractual Obligation of the Borrower or any of its Material Subsidiaries and do not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation which could reasonably be expected to have a Material Adverse Effect except for Liens which may be required by the Existing Senior Subordinated Note Indenture.
     4.5 No Material Litigation. Except as set forth on Schedule 4.5, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to this Agreement, any of the other Loan Documents or any of the transactions contemplated hereby or thereby or (b) which could reasonably be expected to have a Material Adverse Effect.
     4.6 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.
     4.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing. Neither the Borrower nor any of its Subsidiaries is in default under any order, award or decree of any arbitrator or Governmental Authority binding upon or affecting it or by which any of its properties or assets may be bound or affected, where such default would reasonably be expected to have a Material Adverse Effect.
     4.8 Subsidiaries. The Subsidiaries listed on Schedule 4.8 constitute all of the Subsidiaries of the Borrower in existence on the date hereof.

     4.9 Disclosure. No representations or warranties made by, or information supplied by, the Borrower or any of its Subsidiaries in this Agreement, any other Loan Document or in any other document, including without limitation the Confidential Information Memorandum, furnished to the Lenders from time to time in connection herewith or therewith (as such other documents may be supplemented from time to time) contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in the Loan Documents or as otherwise disclosed in writing to the Lenders, there is no fact known to the Borrower or any of its Subsidiaries which has, or which would reasonably be expected to have, in the Borrower’s or such Subsidiary’s reasonable judgment, a Material Adverse Effect.
     4.10 Schedules. Each of the Schedules to this Agreement contains true, complete and correct information in all material respects.
     4.11 Federal Regulations. No part of the proceeds of any Loans will be used for (i) any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect, and if deemed necessary in the reasonable judgment of the Administrative Agent or its counsel, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U of said Board or (ii) except as set forth on Schedule 4.11, purchasing any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934, as amended.
     4.12 Investment Company Act; Other Regulations. Neither the Borrower nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Neither the Borrower nor any of its Subsidiaries is subject to regulation under any U.S. federal or state statute or regulation which limits its ability to incur indebtedness.
     4.13 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.
     4.14 ERISA. No “prohibited transaction” or “accumulated funding deficiency” (each as defined in Section 8 hereof) or Reportable Event has occurred within the applicable statute of limitations in effect as of the date hereof which has not been cured with respect to any Single Employer Plan. The present value of all benefits vested under all Single Employer Plans maintained by the Borrower or a Commonly Controlled Entity (based on those assumptions used to fund such Plans in accordance with Section 412 of the Code) did not, as of the last annual valuation date, exceed the value of the assets of such Plan determined in accordance with Section 412 of the Code allocable to such vested benefits. The liability to which the Borrower or any Commonly Controlled Entity would become subject under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely (as defined in Section 4203 of ERISA) from all Multi-employer Plans as of the valuation date most closely preceding the date hereof is not in excess of $3,000,000. The Borrower does not currently participate in any Multi-employer Plans.

          4.15 Title to Real Property, Etc. Each of the Borrower and its Subsidiaries has good and marketable title in fee simple to, or a valid and subsisting leasehold interest in, all its real property and good title to all its other property, except where the failure to have such good and marketable title would not reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien, except as permitted by subsection 7.1 of this Agreement.
          4.16 Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be) except where the failure to file such returns or pay such taxes and/or assessments would not reasonably be expected to have a Material Adverse Effect; no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.
          4.17 Environmental Matters. Except as set forth on Schedule 4.17, each of the following is true and correct as of the date hereof, other than exceptions to any of the following that, in the aggregate, would not reasonably be expected by the Borrower to have a Material Adverse Effect:
     (a) Each of the properties owned or operated by the Borrower or any of its Subsidiaries does not contain, and has not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably give rise to liability in a Material Environmental Amount under, any Environmental Laws.
     (b) The Borrower and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, and there is no contamination or violation of any Environmental Law which, in the aggregate with all other contaminations and violations, would interfere with the continued operations or the business of the Borrower and its Subsidiaries, in each case taken as a whole or impair the fair saleable value thereof.
     (c) Neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.
     (d) With respect to the Borrower and its Subsidiaries, Materials of Environmental Concern have not been transported or disposed of in violation of, or in a manner or to a location which would reasonably give rise to liability under, Environmental Laws, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of its properties in violation of, or in a manner that would reasonably give rise to liability in a Material Environmental Amount under, any applicable Environmental Laws.
     (e) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any of its Subsidiaries is or will be named as a party or which will adversely affect the ability of the Borrower or any of its Subsidiaries to conduct any part of their business nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower or any of its Subsidiaries.
     (f) There has been no release or threat of release of Materials of Environmental Concern at any location for which the Borrower or any of its Subsidiaries is liable by contract or operation of law, in violation of or in amounts or in a manner that would reasonably give rise to liability in a Material Environmental Amount under Environmental Laws.
          4.18 Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure of which to own or license would not reasonably be expected to have a Material Adverse Effect (the “Intellectual Property”). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, and the Borrower does not know of any valid basis for any such claim, except for such claims which have previously been disclosed to the Lenders and would not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          4.19 Security Documents. Except to the extent otherwise noted therein, the Guarantee and Collateral Agreement and each Foreign Pledge Agreement are effective to create in favor of the Administrative Agent, for the benefit of the Lenders (or, where required by law, in favor of each Lender), a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof. In the case of (i) the Pledged Stock described and defined in the Guarantee and Collateral Agreement, except to the extent otherwise noted therein, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, (ii) the other Collateral described and defined in the Guarantee and Collateral Agreement, except to the extent otherwise noted therein, when the financing statements specified on Schedule 4.19(ii) in appropriate form are filed in the offices specified on Schedule 4.19(ii) and (iii) the filings and other actions are made in respect of the Foreign Pledge Agreements specified on Schedule 4.19(iii), each Security Document shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Security Documents), in each case prior and superior in right to any other Person. The pledge of the Capital Stock of any Excluded Foreign Subsidiary will be limited to 65% of the Capital Stock of such Excluded Foreign Subsidiary. The obligations of a Foreign Subsidiary Borrower (other than Scotts Treasury EEIG) shall be secured by 100% of the Capital Stock of such Foreign Subsidiary Borrower (except with respect to Scotts Australia Pty Ltd., which shall be secured by 65% of the Capital Stock of such Subsidiary), 100% of the Capital Stock of each first-tier Subsidiary of such Foreign Subsidiary Borrower that is not an Excluded Foreign Subsidiary and 65% of the Capital Stock of the each first-tier Subsidiary of such Foreign Subsidiary Borrower that is an Excluded Foreign Subsidiary, but no other assets of Foreign Subsidiaries of the Borrower shall be pledged as collateral security.
          4.20 Solvency.
          (a) The Borrower and each of its Subsidiaries is, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.
          (b) Each Subsidiary Borrower is in compliance with all material Requirements of Law applicable to it with respect to capitalization and, to the knowledge of the Borrower or such Subsidiary

Borrower, has sufficient capital with which to conduct its business in accordance with past practice. No Subsidiary Borrower is undercapitalized to such an extent that, solely as a result of such undercapitalization, any Lender would be deemed under the laws of the relevant jurisdiction to owe a fiduciary duty to any other creditor of such Subsidiary Borrower or the Loans made by relevant Lenders to such Subsidiary Borrower would be subordinated to any obligations of such Subsidiary Borrower owing to any other Person.
          SECTION 5.CONDITIONS PRECEDENT
          5.1 Conditions to Initial Extensions of Credit. The agreement of each Lender to make the initial Extension of Credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such Extension of Credit, of the following conditions precedent:
     (a)   Execution of Credit Agreement. The Administrative Agent shall have received this Agreement, duly executed and delivered by the Borrower and each of the Subsidiary Borrowers party to this Agreement as of the Closing Date and by each of the Lenders listed on Schedule 1.
     (b)   Execution of Security Documents. The Administrative Agent shall have received the Guarantee and Collateral Agreement, duly executed and delivered by the Borrower and each of the Subsidiary Guarantors party thereto as of the Closing Date.
     (c)   Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received the financial statements described in subsections 4.1(a) and (b) and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower or its Subsidiaries, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.
     (d)   Fees. The Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented by the Administrative Agent (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.
     (e)   Legal Opinion of Counsel to the Borrower and the Subsidiary Borrowers. The Administrative Agent and each Lender shall have received:
     (i) an executed legal opinion of Vorys, Sater, Seymour and Pease LLP, special counsel to the Borrower, dated the Closing Date and addressed to the Administrative Agent and the Lenders substantially in the form of Exhibit G. The Administrative Agent and each Lender shall have received an executed legal opinion of Vorys, Sater, Seymour and Pease LLP, or such other counsel reasonably satisfactory to the Administrative Agent, as counsel to each Domestic Subsidiary Borrower, dated the Closing Date and addressed to the Administrative Agent and the Lenders;
     (ii) an executed legal opinion of Clifford Chance, as counsel to each Foreign Subsidiary Borrower (or such other counsel to any Foreign Subsidiary Borrower as may be selected by the Borrower and reasonably satisfactory to the Administrative Agent), dated the Closing Date and addressed to the Administrative Agent and the Lenders substantially in the form required by subsection 5.3; and

     (iii) an executed legal opinion from such special or local counsel as the Administrative Agent shall reasonably request, in each case, in form and substance reasonably satisfactory to the Administrative Agent.
     (f) Corporate Proceedings of the Borrower and its Subsidiaries. The Administrative Agent shall have received a copy of the resolutions (in form and substance reasonably satisfactory to the Administrative Agent and its counsel) of the Board of Directors of each of the Borrower and each of its Subsidiaries executing any Loan Document authorizing on or within 30 days prior to the Closing Date (i) the execution, delivery and performance of each of the Loan Documents to which it is a party, (ii) the consummation of the transactions contemplated hereby and thereby and (iii) the borrowings herein provided for, all certified by the Secretary or the Assistant Secretary (or equivalent Person for Subsidiaries which are not corporations) of the Borrower or such Subsidiary, as the case may be. Each such certificate shall (A) state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the date of such certificate, (B) specify the names and titles of the officers of the Borrower or such Subsidiary, as the case may be, authorized to sign the Loan Documents to which it is a party and (C) contain specimens of the signatures of such officers.
     (g) Consents, Licenses, Approvals, etc. The Administrative Agent shall have received true copies (certified to be such by the Borrower or other appropriate party) of all material consents, licenses and approvals required in accordance with applicable law in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Loan Documents to be delivered on or before the Closing Date, and the Borrower and its Material Subsidiaries shall have all such material consents, licenses and approvals required in connection with the continued operation of the Borrower and its Material Subsidiaries, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened in writing by any competent authority which would restrain, prevent or otherwise impose material, adverse conditions on this Agreement and the actions contemplated hereby.
     (h) Pledged Stock; Stock Powers. Except as set forth on Schedule 5.1(b) or contemplated in subsection 6.11(a), the Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.
     (i) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement or foreign equivalent) required by the Loan Documents, under applicable law or as otherwise reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by subsection 7.1), shall be in proper form for filing, registration or recordation in the applicable jurisdiction.
     (j) Repayment and Termination of Existing Credit Agreement. The loans under the Existing Credit Agreement shall have been repaid, the letters of credit outstanding thereunder shall have been returned or shall be deemed to be outstanding hereunder pursuant to subsection 3.1(d), the commitments under the Existing Credit Agreement shall have been terminated and all accrued interest and fees thereunder shall have been paid, or arrangements satisfactory to the Administrative Agent in respect thereof shall have been made.

     (k) Additional Information. The Administrative Agent shall have received such additional information which the Administrative Agent shall have reasonably requested, including, without limitation, information to satisfy Lenders’ “Know Your Customer” requirements under Federal law, copies of any debt agreements, security agreements, tax sharing agreements, employment agreements, management compensation arrangements, financing arrangements and other material contracts, and such agreements or arrangements shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.
          5.2 Conditions to All Extensions of Credit. The obligation of each Lender to make any Loan (other than any Loan the proceeds of which are to be used exclusively to repay Refunded Swing Line Loans) or of the Issuing Lender to issue, increase or extend any Letter of Credit requested to be issued, increased or extended by it hereunder on any date (including, without limitation, the date of the initial Extensions of Credit made hereunder) is subject to the satisfaction of the following conditions precedent as of such date:
     (a)   Representations and Warranties. The representations and warranties made by the Borrower or any of its Subsidiaries in the Loan Documents to which it is a party and any representations and warranties made by the Borrower or any of its Subsidiaries which are contained in any certificate, document or financial or other statement furnished at any time pursuant hereto or thereto shall be true and correct in all material respects on and as of the date thereof as if made on and as of such date unless stated to relate to a specific earlier date (in which case the same shall be true and correct in all material respects on and as of such specific earlier date).
     (b)   No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date.
     (c)   Subsidiary Borrower Borrowing. With respect to any borrowing made by any Subsidiary Borrower, a certificate of the Borrower to the effect that such borrowing will not give rise to an Event of Default under the Existing Senior Subordinated Note Indenture or under any other Subordinated Debt permitted hereunder and dated as of the date of such borrowing shall have been delivered to the Administrative Agent.
          Each borrowing by the Borrower under this Agreement, each conversion of any Loan pursuant to subsection 2.14 of this Agreement and each issuance, increase or extension of any Letter of Credit hereunder shall constitute a representation and warranty by the Borrower as of the date of such borrowing, conversion or issuance, increase or extension that the conditions contained in the foregoing paragraphs (a) and (b) of this subsection 5.2 have been satisfied.
          5.3 Additional Conditions Applicable to Foreign Subsidiary Borrowers. The agreement of each Lender to make any Extension of Credit requested to be made by it to any Foreign Subsidiary Borrower on any date (including, without limitation, the initial Extension of Credit and each Swing Line Loan, if requested to be made to any Foreign Subsidiary Borrower) is subject to satisfaction or waiver of, in addition to the conditions precedent set forth in subsections 5.1 (in the case of the initial Extension of Credit) and 5.2, the following conditions precedent: (a) in the case of the making of any Extension of Credit to any Foreign Subsidiary Borrower for the first time, the delivery to the Administrative Agent, with a copy for each Lender, of the executed legal opinion of counsel to such Foreign Subsidiary Borrower addressed to the Administrative Agent and the Lenders, as to the matters set forth in Exhibit H and otherwise in form and substance reasonably satisfactory to the Administrative Agent and (b) the truthfulness and correctness in all material respects on and as of such date of the following additional representations and warranties:
          (i)   Pari Passu. The obligations of such Foreign Subsidiary Borrower under this Agreement, when executed and delivered by such Foreign Subsidiary Borrower, will rank at least pari passu with all unsecured Indebtedness of such Foreign Subsidiary Borrower.
          (ii)   No Immunities, etc. Such Foreign Subsidiary Borrower is subject to civil and commercial law with respect to its obligations under this Agreement and any Note, and the execution, delivery and performance by such Foreign Subsidiary Borrower of this Agreement constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Subsidiary Borrower nor any of its property, whether or not held for its own account, has any immunity (sovereign or other similar immunity) from any suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or other similar immunity) under laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing in respect of its obligations under this Agreement or any Note. Such Foreign Subsidiary Borrower has waived every immunity (sovereign or otherwise) to which it or any of its properties would otherwise be entitled from any legal action, suit or proceeding, from jurisdiction of any court and from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) under the laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing in respect of its obligations under this Agreement and any Note. The waiver by such Foreign Subsidiary Borrower described in the immediately preceding sentence is the legal, valid and binding obligation of such Foreign Subsidiary Borrower.
          (iii)   No Recordation Necessary. Except as otherwise noted on Schedule 5.3(iii), this Agreement and each Note, if any, is in proper legal form under the law of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing for the enforcement hereof or thereof against such Foreign Subsidiary Borrower under the law of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement and any such Note. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement and any such Note that this Agreement, any Note or any other document be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of this Agreement, any Note or any other document, except for any such filing, registration or recording, or execution or notarization, as has been made or is not required to be made until this Agreement, any Note or any other document is sought to be enforced and for any charge or tax as has been timely paid.
          (iv)   Exchange Controls. The execution, delivery and performance by such Foreign Subsidiary Borrower of this Agreement, any Note or the other Loan Documents is, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided any notification or authorization described in immediately preceding clause (ii) shall be made or obtained as soon as is reasonably practicable).
          Each borrowing by, and Letter of Credit issued for the account of, any Foreign Subsidiary Borrower hereunder shall constitute a representation and warranty by each of the Borrower and such

Foreign Subsidiary Borrower as of the date of such borrowing or such issuance that the conditions contained in this subsection 5.3 have been satisfied.
          SECTION 6. AFFIRMATIVE COVENANTS
          The Borrower hereby agrees that, so long as the Revolving Credit Commitments remain in effect, any Letter of Credit is outstanding or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall, and in the case of the agreements set forth in subsections 6.3, 6.4, 6.5, 6.6, 6.7, 6.11 and 6.12, shall cause each of its Material Subsidiaries to:
          6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:
     (a)   as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related statements of consolidated income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year; provided that the consolidated statements shall be certified without a “going concern” or like qualification or exception or qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing; and
     (b)   as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, a copy of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of each such quarter and the related unaudited statements of consolidated income and retained earnings and of cash flows for such quarter and the portion of the fiscal year through such date setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects;
all such financial statements to be complete and correct in all material respects and prepared in reasonable detail and in accordance with GAAP (except, in the case of the financial statements referred to in subparagraph (b), such financial statements need not contain notes and shall be prepared substantially in accordance with GAAP) applied consistently throughout the periods reflected therein, except as otherwise disclosed in the notes thereto.
          Any financial statement required to be delivered pursuant to this subsection 6.1 shall be deemed to have been delivered on the date on which the Borrower posts such financial statement on its website on the Internet at www.scotts.com or when such financial statement is posted on the SEC’s website on the Internet at www.sec.gov; provided that the Borrower shall give notice of any such posting to the Administrative Agent (who shall then give notice of any such posting to the Lenders); provided, further, that the Borrower shall deliver paper copies of any financial statement referred to in this subsection 6.1 to the Administrative Agent if the Administrative Agent or any Lender requests the Borrower to deliver such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.
          6.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender:
     (a)   concurrently with the delivery of the financial statements referred to in subsection 6.1(a) above, a certificate of the independent certified public accountants certifying such financial statements (i) stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate and (ii) showing in detail the calculations supporting such statement in respect of subsections 6.9, 6.10, 7.4 and 7.5;
     (b)   concurrently with the delivery of the financial statements referred to above, a certificate from the auditing accountants (for the year-end statements) or a Responsible Officer of the Borrower (for all statements) stating that, to the best of such Responsible Officer’s knowledge, the Borrower and each of its Material Subsidiaries during such period has observed or performed in all material respects all of its material covenants and other agreements, and satisfied every condition contained in this Agreement and the Security Documents to be observed, performed or satisfied by it, and that such Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and showing in detail the calculations supporting such statement in respect of subsections 6.9, 6.10, 7.4 and 7.5;
     (c)   as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;
     (d)   concurrently with the delivery of the financial statements referred to in subsection 6.1(a) and (b) above, a written discussion and analysis (in a form and detail substantially similar to that contained in the Form 10-K or Form 10-Q filed by the Borrower with the Securities and Exchange Commission for the period covered by such financial statements) by the Borrower with respect to the period covered by such financial statements;
     (e)   promptly after the same are sent and received, copies of all financial statements, reports and notices which the Borrower or any of its Subsidiaries sends to its shareholders and promptly after the same are filed and received, copies of all financial statements and reports which the Borrower or any of its Subsidiaries may make to, or file with, and copies of all material notices the Borrower or any such Subsidiary receives from, the Securities and Exchange Commission or any public body succeeding to any or all of the functions of the Securities and Exchange Commission;
     (f)   promptly upon receipt thereof, copies of all final reports submitted to the Borrower by independent certified public accountants in connection with each annual, interim or special audit of the books of the Borrower or any of its Subsidiaries made by such accountants, including, without limitation, any final comment letter submitted by such accountants to management in connection with their annual audit; and
     (g)   promptly, on reasonable notice to the Borrower, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.

          6.3  Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Indebtedness and other material obligations of whatever nature, except, without prejudice to the effectiveness of paragraph (e) of Section 8 hereof for any Indebtedness or other obligations (including any obligations for taxes), when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be, and except for trade accounts payable incurred in the ordinary course of business which are paid in accordance with normal industry practice.
          6.4   Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority and any Contractual Obligations applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          6.5   Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it and, except as may be permitted under subsection 7.3, preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all material rights, privileges, contracts, copyrights, patents, trademarks, tradenames and franchises necessary or desirable in the normal conduct of its business; and comply with all of its Contractual Obligations and Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          6.6   Maintenance of Property, Insurance. Keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption insurance) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender, upon written request, reasonable information as to the insurance carried.
          6.7   Inspection of Property; Books and Records; Discussions. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Administrative Agent or upon the occurrence and during the continuance of an Event of Default, the Lenders to visit and inspect any of its properties, and examine and make abstracts from any of its books and records at the Borrower’s expense, at any reasonable time and as often as may reasonably be requested, and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.
          6.8   Notices. Promptly give notice to the Administrative Agent and each Lender (and, in the case of clauses (a), (b) and (c), in any event within five Business Days after learning thereof):
     (a)   of the occurrence of any Default or Event of Default;
     (b)   of any (i) default or event of default under any material Contractual Obligation of the Borrower or any of its Material Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

     (c)   of any litigation or proceeding affecting the Borrower or any of its Subsidiaries (i) (A) in which the amount of liability asserted against the Borrower and its Subsidiaries is $5,000,000 or more and not covered by insurance and (B) which, in the reasonable opinion of a Responsible Officer of the Borrower, if adversely determined, would reasonably be expected to have a Material Adverse Effect or (ii) in which injunctive or similar relief is sought and which, in the reasonable opinion of a Responsible Officer of the Borrower, if adversely determined, would reasonably be expected to have a Material Adverse Effect;
     (d)   of the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, or (ii) the institution of proceedings or the taking or expected taking of any other action by PBGC or the Borrower or any Commonly Controlled Entity to terminate or withdraw or partially withdraw from any Plan under circumstances which could lead to material liability to the PBGC or, with respect to a Multi-employer Plan, the Reorganization or Insolvency (as each such term is defined in ERISA) of the Plan and in addition to such notice, deliver to the Administrative Agent and each Lender whichever of the following may be applicable: (A) a certificate of a Responsible Officer of the Borrower setting forth details as to such Reportable Event and the action that the Borrower or a Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be; and
     (e)   any decision or other action of any Governmental Authority which cancels, limits, or otherwise restricts the use or sale of any of the products (including any of the material active ingredients in any of the products) of the Borrower or any of its Subsidiaries; and
     (f)   of any event, act or omission which would reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to subsections (a) through (e) of this subsection 6.8 shall be accompanied by a statement of the Chief Executive Officer or Chief Financial Officer or other Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto. For all purposes of clause (d) of this subsection 6.8, the Borrower shall be deemed to have knowledge of all facts attributable to the administrator of such Plan.
          6.9   Maintenance of Interest Coverage Ratio. At each quarterly date set forth below with respect to the fiscal quarter of the Borrower then ending maintain the Interest Coverage Ratio of the Borrower at not less than the applicable ratio set forth opposite each such date:

Fiscal Quarter	Ratio
March 31, 2007	2.75 to 1.00
June 30, 2007	2.75 to 1.00
September 30, 2007	2.75 to 1.00
December 31, 2007	2.75 to 1.00
March 31, 2008	2.75 to 1.00
June 30, 2008	2.75 to 1.00
September 30, 2008	3.25 to 1.00
December 31, 2008	3.25 to 1.00
March 31, 2009	3.25 to 1.00
June 30, 2009	3.25 to 1.00

Fiscal Quarter	Ratio
September 30, 2009	3.50 to 1.00
December 31, 2009	3.50 to 1.00
March 31, 2010	3.50 to 1.00
June 30, 2010	3.50 to 1.00
September 30, 2010	3.50 to 1.00
December 31, 2010	3.50 to 1.00
March 31, 2011	3.50 to 1.00
June 30, 2011	3.50 to 1.00
September 30, 2011 and thereafter	3.50 to 1.00
Covenant calculations shall be made on the date that is the nearest to each quarterly date listed above, to the extent the last day for the relevant fiscal quarter of the Borrower falls on a day other than on the corresponding covenant test date.
          6.10   Maintenance of Leverage Ratio. At each quarterly date set forth below with respect to the fiscal quarter of the Borrower then ending maintain the Leverage Ratio of the Borrower at not greater than the applicable ratio set forth opposite each such date:

Fiscal Quarter	Ratio
March 31, 2007	4.75 to 1.00
June 30, 2007	4.75 to 1.00
September 30, 2007	4.75 to 1.00
December 31, 2007	4.75 to 1.00
March 31, 2008	4.75 to 1.00
June 30, 2008	4.75 to 1.00
September 30, 2008	4.25 to 1.00
December 31, 2008	4.25 to 1.00
March 31, 2009	4.25 to 1.00
June 30, 2009	4.25 to 1.00
September 30, 2009	3.75 to 1.00
December 31, 2009	3.75 to 1.00
March 31, 2010	3.75 to 1.00
June 30, 2010	3.75 to 1.00
September 30, 2010	3.50 to 1.00
December 31, 2010	3.50 to 1.00
March 31, 2011	3.50 to 1.00
June 30, 2011	3.50 to 1.00
September 30, 2011 and thereafter	3.25 to 1.00
Covenant calculations shall be made on the date that is the nearest to each quarterly date listed above, to the extent the last day for the relevant fiscal quarter of the Borrower falls on a day other than on the corresponding covenant test date.
          6.11   Additional Collateral, etc..
          (a)   During any Full Security Period, with respect to any Specified Property acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than (x) any Specified Property described in paragraph (b), (c) or (d) below, (y) any Specified Property subject to a Lien expressly permitted by subsection 7.1(a) or 7.1(l) and (z) Specified Property acquired by any Excluded Foreign Subsidiary or by any other Foreign Subsidiary other than Capital Stock of, or acquired by, any Foreign Subsidiary Borrower) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such Specified Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such Specified Property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the applicable Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.
          (b)   During any Capital Stock Security Period, with respect to any new Domestic Subsidiary (other than a Domestic Subsidiary that is a Receivables Subsidiary) created or acquired after the Closing Date by the Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Domestic Subsidiary that is owned by the Borrower or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and such other Security Documents, as applicable, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement or such other Security Document, as applicable, with respect to such new Domestic Subsidiary (however, in the case of a pledge by the new Domestic Subsidiary of Capital Stock of an Excluded Foreign Subsidiary, such pledge shall be limited to 65% of voting Capital Stock of such Excluded Foreign Subsidiary), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by applicable Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such new Domestic Subsidiary, substantially in the form of Exhibit J, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, provided that, if the initial investment in or purchase price of such new Domestic Subsidiary is less than $10,000,000, the obligations of the Borrower discussed in clauses (i) through (iv) of this subsection 6.11(a) shall not take effect unless and until the financial statements delivered to the Administrative Agent following each fiscal year of the Borrower pursuant to subsection 6.1(a) show the tangible net worth of such new Domestic Subsidiary to be more than $10,000,000. Notwithstanding the foregoing (subject, however, to the proviso at the end of the immediately preceding sentence), the Borrower shall cause any new Domestic Subsidiary created or acquired at any time prior to the Maturity Date to become a party to the Guarantee and Collateral Agreement for purposes of causing such new Domestic Subsidiary to become a Subsidiary Guarantor and shall take or cause such new Domestic Subsidiary to take such other actions as are described in subclauses (iii)(C) and (iv) above.
          (c)   During any Capital Stock Security Period, with respect to any new Foreign Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by the Borrower or any of its Subsidiaries and with respect to each new Foreign Subsidiary Borrower, promptly (i) execute and deliver to the Administrative Agent such amendments to the applicable Security Document or execute such additional Security Documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Foreign Subsidiary or Foreign Subsidiary Borrower that is owned by the Borrower or any of its Domestic Subsidiaries or any Foreign Subsidiary Borrower (in the case of such Foreign Subsidiary Borrower or first-tier Subsidiaries of any Foreign Subsidiary Borrower, to secure the obligations of such Foreign Subsidiary Borrower hereunder), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) in the case of a new Foreign Subsidiary Borrower, cause such new Foreign Subsidiary Borrower (A) to become a party to the applicable Security Document, and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Capital Stock of its Subsidiaries (other than Excluded Foreign Subsidiaries) if such Foreign Subsidiary Borrower is a check the box entity or a similar pass through entity, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, provided that, if the initial investment in or purchase price of such new Foreign Subsidiary or Foreign Subsidiary Borrower (as applicable) is less than $10,000,000, the obligations of the Borrower discussed in clauses (i) through (iv) of this subsection 6.11(b) shall not take effect unless and until the financial statements delivered to the Administrative Agent following the end of each fiscal year of the Borrower pursuant to subsection 6.1(a) show the tangible net worth of such new Foreign Subsidiary or Foreign Subsidiary Borrower (as applicable) to be more than $10,000,000. For purposes of this Agreement, (i) a check the box entity shall mean an entity that has elected to be, or is by default, an entity that is disregarded as a separate entity from its U.S. parent or owner for U.S. federal income tax consequences, and (ii) a “pass through entity” shall mean an entity that has elected to be, or is by default, treated as a partnership for U.S. federal income tax consequences.
          (d)   During any Capital Stock Security Period, with respect to any new Excluded Foreign Subsidiary owned by the Borrower or any of its Domestic Subsidiaries or by any Foreign Subsidiary Borrower that is a check the box entity or a pass through entity created or acquired after the Closing Date by the Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the applicable Security Document as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of its Domestic Subsidiaries or by such a Foreign Subsidiary Borrower (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such voting Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, provided that, if the initial investment in or purchase price of such new Excluded Foreign Subsidiary is less than $10,000,000, the obligations of the Borrower discussed in clauses (i) through (iii) of this subsection 6.11(c) shall not take effect unless and until the financial statements delivered to the Administrative Agent following the end of each fiscal year of the Borrower pursuant to subsection 6.1(a) show the tangible net worth of such new Excluded Foreign Subsidiary to be more than $10,000,000.
          6.12   Environmental, Health and Safety Matters.
          (a)   Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, including, without limitation, obtaining and complying with and maintaining, and ensuring that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws. For purposes of this 6.12 (a), noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law shall be deemed not to constitute a breach of this covenant provided that, upon learning of any actual or suspected noncompliance, the Borrower and the relevant Subsidiaries shall promptly undertake all reasonable efforts to achieve compliance (or contest in good faith by appropriate proceedings the applicable Environmental Law at issue and (to the extent required by GAAP) provide on the books of the Borrower or any of its Subsidiaries, as the case may be, reserves in conformity with GAAP with respect thereto), and provided further that, in any case, such non-compliance, and any other noncompliance with Environmental Law, individually or in the aggregate, could not reasonably be expected to result in a Material Environmental Amount.
          (b)   Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the amount or validity thereof is currently being contested in good faith by appropriate proceedings and (to the extent required by GAAP) reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its Subsidiaries, as the case may be.
          (c)   Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, subsidiaries, affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the Borrower or any of its Subsidiaries or any of their respective operations or properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.
          6.13   Foreign Pledge Agreements. Use commercially reasonable efforts to, within 60 days after the Closing Date, deliver to the Administrative Agent (a)(i) the duly executed Foreign Pledge Agreements described in part I of Schedule 6.13 granting to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such Foreign Subsidiaries and (ii) the certificates representing the Capital Stock of such Foreign Subsidiaries, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or relevant Subsidiary, (b) the duly executed Foreign Pledge Agreement Acknowledgment and Confirmation described in part II of Schedule 6.13 or any such deed of confirmation or other document as may be reasonably acceptable to the Administrative Agent and (c) legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          SECTION 7. NEGATIVE COVENANTS
          The Borrower hereby agrees that, from the Closing Date and so long as the Revolving Credit Commitments remain in effect, any Letter of Credit is outstanding or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:

          7.1   Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:
     (a)   Liens securing Indebtedness in an aggregate amount not exceeding $75,000,000 at any time outstanding in respect of (i) capitalized lease obligations and purchase money obligations for fixed or capital assets; provided that (x) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (y) the Indebtedness secured thereby shall not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition and (ii) Indebtedness permitted pursuant to subsection 7.5(k);
     (b)   Liens on assets of a Foreign Subsidiary which is not a Foreign Subsidiary Borrower to secure Permitted Foreign Debt of such Foreign Subsidiary; provided that such Permitted Foreign Debt is not guaranteed by the Borrower;
     (c)   Liens for taxes and special assessments not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower and its Subsidiaries in accordance with GAAP;
     (d)   carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings;
     (e)   pledges or deposits in connection with workmen’s compensation, unemployment insurance and other social security legislation;
     (f)   deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory and other obligations required by law, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (g)   easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and other Liens incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or its Subsidiaries;
     (h)   Liens resulting from judgments of any court or governmental proceeding, provided such Liens in the aggregate do not constitute an Event of Default under subsection 8(h);
     (i)   Liens in existence on the Closing Date described in Schedule 7.1(i);
     (j)   Liens of landlords or of mortgagees of landlords, arising solely by operation of law, on fixtures located on premises leased in the ordinary course of business, provided that the rental payments secured thereby are not yet due;
     (k)   Liens contemplated under Section 4.12 of the Existing Senior Subordinated Note Indenture;
     (l)   Liens created on Sold Receivables under any Receivables Purchase Facility;

     (m)   Liens created by or pursuant to this Agreement or the other Loan Documents;
     (n)   Liens on assets of Foreign Subsidiaries arising by operation of law or pursuant to customary business practice and not known to the Borrower to materially affect the value of such assets; and
     (o)   purchase money Liens on assets acquired with seller-financed Indebtedness permitted pursuant to subsection 7.5(n), so long as such Liens encumber only assets (and proceeds thereof) acquired with such Indebtedness and do not secure any other Indebtedness.
          7.2   Limitation on Contingent Obligations. Agree to or assume, guarantee, indorse or otherwise in any way be or become responsible or liable for, directly or indirectly, any Contingent Obligation except for (i) the guarantees contemplated by the Security Documents, (ii)(x) guarantees by the Borrower of Indebtedness of Foreign Subsidiary Borrowers in an aggregate amount not to exceed $75,000,000 at any one time outstanding and (y) guarantees by the Borrower of Permitted Foreign Debt of any Foreign Subsidiary, provided that such Permitted Foreign Debt is not secured by any Liens, (iii) guarantees in existence on the Closing Date as described in Schedule 7.2(iii), (iv) Contingent Obligations in an aggregate amount not to exceed $100,000,000 at any one time outstanding, (v) Contingent Obligations of any Subsidiary Guarantor in respect of Indebtedness permitted under subsections 7.5(e) or 7.5(f), provided that such Contingent Obligations are subordinated to the same extent as the obligations of the Borrower in respect of the related Indebtedness, (vi) any guarantees of the Borrower or any of its Subsidiaries under subsection 5.1(b), (vii) any guarantee of the obligations of the Borrower by its Subsidiaries of Indebtedness in respect of the Existing Senior Subordinated Notes; provided that such Contingent Obligations are subordinated to the same extent as the obligations of the Borrower in respect of the related Indebtedness or (viii) guarantees by the Borrower of operating lease obligations of any Domestic Subsidiary incurred in connection with “build to suit” real property improvements in an aggregate amount not to exceed $60,000,000, or (ix) without duplication of subclause (viii) above, guarantees by the Borrower or any Subsidiary of any obligation of the Borrower or any Subsidiary other than an obligation constituting Indebtedness.
     7.3   Limitation on Fundamental Changes. Except as permitted or contemplated by this Agreement or any other Loan Document, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any material part of its business or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business or assets of, or stock or other evidence of beneficial ownership of, any Person, or make any material change in the method by which it conducts business, except that:
     (a)   any Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into the Borrower or any wholly owned Subsidiary of the Borrower (provided that in the case of each such merger or consolidation, the Borrower or such wholly owned Subsidiary, as the case may be, shall be the continuing or surviving corporation);
     (b)   any Subsidiary of the Borrower may be liquidated, wound up or dissolved into, or all or substantially all, or such lesser amount thereof as the Borrower shall determine, of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to, (i) the Borrower or any wholly owned Subsidiary of the Borrower (provided that such wholly owned Subsidiary shall be a Subsidiary Guarantor) or (ii) to any other Person in compliance with subsection 7.8; and

     (c)   the Borrower or any Subsidiary of the Borrower may acquire by purchase or otherwise all or substantially all the business or assets of, or stock or other evidence of beneficial ownership of, any Person (including, without limitation, any Affiliate of the Borrower), provided that such acquisition shall be a Permitted Acquisition.
          7.4   Limitation on Acquisitions, Investments, Loans and Advances. Make or commit to make any advance, loan, extension of credit or capital contribution to, or purchase of stock, bonds, notes, debentures or other securities of any Person, or make any other investment in any Person, except:
     (a)   investments in Cash Equivalents;
     (b)   loans and advances to officers and directors of the Borrower or any of its Subsidiaries (or employees thereof or manufacturers’ representatives provided such loans and advances are approved by an officer of the Borrower) for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount not to exceed $5,000,000 at any one time outstanding;
     (c)   loans and advances to and investments in the Borrower or its Subsidiaries including loans made by Scotts Treasury EEIG to any Foreign Subsidiary;
     (d)   investments in notes and other securities received in the settlement of overdue debts and accounts payable in the ordinary course of business and for amounts which, individually or in the aggregate, are not material to the Borrower and its Subsidiaries taken as a whole;
     (e)   Permitted Acquisitions in an aggregate amount not to exceed $100,000,000 in any fiscal year; provided any amount not used for Permitted Acquisitions in the fiscal year for which it was initially permitted may be carried forward to be used for Permitted Acquisitions or investments permitted by subsection 7.4(g) in the next succeeding fiscal year or ;
     (f)   insofar as not otherwise permitted pursuant to preceding clauses (a) through (e), loans to or investments in Affiliates in an aggregate amount not to exceed $20,000,000 at any one time outstanding;
     (g)   investments in the Capital Stock of a joint venture entity that is a United States Person in an aggregate amount not to exceed the greater of (x) $250,000,000 and (y) 7.5% of Consolidated Total Assets, in either case plus any amounts permitted to be carried forward from the prior fiscal year from subsection7.4(e) and not invested in Permitted Acquisitions in such fiscal year; provided that the amount of such investments permitted pursuant to this subsection 7.4(g) shall be reduced by the aggregate amount of non-cash consideration received in respect of Dispositions permitted pursuant to subsection 7.8;
     (h)   investments in the Capital Stock of a joint venture entity that is not a United States Person;
     (i)   investments in the nature of seller financing of or other consideration received in any Disposition by the Borrower or any of its Subsidiaries of any assets permitted by subsection 7.8; and
     (j)   insofar as not otherwise permitted pursuant to preceding clauses (a) through (i), investments in an aggregate amount not to exceed $50,000,000 at any one time outstanding.

          7.5   Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:
     (a)   Indebtedness of any Loan Party pursuant to any Loan Document;
     (b)   Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;
     (c)   Indebtedness outstanding on the date hereof and listed on Schedule 7.5(c) (including the Existing Senior Subordinated Notes) and any refinancings, refundings, renewals or extensions thereof (other than of the Existing Senior Subordinated Notes) (without increasing, or shortening the maturity of, the principal amount thereof);
     (d)   Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by subsection 7.1(a) in an aggregate principal amount not to exceed $75,000,000 at any one time outstanding;
     (e)   unsecured Indebtedness of the Borrower having no scheduled principal payments or prepayments prior to the date which is six months after the Maturity Date; provided any such Indebtedness may be incurred only if the Borrower shall be in compliance, on a pro forma basis after giving effect to such incurrence, with the covenant contained in subsection 6.10 recomputed as at the last day of the most recently ended fiscal quarter of the Borrower as if such incurrence had occurred on such day; provided further, that any such unsecured Indebtedness which is subordinated shall be subject to subordination provisions generally as favorable to the Lenders as those in the Existing Senior Subordinated Note Indenture of the Borrower and shall not be subject to any maximum limitation; and provided further, that the aggregate principal amount of any such unsecured Indebtedness that is not subordinated as contemplated by the terms of the immediately-preceding proviso shall not exceed $200,000,000 at any one time outstanding;
     (f)   unsecured Indebtedness of the Borrower having no scheduled principal payments or prepayments prior to the date which is six months after the Maturity Date the proceeds of which are used to finance Permitted Acquisitions; provided any such Indebtedness be incurred only if the Borrower shall be in compliance, on a pro forma basis after giving effect to such incurrence, with the covenant contained in subsection 6.10 recomputed as at the last day of the most recently ended fiscal quarter of the Borrower as if such incurrence had occurred on such day;
     (g)   additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $50,000,000 at any one time outstanding;
     (h)   Indebtedness under Hedging Agreements, provided that such Hedging Agreements are entered into in the ordinary course of business to hedge or mitigate risks as to which the Borrower or any of its Subsidiaries reasonably believes it is exposed in the conduct of its business or the management of its liabilities;
     (i)   Indebtedness contemplated by subsection 7.4(c);
     (j)   Indebtedness incurred by any Foreign Subsidiary, provided that the aggregate principal amount of all such Indebtedness of all Foreign Subsidiaries which are not Subsidiary Guarantors or Foreign Subsidiary Borrowers shall not exceed $60,000,000 or the equivalent thereof at any one time outstanding (any Indebtedness incurred pursuant to this subsection 7.5(j), “Permitted Foreign Debt”); and
     (k)   Indebtedness of any Person that becomes a Subsidiary of the Borrower in a Permitted Acquisition or Indebtedness otherwise assumed by the Borrower or any of its Subsidiaries in connection with a Permitted Acquisition in an aggregate principal amount for all such Indebtedness not to exceed $30,000,000 at any one time outstanding;
     (l)   Indebtedness incurred by any Foreign Subsidiary supported by a Letter of Credit (“Supported Foreign Indebtedness”), provided that the aggregate principal amount of all such Indebtedness shall not exceed $65,000,000 at any one time outstanding;
     (m)   to the extent that the Receivables Subsidiary’s or any other Person’s obligation to purchase or acquire Sold Receivables under any Receivables Purchase Facility is deemed to be an obligation to lend money to the Borrower or such Receivables Subsidiary, Indebtedness of the Borrower or such Receivables Subsidiary under any Receivables Purchase Facility in an aggregate principal amount not to exceed $300,000,000 at any one time outstanding; and
     (n)   seller-financed Indebtedness incurred by the Borrower or any of its Subsidiaries in an aggregate principal amount not to exceed $100,000,000 at any one time outstanding.
          7.6   Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower which is not a Subsidiary Guarantor (other than a Receivables Subsidiary in connection with a Receivables Purchase Facility) to (a) pay dividends or make any other distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) pay dividends or make any other distributions from a Foreign Subsidiary which is not a Subsidiary Guarantor or a Subsidiary Borrower except in agreements governing Permitted Foreign Debt, (c) make loans or advances to the Borrower or any other Subsidiary of the Borrower or (d) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of any restrictions with respect to such Subsidiary imposed pursuant to an agreement which has been entered into in connection with the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.
          7.7   Transactions with Affiliates and Officers. Except for transactions associated with the relocation expenses of officers of the Borrower in the ordinary course of business, (a) enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any services, with any Affiliate or any executive officer or director thereof, or enter into, assume or suffer to exist any employment or consulting contract with any Affiliate or any executive officer or director thereof, except any transaction or contract which is in the ordinary course of the Borrower’s or such Subsidiary’s business and which is upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate, (b) make any advance or loan to any Affiliate (except as otherwise made pursuant to subsection 7.4) or any director or executive officer thereof or to any trust of which any of the foregoing is a beneficiary, or to any Person on the guarantee of any of the foregoing or (c) pay any fees (other than reasonable directors’ fees or expenses) or expenses to, or reimburse or assume any obligation for the reimbursement of any expenses incurred by, any Affiliate or any executive officer or director thereof.
          7.8   Limitation on Sale of Assets. Except as permitted or contemplated by this Agreement or any other Loan Document, Dispose of any of its Domestic Assets (including, without limitation, receivables and leasehold interests, but excluding obsolete or worn out property or property

(including inventory) Disposed of in the ordinary course of business) with a fair market value (in combination with any other Domestic Assets sold in the same or any related transaction) in excess of $10,000,000, whether now owned or hereafter acquired, except that the Borrower or any of its Subsidiaries may Dispose of:
     (a)   Domestic Assets, provided that the aggregate fair market value of all such Domestic Assets in all such transactions after giving pro forma effect to such Disposal shall not exceed 20% of Consolidated Total Assets (calculated by aggregating the percentage of Consolidated Total Assets represented by each Disposal at the time of such Disposal); and
     (b)   Sold Receivables pursuant to any Receivables Purchase Facility;
provided that, in the case of any such Disposition pursuant to subclause (a) above (including, without limitation, any Disposition for which the Borrower received as consideration the Capital Stock of a joint venture entity), the Borrower shall receive cash consideration equal to at least 80% of the fair market value of the Disposed assets except to the extent that the non-cash consideration received in such Disposition in excess of 20% of the aggregate total consideration received in such Disposition, together with the aggregate value of the non-cash consideration received in any prior Disposition in excess of 20% of the total consideration therefor and the aggregate amount of other investments in joint venture interests permitted pursuant to subsection 7.4(g) since the date hereof (valued as of the date of receipt thereof) shall not exceed 7.5% of Consolidated Total Assets, plus any permitted carryover from subsection 7.4(e).
          7.9   Sale and Leaseback. Enter into any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or any such Subsidiary, except with respect to (i) such transactions described on Schedule 7.9 and (ii) any other such transactions which shall not have an aggregate fair market value in excess of $75,000,000 since the Closing Date.
          7.10   Fiscal Year. Permit the fiscal year of the Borrower and its Subsidiaries to end on a day other than September 30; provided, that after the Closing Date, the Borrower may, on one occasion, permanently change the date on which the fiscal year of the Borrower and its Subsidiaries ends upon 30 days prior written notice to the Administrative Agent.
          7.11   Modifications of Certain Debt Instruments. Amend, , modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Existing Senior Subordinated Notes or any other unsecured or subordinated notes (or any refinancing thereof) issued pursuant to subsections 7.5(c), (e) or (f) (other than any such amendment, modification, waiver or other change that (i)(x) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (y) does not involve the payment of a consent fee material in proportion to the outstanding principal amount thereof or (z) is no more restrictive to the Borrower and not adverse to the Lenders or (ii) provides for actions which (x) are expressly permitted under this Agreement and (y) do not require the consent of any of the holders of the Existing Senior Subordinated Notes or unsecured or subordinated notes (or refinancing thereof) issued pursuant to subsections 7.5(e); or (c) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Indebtedness” for the purposes of the Existing Senior Subordinated Note Indenture. Nothing in this Section 7.11 shall be deemed to prohibit the optional prepayment, retirement, redemption, purchase, defeaseance or exchange (or arranging therefor) of the Existing Senior Subordinated Notes or any Indebtedness outstanding pursuant to subsection 7.5(c), (e) or (f), which optional prepayment, retirement, redemption, purchase, defeaseance or exchange shall be otherwise permitted by this Agreement.
          7.12   Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents; (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) any agreements governing any Receivables Purchase Facility provided that such limitation shall only be effective against the Sold Receivables.
          7.13   Lines of Business. Engage to any material extent in any business activities other than in the respective primary lines of business of the Borrower and its Subsidiaries (which shall include any evolution or extension of business activities and any business activities reasonably related to such primary lines of business conducted on the Closing Date).
          7.14   Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any of its Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations (collectively, “Restricted Payments”), except that:
     (a)   any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary;
     (b)   the Borrower may make repurchases of its Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price of such options or represents any income or employment tax withholding associated therewith;
     (c)   the Borrower may declare and pay a special dividend on the shares of its common Capital Stock and/or repurchase shares of its common Capital Stock in an aggregate amount up to $750,000,000 of (collectively, the “Repurchase”);
     (d)   so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may declare and pay dividends on its Capital Stock (including its preferred stock) in an aggregate amount of up to $55,000,000 in each fiscal year of the Borrower; provided, that, if after giving effect to any such dividend the Leverage Ratio (calculated on a pro forma basis as of the last day of the most recently completed fiscal quarter, but including in the calculation thereof the Indebtedness of the Borrower and its consolidated Subsidiaries after giving effect to the payment of such dividends) is less than 2.5 to 1.0, the Borrower may declare and pay dividends on its Capital Stock in an aggregate amount of up to $75,000,000 in each fiscal year; provided further that the aggregate amount of dividends permitted by this paragraph (c) for fiscal year 2007 shall be in addition to the amount of any special dividend paid in connection with the Repurchase; and
     (e)   so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make a repurchase or redemption of shares of its Capital Stock, so long as after giving effect to such repurchase or redemption the aggregate cost of all such repurchases and redemptions in the fiscal year during which such repurchase or redemption is to occur is not greater than the amount set forth below opposite such fiscal year:

Fiscal Year	Repurchase/Redemption Amount
2007	$10,000,000
2008	$25,000,000
2009	$75,000,000
2010 and in each fiscal year thereafter	$125,000,000
provided, that any originally permitted amounts not used for repurchases or redemptions in any fiscal year listed above may be carried over to be used in the next succeeding fiscal year; provided further that the amount listed above for repurchases or redemptions permitted in fiscal year 2007 shall be in addition to the Repurchase.
     SECTION 8. EVENTS OF DEFAULT
     Upon the occurrence of any of the following events:
     (a)   Payments. The Borrower or the relevant Subsidiary Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when any such amount becomes due in accordance with the terms thereof or hereof (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder); or the Borrower or the relevant Subsidiary Borrower shall fail to pay any interest on any Loan or any fee or other amount payable hereunder, within five days after any such interest, fee or amount becomes due in accordance with the terms thereof or hereof (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder); or
     (b)   Representations and Warranties. Any representation or warranty made or deemed made by the Borrower or any of its Subsidiaries in any of the Loan Documents to which it is a party or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or
     (c)   Certain Covenants. The Borrower shall default in the observance or performance of any covenant or agreement contained in subsection 6.9 or 6.10; or
     (d)   Other Covenants. The Borrower or any of its Subsidiaries shall default in the observance or performance of any covenant or agreement (i) contained in subsections 7.3, 7.5, 7.8, 7.9 or 7.14 and such default shall continue unremedied for a period of 10 days or (ii) contained in this Agreement or in any other Loan Document not referred to in preceding clause (i) or subsection 8(c) and such default shall continue unremedied for a period of 30 days; or
     (e)   Cross-Default. The Borrower or any of its Material Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Loans) or in the payment of any Contingent Obligation, the aggregate principal amount of which exceeds $75,000,000, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Contingent Obligation was created; or

(ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Contingent Obligation to become payable; or (iii) any such Indebtedness or Contingent Obligation shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or
     (f)   Commencement of Bankruptcy or Reorganization Proceedings. (i) The Borrower or any of its Material Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Material Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Material Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Material Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Borrower or any of its Material Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
     (g)   ERISA. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA in a “distress termination” (within the meaning of Section 4041(c) of ERISA), and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or, in the case of institution of proceedings, the continuance of such proceedings for ten days after commencement thereof, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA in a “distress termination” (within the meaning of Section 4041(c) of ERISA), (v) the Borrower or any Commonly Controlled Entity shall, or is, in the reasonable opinion of the Required Lenders, likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Single Employer Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, is reasonably likely to subject the Borrower or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Borrower and its Subsidiaries taken as a whole; or
     (h)   Material Judgments. One or more judgments or decrees shall be entered against the Borrower or any of its Material Subsidiaries involving in the aggregate a liability (not covered by insurance) of $75,000,000 or more and all such judgments or decrees shall not have been vacated, satisfied, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or
     (i)   Change in Control. (i) Any Person (other than one or more members of the Control Group) shall at any time own, directly or indirectly shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower or (ii) a “Change of Control” as defined in the Existing Senior Subordinated Notes Indenture or any “Change of Control” as defined in any indenture governing indebtedness permitted by subsections 7.5(e) or (f) or any event described with similar terminology thereunder shall occur; or
     (j)   Effectiveness of the Security Documents. Any Security Document shall cease for any reason to be in full force and effect in accordance with its terms or any party thereto shall so assert in writing or any Lien on any material Collateral created by any of the Guarantee and Collateral Agreements shall cease to be enforceable and of the same effect and priority purported to be created thereby (other than pursuant to the terms and conditions of this Agreement or the other Loan Documents); or
then, and in any such event, (a) if such event is an Event of Default specified in paragraph (f) above with respect to the Borrower or any Subsidiary Borrower, automatically the Term Commitments (if any), the Revolving Credit Commitments, the Swing Line Commitment and the L/C Commitment shall immediately terminate and the Term Loan, the Revolving Credit Loans, the Swing Line Loans and the Reimbursement Obligations hereunder (with accrued interest thereon), the maximum amount available to be drawn under all outstanding Letters of Credit and all other amounts owing by the Borrower or such Subsidiary Borrower, as the case may be, under this Agreement shall immediately become due and payable, and (b) if such event is any Event of Default and is continuing, either or both of the following actions may be taken (to the extent not already automatically taken pursuant to the foregoing clause (a)): (i) with the consent of the Required Lenders, the Administrative Agent may or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Term Commitments (if any), the Revolving Credit Commitments, the Swing Line Commitment and the L/C Commitment to be terminated forthwith, whereupon the Term Commitments (if any), the Revolving Credit Commitments, the Swing Line Commitment and the L/C Commitment shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to the Borrower, declare the Term Loan, the Revolving Credit Loans, the Swing Line Loans and the Reimbursement Obligations hereunder (with accrued interest thereon), the maximum amount available to be drawn under all outstanding Letters of Credit and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Any amounts paid by the Borrower in respect of such undrawn Letters of Credit shall be returned to the Borrower after the last expiry date of the Letters of Credit and after all Obligations under the Loan Documents have been paid in full.
          With respect to all Letters of Credit for which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower or the relevant

Subsidiary Borrower, as the case may be, shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payments of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower or such Subsidiary Borrower, as the case may be.
          Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived.
          SECTION 9. THE ADMINISTRATIVE AGENT
          9.1   Appointment.
          (a)   Each Lender hereby irrevocably designates and appoints JPMCB as the Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender hereby irrevocably authorizes JPMCB, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or the other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Administrative Agent.
          (b)   Any proceeds received by the Administrative Agent pursuant to the terms of any Guarantee and Collateral Agreement shall be applied as provided in such Guarantee and Collateral Agreement. Each Hedging Lender agrees that (i) if at any time it shall receive any proceeds pursuant to the terms of either Guarantee and Collateral Agreement (other than through application by the Administrative Agent in accordance with this subsection 9.1(b)), it shall promptly turn the same over to the Administrative Agent for application in accordance with the provisions hereof and (ii) it will not take or cause to be taken any action, including, without limitation, the commencement of any legal or equitable proceedings, the purpose of which is or could be to give such Hedging Lender any preference or priority against the other Lenders with respect to such proceeds.
          9.2   Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.
          9.3   Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any relevant Subsidiary Borrower or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Notes or the other Loan Documents or for any failure of the Borrower or any relevant Subsidiary Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or the other Loan Documents, or to inspect the properties, books or records of the Borrower or any Subsidiary Borrower.
          9.4   Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless (a) a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent and (b) the Administrative Agent shall have received the written agreement of such assignee that such assignee is bound hereby as it would have been had it been an original Lender party hereto, in each case in form and substance satisfactory to the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. The Administrative Agent and the Issuing Lender shall not be required to give any notice to any Person other than the Borrower or the applicable Subsidiary Borrower that an automatic extension of a Letter of Credit shall not be effective, unless the Required Lenders otherwise direct.
          9.5   Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower or any Subsidiary Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent promptly shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
          9.6   Non-Reliance on Administrative Agent, Other Lenders and JPMCB. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates (including, without limitation, JPMCB) has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower or any Subsidiary Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent and JPMCB that it has, independently and without reliance upon the Administrative Agent or any other Lender or JPMCB, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its extensions of credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, JPMCB or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement or the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
          9.7   Indemnification. The Lenders agree to indemnify each of the Administrative Agent and JPMCB in its capacity as such (to the extent not reimbursed by the Borrower or any Subsidiary Borrower and without limiting the obligation of the Borrower or any Subsidiary Borrower to do so), ratably according to the respective amounts of their Aggregate Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Revolving Credit Commitments shall have terminated and the Loans shall have been paid in full, ratably according to their Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or JPMCB in any way relating to or arising out of this Agreement, any of the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or JPMCB under or in connection with any of the foregoing; provided that no Lender shall be liable for any payment of any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent that they result from the Administrative Agent’s or JPMCB’s gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.
          9.8   Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Subsidiary Borrower as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
          9.9   Parallel Debt. (a) (i) Notwithstanding any other provision of this Agreement, the Borrower and each Subsidiary Borrower hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent, as creditor in its own right and not as representative of the other Lenders, sums equal to and in the currency of each amount payable by the Borrower or such Subsidiary Borrower to each of the Lenders under each of the Loan Documents as and when that amount falls due for payment under the relevant Loan Document or would have fallen due but for any discharge resulting from failure of another Lender to take appropriate steps, in insolvency proceedings affecting the Borrower or such Subsidiary Borrower, to preserve its entitlement to be paid that amount.
     (ii) The Administrative Agent shall have its own independent right to demand payment of the amounts payable by the Borrower and each Subsidiary Borrower under this subsection 9.9(a), irrespective of any discharge of the Borrower’s or a Subsidiary Borrower’s obligation to pay those amounts to the other Lenders resulting from failure by them to take appropriate steps, in insolvency proceedings affecting the Borrower or such Subsidiary Borrower, to preserve their entitlement to be paid those amounts.
     (iii) Any amount due and payable by the Borrower or a Subsidiary Borrower to the Administrative Agent under this subsection 9.9(a) shall be decreased to the extent that the other Lenders have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Loan Documents and any amount due and payable by the Borrower or a Subsidiary Borrower to the other Lenders under those provisions shall be decreased to the extent that the Administrative Agent has received (and is able to retain) payment in full of the corresponding amount under this subsection 9.9(a).
     (iv) The rights of the Lenders (other than the Administrative Agent) to receive payment of amounts payable by the Borrower and each Subsidiary Borrower under the Loan Documents are several and are separate and independent from, and without prejudice to, the rights of the Administrative Agent to receive payment under this subsection 9.9(a).
          (b)   All amounts from time to time received or recovered by the Administrative Agent under subsection 9.9(a) and/or in connection with the realization and enforcement of all or any part of the Security Documents shall be held by the Administrative Agent in trust to apply in accordance with the terms of the Loan Documents.
          9.10   Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with, as long as no Event of Default has occurred and is continuing, the approval of the Borrower, which approval shall not be unreasonably withheld). Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. Any appointed successor agent shall act as Administrative Agent only through a branch in the United States in respect of Facility A-1, Facility A-2, Facility B, Facility C or Facility D. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
          9.11   The Syndication Agent and the Documentation Agents. The Syndication Agent and the Documentation Agents do not assume any responsibility or obligation under this Agreement or any of the other Loan Documents or any duties as agents for the Lenders. The titles “Syndication Agent” and “Documentation Agent” imply no fiduciary responsibility on the part of either of the Syndication Agent or the Documentation Agents to any Person and the use of such title does not impose on the Syndication Agent or the Documentation Agents any duties or obligations under this Agreement or any of the other Loan Documents.

          SECTION 10. MISCELLANEOUS
          10.1   Amendments and Waivers.
          (a)   The Administrative Agent, the Borrower and the Subsidiary Borrowers may, from time to time, with the written consent of the Required Lenders, enter into written amendments, supplements or modifications for the purpose of adding any provisions to this Agreement or any other Loan Document or changing in any manner the rights of the Lenders or the Borrower or any Subsidiary Borrower hereunder or thereunder, and, with the consent of the Required Lenders, the Administrative Agent, on behalf of the Lenders, may execute and deliver to the Borrower a written instrument waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or any other Loan Document or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) extend the final maturity of any Loan or reduce the rate or extend the time of payment of interest or fees thereon, or reduce the principal amount thereof, or extend the scheduled date or reduce the amount of any amortization payment in respect of any Term Loan, or change the amount or terms of any Lender’s Commitment (including the Optional Currencies applicable to such Lender) or reduce any outstanding L/C Obligation, or amend, modify or waive any other provision hereof if the effect is to subordinate one of the Facilities in right of payment to any other of the Facilities, in each case without the written consent of each Lender affected thereby, (ii) amend, modify or waive any provision of this subsection (except as expressly provided herein), or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower or any Subsidiary Borrower of any of its rights and obligations under this Agreement or any other Loan Document (except to the extent otherwise provided therein), or release the guarantee obligations of all or substantially all of the Guarantors or all or substantially all of the collateral under the Security Documents, in each case without the written consent of each Lender, (iii) amend, modify or waive any provision of Section 9 without the written consent of the then Administrative Agent, or (iv) amend, modify or waive the provisions of any Letters of Credit or Reimbursement Obligation, without the written consent of the Borrower or the relevant Subsidiary Borrower and the Issuing Lender, or the provisions applicable to the Swing Line Loans without the consent of each Swing Loan Lender. Any such waiver and any such amendment, supplement or modification shall be binding upon the Borrower, the Subsidiary Borrowers, the Lenders and all future holders of the Loans. In the case of any waiver, the Borrower and the Lenders shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.
          (b)   This Agreement may be amended without consent of the Lenders, so long as no Default or Event of Default shall have occurred and be continuing, as follows:
     (i) This Agreement will be amended to add Subsidiaries as additional Subsidiary Borrowers (which in the case of a Foreign Subsidiary, may at such time be designated by the Borrower as a Regular Subsidiary Borrower) upon (x) execution and delivery by the Borrower, such additional Subsidiary Borrowers and the Administrative Agent, of a Joinder Agreement, substantially in the form of Exhibit K (a “Joinder Agreement”), providing for such Subsidiaries to become Subsidiary Borrowers, (y) agreement and acknowledgment by the Borrower and such additional Subsidiaries that the Guarantee and Collateral Agreement covers the obligations of such additional Subsidiaries and (z) delivery to the Administrative Agent of (1) corporate or other applicable resolutions, other corporate or other applicable documents, certificates and legal opinions in respect of such additional Subsidiary Borrowers substantially equivalent to comparable documents delivered on the Closing Date and (2) such other documents with respect thereto as the Administrative Agent shall reasonably request; provided that no Lender shall be required to make Extensions of Credit to any Foreign Subsidiary Borrower if the laws or regulations of any Governmental Authority would prohibit it from doing so on the basis of such Lender’s or such Foreign Subsidiary’s jurisdiction or of organization.
     (ii) This Agreement will be amended to remove any Subsidiary as a Subsidiary Borrower upon execution and delivery by the Borrower to the Administrative Agent of a written notification to such effect and repayment in full of all Loans made to such Subsidiary Borrower, cash collateralization of all L/C Obligations in respect of Letters of Credit issued for the account of such Subsidiary Borrower and repayment in full of all other amounts owing by such Subsidiary Borrower under this Agreement and the other Loan Documents (it being agreed that any such repayment shall be in accordance with the other terms of this Agreement).
     (iii) This Agreement may be amended, modified or supplemented as contemplated by subsection 2.27.
          (c)   The Lenders (and each of their respective successors, assigns and transferees) hereby authorize the Administrative Agent to release any Collateral or the obligations of any Subsidiary under this Agreement or any Security Document on their behalf in the event of (i) a sale or other transfer of such Collateral or such Subsidiary permitted under this Agreement or any such Security Document or (ii) the release of such Collateral as provided in this Agreement or any such Security Document.
          (d)   Notwithstanding any other provision herein, the terms and provisions of Annex B, C or D may be amended, supplemented, modified or waived in any manner which could not reasonably be considered as adversely affecting in any material respect the benefits hereof and the rights and remedies hereunder of the other Lenders with the consent of the Borrower, the Administrative Agent and the Sterling Lenders, the Australian Dollar Lenders or the Canadian Dollar Lenders, as the case may be.
          10.2 Notices. Except as provided in subsections 2.2 and 2.3, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing or by telecopy and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and each of the Subsidiary Borrowers and the Administrative Agent, and as set forth in Schedule 10.2 in the case of the Lenders, or to such address or other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Borrower and
each Subsidiary Borrower:	The Scotts Miracle-Gro Company
14111 Scottslawn Road
Marysville, Ohio 43041
Attention: Treasurer
Telephone: (937) 664-7221
Telecopy: (937) 578-5754

With a copy sent to:	Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, Ohio 43215
Attention: John B. Weimer, Esq. and
Stephen D. Browning, Esq.
Telephone: (614) 464-8343
Telecopy: (614) 719-5086

The Administrative Agent:	JPMorgan Chase Bank, N.A.
270 Park Avenue
New York, New York 10017
Attention.: Randolph E. Cates
Telephone: (212) 270-8997
Telecopy: (212) 270-6041

With a copy sent to:	J.P. Morgan Europe Limited
125 London Wall
London EC2Y 5AJ England
Attention: Sue Dalton, Agency Department
Telephone: +44 207 777 2542
Telecopy: +44 207 777 2360

JPMorgan Chase Bank, N.A.
Loan and Agency Services
1111 Fannin Street
10th Floor
Houston, Texas 77002
Attention: Sylvia Trevino
Telephone: (713) 750-3536
Telecopy: (713) 750-2932

The Australian Administrative Agent:	J.P. Morgan Australia Limited
Level 32, Grosvenor Place
225 George Street
Sydney NSW 2000 Australia
Attention: Jason M. Lock/Graham McKinley, Agency
Telephone: +61-(2)-9220-3162/1907
Telecopy: +61-(2)-9247-7698

With a compy sent to:	JPMorgan Chase Bank, N.A., Mumbai Mahakali
Caves Road, Chakala Junction
Floor 3
Mumbai 400093 India
Attention: Preetam D. Dalvi, Asia Loan Operations
Telephone: (91-22) 56953625
Telecopy: (91-22) 56954361

The Canadian Administrative Agent:	J.P. Morgan Bank, N.A., Toronto Branch
200 Bay Street
Royal Bank Plaza, Floor 18
Toronto M57 2J2 Canada
Attention: Martha Tamayo
Telephone: (416) 981-9235
Telecopy: (416) 982-9128
provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.
          10.3  No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          10.4  Survival of Representations, Warranties and Indemnities. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder. The obligation of the Borrower to make payments or to provide indemnities as provided for in this Agreement shall survive payment in full of the Loans, expiration of all Letters of Credit and termination of the Revolving Credit Commitments and this Agreement.
          10.5  Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel (including, without limitation, in-house counsel) to the Administrative Agent and to the several Lenders, (c) to pay, indemnify and hold each Lender and the Administrative Agent harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar non-income taxes (and, for the avoidance of doubt, other than Excluded Taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents provided that and notwithstanding any other provision of this Agreement to the contrary, the Borrower and/or any Subsidiary Borrower shall only be liable to make any payment to the Administrative Agent or any Lender regarding any UK stamp duty or SDRT in respect of any transfer if such transfer is effected by an Assignment and Acceptance which operates as a novation, i.e., if the original rights and obligations as between the relevant Borrower and the transferor Lender are extinguished and new rights and obligations between the relevant Borrower and the transferee Lender are created, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, trustees, employees, advisers and agents harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including the reasonable legal fees and expenses of each Lender and the Administrative Agent with respect to third party enforcement actions arising out of the transactions contemplated under this Agreement and the other Loan Documents) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents; provided, however, that with respect to subparagraphs (c) and (d), the Borrower shall not be liable for the payment of any losses, costs, penalties, judgments, suits, liabilities, damages, penalties, actions, expenses or disbursements resulting solely from the gross negligence or willful misconduct of any such Lender. The agreements in this subsection shall survive repayment of the Loans, the Reimbursement Obligations and all other amounts payable hereunder.
          10.6  Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
          (b)   (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
     (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8(a) or (f) has occurred and is continuing, any other Person;
     (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of any Term Commitment or Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and
     (C) the Issuing Lender, provided that no consent of the Issuing Lender shall be required for an assignment of all or any portion of any Term Commitment or Term Loan.
     (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, or the Non-Dollar Currency Equivalent thereof, unless each of the Borrower and the Administrative Agent otherwise consent, provided that (y) no such consent of the Borrower shall be required if an Event of Default under Section 8(a) or (f) has occurred and is continuing and (z) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any; provided further, that no such assignment of less than all of an assigning Lender’s Commitments under a Revolving Facility shall reduce the assigning Lender’s Revolving Credit Commitment to less than $5,000,000 or the Non-Dollar Currency Equivalent thereof or such other amount as agreed upon by the Administrative Agent and the Borrower.

     (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (which fee shall be payable by Lenders party to such assignment);
     (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and
     (D) the Assignee shall not be entitled to the benefits of subsection 2.22 unless the Assignee complies with the applicable requirements set forth in subsection 2.22(b).
          For the purposes of this subsection 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of subsections 2.20, 2.21, 2.22 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this subsection.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall, in the absence of manifest error, be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this subsection and any written consent to such assignment required by paragraph (b) of this subsection, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c)   (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the first sentence of subsection 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this subsection, the Borrower agrees that each Participant shall be entitled to the benefits of subsections 2.18, 2.19, 2.20 and 2.22 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.7(b) as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under subsection 2.21 or 2.22 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant shall not be entitled to the benefits of subsection 2.22 unless such Participant complies with the applicable requirements set forth in subsection 2.22(b).
          (d)   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this subsection shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
          (e)   The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue a promissory note (a “Note”) to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
          10.7  Adjustments; Set-off.
          (a)   Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

          (b)   In addition to any rights and remedies of the Lenders provided by law, upon the occurrence of an Event of Default and acceleration of the obligations owing in connection with this Agreement, each Lender shall have the right, without prior notice to the Borrower or any Subsidiary Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off, appropriate and apply against any indebtedness, whether matured or unmatured, of the Borrower or such Subsidiary Borrower to such Lender, any amount held by or owing from such Lender to or for the credit or the account of the Borrower or such Subsidiary Borrower at, or at any time after, the happening of any of the above mentioned events, and the aforesaid right of set-off may be exercised by such Lender against the Borrower or such Subsidiary Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, custodian or execution, judgment or attachment creditor of the Borrower or such Subsidiary Borrower, or against anyone else claiming through or against the Borrower or such Subsidiary Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, custodian or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance of, or service upon such Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify the Borrower or such Subsidiary Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. Any set-off pursuant to this paragraph may be effected notwithstanding that the currencies of the offsetting indebtedness may be different, and any such set-off shall be done by reference to the spot exchange rate for such currencies on the date of such set-off. Each Lender agrees that it will promptly pay to the Administrative Agent the amount of any set-off by it against the obligations hereunder as contemplated above for distribution by the Administrative Agent in accordance with the provisions of this Agreement.
          (c)   In calculating the amount of Commitments, Loans or Obligations for any purpose under this Agreement and the other Loan Documents, including, without limitation, voting or distribution purposes, the amount of any thereof which is denominated in a currency other than Dollars shall be converted into Dollars at the Dollar Equivalent thereof on the date on which such calculation is to be made.
          10.8  Enforceability; Usury. In no event shall any provision of this Agreement or any other instrument evidencing or securing the indebtedness of the Borrower or any Subsidiary Borrower hereunder ever obligate the Borrower or any of the Subsidiary Borrowers to pay or allow any Lender to collect interest on the Loans or any other indebtedness of the Borrower or any of the Subsidiary Borrowers hereunder at a rate greater than the maximum non-usurious rate permitted by applicable law (herein referred to as the “Highest Lawful Rate”), or obligate the Borrower or any of the Subsidiary Borrowers to pay any taxes, assessments, charges, insurance premiums or other amounts to the extent that such payments, when added to the interest payable on the Loans or any other indebtedness hereunder, would be held to constitute the payment by the Borrower or such Subsidiary Borrower of interest at a rate greater than the Highest Lawful Rate; and this provision shall control over any provision to the contrary.
          Without limiting the generality of the foregoing, in the event the maturity of all or any part of the principal amount of the indebtedness of the Borrower or any of the Subsidiary Borrowers hereunder shall be accelerated for any reason, then such principal amount so accelerated shall be credited with any interest theretofore paid thereon in advance and remaining unearned at the time of such acceleration. If, pursuant to the terms of this Agreement, any funds are applied to the payment of any part of the principal amount of the indebtedness of the Borrower or any of the Subsidiary Borrowers hereunder prior to the maturity thereof, then (a) any interest which would otherwise thereafter accrue on the principal amount so paid by such application shall be canceled, and (b) the indebtedness of the Borrower or such Subsidiary Borrower hereunder remaining unpaid after such application shall be credited with the amount of all interest, if any, theretofore collected on the principal amount so paid by such application and remaining unearned at the date of said application; and if the funds so applied shall be sufficient to pay in full all the indebtedness of the Borrower or such Subsidiary Borrower hereunder, then the Lenders shall refund to the Borrower or such Subsidiary Borrower all interest theretofore paid thereon in advance and remaining unearned at the time of such acceleration. Regardless of any other provision in this Agreement, or in any of the written evidences of the indebtedness of the Borrower or any of the Subsidiary Borrowers hereunder, neither the Borrower nor any of the Subsidiary Borrowers shall be required to pay any unearned interest on such indebtedness or any portion thereof, or be required to pay interest thereon at a rate in excess of the Highest Lawful Rate construed by courts having competent jurisdiction thereof.
          10.9  Judgment. The obligations of the Borrower or any Subsidiary Borrower in respect of this Agreement and any Note due to any party hereto or any holder of any bond shall, notwithstanding any judgment in a currency (the “judgment currency”) other than the currency in which the sum originally due to such party or such holder is denominated (the “original currency”), be discharged only to the extent that on the Business Day following receipt by such party or such holder (as the case may be) of any sum adjudged to be so due in the judgment currency such party or such holder (as the case may be) may in accordance with normal banking procedures purchase the original currency with the judgment currency; if the amount of the original currency so purchased is less than the sum originally due to such party or such holder (as the case may be) in the original currency, the Borrower or such Subsidiary Borrower, as the case may be, agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party or such holder (as the case may be) against such loss, and if the amount of the original currency so purchased exceeds the sum originally due to any party to this Agreement or any holder of Notes (as the case may be), such party or such holder (as the case may be), agrees to remit to the Borrower or such Subsidiary Borrower, as the case may be, such excess. This covenant shall survive the termination of this Agreement and payment of the Loans and all other amounts payable hereunder.
          10.10  Counterparts. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties hereto shall be delivered to the Borrower and the Administrative Agent. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          10.11  Governing Law; No Third Party Rights. This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement. If any amendment to this Agreement provides for (a) the payment in full of all the Loans of a Lender outstanding under this Agreement, together with any accrued interest thereon and any accrued fees payable to such Lender under this Agreement, and (b) the termination of all Commitments of such Lender under this Agreement, then (i) such amendment shall not require the consent of such Lender (but shall in any event require the consent of each continuing Lender with Loans or a Commitment under the same Facility), and (ii) concurrently with the effectiveness of such amendment, such Lender shall cease to be a party to this Agreement and shall cease to have any rights under this Agreement (other than rights hereunder expressly stated to survive the termination of this Agreement and any rights hereunder and under the other Loan Documents with respect to any Hedging Agreement entered into by such Lender or any of its affiliates prior to the date such amendment becomes effective).

          10.12  Headings. The headings of the Sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.
          10.13  Submission To Jurisdiction; Waivers. Each of the Borrower and the Subsidiary Borrowers hereby irrevocably and unconditionally:
     (a)   submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
     (b)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower and the Subsidiary Borrowers at their respective addresses set forth in subsection 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (d)   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e)   waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.
     (f)   Upon any Foreign Subsidiary becoming a Foreign Subsidiary Borrower, such Foreign Subsidiary Borrower hereby agrees to irrevocably and unconditionally appoint the Borrower or an agent for service of process located in New York City (the “New York Process Administrative Agent”), reasonably satisfactory to the Administrative Agent, as its agent to receive on behalf of such Foreign Subsidiary Borrower and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any such New York State or Federal court described in paragraph (a) of this subsection and agrees promptly to appoint a successor New York Process Administrative Agent in The City of New York (which successor New York Process Administrative Agent shall accept such appointment in a writing reasonably satisfactory to the Administrative Agent) prior to the termination for any reason of the appointment of the initial New York Process Administrative Agent. In any such action or proceeding in such New York State or Federal court, such service may be made on such Foreign Subsidiary Borrower by delivering a copy of such process to such Foreign Subsidiary Borrower in care of the New York Process Administrative Agent at the New York Process Administrative Agent’s address and by depositing a copy of such process in the mails by certified or registered air mail, addressed to such Foreign Subsidiary Borrower at its address specified in subsection 10.2 (such service to be effective upon such receipt by the New York Process Administrative Agent and the depositing of such process in the mails as aforesaid). Each of the Foreign Subsidiary Borrowers hereby irrevocably and unconditionally authorizes and directs the New York Process Administrative Agent to accept such service on its behalf. As an alternate method of service, each of the Foreign Subsidiary Borrowers irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such New York State or Federal court by mailing of copies of such process to such Foreign Subsidiary Borrower by certified or registered air mail at its address specified in subsection 10.2. Each of the Foreign Subsidiary Borrowers agrees that, to the fullest extent permitted by applicable law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     (g)   To the extent that any Foreign Subsidiary Borrower has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Foreign Subsidiary Borrower hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and any Note.
          10.14 Acknowledgments. Each of the Borrower and the Subsidiary Borrowers hereby acknowledges that:
     (a)   it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
     (b)   neither the Administrative Agent nor any Lender has any fiduciary relationship to the Borrower or any Subsidiary Borrower, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower or any Subsidiary Borrower, on the other hand, is solely that of debtor and creditor; and
     (c)   no joint venture exists among the Lenders or among the Borrower or any Subsidiary Borrower and the Lenders.
          10.15  Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this subsection 10.15, to any actual or prospective transferee or any direct or indirect counterparty to any Hedging Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.
          Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
          All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
          10.16   WAIVERS OF JURY TRIAL. THE BORROWER, THE SUBSIDIARY BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          10.17  Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          10.18 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act. The Borrower shall promptly provide such information upon request by any Lender.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

THE SCOTTS MIRACLE-GRO COMPANY
By:	/s/ David C. Evans

Name: David C. Evans
Title: Executive Vice President and Chief Financial Officer
HYPONEX CORPORATION
By:	/s/ David C. Evans

Name: David C. Evans
Title: Executive Vice President and Chief Financial Officer
SCOTTS AUSTRALIA PTY. LTD.
By:	/s/ Edward R. Claggett

Name: Edward R. Claggett
Title: Director
SCOTTS CANADA LTD.
By:	/s/ Edward R. Claggett

Name: Edward R. Claggett
Title: Vice President and Assistant Secretary
SCOTTS HOLDINGS LIMITED
By:	/s/ Edward R. Claggett

Name: Edward R. Claggett
Title: Director

SCOTTS MANUFACTURING COMPANY
By:	/s/ David C. Evans

Name: David C. Evans
Title: Executive Vice President and Chief Financial Officer
EG SYSTEMS, INC.
By:	/s/ David C. Evans

Name: David C. Evans
Title: Executive Vice President and Chief Financial Officer
SCOTTS TEMECULA OPERATIONS, LLC
By:	/s/ Edward R. Claggett

Name: Edward R. Claggett
Title: Vice President and Assistant Secretary
THE SCOTTS COMPANY (UK) LTD.
By:	/s/ Edward R. Claggett

Name: Edward R. Claggett
Title: Director
SCOTTS TREASURY EEIG
By:	/s/ Edward R. Claggett

Name: Edward R. Claggett
Title: Authorized Signatory

THE SCOTTS COMPANY LLC
By:	/s/ David C. Evans

Name: David C. Evans
Title: Executive Vice President and Chief Financial Officer
SMITH & HAWKEN, LTD.
By:	/s/ David C. Evans

Name: David C. Evans
Title: Senior Vice President
SMG GROWING MEDIA, INC.
By:	/s/ David C. Evans

Name: David C. Evans
Title: Executive Vice President and Chief Financial Officer
GUTWEIN & CO., INC.
By:	/s/ David C. Evans

Name: David C. Evans
Title: Executive Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Lender
By:	/s/ Randolph Cates

Name: Randolph Cates
Title: Vice President

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

BANK OF AMERICA, N.A.,
As Syndication Agent and Lender
By:	/s/ Sharon Burks Horos

Name: Sharon Burks Horos
Title: Vice President

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

BANK OF MONTREAL
By:	/s/ Ben Ciallella

Name: Ben Ciallella
Title: Vice President

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

BMO CAPITAL MARKETS FINANCING, INC.,
By:	/s/ Robert H. Wolohan

Name: Robert H. Wolohan
Title: Vice President

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

The Bank of Tokyo-Mitsubishi UFJ, Ltd.,
New York Branch
By:	/s/ Maria Ferradas

Name: Maria Ferradas
Title: Authorized Signatory

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

BAYERISCHE LANDESBANK
New York Branch
By:	/s/ Edward J. Cripps

Edward J. Cripps
Vice President
By:	/s/ Georgina Fiordalisi

Georgina Fiordalisi
Vice President

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

BNP Paribas
By:	/s/ Curtis Price

Name: Curtis Price
Title: Managing Director
By:	/s/ Richard Broeren

Name: Richard Broeren
Title: Managing Director

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

[INSERT LENDER Name] CALYON
By:	/s/ Lee E. Greve

Name: Lee E. Greve
Title: Managing Director
By:	/s/ Blake Wright

Name: Blake Wright
Title: Managing Director

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

Chang Hwa Commercial Bank, Ltd., New York Branch
By:	/s/ Jim C.Y. Chen

Name: Jim C.Y. Chen
Title: VP & General Manager

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

Citicorp North America, Inc.
/s/ Robert H. Chen

Name: Robert H. Chen Title: Vice President

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

CITIZENS BANK OF PENNSYLVANIA
By:	/s/ Clifford A. Mull

Name: Clifford A. Mull Title: Vice President

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

CoBank, ACB
By:	/s/ S. Richard Dill

Name: S. Richard Dill Title: Vice President

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

Comerica Bank
By:	/s/ Scott M. Kowalski

Name: Scott M. Kowalski Title: Vice President

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

Commerzbank AG, New York and Grand Cayman Branches
By:	/s/ Albert Morron

Name: Albert Morron Title: Assistant Vice President

By:	/s/ John Marlatt

Name: John Marlatt Title: Senior Vice President

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

E.Sun Commercial Bank, Ltd., Los Angeles Branch
By:	/s/ Benjamin Lin

Name: Benjamin Lin Title: EVP & General Manager

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

Fifth Third Bank
By:	/s/ Brent M. Jackson
	Name:	Brent M. Jackson
	Title:	Vice President

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

FORTIS CAPITAL CORP.
By:	/s/ John W. Deegan
	Name:	John W. Deegan
	Title:	Senior Vice President

By:	/s/ Diran Cholakian
	Name:	Diran Cholakian
	Title:	Senior Vice President

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

General Electric Capital Corporation
By:	/s/ Dwayne Coker
	Name:	Dwayne Coker
	Title:	Duly Authorized Signatory

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

GreenStone Farm Credit Services, ACA/FLCA
By:	/s/ Alfred S. Compton, Jr.
	Name:	Alfred S. Compton, Jr.
	Title:	Vice President/Sr. Lending Officer

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

HUA NAN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH
By:	/s/ Oliver C.H. Hsu
	Name:	Oliver C.H. Hsu
	Title:	VP & General Manager

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

KBC BANK, NV, New York Branch
By:	/s/ William Cavanaugh
	Name:	William Cavanaugh
	Title:	Vice President

By:	/s/ Robert Snauffer
	Name:	Robert Snauffer
	Title:	First Vice President

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

LaSalle Bank N.A.
By:	/s/ Ted Lape
	Name:	Ted Lape
	Title:	Senior Vice President

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

Mizuho Corporate Bank, Ltd.
By:	/s/ Leon Mo
	Name:	Leon Mo
	Title:	Senior Vice President

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

National City Bank
By:	/s/ Thomas E. Redmond
	Name:	Thomas E. Redmond
	Title:	Senior Vice President

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

THE NORTHERN TRUST COMPANY
By:	/s/ Jeffrey P. Sullivan
	Name:	Jeffrey P. Sullivan
	Title:	Vice President

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

PEOPLE’S BANK
By:	/s/ George F. Paik
George F. Paik
Vice President

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

COOPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, as a Lender
By:	/s/ Peter Glawe
	Name:	Peter Glawe
	Title:	Vice President

By:	/s/ Andrew Sherman
	Name:	Andrew Sherman
	Title:	Executive Director

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

[State Bank of India]
By:	/s/ Ashok Wanchoo
	Name:	Ashok Wanchoo
	Title:	Vice President & Head (Credit)

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION
By:	/s/ Shigeru Tsuru
	Name:	Shigeru Tsuru
	Title:	Joint General Manager

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

TD BANKNORTH, N.A.
By:	/s/ Charles A. Walker
	Name:	Charles A. Walker
	Title:	Senior Vice President

     IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

The Bank of New York
By:	/s/ J. David Parker, Jr.
	Name:	J. David Parker, Jr.
	Title:	Vice President

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

Scotiabanc Inc.
By:	/s/ William E. Zarrett
	Name:	William E. Zarrett
	Title:	Managing Director

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND
By:	/s/ Daniel McAneney
	Name:	Daniel McAneney
	Title:	Authorised Signatory

By:	/s/ Barry Heraty
	Name:	Barry Heraty
	Title:	Associate Director

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

The Norinchukin Bank
By:	/s/ Kaoru Yamada
	Name:	Kaoru Yamada
	Title:	Joint General Manager

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

U.S. Bank National Association
By:	/s/ Jason C. Nadler
	Name:	Jason C. Nadler
	Title:	Vice President

Signature page to
The Scotts Miracle-Gro Company
2007 Amended and Restated Credit Agreement

United Overseas Bank Limited, New York Agency
By:	/s/ George Lim
	Name:	George Lim
	Title:	FVP & General Manager

By:	/s/ Mario Sheng
	Name:	Mario Sheng
	Title:	AVP

ANNEX A
PRICING GRID

Leverage	Applicable		Commitment
Ratio	Margin		Fee Rate
	LIBOR	ABR
> 4.00 to 1.00	1.500%	0.500%	0.350%
> 3.00 to 1.00	1.250%	0.250%	0.250%
> 2.25 to 1.00	1.000%	0.000%	0.250%
> 1.75 to 1.00	0.875%	0.000%	0.200%
> 1.25 to 1.00	0.750%	0.000%	0.200%
< 1.25 to 1.00	0.625%	0.000%	0.175%
Changes in the Applicable Margin or in the Commitment Fee Rate resulting from changes in the Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to subsection 6.1 (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year of the Borrower or the 90th day after the end of each fiscal year of the Borrower, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than or equal to 4.00 to 1.00. In addition, at all times while an Event of Default shall have occurred and be continuing, the Leverage Ratio shall for the purposes of this definition be deemed to be greater than 4.00 to 1.00. Each determination of the Leverage Ratio pursuant to this pricing grid shall be made with respect to (or, in the case of Average Total Indebtedness, as at the end of) the period of four consecutive fiscal quarters of the Borrower ending at the end of the period covered by the relevant financial statements.

ANNEX B
SECTION 1.   DEFINITIONS
          Defined Terms. Unless otherwise defined herein, terms defined in the Amended and Restated Credit Agreement, dated as of February 7, 2007 (as amended, restated supplemented or otherwise modified from time to time, the “Credit Agreement”) to which this Annex B is attached and used herein shall have the meanings given to them in the Credit Agreement, and the following terms shall have the following meanings:
     “Aggregate Sterling Revolving Extensions of Credit” shall mean an amount equal to the sum of (a) the aggregate principal amount of all Sterling Loans (including, without limitation, Sterling Swing Line Loans borrowed under Sterling Commitments) then outstanding and (b) the aggregate amount of all Sterling L/C Obligations then outstanding.
     “Aggregate Facility B Revolving Extensions of Credit” shall mean an amount equal to the sum of (a) the aggregate principal amount of all Facility B Loans (including, without limitation, Sterling Swing Line Loans borrowed under Facility B Commitments) then outstanding and (b) the aggregate amount of all Sterling L/C Obligations then outstanding in respect of Letters of Credit issued under the Facility B Commitments.
     “Applicable Margin for Sterling Borrowing” shall mean for each type of Sterling Loan, the rate per annum set forth under the relevant column heading in the pricing grid attached as Appendix I hereto.
     “Application” shall mean an application, in such form as the Sterling Issuing Lender may specify from time to time, requesting such Sterling Issuing Lender to open a Sterling Letter of Credit.
     “Available Sterling Commitment” shall mean, as to any Lender at any time, the amount equal to the excess, if any, of (a) such Lender’s Sterling Commitment over (b) the sum of such Lender’s (i) ratable portion of the Aggregate Facility B Revolving Extensions of Credit and (ii) ratable portion of the Aggregate Sterling Revolving Extensions of Credit. The Available Sterling Commitment may be calculated as being negative at any time.
     “Borrowing Date (U.K.)” shall mean any Business Day (U.K.) specified in a notice as a date on which the Sterling Subsidiary Borrower requests the relevant Sterling Lenders to make Sterling Loans under this Annex B to the Credit Agreement.
     “Business Day (U.K.)” shall mean a day on which banks are open for business in London but excludes Saturday, Sunday and any other day which is a legal holiday in London.
     “Eligible U.K. Bank” shall mean a Person that is both (i) a bank as defined in Section 840A of the United Kingdom Income and Corporation Taxes Act 1988, and (ii) a Person within the charge to United Kingdom corporation tax (i.e., a United Kingdom resident company or a non-resident company which is carrying on a trade in the United Kingdom through a permanent establishment in the United Kingdom to which the beneficial interest in interest accrued under Loans made to the Borrower or a Subsidiary Borrower is attributable and which is not entitled to exemption from tax in respect of that interest).

2

     “Interest Payment Date” shall mean (a) as to any Reference Rate Loan, the last day of each March, June, September and December, commencing on the first of such days to occur after such Reference Rate Loan is made or any LIBOR Loan is converted to such Reference Rate Loan, (b) as to any LIBOR Loan in respect of which the relevant Sterling Subsidiary Borrower has selected an Interest Period of one month, two months or three months, the last day of such Interest Period and (c) as to any LIBOR Loan in respect of which the relevant Sterling Subsidiary Borrower has selected a longer Interest Period than the periods described in preceding clause (b), the day three months after the commencement of such Interest Period and the last day of such Interest Period.
     “Interest Period” shall mean with respect to any LIBOR Loan, (i) initially, the period commencing on, as the case may be, the borrowing or conversion date with respect to a LIBOR Loan, and ending one, two, three or six months thereafter, as selected by the relevant Sterling Subsidiary Borrower in its irrevocable written notice of borrowing as provided in subsection 2.2 or its written irrevocable notice of conversion as provided in subsection 2.11 and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one, two, three or six months thereafter, as selected by the relevant Sterling Subsidiary Borrower by irrevocable written notice to the Sterling Administrative Agent not less than three Business Days (U.K.) prior to the last day of then current Interest Period with respect to such Sterling Loan; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
     1. if any Interest Period pertaining to a LIBOR Loan would otherwise end on a day which is not a Business Day (U.K.), that Interest Period shall be extended to the next succeeding Business Day (U.K.) unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the next preceding Business Day (U.K.);
     2. if the relevant Sterling Subsidiary Borrower shall fail to give notice as provided in clauses (i) and (ii) in this definition, the relevant Sterling Subsidiary Borrower shall be deemed to have requested conversion of the affected LIBOR Loan to a Reference Rate Loan on the last day of then current Interest Period with respect thereto;
     3. any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date; and
     4. any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day (U.K.) of a calendar month (or on day a for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day (U.K.) of a calendar month.
     “LIBOR Base Rate” shall mean, with respect to any LIBOR Loan for any Interest Period therefor:
     1. the rate per annum (rounded to the nearest 1/16 of 1%) appearing on the Screen for such currency as the London Interbank Offered Rate for deposits in such currency at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on (in the case of any LIBOR Loan in Sterling) or two Business Days prior to (in the case of any LIBOR Loan in euros) the first day of such Interest Period as the London Interbank Offered Rate for such currency having a term comparable to such Interest

3

Period and in an amount equal to the Sterling or euro equivalent, as the case may be, of U.S.$1,000,000; or
     2. if such rate does not appear on the Screen (or, if the Screen shall cease to be publicly available or if the information contained on the Screen, in the Sterling Administrative Agent’s reasonable judgment, shall cease accurately to reflect such LIBOR Base Rate, as reported by any publicly available source of similar market data selected by the Sterling Administrative Agent that, in the Sterling Administrative Agent’s reasonable judgment, accurately reflects such LIBOR Base Rate), the LIBOR Base Rate shall mean, with respect to any LIBOR Loan for any Interest Period, the arithmetic mean, as determined by the Sterling Administrative Agent, of the rate per annum (rounded to the nearest 1/16 of 1%) quoted by each relevant Reference Bank at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the first day of the Interest Period for such Loan for the offering by such Reference Bank to leading banks in the London interbank market of deposits in such currency having a term comparable to such Interest Period and in an amount comparable to the principal amount of the LIBOR Loan to be made by such Reference Bank (or its applicable Lending Installation, as the case may be) for such Interest Period.
     “LIBOR Loans” shall mean the Sterling Loans hereunder at such time as they are made and/or being maintained at a rate of interest based upon the applicable LIBOR Rate.
     “LIBOR Rate” shall mean with respect to a LIBOR Loan for each day during each Interest Period pertaining thereto, the sum of the LIBOR Base Rate plus, to the extent generally applicable to loans to the relevant Borrower or Subsidiary Borrower, the Financial Services Authority charges for such day.
     “Post-Default Rate” shall mean a rate equal to the sum or 2% plus the rate of interest otherwise applicable to such Sterling Loan.
     “Reference Banks”: JPMorgan Chase Bank, N.A., Citicorp North America, Inc. and Bank of America, N.A. or such other Sterling Lenders, as determined by the Sterling Administrative Agent, from time to time.
     “Reference Rate”: the rates of interest publicly announced by the Reference Banks from time to time as their respective reference or prime rates, which such rates may not be the lowest rate of interest charged by such Reference Banks.
     “Reference Rate Loans”: Sterling Loans hereunder at such time as they are made or being maintained at a rate of interest based upon the Reference Rate.
     “Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation or Articles of Incorporation, as the case may be, and Code of Regulations and/or By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Screen” shall mean the Telerate Page on which appears the LIBOR Base Rate for deposits in Sterling or euros, as applicable; provided that, if there is no such Telerate Page, the relevant Bloomberg Financial Markets Service page will be substituted.

4

     “Sterling” or “£” shall mean pounds sterling in the lawful currency of the United Kingdom.
     “Sterling Administrative Agent” shall mean J.P. Morgan Europe Limited, together with its affiliates, as the agent for the Sterling Lenders under the Credit Agreement.
     “Sterling Administrative Office” shall mean the Sterling Administrative Agent’s office located at 125 London Wall, London England EC2 5AJ, telecopy: +44-207-777-2360, attention: Sue Dalton, Agency Department, or such other office in the United Kingdom as may be designated as such by the Sterling Administrative Agent by written notice to the Sterling Subsidiary Borrowers and the Sterling Lenders.
     “Sterling Commitment” shall mean, as to any Sterling Lender, the obligation of such Sterling Lender to make Sterling Loans and participate in Sterling Swing Line Loans or Sterling Letters of Credit hereunder in an aggregate principal or face amount at any one time outstanding up to but not exceeding the amount set forth opposite such Sterling Lender’s name on Schedule 1 to the Credit Agreement under the caption “Sterling Commitment” or in the Assignment and Acceptance pursuant to which such Sterling Lender became party to the Credit Agreement, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate principal amount of the Sterling Commitments is the Sterling or euro equivalent of U.S.$300,000,000.
     “Sterling Commitment Percentage” shall mean as to any Sterling Lender at any time, the percentage of the aggregate Sterling Commitments then constituted by such Sterling Lender’s Sterling Commitment.
     “Sterling Facility” shall mean the Sterling Commitments together with the Aggregate Sterling Revolving Extensions of Credit.
     “Sterling Issuing Lender” shall mean J.P. Morgan Europe Limited.
     “Sterling L/C Commitment” shall mean the amount equal to the Sterling or euro equivalent of U.S.$65,000,000.
     “Sterling L/C Obligations” shall mean, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of then outstanding Sterling Letters of Credit and (b) the aggregate amount of drawings under Sterling Letters of Credit which have not then been reimbursed pursuant to Section 3.
     “Sterling L/C Participants” shall mean the collective reference to all the Sterling Lenders other than the Issuing Lender.
     “Sterling Lender” shall mean each Lender that has a Sterling Commitment or that holds Sterling Loans; collectively, the “Sterling Lenders”. Each Sterling Lender on the date hereof represents that it is an Eligible U.K. Bank.
     “Sterling Letter of Credit” shall mean any Sterling Standby L/C or Sterling Trade L/C, as each term is defined in subsection 3.1.
     “Sterling Loan” shall mean any Loan made under the Sterling Commitments pursuant to subsection 2.1; collectively, the “Sterling Loans”.

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     “Sterling Lending Office” shall mean for each Sterling Lender, the lending office for such Sterling Lender (or of an affiliate of such Sterling Lender) designated for each type of Sterling Loan in the Administrative Questionnaire of such Sterling Lender or such other lending office of such Sterling Lender (or of an affiliate of such Sterling Lender) as such Sterling Lender may from time to time specify to the Sterling Administrative Agent and the Sterling Subsidiary Borrowers as the office by which its Sterling Loans of such type are to be made and maintained.
     “Sterling Swing Line Commitment” shall mean the obligation of the Sterling Swing Line Lender, at any date, to make a Sterling Swing Line Loan pursuant to subsection 2.3(a) in the amount referred to therein.
     “Sterling Swing Line Lender” shall mean The Royal Bank of Scotland plc or any Affiliate thereof and such other Lenders or Affiliates thereof as may be designated in writing by the Sterling Subsidiary Borrowers which agree in writing to act as such in accordance with the terms hereof and are reasonably acceptable to the Sterling Administrative Agent.
     “Sterling Swing Line Loan” shall mean any Sterling Swing Line Loan made pursuant to subsection 2.3 hereof.
     “Telerate Page” shall mean the “British Bankers Assoc. Interest Settlement Rates Page” display designated on the Moneyline Telerate for the purpose of displaying the rates at which Sterling or euro deposits, as applicable, are offered by leading banks in the London interbank deposit market.
     “UK Cash Management Advance” shall mean any short term loan or other advance made under the UK Cash Management Agreement, including with respect to or arising out of overdrafts on deposit or other accounts or out of electronic funds transfers (whether by wire transfer or through automated clearing houses or otherwise) or out of the return unpaid of, or other failure of the Sterling Swing Line Lender to receive final payment for, any check, item, instrument, payment order or other deposit or credit to a deposit or other account, or out of Sterling Swing Line Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository or other similar arrangements.
     “UK Cash Management Agreement” shall mean any agreement between the Sterling Swing Line Lender and the Sterling Subsidiary Borrowers on terms and conditions reasonably satisfactory to the Sterling Administrative Agent providing for a committed facility for overdraft protection advances and short term loans in an aggregate amount not to exceed U.S.$20,000,000, as such Agreement may be amended or extended from time to time.
SECTION 2.   THE STERLING COMMITMENTS
          2.1.   The Sterling Commitments. Subject to the terms and conditions hereof, each Sterling Lender severally (but not jointly) agrees to make Sterling Loans in Sterling or euros to each Sterling Subsidiary Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount not to exceed the Available Sterling Commitment of such Sterling Lender in accordance with the terms hereof (which for this purpose shall be computed as though the amount in subclause (b)(i) in the definition thereof is U.S.$0); provided that, after giving effect to the making of such Sterling Loans, the Aggregate Sterling Revolving Extensions of Credit will not exceed the Sterling Commitment. During the Revolving Credit Commitment Period, the Sterling Subsidiary Borrowers may use the Sterling Commitments by borrowing, repaying the Sterling Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Each Sterling Lender agrees that

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each of its Lending Installations listed on Schedule 1 and subsequently agreed from time to time in the United Kingdom shall be on the date hereof or the date of such agreement an Eligible U.K. Bank.
          2.2.   Procedure for Sterling Loan Borrowing. (a) The Sterling Subsidiary Borrowers may borrow under the Sterling Facility during the Revolving Credit Commitment Period on any Business Day (U.K.); provided that the relevant Sterling Subsidiary Borrower shall give the Sterling Administrative Agent irrevocable notice (1) on the requested Borrowing Date (U.K.), in the case of Reference Rate Loans (which notice must be received by the Sterling Administrative Agent prior to 11:00 A.M., London time) and (2) two Business Days (U.K.) prior to the requested Borrowing Date (U.K.), in the case of LIBOR Loans in Sterling (which notice must be received by the Sterling Administrative Agent prior to 11:00 A.M., London time), and (3) three Business Days (U.K.) prior to the requested Borrowing Date (U.K.), in the case of LIBOR Loans in euros (which notice must be received by the Sterling Administrative Agent prior to 11:00 A.M., London time), specifying (i) the identity of the Sterling Subsidiary Borrower borrowing and the amount and currency to be borrowed, (ii) the requested Borrowing Date (U.K.), (iii) whether the borrowing is to be a Reference Rate Loan (in the case of Sterling Loans in Sterling) or a LIBOR Loan or a combination thereof, and (iv) if the borrowing is to be entirely or partly a LIBOR Loan, the amount to be a LIBOR Loan and the length of the Interest Period for such LIBOR Loan. Each Reference Rate borrowing by any Sterling Subsidiary Borrower pursuant to the Sterling Commitments shall be in an aggregate principal amount equal to the Sterling equivalent of U.S.$1,000,000 or a whole multiple of the Sterling equivalent of U.S.$500,000 in excess thereof. Each LIBOR borrowing by any Sterling Subsidiary Borrower pursuant to the Sterling Commitments shall be in an aggregate principal amount equal to the Sterling or euro equivalent, as the case may be, of U.S.$1,000,000 or a whole multiple of the Sterling or euro equivalent, as the case may be, of U.S.$500,000 in excess thereof.
          (a)   Upon receipt of any notice from a Sterling Subsidiary Borrower pursuant to this subsection 2.2, the Sterling Administrative Agent shall promptly notify each Sterling Lender thereof. Each such Sterling Lender will make the amount of its ratable share (subject to subsection 2.1) of each borrowing available to the Sterling Administrative Agent for the account of the such Sterling Subsidiary Borrower at the Sterling Administrative Office prior to 2:00 P.M., London time, on the Borrowing Date (U.K.) requested by the such Sterling Subsidiary Borrower in funds immediately available to the Sterling Administrative Agent. Such borrowing will then be made available to such Sterling Subsidiary Borrower by the Sterling Administrative Agent crediting the account of such Sterling Subsidiary Borrower on the books of such office with the aggregate of the amounts made available to the Sterling Administrative Agent by such Sterling Lenders.
          2.3.   Swing Line Commitments. (a) Subject to the terms and conditions hereof, from time to time prior to the Revolving Credit Termination Date and to the Sterling Subsidiary Borrowers (i) the Sterling Swing Line Lender agrees to make Sterling Swing Line Loans in Sterling in an aggregate principal amount not to exceed the Sterling equivalent of U.S.$20,000,000 at any one time outstanding (each of the foregoing individually, a “Sterling Swing Line Loan”; collectively the “Sterling Swing Line Loans”); provided that, after giving effect to the making of such Sterling Swing Line Loans, the aggregate principal amount of Swing Line Loans under any Revolving Facility at any one time outstanding shall not exceed U.S.$100,000,000 and the Aggregate Sterling Revolving Extensions of Credit shall not exceed the Sterling Commitments. All Sterling Swing Line Loans shall be made as Reference Rate Loans. The relevant Sterling Subsidiary Borrowers shall give the Sterling Administrative Agent irrevocable notice (which notice must be received by the Sterling Administrative Agent at or prior to 1:00 P.M., London time, on the requested Borrowing Date (U.K.)), specifying the amount of each requested Sterling Swing Line Loan, which shall be greater than or equal to a minimum amount to be agreed upon by such Sterling Subsidiary Borrowers and the relevant Sterling Swing Line Lender. Upon such notice, the Sterling Administrative Agent shall promptly notify the Sterling Swing Line Lender thereof. The Sterling Swing

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Line Lender shall make the amount of each borrowing available to the relevant Sterling Subsidiary Borrowers in the manner directed by the Sterling Administrative Agent on the requested Borrowing Date; provided, notwithstanding the foregoing and without necessity of any notice to Sterling Administrative Agent, any UK Cash Management Advance made by the Sterling Swing Line Lender under the UK Cash Management Agreement shall constitute a Sterling Swing Line Loan, and shall reduce availability for additional Swing Line Loans under this subsection 2.3 in an amount equal to the amount of UK Cash Management Advances hereunder outstanding at any time. The Sterling Swing Line Lender shall give notice to the Sterling Administrative Agent on a daily basis of the outstanding principal balance of UK Cash Management Advances.
          (b)   The Sterling Swing Line Lender in its sole and absolute discretion, may, on behalf of the relevant Sterling Subsidiary Borrower (which hereby irrevocably directs the Sterling Swing Line Lender to act on its behalf), request each Sterling Lender, including the Sterling Swing Line Lender, with respect to all other Sterling Swing Line Loans, to make a Sterling Loan, in an amount equal to such Sterling Lender’s Revolving Percentage under the Sterling Facility of the amount of the Sterling Swing Line Loans (the “Refunded Sterling Swing Line Loans”) outstanding on the date such notice is given. Unless any of the events described in paragraph (f) of Section 8 of the Credit Agreement shall have occurred (in which event the procedures of paragraph (c) of this subsection 2.3 shall apply), each Sterling Lender shall make the proceeds of its Sterling Loan available to the Sterling Administrative Agent for the account of the Sterling Swing Line Lender, at the office of the Sterling Administrative Agent prior to 12:00 Noon (London time) in funds immediately available on the Business Day (U.K.) next succeeding the date such notice is given. The proceeds of such Sterling Loans shall be immediately applied to repay the Refunded Sterling Swing Line Loans.
          (c)   If, prior to the making of a Sterling Swing Line Loan pursuant to paragraph (b) of this subsection 2.3, one of the events described in paragraph (f) of Section 8 of the Credit Agreement shall have occurred, each Sterling Lender hereby agrees to and will, on the date such Sterling Swing Line Loan was to have been made, purchase an undivided participating interest in each Refunded Sterling Swing Line Loan in an amount equal to its Revolving Percentage under the Sterling Facility of such Refunded Sterling Swing Line Loan. Such Revolving Credit Lender will immediately transfer to the Sterling Administrative Agent for the account of the Sterling Swing Line Lender, in immediately available funds of the amount of its participations and, upon its receipt of its ratable share thereof, the Sterling Swing Line Lender will deliver to such Sterling Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.
          (d)   Whenever, at any time after the Sterling Swing Line Lender has received from any Sterling Lender such Sterling Lender’s participating interest in a Refunded Sterling Swing Line Loan and the Sterling Swing Line Lender receives any payment on account thereof, the Sterling Swing Line Lender will distribute to such Sterling Lender through the Sterling Administrative Agent its participating interest; provided, however, that in the event that such payment received by the Sterling Swing Line Lender is required to be returned, such Sterling Lender will return to the Sterling Swing Line Lender through the Sterling Administrative Agent any portion thereof previously distributed by the Sterling Swing Line Lender to it.
          2.4.   Participation. Each Sterling Lender’s obligation to purchase participating interests pursuant to paragraph (c) of this subsection 2.3 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Sterling Lender may have against the Sterling Swing Line Lender, any Sterling Subsidiary Borrower or any other Person for any reason whatsoever; (b) the occurrence or continuance of an Event of Default; (c) any adverse change in the condition (financial or otherwise) of the Borrower or any Sterling Subsidiary Borrower; (d) any breach of the Credit Agreement by the Borrower,

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any Subsidiary Borrower or any other Revolving Credit Lender; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Notwithstanding the foregoing, no Sterling Lender shall have any obligation to purchase participating interests pursuant to paragraph (c) of this subsection 2.3 or to make any Refunded Sterling Swing Line Loans in respect of any Sterling Swing Line Loan which was made at any time following receipt by the Sterling Administrative Agent of a notice from any Sterling Lender specifying that (x) a Default or Event of Default has occurred and is continuing and (y) explicitly stating that such Sterling Lender will not purchase such participating interests or make Refunded Sterling Swing Line Loans with respect to Sterling Swing Line Loans made after the date of receipt of such notice.
          2.5.   Repayment of Sterling Loans; Evidence of Debt. (a) Each Sterling Subsidiary Borrower hereby unconditionally promises to pay to the Sterling Administrative Agent for the account of each Sterling Lender (i) then unpaid principal amount of each Sterling Loan of such Sterling Lender on the Revolving Credit Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8 of the Credit Agreement) and (ii) then unpaid principal amount of the Sterling Swing Line Loans of the Sterling Swing Line Lender on the Revolving Credit Termination Date (or such earlier date on which the Sterling Swing Line Loans become due and payable pursuant to Section 8 of the Credit Agreement). Each Sterling Subsidiary Borrower hereby unconditionally promises to pay to the Sterling Administrative Agent for the account of such Lender (i) then unpaid principal amount of each Loan to such Subsidiary Borrower on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 8 of the Credit Agreement) and (ii) then unpaid principal amount of the Sterling Swing Line Loans to such Subsidiary Borrower of the Sterling Swing Line Lender on the Revolving Credit Termination Date (or such earlier date on which the Sterling Swing Line Loans became due and payable pursuant to Section 8 of the Credit Agreement). Each Sterling Subsidiary Borrower hereby further agrees to pay interest on the unpaid principal amount of the Sterling Loans from time to time outstanding to such Sterling Subsidiary Borrower from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 2.12.
          (a)   Each Sterling Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Sterling Subsidiary Borrowers to such Sterling Lender resulting from each Sterling Loan of such Sterling Lender from time to time, including the amounts of principal and interest payable and paid to such Sterling Lender from time to time under the Credit Agreement.
          (b)   The Sterling Administrative Agent shall maintain a register (the “Sterling Register”) in respect of the Sterling Facility in a manner similar to the Register described in Section 10.6(b)(iv) of the Credit Agreement, and a subaccount therein for each Sterling Lender, in which shall be recorded (i) the amount of each Sterling Loan made hereunder and the type thereof, (ii) the amount of any principal or interest due and payable or to become due and payable from any Sterling Subsidiary Borrower to each Sterling Lender hereunder and (iii) both the amount of any sum received by the Sterling Administrative Agent hereunder from any Sterling Subsidiary Borrower and each Sterling Lender’s share thereof.
          (c)   The entries made in the Sterling Register and the accounts of each Sterling Lender maintained pursuant to subsection 2.5(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each Sterling Subsidiary Borrower therein recorded; provided, however, that the failure of any Sterling Lender or the Sterling Administrative Agent to maintain the Sterling Register or any such account, or any error therein, shall not in any manner affect the obligation of any Sterling Subsidiary Borrower to repay (with applicable interest) the Sterling Loans made to such Sterling Subsidiary Borrower by such Sterling Lender in accordance with the terms of the Credit Agreement.

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          2.6.   [reserved]
          2.7.   Termination or Reduction of the Sterling Commitments.
          (a) Optional. The Sterling Subsidiary Borrowers shall have the right, upon not less than five Business Days’ (U.K.) written notice to the Sterling Administrative Agent, to terminate the Sterling Commitments or, from time to time, reduce the amount of the Sterling Commitments, provided that (i) any such reduction shall be accompanied by prepayment of the Sterling Loans by the relevant Sterling Subsidiary Borrower, together with accrued interest on the amount so prepaid to the date of such prepayment, to the extent, if any, the Available Sterling Commitments would be negative and (ii) any such termination of the Sterling Commitments shall be accompanied by (A) prepayment in full of the Sterling Loans then outstanding hereunder, (B) cash collateralization of all Sterling L/C Obligations then outstanding in accordance with the provisions of subsection 2.10, and (C) payment of accrued interest thereon to the date of such prepayment and the payment of any unpaid fees then accrued hereunder (including, without limitation, in respect of any Sterling Letters of Credit). Upon receipt of such notice, the Sterling Administrative Agent shall promptly notify each Lender thereof. Any such reduction shall be in an amount equal to the Sterling or euro equivalent, as the case may be, of U.S.$1,000,000 or a whole multiple of the Sterling or euro equivalent, as the case may be, of U.S.$500,000 in excess thereof and shall reduce permanently the amount of the Sterling Commitments then in effect.
          (b)   Mandatory. The Revolving Credit Commitments shall automatically terminate on the Revolving Credit Termination Date and all Sterling Loans shall be repaid and to the extent any Sterling Letter of Credit remains outstanding after the Revolving Credit Termination Date, the relevant Sterling Subsidiary Borrower shall cash collateralize such Sterling L/C Obligations (and the fees thereon) in accordance with the provisions of subsection 2.10. The Revolving Credit Commitments shall also be reduced in accordance with subsection 2.9.
          2.8.   Optional Prepayments. Any Sterling Subsidiary Borrower may, at any time and from time to time, prepay the Sterling Loans made to it hereunder, in each case in whole or in part, without premium or penalty, upon at least one Business Day’s (U.K.) irrevocable notice to the Sterling Administrative Agent, specifying the date and amount of prepayment. If such notice is given, the relevant Sterling Subsidiary Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of the Sterling or euro equivalent, as the case may be, of U.S.$1,000,000 or a whole multiple of the Sterling or euro equivalent, as the case may be, of U.S.$500,000 in excess thereof.
          2.9.   Mandatory Prepayments. The Sterling Subsidiary Borrowers, without notice or demand, shall immediately prepay the Sterling Loans, to the extent, if any, that the Available Sterling Commitments are negative, together with accrued interest to the date of such prepayment on the amount so prepaid; provided that if such prepayment is required solely as a result of a change in the aggregate Dollar Equivalent of the Sterling Loans, no prepayment shall be made unless such prepayment is required pursuant to subsection 2.21.
          2.10.   Cash Collateralization of Sterling Letters of Credit. To the extent that at any time and from time to time, the Sterling L/C Obligations exceed the amount of the Sterling L/C Commitments or the Sterling L/C Obligations exceed the Sterling Commitments (whether pursuant to subsections 2.7, 2.8, 2.9 or otherwise), the Sterling Subsidiary Borrowers shall cash collateralize (in a manner reasonably satisfactory to the Sterling Administrative Agent) such portion of the Sterling L/C Obligations (and the fees thereon through the stated expiration date of the Sterling Letters of Credit giving rise to such Sterling

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L/C Obligations) which is in excess of the Sterling L/C Commitments or such Sterling Commitments, as applicable.
          2.11.   Conversion Options. (a)   Any Sterling Subsidiary Borrower may elect from time to time to convert LIBOR Loans in Sterling to Reference Rate Loans, and may elect from time to time to convert Reference Rate Loans to LIBOR Loans, by giving the Sterling Administrative Agent at least three Business Days’ (U.K.) prior irrevocable written notice of such election to convert (which date shall be a Business Day (U.K.) and in the case of any conversion of any LIBOR Loans in Sterling to Reference Rate Loans, the last day of an Interest Period therefor), the amount and type of conversion and, in the case of any conversion of Reference Rate Loans to LIBOR Loans, the Interest Period selected with respect thereto; provided, however, that (i) Reference Rate Loans may not be converted to LIBOR Loans when any Default or Event of Default has occurred and is continuing without the consent of the Administrative Agent and (ii) Swing Line Loans may not, at any time, be converted to LIBOR Loans. All or any part of outstanding LIBOR Loans or Reference Rate Loans may be converted as provided herein, provided that partial conversions of LIBOR Loans in Sterling to Reference Rate Loans shall be in an aggregate principal amount of the Sterling equivalent of U.S.$1,000,000 or a whole multiple thereof and partial conversions of Reference Rate Loans to LIBOR Loans with respect to which a common Interest Period has been selected shall be in an aggregate principal amount of the Sterling or euro equivalent, as the case may be, of U.S.$1,000,000 or a whole multiple thereof and provided, further, that in the case of a partial conversion of LIBOR Loans in Sterling to Reference Rate Loans, after giving effect to such conversion, the aggregate principal amount of the LIBOR Loans outstanding with respect to which a common Interest Period has been selected shall be not less than the Sterling or euro equivalent, as the case may be, of U.S.$5,000,000.
          (b)   Any LIBOR Loans may be continued as such upon the expiration of an Interest Period by compliance by the Sterling Subsidiary Borrowers with the notice provisions contained in the definition of Interest Period, provided that no LIBOR Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Reference Rate Loan on the last day of the last Interest Period for which a LIBOR Rate was determined by the Sterling Administrative Agent on or prior to the Sterling Administrative Agent’s obtaining knowledge of such Default or Event of Default.
          (c)   No conversion or continuation of any Sterling Loans shall be made pursuant to this subsection 2.11 if, after giving effect to such conversion or continuation the amount of the Available Sterling Commitments would be negative.
          2.12.   Interest Rate and Payment Dates.
          (a)   Each LIBOR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBOR Rate determined for such Interest Period plus the Applicable Margin.
          (b)   Each Reference Rate Loan shall bear interest for the period from and including the date thereof until maturity at a rate per annum equal to the Reference Rate plus the Applicable Margin.
          (c)   If all or a portion of (i) the principal amount of any Sterling Loan or any reimbursement obligation, (ii) any interest payable thereon or (iii) any facility fee, commission or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (A) the rate pursuant to paragraph (a) of this subsection plus 2% or (B) the rate described in paragraph (b) of this subsection 2.12 plus 2%, in each case from the date of such non-payment until such amount is paid in full (as well after as

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before judgment). The Sterling Administrative Agent may choose any Interest Period from time to time (including one Interest Period of shorter than one month) with respect to any overdue amount bearing interest based upon paragraph (a) of this subsection.
          (d)   Interest shall be payable in arrears on each Interest Payment Date, except that interest payable pursuant to subsection 2.12(c) shall be payable upon demand.
          2.13.   Computation of Interest and Fees. (a)   Each determination of an interest rate by the Sterling Administrative Agent pursuant to any provision of this Annex B shall be conclusive and binding on the Sterling Subsidiary Borrowers absent manifest error.
          (b)   Interest (other than interest based on the Reference Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and facility fees and interest based on the Reference Rate shall be calculated on the basis of a 365- (366-, as the case may be) day year for the actual days elapsed. The Sterling Administrative Agent shall as soon as practicable notify the affected Sterling Lenders of each determination of the LIBOR Rate. Any change in the interest rate on a Sterling Loan resulting from a change in the Reference Rate or any LIBOR reserve requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Sterling Administrative Agent shall as soon as practicable notify the affected Sterling Lenders of the Closing Date and the amount of such change in interest rate.
          (c)   The Sterling Administrative Agent shall, at the request of the Sterling Subsidiary Borrowers or any Sterling Lender, deliver to the Sterling Subsidiary Borrowers or such Sterling Lender a statement showing in reasonable detail the calculations used by the Sterling Administrative Agent in determining any interest rate pursuant to subsection 2.12, excluding any LIBOR Base Rate which is based upon the British Bankers Assoc. Interest Settlement Rates Page.
          2.14.   Inability to Determine Interest Rate. In the event that the Reference Banks shall have reasonably determined (which determination shall be conclusive and binding upon the Sterling Subsidiary Borrowers absent manifest error) that by reason of circumstances affecting the interbank eurocurrency market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to subsection 2.12(a) for any Interest Period with respect to (a) a proposed Sterling Loan that has been requested be made as a LIBOR Loan, (b) a LIBOR Loan that will result from the requested conversion of a Reference Rate Loan into a LIBOR Loan or (c) the continuation of LIBOR Loans beyond the expiration of then current Interest Period with respect thereto, the Sterling Administrative Agent shall forthwith give telecopy or telephonic notice of such determination, confirmed in writing, to the relevant Sterling Subsidiary Borrowers and the Sterling Lenders at least one Business Day (U.K.) prior to, as the case may be, the requested Borrowing Date (U.K.) for such LIBOR Loan, the conversion date of such Reference Rate Loan or the last day of such Interest Period. If such notice is given (i) any requested LIBOR Loan shall be made as a Reference Rate Loan, (ii) any Reference Rate Loan that was to have been converted to a LIBOR Loan shall be continued as a Reference Rate Loan and (iii) any outstanding LIBOR Loan shall be converted, on the last day of then current Interest Period with respect thereto, to a Reference Rate Loan. Until such notice has been withdrawn by the Sterling Administrative Agent, no further LIBOR Loans shall be made nor shall the Sterling Subsidiary Borrowers have the right to convert a Reference Rate Loan to a LIBOR Loan. Such notice shall be withdrawn by the Sterling Administrative Agent when the Sterling Administrative Agent shall reasonably determine that adequate and reasonable means exist for ascertaining the LIBOR Rate.
          2.15.   Pro Rata Treatment and Payments. (a)   Each borrowing under and any reduction of the Sterling Commitments shall be made ratably according to each Sterling Lender’s share of the Sterling Commitments.

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          (b)   Each payment (including each prepayment) on account of principal of and interest on the Sterling Loans shall be made ratably according to the respective outstanding principal amounts of such Loans then held by the Sterling Lenders.
          (c)   All payments (including prepayments) to be made by any Sterling Subsidiary Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, London time, on the due date thereof to the Sterling Administrative Agent, for the account of the relevant Sterling Lenders, at the Sterling Administrative Office office, in Sterling, and in immediately available funds. The Sterling Administrative Agent shall distribute such payments to the relevant Sterling Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on LIBOR Loans) becomes due and payable on a day other than a Business Day (U.K.), such payment shall be extended to the next succeeding Business Day (U.K.) and such extension of time shall in such case be included in the computation of the amount payable hereunder. If any payment on a LIBOR Loan becomes due and payable on a day other than a Business Day (U.K.), the maturity thereof shall be extended to the next succeeding Business Day (U.K.) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day (U.K.).
          (d)   Unless the Sterling Administrative Agent shall have been notified in writing by any Sterling Lender prior to a Borrowing Date (U.K.) that such Sterling Lender will not make the amount that would constitute its share of the borrowing on such date available to the Sterling Administrative Agent, the Sterling Administrative Agent may assume that such Sterling Lender has made such amount available to the Sterling Administrative Agent on such Borrowing Date (U.K.), and the Sterling Administrative Agent may, in reliance upon such assumption, make available to the relevant Sterling Subsidiary Borrower a corresponding amount. If such amount is made available to the Sterling Administrative Agent on a date after such Borrowing Date (U.K.), such Sterling Lender shall pay to the Sterling Administrative Agent on demand an amount equal to the product of (i) the customary rate as selected by the Sterling Administrative Agent for the settlement of obligations between banks during such period as quoted by the Sterling Administrative Agent, times (ii) the amount of such Sterling Lender’s share of such borrowing, times (iii) a fraction the numerator of which is the number of days that elapse from and including such Borrowing Date (U.K.) to the date on which such Sterling Lender’s Revolving Percentage of such borrowing shall have become immediately available to the Sterling Administrative Agent and the denominator of which is 360 (the “Effective Interbank Rate”). A certificate of the Sterling Administrative Agent submitted to any Sterling Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such amount is so made available, such payment to the Sterling Administrative Agent shall constitute such Sterling Lender’s Loan on such Borrowing Date (U.K.) for all purposes of this Agreement. If such amount is not so made available to the Sterling Administrative Agent, then the Sterling Administrative Agent shall notify the relevant Sterling Subsidiary Borrower of such failure and on the fourth Business Day (U.K.) following such Borrowing Date (U.K.), such Sterling Subsidiary Borrower shall pay to the Sterling Administrative Agent such ratable portion, together with interest thereon for each day that such Sterling Subsidiary Borrower had the use of such ratable portion, at the Effective Interbank Rate. Nothing contained in this subsection 2.15(d) shall relieve any Sterling Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.
          (e)   The failure of any Sterling Lender to make the Sterling Loan to be made by it on any Borrowing Date (U.K.) shall not relieve any other Sterling Lender of its obligation, if any, hereunder to make its Sterling Loan on such Borrowing Date (U.K.), but no Sterling Lender shall be responsible for the failure of any other Sterling Lender to make the Sterling Loan to be made by such other Sterling Lender on such Borrowing Date (U.K.).

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          2.16.   Illegality. Notwithstanding any other provisions herein, if any introduction of or change in any law, regulation, treaty or directive or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for any Sterling Lender to make or maintain LIBOR Loans as contemplated by this Annex B, (a) such Sterling Lender shall forthwith give telecopy or telephonic notice of such circumstances, confirmed in writing, to the relevant Sterling Subsidiary Borrower (which notice shall be withdrawn by such Sterling Lender when such Sterling Lender shall reasonably determine that it shall no longer be illegal for such Sterling Lender to make or maintain LIBOR Loans or to convert Reference Rate Loans to LIBOR Loans), (b) the commitment of such Sterling Lender hereunder to make LIBOR Loans or to convert Reference Rate Loans to LIBOR Loans shall forthwith be canceled and (c) such Sterling Lender’s Sterling Loans then outstanding as LIBOR Loans, if any, shall be converted automatically to Reference Rate Loans based upon the Reference Rate on the last day of then current Interest Period with respect to such Loans or within such earlier period as may be required by law. Each Sterling Subsidiary Borrower hereby agrees promptly to pay the Sterling Administrative Agent for the account of each Sterling Lender, upon demand by the Sterling Administrative Agent, any additional amounts necessary to compensate the Sterling Lenders for any costs incurred by the Sterling Lenders in making any conversion in accordance with this subsection 2.16, including, but not limited to, any interest or fees payable by the Sterling Lenders to lenders of funds obtained by them in order to make or maintain their LIBOR Loans hereunder (the Sterling Administrative Agent’s notice of such costs, as certified to such Sterling Subsidiary Borrower, to be conclusive, absent manifest error).
          2.17.   Requirements of Law. (a) In the event that any introduction of or change in any law, regulation, treaty or directive or in the interpretation or application thereof occurring after the date hereof or compliance by any Sterling Lender with any request or directive (whether or not having the force of law) from any central bank or other governmental authority, agency or instrumentality:
          (i)   shall subject such Sterling Lender to any tax of any kind, whatsoever with respect to the Credit Agreement, including this Annex B, any Sterling Letter of Credit, any Application, or any Sterling Loan made by it or its obligation to make Sterling Loans or change the basis of taxation of payments to such Sterling Lender of principal, facility fee, interest or any other amount payable hereunder (other than Non-Excluded Taxes (as defined in subsection 2.19) or changes in the rate of tax on the overall net income of such Sterling Lender)
          (ii)   shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Sterling Lender which are not otherwise included in the determination of the LIBOR Rate hereunder, or
          (iii)   shall impose on such Sterling Lender or the eurocurrency market any other condition;
and the result of any of the foregoing is to increase the cost to such Sterling Lender (which increase in cost shall be the result of such Sterling Lender’s reasonable allocation of the aggregate of such cost increases resulting from such events), of making, renewing or maintaining LIBOR Loans or issuing or participating in Sterling Letters of Credit or to reduce any amount receivable thereunder then, in any such case, the relevant Sterling Subsidiary Borrower shall, upon notice to it from such Sterling Lender (with a copy to the Administrative Agent) certifying that (x) one of the events described in this subsection 2.17(a) has occurred and the nature of such event, (y) the increased cost or reduced amount resulting from such event and (z) the additional amounts demanded by such Sterling Lender and a reasonably detailed explanation of the calculation thereof, promptly pay to the Sterling Administrative Agent for the account of the relevant Sterling Lender, upon demand by the Sterling Administrative Agent, without duplication, any additional amounts necessary to compensate such Sterling Lender for such increased cost or reduced

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amount receivable which such Sterling Lender deems to be material as determined in good faith by such Sterling Lender with respect to the Credit Agreement, including this Annex B, or the Sterling Loans made hereunder, provided that, in any such case, the relevant Sterling Subsidiary Borrower (if otherwise not prohibited hereunder) may elect to convert the LIBOR Loans made hereunder to Reference Rate Loans by giving such Sterling Lender and the Sterling Administrative Agent at least one Business Day’s (U.K.) prior irrevocable notice of such election in which case the relevant Sterling Subsidiary Borrower shall promptly pay the Sterling Administrative Agent for the account of the relevant Sterling Lender, upon demand by the Sterling Administrative Agent, without duplication, any loss or expense incurred by such Sterling Lender in liquidating or re-employing the deposits from which the funds were obtained by such Sterling Lender for the purpose of making and/or maintaining such LIBOR Loans, together with any amount due under this subsection 2.17(a) in respect of the period prior to such conversion. If such Sterling Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the relevant Sterling Subsidiary Borrower of the event by reason of which it has become so entitled.
          (b)   In the event that any Sterling Lender shall have determined that any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Sterling Lender or any corporation controlling such Sterling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Sterling Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under any Letters of Credit to a level below that which such Sterling Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Sterling Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Sterling Lender to be material, then from time to time, within 15 days after submission by such Sterling Lender to the Sterling Subsidiary Borrowers (with a copy to the Sterling Administrative Agent) of a written request therefor certifying that (x) one of the events described in this subsection 2.17(b) has occurred and the nature of such event, (y) the increased cost or reduced amount resulting from such event and (z) the additional amounts demanded by such Sterling Lender and a reasonably detailed explanation of the calculation thereof, the Sterling Subsidiary Borrowers shall pay to such Sterling Lender such additional amount or amounts as will compensate such Sterling Lender for such reduction.
          (c)   A certificate as to any additional amounts payable pursuant to paragraphs (a) and (b) above submitted by any Sterling Lender to a Sterling Subsidiary Borrower shall be conclusive absent manifest error.
          2.18.   Indemnity. Each Sterling Subsidiary Borrower agrees to indemnify each Sterling Lender and to hold each Sterling Lender harmless from any loss or expense which such Sterling Lender may sustain or incur as a consequence of (a) default by such Sterling Subsidiary Borrower in payment of the principal amount of or interest on any LIBOR Loans including, but not limited to, any such loss or expense arising from interest or fees payable by such Sterling Lender to lenders of funds obtained by them in order to maintain their LIBOR Loans, (b) default by such Sterling Subsidiary Borrower in making LIBOR Loans or conversion after such Sterling Subsidiary Borrower has given a notice in accordance with subsection 2.2 or 2.11, (c) default by such Sterling Subsidiary Borrower in making any prepayment of a LIBOR Loan after such Sterling Subsidiary Borrower has given a notice in accordance with subsection 2.8, and (d) the making of any payment or conversion of LIBOR Loans on a day which is not the last day of the applicable Interest Period with respect thereto, including, but not limited to, any such loss or expense arising from interest or fees payable by the Sterling Lenders to lenders of funds obtained by them in order to maintain their LIBOR Loans hereunder. This covenant shall survive termination of the Credit Agreement. The obligations of indemnity of each of the respective Sterling Subsidiary Borrowers hereunder are limited only to the loss and expense described herein arising from or as a result

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of any act or omission by such Sterling Subsidiary Borrower, and are not, and shall not be deemed to be, the joint and several obligations of each such Sterling Subsidiary Borrower as to any loss or expense arising from or as a result of any act or omission by the other Sterling Subsidiary Borrowers.
          2.19.   Taxes. All payments made by the Sterling Subsidiary Borrowers in respect of amounts owing under this Annex B shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding gross or net income or gross receipts taxes, ad valorem taxes, personal property and/or sales taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Sterling Administrative Agent or any Sterling Lender as a result of a present or former connection between the Sterling Administrative Agent or such Sterling Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Sterling Administrative Agent or such Sterling Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Annex B). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Sterling Administrative Agent or any Sterling Lender hereunder, the amounts so payable to the Sterling Administrative Agent or such Sterling Lender shall be increased to the extent necessary to yield to the Sterling Administrative Agent or such Sterling Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Annex B, provided, however, that none of the Sterling Subsidiary Borrowers shall be required to increase any such amounts payable to the Sterling Administrative Agent or any Sterling Lender if such increased amount arises as a result of the failure of such Sterling Lender or the Sterling Administrative Agent to be an Eligible U.K. Bank. The Sterling Subsidiary Borrowers shall also indemnify the Sterling Administrative Agent and each Sterling Lender on an after-tax basis for any additional taxes on net income which the Sterling Administrative Agent or such Sterling Lender, as the case may be, may be obligated to pay as a result of the receipt of additional amounts under this subsection 2.19. Whenever any Non-Excluded Taxes are payable by any Sterling Subsidiary Borrower, as promptly as possible thereafter but in any event within 45 days after the date of payment such Sterling Subsidiary Borrower shall send to the Sterling Administrative Agent for its own account or for the account of such Sterling Lender, as the case may be, a certified copy of an original official receipt received by such Sterling Subsidiary Borrower showing payment thereof. If any Sterling Subsidiary Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Sterling Administrative Agent the required receipts or other required documentary evidence, such Sterling Subsidiary Borrower shall indemnify the Sterling Administrative Agent and the Sterling Lenders for any incremental taxes, interest or penalties that may become payable by the Sterling Administrative Agent or any Sterling Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Annex B and the payment of the Sterling Loans and all other amounts payable hereunder.
          2.20.   Use of Proceeds. The Sterling Facility and the proceeds of the Sterling Loans shall be used by the Sterling Subsidiary Borrowers for working capital and other general corporate purposes (which shall include any purpose expressly permitted by the Credit Agreement) of the Sterling Subsidiary Borrowers; provided that, notwithstanding the foregoing, none of the proceeds of the Sterling Loans may be used to finance any Hostile Take-Over Bid.
          2.21.   Controls on Prepayment if Aggregate Revolving Extensions of Credit Exceed Aggregate Revolving Credit Commitments. (a) The Sterling Subsidiary Borrowers will implement and maintain internal controls to monitor the borrowings and repayments of Sterling Loans by the relevant Sterling Subsidiary Borrowers and the issuance of and drawings under Sterling Letters of Credit, with the object of preventing any request for an Extension of Credit that would result in the Available Sterling

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Commitments becoming negative by more than 5% of the Sterling Commitments, if such Commitments are negative by more than 5%, the Sterling Subsidiary Borrowers will promptly notify the Sterling Administrative Agent.
          (b)   The Sterling Administrative Agent will calculate the Available Sterling Commitments from time to time, and in any event not less frequently than once during each calendar quarter. In making such calculations, the Sterling Administrative Agent will rely on the information most recently received by it from the Sterling Swing Line Lender in respect of outstanding Sterling Swing Line Loans and from the Sterling Issuing Lender in respect of outstanding Sterling L/C Obligations.
          (c)   In the event that on any date the Sterling Administrative Agent calculates that (i) the Available Sterling Commitments have become negative solely as a result of a change in the aggregate Dollar Equivalent of the Sterling Loans by more than 5%, the Sterling Administrative Agent will give notice to such effect to the relevant Sterling Subsidiary Borrowers and the Sterling Lenders. Within five Business Days (U.K.) of receipt of any such notice, such Sterling Subsidiary Borrower will, as soon as practicable but in any event within five Business Days (U.K.) of receipt of such notice, first, make such repayments or prepayments of Sterling Loans (together with interest accrued to the date of such repayment or prepayment), second, pay any Reimbursement Obligations under the Sterling Facility then outstanding and third, cash collateralize any outstanding Sterling L/C Obligations on terms reasonably satisfactory to the Sterling Administrative Agent as shall be necessary to cause the Available Sterling Commitments not to be negative.
          2.22.   Lending Installations. (a) Subject to subsection 2.4 of the Credit Agreement and subsections 2.1 and 2.3 of this Annex B, each Sterling Lender may book its Sterling Loans at any Lending Installation selected by such Sterling Lender and may change its Lending Installation from time to time. All terms of the Credit Agreement shall apply to any such Lending Installation and the Sterling Loans made hereunder shall be deemed held by each Sterling Lender for the benefit of such Lending Installation. Each Sterling Lender may, by written notice to the Sterling Administrative Agent and the Sterling Subsidiary Borrowers in accordance with subsection 10.2 of the Credit Agreement and subject always to subsection 2.4 of the Credit Agreement and subsections 2.13 and 2.3 of this Annex B designate replacement or additional Lending Installations through which Sterling Loans will be made by it and for whose account Sterling Loan payments are to be made.
          (b)   Each Sterling Lender agrees that, upon the occurrence of any event giving rise to the operation of subsection 2.17 or 2.19 with respect to such Sterling Lender, it will, if requested by the Sterling Subsidiary Borrower, use reasonable efforts (subject to overall policy considerations of such Sterling Lender) to designate another Lending Installation for any Sterling Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Sterling Lender, cause such Sterling Lender and any of its Lending Installations to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this subsection 2.22(b) shall affect or postpone any of the obligations of the Sterling Subsidiary Borrowers or the rights of any Sterling Lender pursuant to subsection 2.17 or 2.19.
          2.23.   Notices to Lenders. All notices under this Section 2 to Sterling Lenders by the Sterling Subsidiary Borrowers or the Sterling Administrative Agent, and all payments by the Sterling Administrative Agent to the Sterling Lenders, shall be made to the respective Lending Installations of the Sterling Lenders maintaining the relevant Sterling Loans or Sterling Commitments.

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SECTION 3. LETTER OF CREDIT FACILITIES
     3.1. Sterling L/C Commitment. (a) Subject to the terms and conditions hereof, the Sterling Issuing Lender, in reliance on the agreements of the other Lenders set forth in subsection 3.4(a), agrees to issue letters of credit (“Sterling Letters of Credit”) under the Sterling Commitments for the account of any Sterling Subsidiary Borrower on any Business Day (U.K.) during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Sterling Issuing Lender; provided that the Sterling Issuing Lender shall not have any obligation to issue any Sterling Letter of Credit if, after giving effect to such issuance, (i) the Sterling L/C Obligations would exceed the Sterling L/C Commitment or (ii) the Available Sterling Commitments would be negative. Each Sterling Letter of Credit shall (i) be denominated in Sterling, (ii) be either (x) a standby letter of credit (a “Sterling Standby L/C”) issued to support obligations of any Sterling Subsidiary Borrower, contingent or otherwise, with an expiry date occurring not later than one year after such standby Sterling L/C was issued (which expiry date may be subject to one or more automatic extensions of one year or less unless 60-day notice, or such other notice as is satisfactory to the relevant Sterling Subsidiary Borrower and the Sterling Issuing Lender, is given that any such extension shall not be effective) or (y) a documentary letter of credit in respect of the purchase of goods or services by any Sterling Subsidiary Borrower in the ordinary course of business with an expiry date occurring not later than one year after such documentary letter of credit was issued and, in the case of any such documentary letter of credit which is to be accepted by the Sterling Issuing Lender pending payment at a date after presentation of sight drafts, with a payment date no more than one year after such drafts were presented for acceptance (a “Sterling Trade L/C”) and (iii) expire no later than five days before the Revolving Credit Termination Date.
     (b) Each Sterling Standby L/C shall be subject to the International Standby Practices and each Sterling Trade L/C shall be subject to the Uniform Customs and, in each case, to the extent not inconsistent therewith, the laws of the State of New York.
     (c) The Sterling Issuing Lender shall at no time be obligated to issue any Sterling Letter of Credit hereunder if such issuance would conflict with, or cause the Sterling Issuing Lender or any Sterling L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
     3.2. Procedure for Issuance of Letters of Credit. Any Sterling Subsidiary Borrower may from time to time request that the Sterling Issuing Lender issue a Sterling Letter of Credit by delivering to the Sterling Issuing Lender (with a copy to the Sterling Administrative Agent) at its address for notices specified herein an Application therefor, completed to the satisfaction of the Sterling Issuing Lender, and such other certificates, documents and other papers and information as the Sterling Issuing Lender may reasonably request. Upon receipt of any Application, the Sterling Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Sterling Letter of Credit requested thereby (but in no event shall the Sterling Issuing Lender be required to issue any Sterling Letter of Credit earlier than four Business Days (U.K.) after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Sterling Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Sterling Issuing Lender and any relevant Sterling Subsidiary Borrower. The Sterling Issuing Lender shall furnish a copy of such Sterling Letter of Credit to the relevant Sterling Subsidiary Borrower, to the Sterling Administrative Agent promptly following the issuance thereof.
     3.3. Fees, Commissions and Other Charges. (a) The relevant Sterling Subsidiary Borrower shall pay to the Sterling Administrative Agent, for the ratable account of the Sterling Issuing Lender and the Sterling L/C Participants, a letter of credit commission in Sterling with respect to each Sterling Trade L/C issued by the Sterling Issuing Lender (i) in an amount equal to the Dollar Equivalent

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of such issuance and payment fees as have been agreed upon by the relevant Sterling Subsidiary Borrower and the Sterling Issuing Lender and (ii) in an amount equal to the product of, on the date on which such commission is calculated, (A) the rate per annum equal to the Applicable Margin in respect of LIBOR Loans and (B) the Dollar Equivalent of the aggregate amount available to be drawn under each Sterling Letter of Credit (plus an additional 1/4 of 1% per annum which shall be payable for the account of the Sterling Issuing Lender). Such letter of credit commissions shall be payable in arrears on the last day of each March, June, September and December and shall be nonrefundable.
     (b) The relevant Sterling Subsidiary Borrower shall pay to the Sterling Administrative Agent, for the ratable account of the Sterling Issuing Lender and the Sterling L/C Participants, a letter of credit commission in Sterling with respect to each Sterling Standby L/C issued by the Sterling Issuing Lender, computed for the period from the date of such payment to the date upon which the next such payment is due hereunder in an amount equal to the product of (i) the rate equal to the Applicable Margin in respect of LIBOR in effect on the date on which such commission is calculated and (ii) the Sterling Equivalent of the aggregate amount available to be drawn under such Sterling Standby L/C on the date on which such commission is calculated (plus an additional 1/4 of 1% per annum which shall be payable for the account of the Sterling Issuing Lender). The relevant Sterling Subsidiary Borrower shall also pay to the Sterling Administrative Agent, for the account of the Sterling Issuing Lender, such issuance fees as have been agreed upon by the relevant Sterling Subsidiary Borrower and the Sterling Issuing Lender. Such letter of credit commissions shall be payable in arrears on the last day of each March, June, September and December and shall be nonrefundable.
     (c) In addition to the foregoing fees and commissions, the relevant Sterling Subsidiary Borrower shall pay or reimburse the Sterling Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Sterling Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Sterling Letter of Credit issued by it.
     (d) The Sterling Administrative Agent shall, promptly following its receipt thereof, distribute to the Sterling Issuing Lender and the Sterling L/C Participants all fees and commissions received by the Sterling Administrative Agent for their respective accounts pursuant to this subsection 3.3.
     3.4. Sterling L/C Participation. (a) The Sterling Issuing Lender irrevocably agrees to grant and hereby grants to each Sterling L/C Participant, and, to induce the Sterling Issuing Lender to issue Sterling Letters of Credit hereunder, each such Sterling L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Sterling Issuing Lender, on the terms and conditions hereinafter stated, for such Sterling L/C Participant’s own account and risk an undivided interest equal to such Sterling L/C Participant’s ratable share of the Sterling Facility in the Sterling Issuing Lender’s obligations and rights under each Sterling Letter of Credit issued hereunder and the amount of each draft paid by the Sterling Issuing Lender thereunder. Each such Sterling L/C Participant unconditionally and irrevocably agrees with the Sterling Issuing Lender that, if a draft is paid under any such Sterling Letter of Credit for which the Sterling Issuing Lender is not reimbursed in full by the relevant Sterling Subsidiary Borrower in accordance with the terms of the Credit Agreement (including this Annex B), such Sterling L/C Participant shall pay to the Sterling Issuing Lender upon demand at the Sterling Issuing Lender’s address for notices specified herein an amount equal to such Sterling L/C Participant’s ratable share of the Sterling Facility of the amount of such draft, or any part thereof, which is not so reimbursed.
     (b) If any amount required to be paid by any Sterling L/C Participant to the Sterling Issuing Lender pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any payment made by the Sterling Issuing Lender under any Sterling Letter of Credit is not paid to the Sterling Issuing

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Lender within three Business Days (U.K.) after the date such payment is due, such Sterling L/C Participant shall pay to the Sterling Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the customary rate as selected by the Sterling Issuing Lender for the settlement of obligations between banks during the period from and including the date such payment is required to the date on which such payment is immediately available to the Sterling Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any such Sterling L/C Participant pursuant to subsection 3.4(a) is not in fact made available to the Sterling Issuing Lender by such Sterling L/C Participant within three Business Days (U.K.) after the date such payment is due, the Sterling Issuing Lender shall be entitled to recover from such Sterling L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to LIBOR hereunder. A certificate of the Sterling Issuing Lender submitted to any Sterling L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.
     (c) Whenever, at any time after the Sterling Issuing Lender has made payment under any Sterling Letter of Credit and has received from any Sterling L/C Participant its ratable share of such payment in accordance with subsection 3.4(a), the Sterling Issuing Lender receives any payment related to such Sterling Letter of Credit (whether directly from the relevant Sterling Subsidiary Borrower or otherwise), or any payment of interest on account thereof, the Sterling Issuing Lender will distribute to such Sterling L/C Participant its ratable share thereof; provided, however, that in the event that any such payment received by the Sterling Issuing Lender shall be required to be returned by the Sterling Issuing Lender, such Sterling L/C Participant shall return to the Sterling Issuing Lender the portion thereof previously distributed by the Sterling Issuing Lender to it.
     3.5. Reimbursement Obligation of the Sterling Subsidiary Borrowers. The relevant Sterling Subsidiary Borrower agrees to reimburse the Sterling Issuing Lender on each date on which the Sterling Issuing Lender notifies such Sterling Subsidiary Borrower of the date and amount of a draft presented under any Sterling Letter of Credit and paid by the Sterling Issuing Lender for the amount of (a) such draft so paid and (b) any taxes (other than Excluded Taxes), fees, charges or other costs or expenses incurred by the Sterling Issuing Lender in connection with such payment; provided that upon the acceleration of such reimbursement obligations in accordance with Section 8 of the Credit Agreement, the relevant Sterling Subsidiary Borrower agrees to reimburse the Sterling Issuing Lender for the amount equal to then maximum liability (whether direct or contingent) of the Sterling Issuing Lender and the Sterling L/C Participants under such Sterling Letter of Credit. Each such payment shall be made to the Sterling Issuing Lender, at its address for notices specified herein in Sterling and in immediately available funds, on the date on which the relevant Sterling Subsidiary Borrower receives such notice, if received prior to 10:00 A.M., London time, on a Business Day (U.K.) and otherwise on the next succeeding Business Day (U.K.).
     3.6. Obligations Absolute. Any relevant Sterling Subsidiary Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which any relevant Sterling Subsidiary Borrower may have or have had against the Sterling Issuing Lender or any beneficiary of a Sterling Letter of Credit. Each Sterling Subsidiary Borrower also agrees with the Sterling Issuing Lender that the Sterling Issuing Lender shall not be responsible for, such relevant Sterling Subsidiary Borrower’s Reimbursement Obligations under subsection 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any relevant Sterling Subsidiary Borrower and any beneficiary of any Sterling Letter of Credit or any other party to which such Sterling Letter of Credit may be transferred or any claims whatsoever of the relevant Sterling Subsidiary Borrower against any beneficiary of such Sterling Letter of Credit or any such transferee. The Sterling Issuing Lender shall

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not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Sterling Letter of Credit issued by it, except for errors or omissions caused by the Sterling Issuing Lender’s gross negligence or willful misconduct. Each Sterling Subsidiary Borrower agrees that any action taken or omitted by the Sterling Issuing Lender under or in connection with any Sterling Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the relevant Sterling Subsidiary Borrower and shall not result in any liability of the Sterling Issuing Lender to any relevant Sterling Subsidiary Borrower.
     3.7. Increased Costs. If the adoption of or any change in any law or regulation or in the interpretation thereof after the date hereof by any court or administrative or Governmental Authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against Sterling Letters of Credit issued by the Sterling Issuing Lender or participated in by the Lenders or (ii) impose on any Sterling Lender any other condition regarding any Sterling Letter of Credit, and the result of any event referred to in clauses (i) or (ii) above shall be to increase the cost to the Sterling Issuing Lender or any Sterling Lender of issuing or maintaining such Sterling Letter of Credit (or its participation therein, as the case may be) (which increase in cost shall be the result of the Sterling Issuing Lender’s or such Lender’s reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon notice to it from the Sterling Issuing Lender or such Lender (with a copy to the Sterling Administrative Agent) certifying that (x) one of the events herein above described has occurred and the nature of such event, (y) the increased cost or reduced amount resulting from such event and (z) the additional amounts demanded by the Sterling Issuing Lender or such Lender, as the case may be, and a reasonably detailed explanation of the calculation thereof, the relevant Sterling Subsidiary Borrower shall immediately pay to such Sterling Issuing Lender or such Lender, as the case may be, from time to time as specified by the Sterling Administrative Agent or such Sterling Lender, additional amounts which shall be sufficient to compensate such Sterling Issuing Lender or such Sterling Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at the rate provided in subsection 3.3. A certificate as to the fact and amount of such increased cost incurred by the Sterling Issuing Lender or such Sterling Lender as a result of any event mentioned in clauses (i) or (ii) above, submitted by the Sterling Issuing Lender or such Lender to such Sterling Subsidiary Borrower, shall be conclusive, absent manifest error.
     3.8. Sterling Letter of Credit Payments. If any draft in Sterling shall be presented for payment under any Sterling Letter of Credit, the Sterling Issuing Lender shall promptly notify the relevant Sterling Subsidiary Borrower and the Sterling Administrative Agent of the date and amount of the Sterling thereof. The responsibility of the Sterling Issuing Lender to the Sterling Subsidiary Borrowers in connection with any draft presented for payment under any Sterling Letter of Credit shall, in addition to any payment obligation expressly provided for in such Sterling Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Sterling Letter of Credit in connection with such presentment are in conformity with such Sterling Letter of Credit.
     (a) Application. To the extent that any provision of any Application related to any Sterling Letter of Credit is inconsistent with the provisions of the Credit Agreement, the provisions of the Credit Agreement shall apply.
     (b) Purpose of the Letters of Credit. The Sterling Letters of Credit shall be used for any lawful purposes requested by the Sterling Subsidiary Borrowers.

APPENDIX I
PRICING GRID FOR STERLING LOANS
PRICING GRID

	Applicable
	Margin
Leverage		Reference
Ratio	LIBOR	Rate
> 4.00 to 1.00	1.500%	0.500%
> 3.00 to 1.00	1.250%	0.250%
> 2.25 to 1.00	1.000%	0.000%
> 1.75 to 1.00	0.875%	0.000%
> 1.25 to 1.00	0.750%	0.000%
< 1.25 to 1.00	0.625%	0.000%
Changes in the Applicable Margin resulting from changes in the Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to subsection 6.1 (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year of the Borrower or the 90th day after the end of each fiscal year of the Borrower, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than or equal to 3.25 to 1.00. In addition, at all times while an Event of Default shall have occurred and be continuing, the Leverage Ratio shall for the purposes of this definition be deemed to be greater than 3.25 to 1.00. Each determination of the Leverage Ratio pursuant to this pricing grid shall be made with respect to (or, in the case of Average Total Indebtedness, as at the end of) the period of four consecutive fiscal quarters of the Borrower ending at the end of the period covered by the relevant financial statements.

ANNEX C
SECTION 1. DEFINITIONS
          Defined Terms. Unless otherwise defined herein, terms defined in the Amended and Restated Credit Agreement, dated as of February 7, 2007 (as amended, restated supplemented or otherwise modified from time to time, the “Credit Agreement”) to which this Annex C is attached and used herein shall have the meanings given to them in the Credit Agreement, and the following terms shall have the following meanings:
     “Administrative Questionnaire” shall mean the administrative questionnaire of each Lender referred to in subsection 10.6 of the Credit Agreement.
     “Aggregate Australian Revolving Extensions of Credit” shall mean an amount equal to the sum of (a) the aggregate principal amount of all Australian Dollar Loans (including, without limitation, Australian Dollar Swing Line Loans borrowed under Australian Commitments) then outstanding and (b) the aggregate amount of all Australian L/C Obligations then outstanding.
     “Aggregate Facility C Revolving Extensions of Credit” shall mean an amount equal to the sum of (a) the aggregate principal amount of all Facility C Loans (including, without limitation, Australian Dollar Swing Line Loans borrowed under Facility C Commitments) then outstanding and (b) the aggregate amount of all Australian L/C Obligations then outstanding in respect of Letters of Credit issued under the Facility C Commitments.
     “Applicable Margin for Australian Borrowing” shall mean the rate per annum set forth in the pricing grid attached as Appendix I hereto.
     “Application” shall mean an application, in such form as the Australian Issuing Lender may specify from time to time, requesting such Australian Issuing Lender to open an Australian Letter of Credit.
     “Australian Dollars” or “A$” shall mean the lawful currency of the Commonwealth of Australia.
     “Australian Administrative Agent” shall mean J.P. Morgan Australia Limited, together with its affiliates, as the agent for the Australian Dollar Lenders under the Credit Agreement.
     “Australian Administrative Office” shall mean the Australian Administrative Agent’s office located at Level 32, Grosvenor Place, 225 George Street, Sydney NSW 2000 Australia, telecopy: +61-(2)-9247-7698, attention: Yvonne Blunt/Jason M. Lock/Graham McKinley, Agency, or such other office in Australia as may be designated as such by the Australian Administrative Agent by written notice to the Australian Subsidiary Borrowers and the Australian Dollar Lenders.
     “Australian Commitment” shall mean, as to any Australian Dollar Lender, the obligation of such Australian Dollar Lender to make Australian Dollar Loans and participate in Australian Dollar Swing Line Loans or Australian Letters of Credit hereunder in an aggregate principal or face amount at any one time outstanding up to but not exceeding the amount set forth opposite such Australian Dollar Lender’s name on Schedule 1 to the Credit Agreement under the caption “Australian Commitment” or in the Assignment and Acceptance pursuant to which such Australian Dollar Lender became party to the Credit Agreement, as the same may be changed

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from time to time pursuant to the terms hereof. The original aggregate principal amount of the Australian Commitments is the Australian Dollar equivalent of U.S.$25,000,000.
     “Australian Commitment Percentage” shall mean as to any Australian Dollar Lender at any time, the percentage of the aggregate Australian Commitments then constituted by such Australian Dollar Lender’s Australian Commitment.
     “Australian Dollar Lender” shall mean each Lender that has an Australian Commitment or that holds Australian Dollar Loans; collectively, the “Australian Dollar Lenders”. Each Australian Dollar Lender on the date hereof and on each date on which a payment or prepayment of interest is made represents that it is an Eligible Australian Bank.
     “Australian Dollar Loan” shall mean any Loan made under the Australian Commitments pursuant to subsection 2.1; collectively, the “Australian Dollar Loans”.
     “Australian Dollar Swing Line Commitment” shall mean the obligation of the Australian Dollar Swing Line Lender, at any date, to make an Australian Dollar Swing Line Loan pursuant to subsection 2.3(a) in the amount referred to therein.
     “Australian Dollar Swing Line Lender” shall mean JPMorgan Chase Bank, N.A., Sydney Branch, and such other Lenders or Affiliates thereof as may be designated in writing by the Australian Subsidiary Borrowers which agree in writing to act as such in accordance with the terms hereof and are reasonably acceptable to the Australian Administrative Agent.
     “Australian Dollar Swing Line Loan” shall mean any Australian Dollar Swing Line Loan made pursuant to subsection 2.3 hereof.
     “Australian Facility” shall mean the Australian Commitments together with the Aggregate Australian Revolving Extensions of Credit.
     “Australian Issuing Lender” shall mean JPMorgan Chase Bank, N.A., Sydney Branch.
     “Australian L/C Commitment” shall mean the Australian Dollar equivalent of U.S.$25,000,000.
     “Australian L/C Obligations” shall mean, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of then outstanding Australian Letters of Credit and (b) the aggregate amount of drawings under Australian Letters of Credit which have not then been reimbursed pursuant to Section 3.
     “Australian L/C Participants” shall mean the collective reference to all the Australian Dollar Lenders other than the Australian Issuing Lender.
     “Australian Lending Office” shall mean for each Australian Dollar Lender, the lending office for such Australian Dollar Lender (or of an affiliate of such Australian Dollar Lender) designated for each type of Australian Dollar Loan in the Administrative Questionnaire of such Australian Dollar Lender or such other lending office of such Australian Dollar Lender (or of an affiliate of such Australian Dollar Lender) as such Australian Dollar Lender may from time to time specify to the Australian Administrative Agent and the Australian Subsidiary Borrowers as the office by which its Australian Dollar Loans of such type are to be made and maintained.

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     “Australian Letter of Credit” shall mean any Australian Standby L/C or Australian Trade L/C, as each term is defined in subsection 3.1.
     “Available Australian Commitment” shall mean, as to any Lender at any time, the amount equal to the excess, if any, of (a) such Lender’s Australian Commitment over (b) the sum of such Lender’s (i) ratable portion of the Aggregate Facility C Revolving Extensions of Credit and (ii) ratable portion of the Aggregate Australian Revolving Extensions of Credit. The Available Australian Commitment may be calculated as being negative at any time.
     “BBR Loans” shall mean the Loans hereunder at such time as they are made and/or being maintained at a rate of interest based upon the applicable Bank Bill Rate.
     “Bank Bill Rate” shall mean, for an Interest Period, the average bid rate for Bills having a tenor closest to the Interest Period as displayed on the “BBSY” page of the Reuters Monitor System on the first day of that Interest Period. However, if the average bid rate is not displayed by 10:30 a.m. Sydney time on that day, or if it is displayed but there is an obvious error in that rate, “Bank Bill Rate” shall mean the rate set by the Australian Administrative Agent in good faith at approximately 10:30 a.m. Sydney time on that day, having regard, to the extent possible, to the rates otherwise bid for Bills of that tenor at or around that time (including any displayed on the “BBSW” page of the Reuters Monitor System).
     “Bill” shall have the meaning given such term in the Bills of Exchange Act 1909 (Cwlth) and a reference to the drawing, acceptance or endorsement of, or other dealing with, a Bill is to be interpreted in accordance with that Act.
     “Borrowing Date (Australia)” shall mean any Business Day (Australia) specified in a notice as a date on which an Australian Subsidiary Borrower requests the relevant Australian Dollar Lenders to make Australian Dollar Loans under this Annex C to the Credit Agreement.
     “Business Day (Australia)” shall mean a day on which banks are open for business in Sydney but excludes Saturday, Sunday and any other day which is a public holiday in Sydney.
     “Dollar Equivalent (Australia)” shall mean, on any Business Day (Australia) with respect to any amount denominated in Australian Dollars, the amount of U.S. Dollars that would be required to purchase such amount of Australian Dollars based upon the spot selling rate at which JPMorgan Chase Bank offers to sell Australian Dollars for U.S. Dollars in the Sydney foreign exchange market at approximately 11:00 A.M. Sydney time on such Business Day (Australia) for delivery two Business Days (Australia) later.
     “Eligible Australian Bank” shall mean (a) a resident of Australia which does not make Australian Dollar Loans as part of carrying on business outside of Australia at or through a permanent establishment outside of Australia; or (b) a non-resident of Australia which makes Swing Line Loans or Revolving Credit Loans as part of carrying on business in Australia at or through a permanent establishment of the non-resident in Australia. In this definition, words and expressions used shall have the meaning ascribed to them for the purposes of S. 128B of the Australian Income Tax Assessment Act of 1936.
     “Interest Payment Date” shall mean (i) for an Interest Period of 3 months or less, the last day of that Interest Period or (ii) for an Interest Period which is greater than 3 months, the last day of each 3 month period (or the next following Business Day (Australia) if such day is not a Business Day (Australia)) within that Interest Period and the last day of, that Interest Period.

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     “Interest Period” shall mean with respect to any Australian Dollar Loan, (i) initially, the period commencing on the date on which such Australian Dollar Loan is made and ending one, two, three or six months or such other period as agreed by the Australian Administrative Agent thereafter, as selected by the relevant Australian Subsidiary Borrower in its irrevocable written notice of borrowing as provided in subsection 2.2 and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Australian Dollar Loan and ending one, two, three or six months thereafter, as selected by the relevant Australian Subsidiary Borrower by irrevocable written notice to the Australian Administrative Agent not less than three Business Days (Australia) prior to the last day of then current Interest Period with respect to such Australian Dollar Loan; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
     1. if any Interest Period would otherwise end on a day which is not a Business Day (Australia), that Interest Period shall be extended to the next succeeding Business Day (Australia) unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the next preceding Business Day (Australia);
     2. if the relevant Australian Subsidiary Borrower shall fail to give notice as provided in clause (ii) in this definition, the relevant Australian Subsidiary Borrower shall be deemed to have requested continuation of the affected Australian Dollar Loan as provided in subsection 2.11;
     3. any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date; and
     4. any Interest Period pertaining to an Australian Dollar Loan that begins on the last Business Day (Australia) of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day (Australia) of a calendar month.
     “Overnight Rate” shall mean, with respect to any day:
     (1) the Reserve Bank of Australia Official Cash Rate (expressed as a percentage yield per annum rounded up to the nearest two decimal places) published at or about 10:00 a.m. Sydney time on the Reuters Monitor System screen under the heading “RBA” or, at the discretion of the Swing Line Lender or Australian Dollar Lender making Australian Dollar Loans to any Australian Subsidiary Borrower, the bank bill swap rate (expressed as a percentage yield per annum rounded up to the nearest two decimal places) published at or about 10:00 a.m. Sydney time;
     (2) if the rate under clause (1) is not published at the relevant time, the rate (expressed as a percentage yield per annum) determined by the Australian Administrative Agent to be the prevailing buying rate for Australian Dollar cash deposits.
     “Post-Default Rate” shall mean a rate equal to the sum or 2% plus the rate of interest otherwise applicable to such Australian Dollar Loan.
     “Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation, constitution or Articles of Incorporation, as the case may be, and Code of Regulations and/or By-Laws or other organizational or governing documents of such Person, and any law, treaty,

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rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
SECTION 2. THE AUSTRALIAN COMMITMENTS
          2.1. The Australian Commitments. Subject to the terms and conditions hereof, each Australian Dollar Lender severally (but not jointly) agrees to make Australian Dollar Loans in Australian Dollars to each Australian Subsidiary Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount not to exceed the Available Australian Commitment of such Australian Dollar Lender in accordance with the terms hereof (which for this purpose shall be computed as though the amount in subclause (b)(i) in the definition thereof is $0); provided that, after giving effect to the making of such Australian Dollar Loans, the Aggregate Australian Revolving Extensions of Credit will not exceed the Australian Commitment. During the Revolving Credit Commitment Period the Australian Subsidiary Borrowers may use the Australian Commitments by borrowing, repaying the Australian Dollar Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Each Australian Dollar Lender agrees that each of its Lending Installations listed on Schedule 1 and subsequently agreed from time to time in Australia shall be on the date hereof or the date of such agreement an Eligible Australian Bank.
          2.2. Procedure for Australian Dollar Loan Borrowing. (a) The Australian Subsidiary Borrowers may borrow under the Australian Facility during the Revolving Credit Commitment Period on any Business Day (Australia); provided that the relevant Australian Subsidiary Borrower shall give the Australian Administrative Agent irrevocable notice three Business Days (Australia) prior to the requested Borrowing Date (Australia) (which notice must be received by the Australian Administrative Agent prior to 11:00 A.M., Sydney time), specifying (i) the identity of the Australian Subsidiary Borrower borrowing and the amount to be borrowed, (ii) the requested Borrowing Date (Australia) and (iii) the length of the Interest Period for such Australian Dollar Loan. Each borrowing by any Australian Subsidiary Borrower pursuant to the Australian Commitments shall be in an aggregate principal amount equal to the Australian Dollar equivalent of U.S.$1,000,000 or a whole multiple of the Australian Dollar equivalent of U.S.$500,000 in excess thereof.
          (b) Upon receipt of any notice from an Australian Subsidiary Borrower pursuant to this subsection 2.2, the Australian Administrative Agent shall promptly notify each Australian Dollar Lender thereof. Each such Australian Dollar Lender will make the amount of its ratable share (subject to subsection 2.1) of such borrowing available to the Australian Administrative Agent for the account of such Australian Subsidiary Borrower at the Australian Administrative Office prior to 2:00 P.M., Sydney time, on the Borrowing Date (Australia) requested by the such Australian Subsidiary Borrower in funds immediately available to the Australian Administrative Agent. Such borrowing will then be made available to such Australian Subsidiary Borrower by the Australian Administrative Agent crediting the account of such Australian Subsidiary Borrower on the books of the Australian Administrative Office with the aggregate of the amounts made available to the Australian Administrative Agent by such Australian Dollar Lenders.
          2.3. Swing Line Commitments. (a) Subject to the terms and conditions hereof, from time to time prior to the Revolving Credit Termination Date and to the Australian Subsidiary Borrowers (i) the Australian Dollar Swing Line Lender severally (but not jointly) agrees to make Australian Dollar Swing Line Loans in Australian Dollars in an aggregate principal amount not to exceed the Australian Dollar equivalent of U.S.$15,000,000 at any one time outstanding (each of the foregoing individually, a “Australian Dollar Swing Line Loan”; collectively the “Australian Dollar Swing Line Loans”); provided that, after giving effect to the making of such Australian Dollar Swing Line Loans, the aggregate principal

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amount of Swing Line Loans under any Revolving Facility at any one time outstanding shall not exceed U.S.$100,000,000 and the Aggregate Australian Revolving Extensions of Credit shall not exceed the Australian Commitments. All Australian Dollar Swing Line Loans shall be made on terms agreed upon by the Australian Dollar Swing Line Lender and the applicable Australian Subsidiary Borrowers. The relevant Australian Subsidiary Borrowers shall give the Australian Administrative Agent irrevocable notice (which notice must be received by the Australian Administrative Agent at or prior to 1:00 p.m., Sydney time, on the requested Borrowing Date (Australia)), specifying the amount of each requested Australian Dollar Swing Line Loan, which shall be greater than or equal to a minimum amount to be agreed upon by such Australian Subsidiary Borrowers and the relevant Australian Dollar Swing Line Lender. Upon such notice, the Australian Administrative Agent shall promptly notify the Australian Dollar Swing Line Lender thereof. The Australian Dollar Swing Line Lender shall make the amount of each requested Australian Dollar Swing Line Loan available to the relevant Australian Subsidiary Borrowers in the manner directed by the Australian Administrative Agent on the requested Borrowing Date (Australia).
          (b) The Australian Dollar Swing Line Lender in its sole and absolute discretion, may, on behalf of the relevant Australian Subsidiary Borrower (which hereby irrevocably directs the Australian Dollar Swing Line Lender to act on its behalf), request each Australian Dollar Lender, including the Australian Dollar Swing Line Lender, with respect to all other Australian Dollar Swing Line Loans, to make an Australian Dollar Loan, in an amount equal to such Australian Dollar Lender’s Revolving Percentage under the Australian Facility of the amount of the Australian Dollar Swing Line Loans (the “Refunded Australian Dollar Swing Line Loans”) outstanding on the date such notice is given. Unless any of the events described in paragraph (f) of Section 8 of the Credit Agreement shall have occurred (in which event the procedures of paragraph (c) of this subsection 2.3 shall apply), each Australian Dollar Lender shall make the proceeds of its Australian Dollar Loan available to the Australian Administrative Agent for the account of the Australian Dollar Swing Line Lender, at the office of the Australian Administrative Agent prior to 11:00 a.m. (Sydney time) in funds immediately available on the third Business Day (Australia) following the date such notice is given. The proceeds of such Australian Dollar Loans shall be immediately applied to repay the Refunded Australian Dollar Swing Line Loans.
          (c) If, prior to the making of an Australian Dollar Swing Line Loan pursuant to paragraph (b) of subsection 2.3, one of the events described in paragraph (f) of Section 8 of the Credit Agreement shall have occurred, each Australian Dollar Lender hereby agrees to and will, on the date such Australian Dollar Swing Line Loan was to have been made, purchase an undivided participating interest in each Refunded Australian Dollar Swing Line Loan in an amount equal to its Revolving Percentage under the Australian Facility of such Refunded Australian Dollar Swing Line Loan. Such Revolving Credit Lender will immediately transfer to the Australian Administrative Agent for the account of the Australian Dollar Swing Line Lender, in immediately available funds of the amount of its participations and, upon its receipt of its ratable share thereof, the Australian Dollar Swing Line Lender will deliver to such Australian Dollar Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.
          (d) Whenever, at any time after the Australian Dollar Swing Line Lender has received from any Australian Dollar Lender such Australian Dollar Lender’s participating interest in a Refunded Australian Dollar Swing Line Loan and the Australian Dollar Swing Line Lender receives any payment on account thereof, the Australian Dollar Swing Line Lender will distribute to such Australian Dollar Lender through the Australian Administrative Agent its participating interest; provided, however, that in the event that such payment received by the Australian Dollar Swing Line Lender is required to be returned, such Australian Dollar Lender will return to the Australian Dollar Swing Line Lender through the Australian Administrative Agent any portion thereof previously distributed by the Australian Dollar Swing Line Lender to it.

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          2.4. Participation. Each Australian Dollar Lender’s obligation to purchase participating interests pursuant to paragraph (c) of subsection 2.3 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Australian Dollar Lender may have against the Australian Dollar Swing Line Lender, any Australian Subsidiary Borrower or any other Person for any reason whatsoever; (b) the occurrence or continuance of an Event of Default; (c) any adverse change in the condition (financial or otherwise) of the Borrower or any Australian Subsidiary Borrower; (d) any breach of the Credit Agreement by the Borrower, any Subsidiary Borrower or any other Revolving Credit Lender; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Notwithstanding the foregoing, no Australian Dollar Lender shall have any obligation to purchase participating interests pursuant to paragraph (c) of subsection 2.3 or to make any Refunded Australian Dollar Swing Line Loans in respect of any Australian Dollar Swing Line Loan which was made at any time following receipt by the Australian Administrative Agent of a notice from any Australian Dollar Lender specifying that (x) a Default or Event of Default has occurred and is continuing and (y) explicitly stating that such Australian Dollar Lender will not purchase such participating interests or make Refunded Australian Dollar Swing Line Loans with respect to Australian Dollar Swing Line Loans made after the date of receipt of such notice.
          2.5. Repayment of Australian Dollar Loans; Evidence of Debt. (a) Each Australian Subsidiary Borrower hereby unconditionally promises to pay to the Australian Administrative Agent for the account of each Australian Dollar Lender (i) then unpaid principal amount of each Australian Dollar Loan of such Australian Dollar Lender on the Revolving Credit Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8 of the Credit Agreement) and (ii) then unpaid principal amount of the Australian Dollar Swing Line Loans of the Australian Dollar Swing Line Lender on the Revolving Credit Termination Date (or such earlier date on which the Australian Dollar Swing Line Loans become due and payable pursuant to Section 8 of the Credit Agreement). Each Australian Subsidiary Borrower hereby unconditionally promises to pay to the Australian Administrative Agent for the account of such Lender (i) then unpaid principal amount of each Loan to such Subsidiary Borrower on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 8 of the Credit Agreement) and (ii) then unpaid principal amount of the Australian Dollar Swing Line Loans to such Subsidiary Borrower of the Australian Dollar Swing Line Lender on the Revolving Credit Termination Date (or such earlier date on which the Australian Dollar Swing Line Loans became due and payable pursuant to Section 8 of the Credit Agreement). Each of the Australian Subsidiary Borrowers hereby further agrees to pay interest on the unpaid principal amount of the Australian Dollar Loans from time to time outstanding to such Australian Subsidiary Borrower from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 2.12.
          (a) Each Australian Dollar Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Australian Subsidiary Borrowers to such Australian Dollar Lender resulting from each Australian Dollar Loan of such Australian Dollar Lender from time to time, including the amounts of principal and interest payable and paid to such Australian Dollar Lender from time to time under the Credit Agreement.
          (b) The Australian Administrative Agent shall maintain a register (the “Australian Register”) in respect of the Australian Facility in a manner similar to the Register described in Section 10.6(b)(iv) of the Credit Agreement, and a subaccount therein for each Australian Dollar Lender, in which shall be recorded (i) the amount of each Australian Dollar Loan made hereunder and the type thereof, (ii) the amount of any principal or interest due and payable or to become due and payable from any Australian Subsidiary Borrower to each Australian Dollar Lender hereunder and (iii) both the amount of

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any sum received by the Australian Administrative Agent hereunder from any Australian Subsidiary Borrower and each Australian Dollar Lender’s share thereof.
          (c) The entries made in the Australian Register and the accounts of each Australian Dollar Lender maintained pursuant to subsection 2.5(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each Australian Subsidiary Borrower therein recorded; provided, however, that the failure of any Australian Dollar Lender or the Australian Administrative Agent to maintain the Australian Register or any such account, or any error therein, shall not in any manner affect the obligation of any Australian Subsidiary Borrower to repay (with applicable interest) the Australian Dollar Loans made to such Australian Subsidiary Borrower by such Australian Dollar Lender in accordance with the terms of the Credit Agreement.
          2.6. [reserved]
          2.7. Termination or Reduction of the Australian Commitments.
          (a) Optional. The Australian Subsidiary Borrowers shall have the right, upon not less than five Business Days’ (Australia) written notice to the Australian Administrative Agent, to terminate the Australian Commitments or, from time to time, reduce the amount of the Australian Commitments, provided that (i) any such reduction shall be accompanied by prepayment of the Australian Dollar Loans by the relevant Australian Subsidiary Borrower, together with accrued interest on the amount so prepaid to the date of such prepayment, to the extent, if any, the Available Australian Commitments would be negative as a result of such reduction and (ii) any such termination of the Australian Commitments shall be accompanied by (A) prepayment in full of the Australian Dollar Loans then outstanding hereunder, (B) cash collateralization of all Australian L/C Obligations then outstanding in accordance with the provisions of subsection 2.10, and (C) payment of accrued interest thereon to the date of such prepayment and the payment of any unpaid fees then accrued hereunder (including, without limitation, in respect of any Australian Letters of Credit). Upon receipt of such notice, the Australian Administrative Agent shall promptly notify each Lender thereof. Any such reduction shall be in an amount equal to the Australian Dollar equivalent of U.S.$500,000 or a whole multiple of the Australian Dollar equivalent of U.S.$250,000 in excess thereof and shall reduce permanently the amount of the Australian Commitments then in effect.
          (b) Mandatory. The Revolving Credit Commitments shall automatically terminate on the Revolving Credit Termination Date and all Australian Dollar Loans shall be repaid and to the extent any Australian Letter of Credit remains outstanding after the Revolving Credit Termination Date, the relevant Australian Subsidiary Borrower shall cash collateralize such Australian L/C Obligations (and the fees thereon) in accordance with the provisions of subsection 2.10. The Revolving Credit Commitments shall also be reduced in accordance with subsection 2.9.
          2.8. Optional Prepayments. Any Australian Subsidiary Borrower may, at any time and from time to time, prepay the Australian Dollar Loans made to it hereunder, in each case in whole or in part, without premium or penalty, upon at least three Business Days’ (Australia), in the case of BBR Loans, and on one Business Day’s (Australia), in the case of Loans bearing interest at the Overnight Rate, irrevocable notice to the Australian Administrative Agent, specifying the date and amount of prepayment. If such notice is given, the relevant Australian Subsidiary Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of the Australian Dollar equivalent of U.S.$500,000 or a whole multiple of the Australian Dollar equivalent of U.S.$250,000 in excess thereof.

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          2.9. Mandatory Prepayments. The Australian Subsidiary Borrowers, without notice or demand, shall immediately prepay the Australian Dollar Loans, to the extent, if any, that the Available Australian Commitments are negative, together with accrued interest to the date of such prepayment on the amount so prepaid; provided that if such prepayment is required solely as a result of a change in the aggregate Dollar Equivalent (Australia) of the Australian Dollar Loans, no prepayment shall be made unless such prepayment is required pursuant to subsection 2.21.
          2.10. Cash Collateralization of Australian Letters of Credit. To the extent that at any time and from time to time, the Australian L/C Obligations exceed the amount of the Australian L/C Commitments or the Australian L/C Obligations exceed the Australian Commitments (whether pursuant to subsections 2.7, 2.8, 2.9 or otherwise), the Australian Subsidiary Borrowers shall cash collateralize (in a manner reasonably satisfactory to the Australian Administrative Agent) such portion of the Australian L/C Obligations (and the fees thereon through the stated expiration date of the Australian Letters of Credit giving rise to such Australian L/C Obligations) which is in excess of the Australian L/C Commitments or such Australian Commitments, as applicable.
          2.11. Continuation Options. (a) Any Australian Dollar Loan may be continued as such upon the expiration of an Interest Period by compliance by the Australian Subsidiary Borrowers with the notice provisions contained in the definition of Interest Period, provided that no Australian Dollar Loan may be continued as such when any Default or Event of Default has occurred and is continuing.
          (b) No continuation of any Australian Dollar Loans shall be made pursuant to this subsection 2.11 if, after giving effect to such continuation the amount of the Available Australian Commitments would be negative.
          2.12. Interest Rate and Payment Dates.
          (a) Each Australian Dollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Bank Bill Rate determined for such Interest Period (or, as applicable, the Overnight Rate), plus the Applicable Margin.
          (b) If all or a portion of (i) the principal amount of any Australian Dollar Loan or any reimbursement obligation, (ii) any interest payable thereon or (iii) any facility fee, commission or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (A) the rate pursuant to paragraph (a) of this subsection plus 2% from the date of such non-payment until such amount is paid in full (as well after as before judgment). The Australian Administrative Agent may choose any Interest Period from time to time (including one Interest Period of shorter than one month) with respect to any overdue amount bearing interest based upon paragraph (a) of this subsection.
          (c) Interest shall be payable in arrears on each Interest Payment Date, except that interest payable pursuant to subsection 2.12(b) shall be payable upon demand.
          2.13. Computation of Interest and Fees. (a) Each determination of an interest rate by the Australian Administrative Agent pursuant to any provision of this Annex C shall be conclusive and binding on the Australian Subsidiary Borrowers absent manifest error.
          (b) Interest shall be calculated on the basis of a 365- (366-, as the case may be) day year for the actual days elapsed. The Australian Administrative Agent shall as soon as practicable notify the affected Australian Dollar Lenders of each determination of the Bank Bill Rate. Any change in the interest rate on an Australian Dollar Loan resulting from a change in any reserve requirements shall

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become effective as of the opening of business on the day on which such change in reserve requirements becomes effective. The Australian Administrative Agent shall as soon as practicable notify the affected Australian Dollar Lenders of the Closing Date and the amount of such change in interest rate.
          (c) The Australian Administrative Agent shall, at the request of the Australian Subsidiary Borrowers or any Australian Dollar Lender, deliver to the Australian Subsidiary Borrowers or such Australian Dollar Lender a statement showing in reasonable detail the calculations used by the Australian Administrative Agent in determining any interest rate pursuant to subsection 2.12, excluding any Bank Bill Rate which is based upon the “BBSW” page of the Reuters Monitor System.
          2.14. Inability to Determine Interest Rate. In the event that the Australian Administrative Agent has reasonably determined (which determination shall be conclusive and binding upon the Australian Subsidiary Borrowers absent manifest error) that by reason of circumstances affecting the interbank depositary market, adequate and reasonable means do not exist for ascertaining the Bank Bill Rate applicable pursuant to subsection 2.12(a) for any Interest Period with respect to (a) a proposed Australian Dollar Loan or (b) the continuation of an Australian Dollar Loan beyond the expiration of then current Interest Period with respect thereto, the Australian Administrative Agent shall forthwith give telecopy or telephonic notice of such determination, confirmed in writing, to the relevant Australian Subsidiary Borrowers and the Australian Dollar Lenders at least one Business Days (Australia) prior to, as the case may be, the requested Borrowing Date (Australia) for such Australian Dollar Loan or the last day of such Interest Period. If such notice is given (i) any requested Australian Dollar Loan shall bear interest at the Overnight Rate plus the Applicable Margin and (ii) any outstanding Australian Dollar Loan shall, at the end of such Interest Period, be continued at the Overnight Rate plus the Applicable Margin. Until such notice has been withdrawn by the Australian Administrative Agent, no further Bank Bill Rate Australian Dollar Loans shall be made. Such notice shall be withdrawn by the Australian Administrative Agent when the Australian Administrative Agent shall reasonably determine that adequate and reasonable means exist for ascertaining the Bank Bill Rate.
          2.15. Pro Rata Treatment and Payments. Each borrowing under and any reduction of the Australian Commitments shall be made ratably according to each Australian Dollar Lenders’ share of the Australian Commitments.
          (b) Each payment (including each prepayment) on account of principal of and interest on the Australian Dollar Loans shall be made ratably according to the respective outstanding principal amounts of such Loans then held by the Australian Dollar Lenders.
          (c) All payments (including prepayments) to be made by any Australian Subsidiary Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, Sydney time, on the due date thereof to the Australian Administrative Agent, for the account of the relevant Australian Dollar Lenders, at the Australian Administrative Office, in Australian Dollars, and in immediately available funds. The Australian Administrative Agent shall distribute such payments to the relevant Australian Dollar Lenders promptly upon receipt in like funds as received. If any payment on an Australian Dollar Loan becomes due and payable on a day other than a Business Day (Australia), the maturity thereof shall be extended to the next succeeding Business Day (Australia) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day (Australia).
          (d) Unless the Australian Administrative Agent shall have been notified in writing by any Australian Dollar Lender prior to a Borrowing Date (Australia) that such Australian Dollar Lender will not make the amount that would constitute its share of the borrowing on such date available to the

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Australian Administrative Agent, the Australian Administrative Agent may assume that such Australian Dollar Lender has made such amount available to the Australian Administrative Agent on such Borrowing Date (Australia), and the Australian Administrative Agent may, in reliance upon such assumption, make available to the relevant Australian Subsidiary Borrower a corresponding amount. If such amount is made available to the Australian Administrative Agent on a date after such Borrowing Date (Australia), such Australian Dollar Lender shall pay to the Australian Administrative Agent on demand an amount equal to the product of (i) the Overnight Rate during such period as quoted by the Australian Administrative Agent, times (ii) the amount of such Australian Dollar Lender’s share of such borrowing, times (iii) a fraction the numerator of which is the number of days that elapse from and including such Borrowing Date (Australia) to the date on which such Australian Dollar Lender’s Revolving Percentage of such borrowing shall have become immediately available to the Australian Administrative Agent and the denominator of which is 360 (the “Effective Interbank Rate”). A certificate of the Australian Administrative Agent submitted to any Australian Dollar Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such amount is so made available, such payment to the Australian Administrative Agent shall constitute such Australian Dollar Lender’s Loan on such Borrowing Date (Australia) for all purposes of this Agreement. If such amount is not so made available to the Australian Administrative Agent, then the Australian Administrative Agent shall notify the relevant Australian Subsidiary Borrower of such failure and on the fourth Business Days (Australia) following such Borrowing Date (Australia), such Australian Subsidiary Borrower shall pay to the Australian Administrative Agent such ratable portion, together with interest thereon for each day that such Australian Subsidiary Borrower had the use of such ratable portion, at the Effective Interbank Rate. Nothing contained in this subsection 2.15(d) shall relieve any Australian Dollar Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.
          (e) The failure of any Australian Dollar Lender to make the Australian Dollar Loan to be made by it on any Borrowing Date (Australia) shall not relieve any other Australian Dollar Lender of its obligation, if any, hereunder to make its Australian Dollar Loan on such Borrowing Date (Australia), but no Australian Dollar Lender shall be responsible for the failure of any other Australian Dollar Lender to make the Australian Dollar Loan to be made by such other Australian Dollar Lender on such Borrowing Date (Australia).
          2.16. Illegality. Notwithstanding any other provisions herein, if any introduction of or change in any law, regulation, treaty or directive or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for any Australian Dollar Lender to make or maintain BBR Loans as contemplated by this Annex C, (a) such Australian Dollar Lender shall forthwith give telecopy or telephonic notice of such circumstances, confirmed in writing, to the relevant Australian Subsidiary Borrower (which notice shall be withdrawn by such Australian Dollar Lender when such Australian Dollar Lender shall reasonably determine that it shall no longer be illegal for such Australian Dollar Lender to make or maintain BBR Loans), (b) the commitment of such Australian Dollar Lender hereunder to make BBR Loans shall forthwith be canceled and (c) such Australian Dollar Lender’s Australian Dollar Loans then outstanding, if any, shall be converted automatically to bear interest at the Overnight Rate plus the Applicable Margin on the last day of then current Interest Period with respect to such BBR Loans or within such earlier period as may be required by law. Each Australian Subsidiary Borrower hereby agrees promptly to pay the Australian Administrative Agent for the account of each Australian Dollar Lender, upon demand by the Australian Administrative Agent, any additional amounts necessary to compensate the Australian Dollar Lenders for any costs incurred by the Australian Dollar Lenders in making any conversion in accordance with this subsection 2.16, including, but not limited to, any interest or fees payable by the Australian Dollar Lenders to lenders of funds obtained by them in order to make or maintain their BBR Loans hereunder (the Australian Administrative Agent’s notice of such costs, as certified to such Australian Subsidiary Borrower, to be conclusive, absent manifest error).

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          2.17. Requirements of Law. (a) In the event that any introduction of or change in any law, regulation, treaty or directive or in the interpretation or application thereof occurring after the date hereof or compliance by any Australian Dollar Lender with any request or directive (whether or not having the force of law) from any central bank or other governmental authority, agency or instrumentality:
          (i) shall subject such Australian Dollar Lender to any tax of any kind, whatsoever with respect to the Credit Agreement, including this Annex C, any Australian Letter of Credit, any Application, or any Australian Dollar Loan made by it or its obligation to make Australian Dollar Loans or change the basis of taxation of payments to such Australian Dollar Lender of principal, facility fee, interest or any other amount payable hereunder (other than Non-Excluded Taxes (as defined in subsection 2.19) or changes in the rate of tax on the overall net income of such Australian Dollar Lender)
          (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Australian Dollar Lender which are not otherwise included in the determination of the Bank Bill Rate hereunder, or
          (iii) shall impose on such Australian Dollar Lender or the interbank depositary market any other condition;
and the result of any of the foregoing is to increase the cost to such Australian Dollar Lender (which increase in cost shall be the result of such Australian Dollar Lender’s reasonable allocation of the aggregate of such cost increases resulting from such events), of making, renewing or maintaining Australian Dollar Loans or issuing or participating in Australian Letters of Credit or to reduce any amount receivable thereunder then, in any such case, the relevant Australian Subsidiary Borrower shall, upon notice to it from such Australian Dollar Lender (with a copy to the Administrative Agent) certifying that (x) one of the events described in this subsection 2.17(a) has occurred and the nature of such event, (y) the increased cost or reduced amount resulting from such event and (z) the additional amounts demanded by such Australian Dollar Lender and a reasonably detailed explanation of the calculation thereof, promptly pay to the Australian Administrative Agent for the account of the relevant Australian Dollar Lender, upon demand by the Australian Administrative Agent, without duplication, any additional amounts necessary to compensate such Australian Dollar Lender for such increased cost or reduced amount receivable which such Australian Dollar Lender deems to be material as determined in good faith by such Australian Dollar Lender with respect to the Credit Agreement, including this Annex C, or the Australian Dollar Loans made hereunder.
          (b) In the event that any Australian Dollar Lender shall have determined that any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Australian Dollar Lender or any corporation controlling such Australian Dollar Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Australian Dollar Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under any Letters of Credit to a level below that which such Australian Dollar Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Australian Dollar Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Australian Dollar Lender to be material, then from time to time, within 15 days after submission by such Australian Dollar Lender to the Australian Subsidiary Borrowers (with a copy to the Australian Administrative Agent) of a written request therefor certifying that (x) one of the events described in this subsection 2.17(b) has occurred and the nature of such event,

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(y) the increased cost or reduced amount resulting from such event and (z) the additional amounts demanded by such Australian Dollar Lender and a reasonably detailed explanation of the calculation thereof, the Australian Subsidiary Borrowers shall pay to such Australian Dollar Lender such additional amount or amounts as will compensate such Australian Dollar Lender for such reduction.
          (c) Such Lender who has submitted a certificate as to additional amounts payable pursuant to paragraphs (a) and (b) above agrees to use reasonable efforts for a period of 90 days following the submission of such certificate to make the Australian Dollar Loans available by some other means (including changing its Lending Installation).
          (d) A certificate as to any additional amounts payable pursuant to paragraphs (a) and (b) above submitted by any Australian Dollar Lender to an Australian Subsidiary Borrower shall be conclusive absent manifest error.
          2.18. Indemnity. Each Australian Subsidiary Borrower agrees to indemnify each Australian Dollar Lender and to hold each Australian Dollar Lender harmless from any loss or expense which such Australian Dollar Lender may sustain or incur as a consequence of (a) default by such Australian Subsidiary Borrower in payment of the principal amount of or interest on any Australian Dollar Loans including, but not limited to, any such loss or expense arising from interest or fees payable by such Australian Dollar Lender to lenders of funds obtained by them in order to maintain their Australian Dollar Loans, (b) default by such Australian Subsidiary Borrower in borrowing Australian Dollar Loans after such Australian Subsidiary Borrower has given a notice in accordance with subsection 2.2, (c) default by such Australian Subsidiary Borrower in making any prepayment of an Australian Dollar Loan after such Australian Subsidiary Borrower has given a notice in accordance with subsection 2.8, and (d) the making of any payment of Australian Dollar Loans on a day which is not the last day of the applicable Interest Period with respect thereto, including, but not limited to, any such loss or expense arising from interest or fees payable by the Australian Dollar Lenders to lenders of funds obtained by them in order to maintain their Australian Dollar Loans hereunder. This covenant shall survive termination of the Credit Agreement. The obligations of indemnity of each of the respective Australian Subsidiary Borrowers hereunder are limited only to the loss and expense described herein arising from or as a result of any act or omission by such Australian Subsidiary Borrower, and are not, and shall not be deemed to be, the joint and several obligations of each such Australian Subsidiary Borrower as to any loss or expense arising from or as a result of any act or omission by the other Australian Subsidiary Borrowers.
          2.19. Taxes. All payments made by the Australian Subsidiary Borrowers in respect of amounts owing under this Annex C shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding gross or net income or gross receipts taxes, ad valorem taxes, personal property and/or sales taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Australian Administrative Agent or any Australian Dollar Lender as a result of a present or former connection between the Australian Administrative Agent or

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such Australian Dollar Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Australian Administrative Agent or such Australian Dollar Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Annex C). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Australian Administrative Agent or any Australian Dollar Lender hereunder, the amounts so payable to the Australian Administrative Agent or such Australian Dollar Lender shall be increased to the extent necessary to yield to the Australian Administrative Agent or such Australian Dollar Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Annex C, provided, however, that none of the Australian Subsidiary Borrowers shall be required to increase any such amounts payable to the Australian Administrative Agent or any Australian Dollar Lender if such increased amount arises as a result of the failure of such Australian Dollar Lender or the Australian Administrative Agent to be an Eligible Australian Bank or as a result of the failure of the Australian Administrative Agent or such Australian Dollar Lender to provide its tax file number, ABN or similar information to the Australian Subsidiary Borrowers. The Australian Subsidiary Borrowers shall also indemnify the Australian Administrative Agent and each Australian Dollar Lender on an after-tax basis for any additional taxes on net income which the Australian Administrative Agent or such Australian Dollar Lender, as the case may be, may be obligated to pay as a result of the receipt of additional amounts under this subsection 2.19. Whenever any Non-Excluded Taxes are payable by any Australian Subsidiary Borrower, as promptly as possible thereafter but in any event within 45 days after the date of payment such Australian Subsidiary Borrower shall send to the Australian Administrative Agent for its own account or for the account of such Australian Dollar Lender, as the case may be, a certified copy of an original official receipt received by such Australian Subsidiary Borrower showing payment thereof. If any Australian Subsidiary Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Australian Administrative Agent the required receipts or other required documentary evidence, such Australian Subsidiary Borrower shall indemnify the Australian Administrative Agent and the Australian Dollar Lenders for any incremental taxes, interest or penalties that may become payable by the Australian Administrative Agent or any Australian Dollar Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Annex C and the payment of the Australian Dollar Loans and all other amounts payable hereunder.
          2.20. Use of Proceeds. The Australian Facility and the proceeds of the Australian Dollar Loans shall be used by the Australian Subsidiary Borrowers for working capital and other general corporate purposes (which shall include any purpose expressly permitted by the Credit Agreement) of the Australian Subsidiary Borrowers; provided that, notwithstanding the foregoing, none of the proceeds of the Australian Dollar Loans may be used to finance any Hostile Take-Over Bid.
          2.21. Controls on Prepayment if Aggregate Revolving Extensions of Credit Exceed Aggregate Revolving Credit Commitments. (a) The Australian Subsidiary Borrowers will implement and maintain internal controls to monitor the borrowings and repayments of Australian Dollar Loans by the relevant Australian Subsidiary Borrowers and the issuance of and drawings under Australian Letters of Credit, with the object of preventing any request for an Extension of Credit that would result in the Available Australian Commitments becoming negative by more than 5% of the Australian Commitments, if such Commitments are negative by more than 5%, the Australian Subsidiary Borrowers will promptly notify the Australian Administrative Agent.
          (b) The Australian Administrative Agent will calculate the Available Australian Commitments from time to time, and in any event not less frequently than once during each calendar quarter. In making such calculations, the Australian Administrative Agent will rely on the information most recently received by it from the Australian Dollar Swing Line Lender in respect of outstanding Australian Dollar Swing Line Loans and from the Australian Issuing Lender in respect of outstanding Australian L/C Obligations.
          (c) In the event that on any date the Australian Administrative Agent calculates that (i) the Available Australian Commitments have become negative solely as a result of a change in the aggregate Dollar Equivalent (Australia) of the Australian Dollar Loans by more than 5%, the Australian Administrative Agent will give notice to such effect to the relevant Australian Subsidiary Borrowers and the Australian Dollar Lenders. Within five Business Days (Australia) of receipt of any such notice, such

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Australian Subsidiary Borrower will, as soon as practicable but in any event within five Business Days (Australia) of receipt of such notice, first, make such repayments or prepayments of Australian Dollar Loans (together with interest accrued to the date of such repayment or prepayment), second, pay any Reimbursement Obligations under the Australian Facility then outstanding and third, cash collateralize any outstanding Australian L/C Obligations on terms reasonably satisfactory to the Australian Administrative Agent as shall be necessary to cause the Available Australian Commitments not to be negative.
          2.22. Lending Installations. (a) Subject to subsection 2.4 of the Credit Agreement and subsections 2.1 and 2.3 of this Annex C each Australian Dollar Lender may book its Australian Dollar Loans at any Lending Installation selected by such Australian Dollar Lender and may change its Lending Installation from time to time. All terms of the Credit Agreement shall apply to any such Lending Installation and the Australian Dollar Loans made hereunder shall be deemed held by each Australian Dollar Lender for the benefit of such Lending Installation, provided that such Lending Installation is an Eligible Australian Bank. Each Australian Dollar Lender may, by written notice to the Australian Administrative Agent and the Australian Subsidiary Borrowers in accordance with subsection 10.2 of the Credit Agreement and subject always to subsection 2.4 of the Credit Agreement and subsections 2.1 and 2.3 of this Annex C designate replacement or additional Lending Installations through which Australian Dollar Loans will be made by it and for whose account Australian Dollar Loan payments are to be made.
          (b) Each Australian Dollar Lender agrees that, upon the occurrence of any event giving rise to the operation of subsection 2.17 or 2.19 with respect to such Australian Dollar Lender, it will, if requested by the Australian Subsidiary Borrower, use reasonable efforts (subject to overall policy considerations of such Australian Dollar Lender) to designate another Lending Installation for any Australian Dollar Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Australian Dollar Lender, cause such Australian Dollar Lender and any of its Lending Installations to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this subsection 2.22(b) shall affect or postpone any of the obligations of the Australian Subsidiary Borrowers or the rights of any Australian Dollar Lender pursuant to subsection 2.17 or 2.19.
          2.23. Notices to Lenders. All notices under this Section 2 to Australian Dollar Lenders by the Australian Subsidiary Borrowers or the Australian Administrative Agent, and all payments by the Australian Administrative Agent to the Australian Dollar Lenders, shall be made to the respective Lending Installations of the Australian Dollar Lenders maintaining the relevant Australian Dollar Loans or Australian Commitments.
SECTION 3. LETTER OF CREDIT FACILITIES
          3.1. Australian L/C Commitment. (a) Subject to the terms and conditions hereof, the Australian Issuing Lender, in reliance on the agreements of the other Lenders set forth in subsection 3.4(a), agrees to issue letters of credit (“Australian Letters of Credit”) under the Australian Commitments for the account of any Australian Subsidiary Borrower on any Business Day (Australia) during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Australian Issuing Lender; provided that the Australian Issuing Lender shall not have any obligation to issue any Australian Letter of Credit if, after giving effect to such issuance, (i) the Australian L/C Obligations would exceed the Australian L/C Commitment or (ii) the Available Australian Commitments would be negative. Each Australian Letter of Credit shall (i) be denominated in Australian Dollars, (ii) be either (x) a standby letter of credit (a “Australian Standby L/C”) issued to support obligations of any Australian Subsidiary Borrower, contingent or otherwise, with an expiry date occurring not later than one year after such standby Australian L/C was issued (which expiry date may be subject to one or more

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automatic extensions of one year or less unless 60-day notice, or such other notice as is satisfactory to the relevant Australian Subsidiary Borrower and the Australian Issuing Lender, is given that any such extension shall not be effective) or (y) a documentary letter of credit in respect of the purchase of goods or services by any Australian Subsidiary Borrower in the ordinary course of business with an expiry date occurring not later than one year after such documentary letter of credit was issued and, in the case of any such documentary letter of credit which is to be accepted by the Australian Issuing Lender pending payment at a date after presentation of sight drafts, with a payment date no more than one year after such drafts were presented for acceptance (a “Australian Trade L/C”) and (iii) expire no later than five days before the Revolving Credit Termination Date.
          (b) Each Australian Standby L/C shall be subject to the International Standby Practices and each Australian Trade L/C shall be subject to the Uniform Customs and, in each case, to the extent not inconsistent therewith, the laws of the State of New York.
          (c) The Australian Issuing Lender shall at no time be obligated to issue any Australian Letter of Credit hereunder if such issuance would conflict with, or cause the Australian Issuing Lender or any Australian L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
          3.2. Procedure for Issuance of Letters of Credit. Any Australian Subsidiary Borrower may from time to time request that the Australian Issuing Lender issue an Australian Letter of Credit by delivering to the Australian Issuing Lender (with a copy to the Australian Administrative Agent) at its address for notices specified herein an Application therefor, completed to the satisfaction of the Australian Issuing Lender, and such other certificates, documents and other papers and information as the Australian Issuing Lender may reasonably request. Upon receipt of any Application, the Australian Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Australian Letter of Credit requested thereby (but in no event shall the Australian Issuing Lender be required to issue any Australian Letter of Credit earlier than four Business Days (Australia) after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Australian Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Australian Issuing Lender and any relevant Australian Subsidiary Borrower. The Australian Issuing Lender shall furnish a copy of such Australian Letter of Credit to the relevant Australian Subsidiary Borrower, to the Australian Administrative Agent promptly following the issuance thereof.
          3.3. Fees, Commissions and Other Charges. (a) The relevant Australian Subsidiary Borrower shall pay to the Australian Administrative Agent, for the ratable account of the Australian Issuing Lender and the Australian L/C Participants, a letter of credit commission in Australian Dollars with respect to each Australian Trade L/C issued by the Australian Issuing Lender (i) in an amount equal to the Dollar Equivalent (Australia) of such issuance and payment fees as have been agreed upon by relevant Australian Subsidiary Borrower and the Australian Issuing Lender and (ii) in an amount equal to the product of, on the date on which such commission is calculated, (A) the rate per annum equal to the Applicable Margin in respect of BBR Loans and (B) the Dollar Equivalent (Australia) of the aggregate amount available to be drawn under each Australian Letter of Credit (plus an additional 1/4 of 1% per annum which shall be payable for the account of the Australian Issuing Lender). Such letter of credit commissions shall be payable in arrears on the last day of each March, June, September and December and shall be nonrefundable.
          (b) The relevant Australian Subsidiary Borrower shall pay to the Australian Administrative Agent, for the ratable account of the Australian Issuing Lender and the Australian L/C Participants, a letter of credit commission in Australian Dollars with respect to each Australian Standby

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L/C issued by the Australian Issuing Lender, computed for the period from the date of such payment to the date upon which the next such payment is due hereunder in an amount equal to the product of (i) the rate equal to the Applicable Margin in respect of BBR Loans in effect on the date on which such commission is calculated and (ii) the Australian Dollar equivalent of the aggregate amount available to be drawn under such Australian Standby L/C on the date on which such commission is calculated (plus an additional 1/4 of 1% per annum which shall be payable for the account of the Australian Issuing Lender). The relevant Australian Subsidiary Borrower shall also pay to the Australian Administrative Agent, for the account of the Australian Issuing Lender, such issuance fees as have been agreed upon by the relevant Australian Subsidiary Borrower and the Australian Issuing Lender. Such letter of credit commissions shall be payable in arrears on the last day of each March, June, September and December and shall be nonrefundable.
          (c) In addition to the foregoing fees and commissions, the relevant Australian Subsidiary Borrower shall pay or reimburse the Australian Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Australian Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Australian Letter of Credit issued by it.
          (d) The Australian Administrative Agent shall, promptly following its receipt thereof, distribute to the Australian Issuing Lender and the Australian L/C Participants all fees and commissions received by the Australian Administrative Agent for their respective accounts pursuant to this subsection 3.3.
          3.4. Australian L/C Participation. (a) The Australian Issuing Lender irrevocably agrees to grant and hereby grants to each Australian L/C Participant, and, to induce the Australian Issuing Lender to issue Australian Letters of Credit hereunder, each such Australian L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Australian Issuing Lender, on the terms and conditions hereinafter stated, for such Australian L/C Participant’s own account and risk an undivided interest equal to such Australian L/C Participant’s ratable share of the Australian Facility in the Australian Issuing Lender’s obligations and rights under each Australian Letter of Credit issued hereunder and the amount of each draft paid by the Australian Issuing Lender thereunder. Each such Australian L/C Participant unconditionally and irrevocably agrees with the Australian Issuing Lender that, if a draft is paid under any such Australian Letter of Credit for which the Australian Issuing Lender is not reimbursed in full by the relevant Australian Subsidiary Borrower in accordance with the terms of the Credit Agreement (including this Annex C), such Australian L/C Participant shall pay to the Australian Issuing Lender upon demand at the Australian Issuing Lender’s address for notices specified herein an amount equal to such Australian L/C Participant’s ratable share of the Australian Facility of the amount of such draft, or any part thereof, which is not so reimbursed.
          (b) If any amount required to be paid by any Australian L/C Participant to the Australian Issuing Lender pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any payment made by the Australian Issuing Lender under any Australian Letter of Credit is not paid to the Australian Issuing Lender within three Business Days (Australia) after the date such payment is due, such Australian L/C Participant shall pay to the Australian Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the customary rate as selected by the Australian Issuing Lender for the settlement of obligations between banks during the period from and including the date such payment is required to the date on which such payment is immediately available to the Australian Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any such Australian L/C Participant pursuant to subsection 3.4(a) is not in fact made available to the Australian Issuing Lender by such Australian L/C Participant within three Business Days (Australia) after the date such payment is due, the Australian Issuing Lender shall be entitled to recover from such Australian L/C Participant, on

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demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to BBR Loans hereunder. A certificate of the Australian Issuing Lender submitted to any Australian L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.
          (c) Whenever, at any time after the Australian Issuing Lender has made payment under any Australian Letter of Credit and has received from any Australian L/C Participant its ratable share of such payment in accordance with subsection 3.4(a), the Australian Issuing Lender receives any payment related to such Australian Letter of Credit (whether directly from the relevant Australian Subsidiary Borrower or otherwise), or any payment of interest on account thereof, the Australian Issuing Lender will distribute to such Australian L/C Participant its ratable share thereof; provided, however, that in the event that any such payment received by the Australian Issuing Lender shall be required to be returned by the Australian Issuing Lender, such Australian L/C Participant shall return to the Australian Issuing Lender the portion thereof previously distributed by the Australian Issuing Lender to it.
          3.5. Reimbursement Obligation of the Australian Subsidiary Borrowers. The relevant Australian Subsidiary Borrower agrees to reimburse the Australian Issuing Lender on each date on which the Australian Issuing Lender notifies such Australian Subsidiary Borrower of the date and amount of a draft presented under any Australian Letter of Credit and paid by the Australian Issuing Lender for the amount of (a) such draft so paid and (b) any taxes (other than Excluded Taxes), fees, charges or other costs or expenses incurred by the Australian Issuing Lender in connection with such payment; provided that upon the acceleration of such reimbursement obligations in accordance with Section 8 of the Credit Agreement, the relevant Australian Subsidiary Borrower agrees to reimburse the Australian Issuing Lender for the amount equal to then maximum liability (whether direct or contingent) of the Australian Issuing Lender and the Australian L/C Participants under such Australian Letter of Credit. Each such payment shall be made to the Australian Issuing Lender, at its address for notices specified herein in Australian Dollars and in immediately available funds, on the date on which the relevant Australian Subsidiary Borrower receives such notice, if received prior to 10:00 A.M., Sydney time, on a Business Day (Australia) and otherwise on the next succeeding Business Day (Australia).
          3.6. Obligations Absolute. Any relevant Australian Subsidiary Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which any relevant Australian Subsidiary Borrower may have or have had against the Australian Issuing Lender or any beneficiary of an Australian Letter of Credit. Each Australian Subsidiary Borrower also agrees with the Australian Issuing Lender that the Australian Issuing Lender shall not be responsible for, such relevant Australian Subsidiary Borrower’s Reimbursement Obligations under subsection 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any relevant Australian Subsidiary Borrower and any beneficiary of any Australian Letter of Credit or any other party to which such Australian Letter of Credit may be transferred or any claims whatsoever of the relevant Australian Subsidiary Borrower against any beneficiary of such Australian Letter of Credit or any such transferee. The Australian Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Australian Letter of Credit issued by it, except for errors or omissions caused by the Australian Issuing Lender’s gross negligence or willful misconduct. Each Australian Subsidiary Borrower agrees that any action taken or omitted by the Australian Issuing Lender under or in connection with any Australian Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the any relevant Australian Subsidiary Borrower and

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shall not result in any liability of the Australian Issuing Lender to any relevant Australian Subsidiary Borrower.
          3.7. Increased Costs. If the adoption of or any change in any law or regulation or in the interpretation thereof after the date hereof by any court or administrative or Governmental Authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against Australian Letters of Credit issued by the Australian Issuing Lender or participated in by the Lenders or (ii) impose on any Australian Dollar Lender any other condition regarding any Australian Letter of Credit, and the result of any event referred to in clauses (i) or (ii) above shall be to increase the cost to the Australian Issuing Lender or any Australian Dollar Lender of issuing or maintaining such Australian Letter of Credit (or its participation therein, as the case may be) (which increase in cost shall be the result of the Australian Issuing Lender’s or such Lender’s reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon notice to it from the Australian Issuing Lender or such Lender (with a copy to the Australian Administrative Agent) certifying that (x) one of the events herein above described has occurred and the nature of such event, (y) the increased cost or reduced amount resulting from such event and (z) the additional amounts demanded by the Australian Issuing Lender or such Lender, as the case may be, and a reasonably detailed explanation of the calculation thereof, the relevant Australian Subsidiary Borrower shall immediately pay to such Australian Issuing Lender or such Lender, as the case may be, from time to time as specified by the Australian Administrative Agent or such Australian Dollar Lender, additional amounts which shall be sufficient to compensate such Australian Issuing Lender or such Australian Dollar Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at the rate provided in subsection 3.3. A certificate as to the fact and amount of such increased cost incurred by the Australian Issuing Lender or such Australian Dollar Lender as a result of any event mentioned in clauses (i) or (ii) above, submitted by the Australian Issuing Lender or such Lender to such Australian Subsidiary Borrower, shall be conclusive, absent manifest error.
          3.8. Australian Letter of Credit Payments. If any draft in Australian Dollars shall be presented for payment under any Australian Letter of Credit, the Australian Issuing Lender shall promptly notify the relevant Australian Subsidiary Borrower and the Australian Administrative Agent of the date and amount of the Australian thereof. The responsibility of the Australian Issuing Lender to the Australian Subsidiary Borrowers in connection with any draft presented for payment under any Australian Letter of Credit shall, in addition to any payment obligation expressly provided for in such Australian Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Australian Letter of Credit in connection with such presentment are in conformity with such Australian Letter of Credit.
          (a) Application. To the extent that any provision of any Application related to any Australian Letter of Credit is inconsistent with the provisions of the Credit Agreement, the provisions of the Credit Agreement shall apply.
          (b) Purpose of the Letters of Credit. The Australian Letters of Credit shall be used for any lawful purposes requested by the Australian Subsidiary Borrowers.

APPENDIX I
PRICING GRID FOR AUSTRALIAN DOLLAR LOANS
PRICING GRID

	Applicable
Leverage	Margin
Ratio	Bank Bill Rate	Overnight Rate
> 4.00 to 1.00	1.500%	0.500%
> 3.00 to 1.00	1.250%	0.250%
> 2.25 to 1.00	1.000%	0.000%
> 1.75 to 1.00	0.875%	0.000%
> 1.25 to 1.00	0.750%	0.000%
< 1.25 to 1.00	0.625%	0.000%
Changes in the Applicable Margin resulting from changes in the Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to subsection 6.1 (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year of the Borrower or the 90th day after the end of each fiscal year of the Borrower, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than or equal to 3.25 to 1.00. In addition, at all times while an Event of Default shall have occurred and be continuing, the Leverage Ratio shall for the purposes of this definition be deemed to be greater than 3.25 to 1.00. Each determination of the Leverage Ratio pursuant to this pricing grid shall be made with respect to (or, in the case of Average Total Indebtedness, as at the end of) the period of four consecutive fiscal quarters of the Borrower ending at the end of the period covered by the relevant financial statements.

ANNEX D
SECTION 1. DEFINITIONS
          Defined Terms. Unless otherwise defined herein, terms defined in the Amended and Restated Credit Agreement, dated as of February 7, 2007 (as amended, restated supplemented or otherwise modified from time to time, the “Credit Agreement”) to which this Annex D is attached and used herein shall have the meanings given to them in the Credit Agreement, and the following terms shall have the following meanings:
     “Acceptance Fee” shall mean the fee payable in Canadian Dollars to each Canadian Dollar Lender in respect of Bankers’ Acceptances computed in accordance with subsection 2.3(g).
     “Aggregate Canadian Revolving Extensions of Credit” shall mean an amount equal to the sum of (a) the aggregate principal amount of all Canadian Dollar Loans (including, without limitation, Canadian Dollar Swing Line Loans borrowed under Canadian Commitments) then outstanding and (b) the aggregate amount of all Canadian L/C Obligations then outstanding.
     “Aggregate Facility D Revolving Extensions of Credit” shall mean an amount equal to the sum of (a) the aggregate principal amount of all Facility D Loans (including, without limitation, Canadian Dollar Swing Line Loans borrowed under Facility D Commitments) then outstanding and (b) the aggregate amount of all Canadian L/C Obligations then outstanding in respect of Letters of Credit issued under the Facility D Commitments.
     “Applicable BA Discount Rate” shall mean (i) with respect to any Schedule I Canadian Dollar Lender, as applicable to a Bankers’ Acceptance being purchased by such Schedule I Canadian Dollar Lender on any day, the CDOR Rate on such day (or, if no CDOR Rate is quoted for such day, the average (as determined by the Canadian Administrative Agent) of the respective percentage discount rates (expressed to two decimal places and rounded upward, if necessary, to the nearest 1/100th of 1%) quoted to the Canadian Administrative Agent by each Schedule I Canadian Dollar Reference Lender as the percentage discount rate at which such Schedule I Canadian Dollar Reference Lender would, in accordance with its normal practices, at or about 10:00 A.M. (Toronto time) on such day, be prepared to purchase bankers’ acceptances accepted by such Schedule I Canadian Dollar Reference Lender having a term and face amount comparable to the term and face amount of such Bankers’ Acceptance) and (ii) with respect to any Non-Schedule I Canadian Dollar Lender, as applicable to a Bankers’ Acceptance being purchased by such Non-Schedule I Canadian Dollar Lender on any day, the lesser of (x) the average (as determined by the Canadian Administrative Agent) of the respective percentage discount rates (expressed to two decimal places and rounded upward, if necessary, to the nearest 1/100th of 1%) quoted to the Canadian Administrative Agent by the Non-Schedule I Canadian Dollar Reference Lender as the percentage discount rate at which such Non-Schedule I Canadian Dollar Reference Lender would, in accordance with its normal practices, at or about 10:00 A.M. (Toronto time) on such day, be prepared to purchase bankers’ acceptances accepted by such Non-Schedule I Canadian Dollar Lender Reference having a term and a face amount comparable to the term and face amount of such Bankers’ Acceptance and (y) the rate that is 0.10% per annum in excess of the rate determined pursuant to clause (i) of this definition in connection with the relevant issuance of Bankers’ Acceptances.

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     “Applicable Margin for Canadian Borrowing” shall mean for each type of Canadian Dollar Loan, the rate per annum set forth under the relevant column heading in the pricing grid attached as Appendix I hereto.
     “Application” shall mean an application, in such form as the Canadian Issuing Lender may specify from time to time, requesting such Canadian Issuing Lender to open a Canadian Letter of Credit.
     “Available Canadian Commitment” shall mean, as to any Lender at any time, the amount equal to the excess, if any, of (a) such Lender’s Canadian Commitment over (b) the sum of such Lender’s (i) ratable portion of the Aggregate Facility D Revolving Extensions of Credit and (ii) ratable portion of the Aggregate Canadian Revolving Extensions of Credit. The Available Canadian Commitment may be calculated as being negative at any time.
     “BA Equivalent Loan” shall have the meaning assigned such term in subsection 2.3(c).
     “BA Discount Proceeds” shall mean in respect of any Bankers’ Acceptance to be purchased by a Canadian Dollar Lender on any day under subsection 2.3, an amount (rounded to the nearest whole Canadian cent, and with one-half of one Canadian cent being rounded up) calculated on such day by dividing:
     (a) the face amount of such Bankers’ Acceptance; by
     (b) the sum of one plus the product of:
(i)	the Applicable BA Discount Rate (expressed as a decimal) applicable to such Bankers’ Acceptance; and

(ii)	a fraction, the numerator of which is the number of days remaining in the term of such Bankers’ Acceptance and the denominator of which is 365;

with such product being rounded up or down to the fifth decimal place and .000005 being rounded up.
     “Bankers’ Acceptance” shall mean a bill of exchange or a depository bill governed by the Depository Bills and Notes Act (Canada) denominated in Canadian Dollars drawn by the Canadian Subsidiary Borrowers and accepted by a Canadian Dollar Lender pursuant to subsection 2.3.
     “Borrowing Date (Canada)” shall mean any Business Day (Canada) specified in a notice as a date on which any Canadian Subsidiary Borrower requests the relevant Canadian Dollar Lenders to make Canadian Dollar Loans under this Annex D to the Credit Agreement.
     “Business Day (Canada)” shall mean a day on which banks are open for business in Toronto, Ontario, Canada but excludes Saturday, Sunday and any other day which is a legal holiday in Toronto, Ontario, Canada.
     “Canadian Administrative Agent” shall mean JPMorgan Chase Bank, N.A., Toronto Branch, together with its affiliates, as the agent for the Canadian Dollar Lenders under the Credit Agreement.

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     “Canadian Administrative Office” shall mean the Canadian Administrative Agent’s office located at 200 Bay Street, Royal Bank Plaza, South Tower, Suite 1800, Toronto, Ontario M5J 2J2, or such other office in Canada as may be designated as such by the Canadian Administrative Agent by written notice to the Canadian Subsidiary Borrowers and the Canadian Dollar Lenders.
     “Canadian Commitment” shall mean, as to any Canadian Dollar Lender, the obligation of such Canadian Dollar Lender to make Canadian Dollar Prime Loans to and purchase Bankers’ Acceptances from the Canadian Subsidiary Borrowers and participate in Canadian Dollar Swing Line Loans or Canadian Letters of Credit hereunder in an aggregate principal or face amount at any one time outstanding up to but not exceeding the amount set forth opposite such Canadian Dollar Lender’s name on Schedule 1 to the Credit Agreement under the caption “Canadian Commitment” or in the Assignment and Acceptance pursuant to which such Canadian Dollar Lender became party to the Credit Agreement, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate principal amount of the Canadian Commitments is the Canadian Dollar equivalent of U.S.$35,000,000.
     “Canadian Dollars” or “C$” shall mean dollars in lawful currency of Canada.
     “Canadian Dollar Commitment Percentage” shall mean as to any Canadian Dollar Lender at any time, the percentage of the aggregate Canadian Commitments then constituted by such Canadian Dollar Lender’s Canadian Commitment.
     “Canadian Dollar Lender” shall mean each Lender that has a Canadian Commitment or that holds Canadian Dollar Loans; collectively, the “Canadian Dollar Lenders”. Each Canadian Dollar Lender on the date hereof and on each date on which a payment or prepayment of interest is made represents that it is an Eligible Canadian Bank.
     “Canadian Dollar Loans” shall mean the collective reference to Canadian Dollar Prime Loans and Bankers’ Acceptances; for the purposes of the Credit Agreement, the principal amount of any Canadian Dollar Loan constituting a Bankers’ Acceptance shall be deemed to be the undiscounted face amount of such Bankers’ Acceptance.
     “Canadian Dollar Swing Line Commitment” shall mean the obligation of the Canadian Dollar Swing Line Lender, at any date, to make a Canadian Dollar Swing Line Loan pursuant to subsection 2.6(a) in the amount referred to therein.
     “Canadian Dollar Swing Line Lender” shall mean the Bank of Montreal and such other Lenders or Affiliates thereof as may be designated in writing by the Canadian Subsidiary Borrowers which agree in writing to act as such in accordance with the terms hereof and are reasonably acceptable to the Canadian Administrative Agent.
     “Canadian Dollar Swing Line Loan” shall mean any Canadian Dollar Swing Line Loan made pursuant to subsection 2.6 hereof.
     “Canadian Dollar Prime Loans” shall mean advances denominated in Canadian Dollars that bear interest at a rate based upon the Canadian Dollar Prime Rate.
     “Canadian Dollar Prime Rate” shall mean with respect to a Canadian Dollar Prime Loan, on any day, the greater of (a) the annual rate of interest announced from time to time by the Canadian Administrative Agent as its reference rate then in effect for determining interest rates

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on Canadian Dollar denominated commercial loans in Canada and (b) the annual rate of interest equal to the sum of (i) the 30-day CDOR Rate and (ii) 0.50% per annum.
     “Canadian Facility” shall mean the Canadian Commitments together with the Aggregate Canadian Revolving Extensions of Credit.
     “Canadian Issuing Lender” shall mean the Bank of Montreal.
     “Canadian L/C Commitment” shall mean the Canadian Dollar equivalent of U.S.$35,000,000.
     “Canadian L/C Obligations” shall mean, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of then outstanding Canadian Letters of Credit and (b) the aggregate amount of drawings under Canadian Letters of Credit which have not then been reimbursed pursuant to Section 3.
     “Canadian L/C Participants” shall mean the collective reference to all the Canadian Dollar Lenders other than the Canadian Issuing Lender.
     “Canadian Lending Office” shall mean for each Canadian Dollar Lender, the lending office for such Canadian Dollar Lender (or of an affiliate of such Canadian Dollar Lender) designated for each type of Canadian Dollar Loan in the Administrative Questionnaire of such Canadian Dollar Lender or such other lending office of such Canadian Dollar Lender (or of an affiliate of such Canadian Dollar Lender) as such Canadian Dollar Lender may from time to time specify to the Canadian Administrative Agent and the Canadian Subsidiary Borrowers as the office by which its Canadian Dollar Loans of such type are to be made and maintained.
     “Canadian Letter of Credit” shall mean any Canadian Standby L/C or Canadian Trade L/C, as each term is defined in subsection 3.1.
     “CDOR Rate” shall mean on any date, the per annum rate of interest which is the rate based on the rate applicable to Canadian Dollar bankers’ acceptances for the applicable term appearing on the “Reuters Screen CDOR Page” (as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time) on such date, or if such date is not a Business Day (Canada), then on the immediately preceding Business Day (Canada); provided, however, that if no such rate appears on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any date shall be calculated as the arithmetic mean of the rates for the term and amount referred to above applicable to Canadian Dollar bankers’ acceptances quoted by the Schedule I Canadian Dollar Reference Lenders as of 10:00 A.M., Toronto time, on such date or, if such date is not a Business Day (Canada), then on the immediately preceding Business Day (Canada).
     “Dollar Equivalent (Canada)” shall mean, on any Business Day (Canada) with respect to any amount denominated in Canadian Dollars, the amount of U.S. Dollars that would be required to purchase such amount of Canadian Dollars based upon the spot selling rate at which JPMorgan Chase Bank, N.A., Toronto Branch offers to sell Canadian Dollars for U.S. Dollars in the Toronto foreign exchange market at approximately 11:00 A.M. Toronto time on such Business Day (Canada) for delivery two Business Days (Canada) later.
     “Draft” shall mean a blank bill of exchange, within the meaning of the Bills of Exchange Act (Canada), in substantially the form set forth in Exhibit A to this Annex D, drawn by the

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Canadian Subsidiary Borrowers on a Canadian Dollar Lender, denominated in Canadian Dollars and bearing such distinguishing letters and numbers as such Lender may determine, but which at such time, except as otherwise provided herein, has not been completed or accepted by such Lender.
     “Drawing” shall mean the creation and purchase of Bankers’ Acceptances and/or the purchase of completed Drafts, by the Canadian Dollar Lenders pursuant to subsection 2.3.
     “Eligible Canadian Bank” shall mean (a) those banks listed on Schedules I, II or III to the Bank Act (Canada), (b) any (i) trust company, savings bank, savings and loan association or similar financial institution, or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has total assets of U.S.$10,000,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement, (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank, and (c) any other financial institution (including a mutual fund or other fund) having total assets of U.S.$10,000,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (b) above, and in each case, which agree to make Canadian Dollar Loans hereunder; provided that each Eligible Canadian Bank must be organized under the laws of either Canada or a political subdivision thereof or, if not, it must (i) act hereunder through a branch, agency or funding office located in Canada and (ii) be exempt from withholding of tax on interest payments made to it by residents of Canada.
     “Non-Schedule I Canadian Dollar Lender” shall mean each Canadian Dollar Lender which is not a Schedule I Canadian Dollar Lender.
     “Non-Schedule I Canadian Dollar Reference Lender” shall mean JPMorgan Chase Bank, N.A., Toronto Branch.
     “Post-Default Rate” shall mean a rate equal to the sum of 2% plus the rate of interest otherwise applicable to such Canadian Dollar Loan.
     “Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation or Articles of Incorporation, as the case may be, and Code of Regulations and/or By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Schedule I Canadian Dollar Lender” shall mean any Canadian bank named on Schedule I to the Bank Act (Canada).
     “Schedule I Canadian Dollar Reference Lender” shall mean the Bank of Montreal.
SECTION 2. THE CANADIAN COMMITMENTS
          2.1. The Canadian Commitments. Subject to the terms and conditions hereof, each Canadian Dollar Lender severally (but not jointly) agrees to make Canadian Dollar Loans in Canadian Dollars to each Canadian Subsidiary Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount not to exceed the Available Canadian Commitment of such Canadian Dollar Lender in accordance with the terms hereof (which for this purpose shall be

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computed as though the amount in subclause (b)(i) in the definition thereof is $0); provided that, after giving effect to the making of such Canadian Dollar Loans, the Aggregate Canadian Revolving Extensions of Credit will not exceed the Canadian Commitment. During the Revolving Credit Commitment Period the Canadian Subsidiary Borrowers may use the Canadian Commitments by borrowing, repaying the Canadian Dollar Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Each Canadian Dollar Lender agrees that each of its Lending Installations listed on Schedule 1 and subsequently agreed from time to time in Canada shall be on the date hereof or the date of such agreement an Eligible Canadian Bank.
          2.2. Procedure for Canadian Dollar Prime Loan Borrowing. The Canadian Subsidiary Borrowers may borrow Canadian Dollar Prime Loans during the Commitment Period on any Business Day (Canada), provided that the Canadian Subsidiary Borrowers shall give the Canadian Administrative Agent irrevocable written or telephonic notice (in the case of telephonic notice, to be promptly confirmed in writing) one Business Day (Canada) prior to the requested Borrowing Date (Canada) (which notice must be received by the Canadian Administrative Agent prior to 10:00 A.M., Toronto time), specifying (a) the amount to be borrowed and (b) the requested Borrowing Date (Canada). Each borrowing of Canadian Dollar Prime Loans shall be in an amount equal to C$300,000 or a whole multiple of C$100,000 in excess thereof. Upon receipt of any such irrevocable notice from the Canadian Subsidiary Borrower, the Canadian Administrative Agent shall promptly notify each Canadian Dollar Lender thereof. Each Canadian Dollar Lender will make the amount of its ratable share of each such borrowing available to the Canadian Administrative Agent for the account of the Canadian Subsidiary Borrowers at the Canadian Administrative Office prior to 11:00 A.M., Toronto time, on the Borrowing Date (Canada) requested by the Canadian Subsidiary Borrowers in funds immediately available to the Canadian Administrative Agent. Such borrowing will then be made available on such date to the Canadian Subsidiary Borrowers by the Canadian Administrative Agent crediting the account(s) designated by the Canadian Subsidiary Borrowers with the aggregate of the amounts made available to the Canadian Administrative Agent by the Canadian Dollar Lenders and in like funds as received by the Canadian Administrative Agent.
          2.3. Bankers’ Acceptances.
          (a) The Canadian Subsidiary Borrowers may issue Bankers’ Acceptances denominated in Canadian Dollars, for acceptance and, at the Canadian Subsidiary Borrowers’ option, purchase by the Canadian Dollar Lenders, each in accordance with the provisions of this subsection 2.3.
          (b) Procedures.
     (1) Notice. The Canadian Subsidiary Borrowers shall notify the Canadian Administrative Agent by irrevocable written or telephonic notice (in the case of telephonic notice, to be promptly confirmed in writing) by 10:00 A.M., Toronto time, two Business Days (Canada) prior to the date of the relevant borrowing in respect of any borrowing by way of Bankers’ Acceptances.
     (2) Minimum Borrowing Amount. Each borrowing by way of Bankers’ Acceptances shall be in a minimum aggregate face amount of C$1,000,000 or a whole multiple of C$100,000 in excess thereof.
     (3) Face Amounts. The face amount of each Bankers’ Acceptance shall be C$100,000 or any whole multiple thereof.

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     (4) Term. Bankers’ Acceptances shall be issued and shall mature on a Business Day (Canada). Each Bankers’ Acceptance shall have a term of 30, 60, 90 or 180 days (or such shorter or longer term as shall be agreed to by all of the Canadian Dollar Lenders), shall mature on or before the Revolving Commitment Termination Date and shall be in form and substance reasonably satisfactory to each Canadian Dollar Lender.
     (5) Bankers’ Acceptances in Blank. To facilitate the acceptance of Bankers’ Acceptances under the Credit Agreement, the Canadian Subsidiary Borrowers shall, from time to time as required, provide to the Canadian Administrative Agent Drafts duly executed and endorsed in blank by the Canadian Subsidiary Borrowers in quantities sufficient for each Canadian Dollar Lender to fulfill its obligations hereunder. In addition, the Canadian Subsidiary Borrowers hereby appoint each Canadian Dollar Lender as its attorney, with respect to Bankers’ Acceptances for which the Canadian Subsidiary Borrowers have provided a Bankers’ Acceptance notice:
     (i) to complete and sign on behalf of the Canadian Subsidiary Borrower, either manually or by facsimile or mechanical signature, the Drafts to create the Bankers’ Acceptances (with, in each Canadian Dollar Lender’s discretion, the inscription “This is a depository bill subject to the Depository Bills and Notes Act (Canada)”);
     (ii) after the acceptance thereof by any Canadian Dollar Lender, to endorse on behalf of the Canadian Subsidiary Borrower, either manually or by facsimile or mechanical signature, such Bankers’ Acceptance in favor of the applicable purchaser or endorsee thereof including, in such Canadian Dollar Lender’s discretion, such Canadian Dollar Lender or a clearing house (as defined by the Depository Bills and Notes Act (Canada));
     (iii) to deliver such Bankers’ Acceptances to such purchaser or to deposit such Bankers’ Acceptances with such clearing house; and
     (iv) to comply with the procedures and requirements established from time to time by such Canadian Dollar Lender or such clearing house in respect of the delivery, transfer and collection of Bankers’ Acceptances and depository bills.
The Canadian Subsidiary Borrowers recognize and agree that all Bankers’ Acceptances signed, endorsed, delivered or deposited on its behalf by a Canadian Dollar Lender shall bind the Canadian Subsidiary Borrowers as fully and effectually as if signed in the handwriting of and duly issued, delivered or deposited by the proper signing officer of the Canadian Subsidiary Borrower. Each Canadian Dollar Lender is hereby authorized to accept such Drafts or issue such Bankers’ Acceptances endorsed in blank in such face amounts as may be determined by such Canadian Dollar Lender in accordance with the terms of the Credit Agreement, provided that the aggregate amount thereof is less than or equal to the aggregate amount of Bankers’ Acceptances required to be accepted by such Canadian Dollar Lender. No Canadian Dollar Lender shall be responsible or liable for its failure to accept a Bankers’ Acceptance if the cause of such failure is, in whole or in part, due to the failure of the Canadian Subsidiary Borrowers to provide duly executed and endorsed Drafts to the Canadian Administrative Agent on a timely basis, nor shall any Canadian Dollar Lender be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except loss or improper use arising by reason of the gross negligence or willful misconduct of such Canadian Dollar Lender, its officers, employees, agents or representatives. The Canadian Administrative Agent and each Canadian Dollar Lender shall exercise such care in the custody and safekeeping of Drafts as it would exercise in the

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custody and safekeeping of similar property owned by it. Each Canadian Dollar Lender will, upon the request of the Canadian Subsidiary Borrower, promptly advise the Canadian Subsidiary Borrowers of the number and designation, if any, of Drafts then held by it for the Canadian Subsidiary Borrower. Each Canadian Dollar Lender shall maintain a record with respect to Drafts and Bankers’ Acceptances (i) received by it from the Canadian Administrative Agent in blank hereunder, (ii) voided by it for any reason, (iii) accepted by it hereunder, (iv) purchased by it hereunder and (v) canceled at their respective maturities. Each Canadian Dollar Lender further agrees to retain such records in the manner and for the statutory periods provided in the various Canadian provincial or federal statutes and regulations which apply to such Canadian Dollar Lender.
     (6) Execution of Bankers’ Acceptances. Drafts of the Canadian Subsidiary Borrowers to be accepted as Bankers’ Acceptances hereunder shall be duly executed on behalf of the Canadian Subsidiary Borrower. Notwithstanding that any person whose signature appears on any Bankers’ Acceptance as a signatory for the Canadian Subsidiary Borrowers may no longer be an authorized signatory for the Canadian Subsidiary Borrowers at the date of issuance of a Bankers’ Acceptance, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance, and any such Bankers’ Acceptance so signed shall be binding on the Canadian Subsidiary Borrower.
     (7) Issuance of Bankers’ Acceptances. Promptly following receipt of a notice of borrowing by way of Bankers’ Acceptances, the Canadian Administrative Agent shall so advise the Canadian Dollar Lenders and shall advise each Canadian Dollar Lender of the face amount of each Draft to be accepted by it and the term thereof. The aggregate face amount of Drafts to be accepted by a Canadian Dollar Lender shall be determined by the Canadian Administrative Agent on a ratable basis by reference to the respective Canadian Commitments of the Canadian Dollar Lenders, except that, if the face amount of a Draft which would otherwise be accepted by a Canadian Dollar Lender would not be C$100,000 or a whole multiple thereof, such face amount shall be increased or reduced by the Canadian Administrative Agent in its sole and unfettered discretion to the nearest whole multiple of C$100,000.
     (8) Acceptance of Bankers’ Acceptances. Each Draft to be accepted by a Canadian Dollar Lender shall be accepted at such Canadian Dollar Lender’s Canadian Lending Office.
     (9) Purchase of Bankers’ Acceptances. Each Canadian Dollar Lender shall be required to purchase from the Canadian Subsidiary Borrowers on the Borrowing Date (Canada), at the Applicable BA Discount Rate, the Bankers’ Acceptances accepted by it on such date and to provide to the Canadian Administrative Agent the BA Discount Proceeds thereof not later than 12:00 Noon, Toronto time, on such Borrowing Date (Canada) for the account of the Canadian Subsidiary Borrower. The Acceptance Fee payable by the Canadian Subsidiary Borrowers to such Canadian Dollar Lender under subsection 2.3(f) in respect of each Bankers’ Acceptance accepted and purchased by such Canadian Dollar Lender from the Canadian Subsidiary Borrowers shall be set off against the BA Discount Proceeds payable by such Canadian Dollar Lender under this subsection 2.3(b)(9). Not later than 2:00 P.M., Toronto time, on such Borrowing Date (Canada), the Canadian Administrative Agent shall make such BA Discount Proceeds available to the Canadian Subsidiary Borrowers by crediting the account(s) designated by the Canadian Subsidiary Borrowers with the aggregate of the amounts made available to the Canadian Administrative Agent by the Canadian Dollar Lenders and in like funds as received by the Canadian Administrative Agent.

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     (10) Sale of Bankers’ Acceptances. Each Canadian Dollar Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.
     (11) Waiver of Presentment and Other Conditions. To the extent permitted by applicable law, each Canadian Subsidiary Borrower waives presentment for payment and any other defense to payment of any amounts due to a Canadian Dollar Lender in respect of a Bankers’ Acceptance accepted by it pursuant to the Credit Agreement which might exist solely by reason of such Bankers’ Acceptance being held, at the maturity thereof, by such Canadian Dollar Lender in its own right, and each Canadian Subsidiary Borrower agrees not to claim any days of grace if such Canadian Dollar Lender as holder sues any Canadian Subsidiary Borrower on the Bankers’ Acceptances for payment of the amount payable by any Canadian Subsidiary Borrower thereunder.
          (c) If a Canadian Dollar Lender is not a chartered bank under the Bank Act (Canada) or if a Lender notifies the Canadian Administrative Agent in writing that it is otherwise unable to accept Bankers’ Acceptances, such Canadian Dollar Lender will, instead of accepting and purchasing Bankers’ Acceptances, make a Loan (a “BA Equivalent Loan”) (which shall be a Canadian Dollar Loan) to the applicable Canadian Subsidiary Borrower in the amount and for the same term as the draft which such Canadian Dollar Lender would otherwise have been required to accept and purchase hereunder. Each such Canadian Dollar Lender will provide to the Canadian Administrative Agent the BA Discount Proceeds of such BA Equivalent Loan for the account of the applicable Canadian Subsidiary Borrower. Each such BA Equivalent Loan will bear interest at the same rate which would result if such Canadian Dollar Lender had accepted (and been paid an Acceptance Fee) and purchased if such Canadian Dollar Lender had accepted (and been paid an Acceptance Fee) and purchased (on a discounted basis) a Bankers’ Acceptance for the relevant term (it being the intention of the parties that each such BA Equivalent Loan shall have the same economic consequences for the parties that each such BA Equivalent Loan replaces). All such interest shall be paid in advance on the date such BA Equivalent Loan is made, and will be deducted from the principal amount of such BA Equivalent Loan in the same manner in which the BA Discount Proceeds of a Bankers’ Acceptance would be deducted from the face amount of the Bankers’ Acceptance. Subject to repayment requirements, on the last day of the relevant term for such BA Equivalent Loan, the applicable Canadian Subsidiary Borrower shall be entitled to convert each such BA Equivalent Loan into another type of Loan, or to roll over each such BA Equivalent Loan into another BA Equivalent Loan, all in accordance with the applicable provisions of the Credit Agreement and this Annex D. The Canadian Subsidiary Borrowers shall pay, indemnify and hold the Canadian Administrative Agent and each Canadian Dollar Lender harmless from any and all liabilities (on an after-tax basis) with respect to any Non-Excluded Taxes which the Canadian Administrative Agent or any Canadian Dollar Lender, as the case may be, may be obligated to pay to any Governmental Authority as a result of the receipt of amounts owing under this Annex D, provided however, that none of the Canadian Subsidiary Borrowers shall be required to make an indemnification payment to the Canadian Administrative Agent, any Canadian Dollar Lender or any holder of Bankers’ Acceptances if such indemnification payment arises as a result of a failure of such Canadian Dollar Lender, the Canadian Administrative Agent or any holder of Bankers’ Acceptances to be a Person resident in Canada for the purposes of the Income Tax Act (Canada) or an “authorized foreign bank” under Section 2 of the Bank Act (Canada).
          (d) The Canadian Subsidiary Borrowers shall reimburse each applicable Canadian Dollar Lender for, and there shall become due and payable at 4:00 A.M., Toronto time, on the maturity date for each Bankers’ Acceptance, an amount in Canadian Dollars in same day funds equal to the face amount of such Bankers’ Acceptance. The Canadian Subsidiary Borrowers shall make each such reimbursement payment (i) by causing any proceeds of a Refunding Bankers’ Acceptance (as defined in subsection 2.3(f) below) issued in accordance with subsection 2.3(f) or conversion of such Bankers’ Acceptance in

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accordance with subsection 2.4 to be applied in reduction of such reimbursement payment; and (ii) by depositing the amount of such reimbursement payment (or any portion thereof remaining unpaid after application of any proceeds referred to in clause (i)) with the Canadian Administrative Office in accordance with subsection 2.15. The Canadian Subsidiary Borrowers’ payment in accordance with this subsection shall satisfy its obligations under any Bankers’ Acceptance to which it relates, and the Canadian Dollar Lender which has accepted such Bankers’ Acceptance shall thereafter be solely responsible for the payment of such Bankers’ Acceptance.
          (e) The Canadian Subsidiary Borrowers shall give irrevocable written or telephonic notice (in the case of telephonic notice, to be promptly confirmed in writing) (or such other method of notification as may be agreed upon between the Canadian Administrative Agent and the Canadian Subsidiary Borrowers) to the Canadian Administrative Agent at or before 10:00 A.M., Toronto time, two Business Days (Canada) prior to the maturity date of each Bankers’ Acceptance of the Canadian Subsidiary Borrowers’ intention to issue a Bankers’ Acceptance on such maturity date (a “Refunding Bankers’ Acceptance”) to provide for the payment of such maturing Bankers’ Acceptance (it being understood that payments by the Canadian Subsidiary Borrowers and fundings by the Canadian Dollar Lenders in respect of each maturing Bankers’ Acceptance and the related Refunding Bankers’ Acceptance shall be made on a net basis reflecting the difference between the face amount of such maturing Bankers’ Acceptance and the BA Discount Proceeds (net of the applicable Acceptance Fee) of such Refunding Bankers’ Acceptance). If the Canadian Subsidiary Borrowers fail to give such notice or do not have sufficient funds on deposit in the amount of reimbursement payment in accordance with subsection 2.3(e)(ii), the Canadian Subsidiary Borrowers shall be deemed to have requested that such maturing Bankers’ Acceptances be repaid with the proceeds of Canadian Dollar Prime Loans (without any requirement to give notice with respect thereto), commencing on the maturity date of such maturing Bankers’ Acceptances.
          (f) An Acceptance Fee shall be payable by the Canadian Subsidiary Borrowers to each Canadian Dollar Lender in advance (in the manner specified in subsection 2.3(b)(9) hereof) upon the issuance of a Bankers’ Acceptance to be accepted by such Canadian Dollar Lender calculated at the rate per annum equal to the Applicable Margin for Canadian Borrowing, such Acceptance Fee to be calculated on the face amount of such Bankers’ Acceptance and to be computed on the basis of the number of days in the term of such Bankers’ Acceptance and a year of 365 days.
          (g) Upon the occurrence of any Event of Default which is continuing, the Canadian Subsidiary Borrowers shall, forthwith, without any demand or the taking of any action by the Canadian Administrative Agent, provide cover for all outstanding Bankers’ Acceptances by paying to the Canadian Administrative Agent immediately available funds in an amount equal to then aggregate face amount of all outstanding Bankers’ Acceptances, which funds shall be held by the Canadian Administrative Agent in an account as collateral security, and in addition to any other rights or remedies of any Canadian Dollar Lender and the Canadian Administrative Agent hereunder, any Canadian Dollar Lender or the Canadian Administrative Agent (or such alternate arrangement as may be agreed upon by the Canadian Subsidiary Borrowers and such Canadian Dollar Lender or the Canadian Administrative Agent, as applicable) shall be entitled to deposit and retain in an account to be maintained by the Canadian Administrative Agent (bearing interest at the Canadian Administrative Agent’s rates as may be applicable in respect of other deposits of similar amounts for similar terms), for the ratable benefit of the Canadian Dollar Lenders, amounts which are received by such Canadian Dollar Lender or the Canadian Administrative Agent from the Canadian Subsidiary Borrowers hereunder or as proceeds of the exercise of any rights or remedies of any Canadian Dollar Lender or the Canadian Administrative Agent hereunder against the Canadian Subsidiary Borrowers, to the extent such amounts may be required to satisfy any contingent or unmatured obligations or liabilities of the Canadian Subsidiary Borrowers to the Canadian Dollar Lenders or the Canadian Administrative Agent, or any of them hereunder.

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          2.4. Conversion Option. Subject to the provisions of the Credit Agreement, the Canadian Subsidiary Borrowers may, prior to the Revolving Commitment Termination Date, effective on any Business Day (Canada), convert, in whole or in part, Canadian Dollar Prime Loans into Bankers’ Acceptances or vice versa upon giving to the Canadian Administrative Agent prior irrevocable written or telephonic notice (in the case of telephonic notice, to be promptly confirmed in writing) within the notice period and in the form which would be required to be given to the Canadian Administrative Agent in respect of the category of Canadian Dollar Loan into which the outstanding Canadian Dollar Loan is to be converted in accordance with the provisions of subsection 2.2 or 2.3, as applicable, provided that:
(a)	no Canadian Dollar Prime Loan may be converted into a Bankers’ Acceptance when any Event of Default has occurred and is continuing;

(b)	each conversion to Bankers’ Acceptances shall be for an aggregate amount of C$1,000,000 (and whole multiples of C$100,000 in excess thereof), and each conversion to Canadian Dollar Prime Loans shall be in a minimum aggregate amount of C$300,000; and

(c)	Bankers’ Acceptances may be converted only on the maturity date of such Bankers’ Acceptances and, provided that, if less than all Bankers’ Acceptances are converted, then after such conversion not less than C$1,000,000 (and whole multiples of C$100,000 in excess thereof) shall remain as Bankers’ Acceptances.
          2.5. Circumstances Making Bankers’ Acceptances Unavailable.
          (a) If the Canadian Administrative Agent determines in good faith, which determination shall be final, conclusive and binding upon the Canadian Subsidiary Borrowers, and notifies the Canadian Subsidiary Borrowers that, by reason of circumstances affecting the money market, there is no market for Bankers’ Acceptances, then:
     (i) the right of the Canadian Subsidiary Borrowers to request a borrowing by way of Bankers’ Acceptance shall be suspended until the Canadian Administrative Agent determines that the circumstances causing such suspension no longer exist and the Canadian Administrative Agent so notifies the Canadian Subsidiary Borrowers; and
     (ii) any notice relating to a borrowing by way of Bankers’ Acceptance which is outstanding at such time shall be deemed to be a notice requesting a borrowing by way of Canadian Dollar Prime Loans (all as if it were a notice given pursuant to subsection 2.2).
          (b) The Canadian Administrative Agent shall promptly notify the Canadian Subsidiary Borrowers and the Canadian Dollar Lenders of the suspension of the Canadian Subsidiary Borrowers’ right to request a borrowing by way of Bankers’ Acceptance and of the termination of such suspension.
          2.6. Swing Line Commitments. (a) Subject to the terms and conditions hereof, from time to time prior to the Revolving Credit Termination Date (i) the Canadian Dollar Swing Line Lender severally (but not jointly) agrees to make Canadian Dollar Swing Line Loans to the Canadian Subsidiary Borrowers in Canadian Dollars in an aggregate principal amount not to exceed the Canadian Dollar equivalent of U.S.$15,000,000 at any one time outstanding (each of the foregoing individually, a “Canadian Dollar Swing Line Loan”; collectively the “Canadian Dollar Swing Line Loans”); provided that, after giving effect to the making of any such Canadian Dollar Swing Line Loans, the aggregate principal amount of Swing Line Loans under any Revolving Facility at any one time outstanding shall not exceed

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U.S.$100,000,000 and the Aggregate Canadian Revolving Extensions of Credit shall not exceed the Canadian Commitments. All Canadian Dollar Swing Line Loans shall be made as Canadian Dollar Prime Loans. The relevant Canadian Subsidiary Borrowers shall give the Canadian Administrative Agent irrevocable notice (which notice must be received by the Canadian Administrative Agent at or prior to 1:00 P.M., Toronto time, on the requested Borrowing Date), specifying the amount of each requested Canadian Dollar Swing Line Loan, which shall be greater than or equal to a minimum amount to be agreed upon by such Canadian Subsidiary Borrowers and the relevant Canadian Dollar Swing Line Lender. Upon such notice, the Canadian Administrative Agent shall promptly notify the Canadian Dollar Swing Line Lender thereof. The Canadian Dollar Swing Line Lender shall make the amount of each borrowing available to the applicable Canadian Subsidiary Borrowers in the manner directed by the Canadian Administrative Agent on the requested Borrowing Date.
          (b) The Canadian Dollar Swing Line Lender in its sole and absolute discretion, may, on behalf of the applicable Canadian Subsidiary Borrower (which hereby irrevocably directs the Canadian Dollar Swing Line Lender to act on its behalf), request each Canadian Dollar Lender, including the Canadian Dollar Swing Line Lender, with respect to all other Canadian Dollar Swing Line Loans, to make a Canadian Dollar Prime Loan, in an amount equal to such Canadian Dollar Lender’s Revolving Percentage under the Canadian Facility of the amount of the Canadian Dollar Swing Line Loans (the “Refunded Canadian Dollar Swing Line Loans”) outstanding on the date such notice is given. Unless any of the events described in paragraph (f) of Section 8 of the Credit Agreement shall have occurred (in which event the procedures of paragraph (c) of this subsection 2.6 shall apply), each Canadian Dollar Lender shall make the proceeds of its Canadian Dollar Prime Loan available to the Canadian Administrative Agent for the account of the Canadian Dollar Swing Line Lender, at the office of the Canadian Administrative Agent prior to 12:00 Noon (Toronto time) in funds immediately available on the Business Day (Canada) next succeeding the date such notice is given. The proceeds of such Canadian Dollar Prime Loans shall be immediately applied to repay the Refunded Canadian Dollar Swing Line Loans.
          (c) If, prior to the making of a Canadian Swing Line Loan pursuant to paragraph (b) of subsection 2.6, one of the events described in paragraph (f) of Section 8 of the Credit Agreement shall have occurred, each Canadian Dollar Lender hereby agrees to and will, on the date such Canadian Swing Line Loan was to have been made, purchase an undivided participating interest in each Refunded Canadian Dollar Swing Line Loan in an amount equal to its Revolving Percentage under the Canadian Facility of such Refunded Canadian Dollar Swing Line Loan. Such Revolving Credit Lender will immediately transfer to the Canadian Administrative Agent for the account of the Canadian Dollar Swing Line Lender, in immediately available funds of the amount of its participations and, upon its receipt of its ratable share thereof, the Canadian Dollar Swing Line Lender will deliver to such Canadian Dollar Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.
          (d) Whenever, at any time after the Canadian Dollar Swing Line Lender has received from any Canadian Dollar Lender such Canadian Dollar Lender’s participating interest in a Refunded Canadian Dollar Swing Line Loan and the Canadian Dollar Swing Line Lender receives any payment on account thereof, the Canadian Dollar Swing Line Lender will distribute to such Canadian Dollar Lender through the Canadian Administrative Agent its participating interest; provided, however, that in the event that such payment received by the Canadian Dollar Swing Line Lender is required to be returned, such Canadian Dollar Lender will return to the Canadian Dollar Swing Line Lender through the Canadian Administrative Agent any portion thereof previously distributed by the Canadian Dollar Swing Line Lender to it.
          2.7. Participation. Each Canadian Dollar Lender’s obligation to purchase participating interests pursuant to paragraph (c) of subsection 2.6 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment,

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defense or other right which such Canadian Dollar Lender may have against the Canadian Dollar Swing Line Lender, any Canadian Subsidiary Borrower or any other Person for any reason whatsoever; (b) the occurrence or continuance of an Event of Default; (c) any adverse change in the condition (financial or otherwise) of the Borrower or any Canadian Subsidiary Borrower; (d) any breach of the Credit Agreement by the Borrower, any Subsidiary Borrower or any other Revolving Credit Lender; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Notwithstanding the foregoing, no Canadian Dollar Lender shall have any obligation to purchase participating interests pursuant to paragraph (c) of subsection 2.6 or to make any Refunded Canadian Dollar Swing Line Loans in respect of any Canadian Dollar Swing Line Loan which was made at any time following receipt by the Canadian Administrative Agent of a notice from any Canadian Dollar Lender specifying that (x) a Default or Event of Default has occurred and is continuing and (y) explicitly stating that such Canadian Dollar Lender will not purchase such participating interests or make Refunded Canadian Dollar Swing Line Loans with respect to Canadian Dollar Swing Line Loans made after the date of receipt of such notice.
     2.8. Repayment of Canadian Dollar Loans; Evidence of Debt. (a) Each Canadian Dollar Subsidiary Borrower hereby unconditionally promises to pay to the Canadian Administrative Agent for the account of each Canadian Dollar Lender (i) then unpaid principal amount of each Canadian Dollar Loan of such Canadian Dollar Lender on the Revolving Credit Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8 of the Credit Agreement) and (ii) then unpaid principal amount of the Canadian Dollar Swing Line Loans of the Canadian Dollar Swing Line Lender on the Revolving Credit Termination Date (or such earlier date on which the Canadian Dollar Swing Line Loans become due and payable pursuant to Section 8 of the Credit Agreement). Each Canadian Subsidiary Borrower hereby unconditionally promises to pay to the Canadian Administrative Agent for the account of such Lender (i) then unpaid principal amount of each Loan to such Subsidiary Borrower on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 8 of the Credit Agreement) and (ii) then unpaid principal amount of the Canadian Dollar Swing Line Loans to such Subsidiary Borrower of the Canadian Dollar Swing Line Lender on the Revolving Credit Termination Date (or such earlier date on which the Canadian Dollar Swing Line Loans became due and payable pursuant to Section 8 of the Credit Agreement). Each Canadian Subsidiary Borrower hereby further agrees to pay interest on the unpaid principal amount of the Canadian Dollar Loans from time to time outstanding to such Canadian Subsidiary Borrower from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 2.14.
     (b) Each Canadian Dollar Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Canadian Subsidiary Borrowers to such Canadian Dollar Lender resulting from each Canadian Dollar Loan of such Canadian Dollar Lender from time to time, including the amounts of principal and interest payable and paid to such Canadian Dollar Lender from time to time under the Credit Agreement.
     (c) The Canadian Administrative Agent shall maintain a register (the “Canadian Register”) in respect of the Canadian Facility in a manner similar to the Register described in Section 10.6(b)(iv) of the Credit Agreement, and a subaccount therein for each Canadian Dollar Lender, in which shall be recorded (i) the amount of each Canadian Dollar Loan made hereunder and the type thereof, (ii) the amount of any principal or interest due and payable or to become due and payable from any Canadian Subsidiary Borrower to each Canadian Dollar Lender hereunder and (iii) both the amount of any sum received by the Canadian Administrative Agent hereunder from any Canadian Subsidiary Borrower and each Canadian Dollar Lender’s share thereof.

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     (d) The entries made in the Canadian Register and the accounts of each Canadian Dollar Lender maintained pursuant to subsection 2.8(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each Canadian Subsidiary Borrower therein recorded; provided, however, that the failure of any Canadian Dollar Lender or the Canadian Administrative Agent to maintain the Canadian Register or any such account, or any error therein, shall not in any manner affect the obligation of any Canadian Subsidiary Borrower to repay (with applicable interest) the Canadian Dollar Loans made to such Canadian Subsidiary Borrower by such Canadian Dollar Lender in accordance with the terms of the Credit Agreement.
     2.9. Termination or Reduction of the Canadian Commitments .
     (a) Optional. The Canadian Subsidiary Borrowers shall have the right, upon not less than five Business Days’ (Canada) written notice to the Canadian Administrative Agent, to terminate the Canadian Commitments or, from time to time, reduce the amount of the Canadian Commitments, provided that (i) any such reduction shall be accompanied by prepayment of the Canadian Dollar Loans by the relevant Canadian Subsidiary Borrower, together with accrued interest on the amount so prepaid to the date of such prepayment, to the extent, if any, the Available Canadian Commitments would be negative, (ii) any such termination of the Canadian Commitments shall be accompanied by (A) prepayment in full of the Canadian Dollar Loans then outstanding hereunder, (B) cash collateralization of all Canadian L/C Obligations then outstanding in accordance with the provisions of subsection 2.13, and (C) payment of accrued interest thereon to the date of such prepayment and the payment of any unpaid fees then accrued hereunder (including, without limitation, in respect of any Canadian Letters of Credit) and (iii) any termination of the Canadian Commitments while Bankers’ Acceptances are outstanding under the Canadian Commitments and any reduction of the aggregate amount of the Canadian Commitments that reduces the amount of the Canadian Commitments below the principal amount of the Bankers’ Acceptances then outstanding may be made only on the maturity date of any such Bankers’ Acceptance. Upon receipt of such notice, the Canadian Administrative Agent shall promptly notify each Canadian Dollar Lender thereof. Any such reduction shall be in an amount of C$300,000 or a whole multiple of C$100,000 in excess thereof and shall reduce permanently the amount of the Canadian Commitments then in effect.
     (b) Mandatory. The Revolving Credit Commitments shall automatically terminate on the Revolving Credit Termination Date and all Canadian Dollar Loans shall be repaid and to the extent any Canadian Letter of Credit remains outstanding after the Revolving Credit Termination Date, the Canadian Subsidiary Borrowers shall cash collateralize such Canadian L/C Obligations (and the fees thereon) in accordance with the provisions of subsection 2.13. The Revolving Credit Commitments shall also be reduced in accordance with subsection 2.12.
     2.10. Optional Prepayments. Any Canadian Subsidiary Borrower may, at any time and from time to time, prepay the Canadian Dollar Loans made to it hereunder, in each case in whole or in part, without premium or penalty, upon at least one Business Day’s (Canada) irrevocable notice to the Canadian Administrative Agent, specifying the date and amount of prepayment. If such notice is given, the relevant Canadian Subsidiary Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of C$300,000 or a whole multiple of C$100,000 in excess thereof. Notwithstanding anything to the contrary above, Canadian Dollar Loans consisting of Bankers’ Acceptances may not be prepaid pursuant to this subsection.
     2.11.Mandatory Prepayments. The Canadian Subsidiary Borrowers, without notice or demand, shall immediately prepay the Canadian Dollar Loans (or, in the case of Bankers’ Acceptances,

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cash collateralize such Bankers’ Acceptances), to the extent, if any, that the Available Canadian Commitments are negative, together with accrued interest to the date of such prepayment on the amount so prepaid; provided that if such prepayment is required solely as a result of a change in the aggregate Dollar Equivalent (Canada) of the Canadian Dollar Loans, no prepayment shall be made unless such prepayment is required pursuant to subsection 2.19.
     2.12. Cash Collateralization of Canadian Letters of Credit. To the extent that at any time and from time to time, the Canadian L/C Obligations exceed the amount of the Canadian L/C Commitments or the Canadian L/C Obligations exceed the Canadian Commitments (whether pursuant to subsections 2.10, 2.11, 2.12 or otherwise), the Canadian Subsidiary Borrowers shall cash collateralize (in a manner reasonably satisfactory to the Canadian Administrative Agent) such portion of the Canadian L/C Obligations (and the fees thereon through the stated expiration date of the Canadian Letters of Credit giving rise to such Canadian L/C Obligations) which is in excess of the Canadian L/C Commitments or such Canadian Commitments, as applicable.
     2.13. Interest Rate and Payment Dates.
     (a) Subject to subsection 2.13(b) below, each Canadian Dollar Prime Loan shall bear interest at a rate per annum equal to the Canadian Dollar Prime Rate plus the Applicable Margin for Canadian Borrowing.
     (b) Each Canadian Subsidiary Borrower hereby promises to pay to the Canadian Administrative Agent for the account of each applicable Canadian Dollar Lender interest at the applicable Post-Default Rate (x) on any principal of any Canadian Dollar Loan made by such Canadian Dollar Lender and on any other amount payable by such Canadian Subsidiary Borrower hereunder to or for account of such Canadian Dollar Lender, that shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the due date thereof but excluding the date the same is paid in full and (y) during any period when an Event of Default shall have occurred under Section 8(a) of the Credit Agreement and for so long as such Event of Default shall be continuing, on any principal of any Canadian Dollar Loan made by such Canadian Dollar Lender.
     (c) Accrued interest on each Canadian Dollar Prime Loan shall be calculated monthly and payable quarterly in arrears, and in any event, upon the payment or prepayment thereof, but only on the principal so paid or prepaid; provided that interest payable after the occurrence of a Default at the Post-Default Rate shall be payable from time to time on demand of the Canadian Administrative Agent or the Canadian Dollar Lenders having greater than 50% of the aggregate amount of the Canadian Commitments. Promptly after the determination of any interest rate provided for herein or any change therein, the Canadian Administrative Agent shall notify the Canadian Dollar Lenders and the Canadian Borrower thereof.
     (d) Interest in respect of Canadian Dollar Prime Loans (and all other amounts denominated in Canadian Dollars) shall be payable in Canadian Dollars and shall be payable based upon a year of 365 days.
     (e) (i) If any provision of this Annex D would obligate any party to the Credit Agreement to make any payment of interest or other amount payable to any Canadian Dollar Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Canadian Dollar Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would

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not be so prohibited by law or so result in a receipt by such Canadian Dollar Lender of “interest” at a “criminal rate,” such adjustment to be effected, to the extent necessary, as follows:
(x)	first, by reducing the amount or rates of interest required to be paid under this subsection 2.13; and

(y)	thereafter, by reducing any fees, commissions, premiums and other amounts which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).
     (ii) If, notwithstanding the provisions of clause (i) of this subsection 2.13(e), and after giving effect to all adjustments contemplated thereby, any Canadian Dollar Lender shall have received an amount in excess of the maximum permitted by such clause, then the party having paid such amount shall be entitled, by notice in writing to such Canadian Dollar Lender, to obtain reimbursement from such Canadian Dollar Lender of an amount equal to such excess, and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Canadian Dollar Lender to such party.
     (f) Any amount or rate of interest referred to in this subsection 2.13(e) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term of any Canadian Dollar Loan on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the period from the Closing Date to the Revolving Credit Commitment Termination Date and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Canadian Administrative Agent shall be conclusive for the purposes of such determination absent manifest error.
     2.14. Computation of Interest and Fees. For the purposes of the Interest Act (Canada), in any case in which an interest rate is stated in this Annex D to be calculated on the basis of a year of 360 days or 365 days, as the case may be, the yearly rate of interest to which such interest rate is equivalent is equal to such interest rate multiplied by the number of days in the year in which the relevant interest payment accrues and divided by 360 or 365, respectively. In addition, the principles of deemed investment of interest do not apply to any interest calculations under this Annex D and the rates of interest stipulated in this Annex D are intended to be nominal rates and not effective rates or yields.
     2.15. Pro Rata Treatment and Payments. (a) Each borrowing by any Canadian Subsidiary Borrower from the Canadian Dollar Lenders hereunder, each payment by any Canadian Subsidiary Borrower on account of any commitment fee or Acceptance Fee hereunder and any reduction of the Canadian Commitments of the Canadian Dollar Lenders shall be made ratably according to each Lender’s respective share of the Canadian Commitments. Each payment by any Canadian Subsidiary Borrower on account of principal of and interest on the Canadian Dollar Loans shall be made ratably according to the respective outstanding principal amounts of the relevant Canadian Dollar Loans then held by the relevant Canadian Dollar Lenders. All payments (including prepayments) to be made by any Canadian Subsidiary Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 11:00 A.M., Toronto time, on the due date thereof to the Canadian Administrative Agent, for the account of the Canadian Dollar Lenders, at the Canadian Administrative Office in Canadian Dollars and in immediately available funds. The Canadian Administrative Agent shall distribute such payments to the Canadian Dollar Lenders promptly upon receipt in like funds as received, but the relevant Canadian Subsidiary Borrower shall have satisfied its payment obligation hereunder upon payment to the Canadian Administrative Agent, regardless of whether such Canadian Administrative Agent distributes such payments as required hereunder. If any

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payment hereunder becomes due and payable on a day other than a Business Day (Canada), such payment shall be extended to the next succeeding Business Day (Canada), and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.
     (b) Unless the Canadian Administrative Agent shall have received notice from a Canadian Dollar Lender prior to 11:00 A.M., Toronto time, on any Borrowing Date (Canada) that such Lender will not make available to the Canadian Administrative Agent such Canadian Dollar Lender’s share of the borrowing requested to be made on such Borrowing Date (Canada), the Canadian Administrative Agent may assume that such Canadian Dollar Lender has made its share of such borrowing available to the Canadian Administrative Agent on such Borrowing Date (Canada), and the Canadian Administrative Agent may, in reliance upon such assumption, make available to the relevant Canadian Subsidiary Borrower on such Borrowing Date (Canada) a corresponding amount. If such amount is not so made available to the Canadian Administrative Agent by such Canadian Dollar Lender on such Borrowing Date (Canada), the Canadian Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the Canadian Dollar Prime Rate determined for such day plus 1%, on demand, from the relevant Canadian Dollar Lender. Nothing contained in this subsection 2.15(b) shall relieve any Canadian Dollar Lender which has failed to make available its share of any borrowing hereunder from its obligation to do so in accordance with the terms hereof or prejudice any rights which any Canadian Subsidiary Borrower may have against any Canadian Dollar Lender as a result of any default by such Canadian Dollar Lender to make Canadian Dollar Loans.
     (c) The failure of any Canadian Dollar Lender to make the Canadian Dollar Loan to be made by it on any Borrowing Date (Canada) shall not relieve any other Canadian Dollar Lender of its obligation, if any, hereunder to make its Canadian Dollar Loan on such Borrowing Date (Canada), but no Canadian Dollar Lender shall be responsible for the failure of any other Canadian Dollar Lender to make the Canadian Dollar Loan to be made by such other Canadian Dollar Lender on such Borrowing Date (Canada).
     2.16. Requirements of Law.
     (a) If the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof by any Governmental Authority or compliance by any Canadian Dollar Lender or any corporation controlling such Canadian Dollar Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Canadian Dollar Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Canadian Dollar Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Canadian Dollar Lender to be material, then from time to time, the relevant Canadian Subsidiary Borrower shall promptly pay to such Canadian Dollar Lender, upon written demand therefor, such additional amount or amounts as will compensate such Canadian Dollar Lender for such reduced rate of return. In determining such additional amounts, each Canadian Dollar Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable and which will, to the extent the reduced rate of return relates to such Canadian Dollar Lender’s loans or commitments in general and are not specifically attributable to Canadian Dollar Loans or Canadian Commitments hereunder, be calculated with respect to all loans or commitments similar to the Canadian Dollar Loans or Canadian Commitments made by such Canadian Dollar Lender hereunder whether or not the loan documentation for such other loans or commitments permits the Canadian Dollar Lender to charge the respective borrower on a basis similar to that provided in this subsection 2.16.

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     (b) If any Canadian Dollar Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the relevant Canadian Subsidiary Borrower (with a copy to the Canadian Administrative Agent) of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Canadian Dollar Lender to the relevant Canadian Subsidiary Borrower (with a copy to the Canadian Administrative Agent), showing in reasonable detail the basis for the calculation thereof, shall be prima facie evidence of such additional amounts payable. The agreements in this subsection shall survive the termination of the Credit Agreement and the payment of the Canadian Dollar Loans and all other amounts payable thereunder.
     2.17. Taxes. All payments made by any Canadian Subsidiary Borrower in respect of amounts owing under this Annex D shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding gross or net income or gross receipts taxes, ad valorem taxes, personal property and/or sales taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Canadian Administrative Agent or any Canadian Dollar Lender as a result of a present or former connection between the Canadian Administrative Agent or such Canadian Dollar Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Canadian Administrative Agent or such Canadian Dollar Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Annex D). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Canadian Administrative Agent or any Canadian Dollar Lender hereunder, the amounts so payable to the Canadian Administrative Agent or such Canadian Dollar Lender shall be increased to the extent necessary to yield to the Canadian Administrative Agent or such Canadian Dollar Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Annex D, provided, however, that none of the Canadian Subsidiary Borrowers shall be required to increase any such amounts payable to the Canadian Administrative Agent, any Canadian Dollar Lender or any holder of Bankers’ Acceptances if such increased amount arises as a result of the failure of such Canadian Dollar Lender, the Canadian Administrative Agent or any holder of Bankers’ Acceptances to be a Person resident in Canada for the purposes of the Income Tax Act (Canada) or an “authorized foreign bank” under Section 2 of the Bank Act (Canada). The Canadian Subsidiary Borrowers shall also indemnify the Canadian Administrative Agent and each Canadian Dollar Lender on an after-tax basis for any additional taxes on net income which the Canadian Administrative Agent or such Canadian Dollar Lender, as the case may be, may be obligated to pay as a result of the receipt of additional amounts under this subsection 2.17. Whenever any Non-Excluded Taxes are payable by any Canadian Subsidiary Borrower, as promptly as possible thereafter but in any event within 45 days after the date of payment such Canadian Subsidiary Borrower shall send to the Canadian Administrative Agent for its own account or for the account of such Canadian Dollar Lender, as the case may be, a certified copy of an original official receipt received by such Canadian Subsidiary Borrower showing payment thereof. If any Canadian Subsidiary Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Canadian Administrative Agent the required receipts or other required documentary evidence, such Canadian Subsidiary Borrower shall indemnify the Canadian Administrative Agent and the Canadian Dollar Lenders for any incremental taxes, interest or penalties that may become payable by the Canadian Administrative Agent or any Canadian Dollar Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Annex D and the payment of the Canadian Dollar Loans and all other amounts payable hereunder.

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     2.18. Use of Proceeds. The Canadian Facility and the proceeds of the Canadian Dollar Loans shall be used by the Canadian Subsidiary Borrowers for working capital and other general corporate purposes (which shall include any purpose expressly permitted by the Credit Agreement) of the Canadian Subsidiary Borrowers; provided that, notwithstanding the foregoing, none of the proceeds of the Canadian Dollar Loans may be used to finance any Hostile Take-Over Bid.
     2.19. Controls on Prepayment if Aggregate Revolving Extensions of Credit Exceed Aggregate Revolving Credit Commitments. (a) The Canadian Subsidiary Borrowers will implement and maintain internal controls to monitor the borrowings and repayments of Canadian Dollar Loans by the relevant Canadian Subsidiary Borrowers and the issuance of and drawings under Canadian Letters of Credit, with the object of preventing any request for an Extension of Credit that would result in the Available Canadian Commitments becoming negative by more than 5% of the Canadian Commitments, if such Commitments are negative by more than 5%, the Canadian Subsidiary Borrowers will promptly notify the Canadian Administrative Agent.
     (b) The Canadian Administrative Agent will calculate the Available Canadian Commitments from time to time, and in any event not less frequently than once during each calendar quarter. In making such calculations, the Canadian Administrative Agent will rely on the information most recently received by it from the Canadian Dollar Swing Line Lender in respect of outstanding Canadian Dollar Swing Line Loans and from the Canadian Issuing Lender in respect of outstanding Canadian L/C Obligations.
     (c) In the event that on any date the Canadian Administrative Agent calculates that (i) the Available Canadian Commitments have become negative solely as a result of a change in the aggregate Dollar Equivalent (Canada) of the Canadian Dollar Loans by more than 5%, the Canadian Administrative Agent will give notice to such effect to the relevant Canadian Subsidiary Borrowers and the Canadian Dollar Lenders. Within five Business Days (Canada) of receipt of any such notice, such Canadian Subsidiary Borrower will, as soon as practicable but in any event within five Business Days (Canada) of receipt of such notice, first, make such repayments or prepayments of Canadian Dollar Prime Loans (together with interest accrued to the date of such repayment or prepayment), second, pay any Reimbursement Obligations under the Canadian Facility then outstanding, third, cash collateralize any outstanding Bankers’ Acceptances, and fourth, cash collateralize any outstanding Canadian L/C Obligations on terms reasonably satisfactory to the Canadian Administrative Agent as shall be necessary to cause the Available Canadian Commitments not to be negative.
     2.20. Lending Installations. (a) Subject to subsection 2.4 of the Credit Agreement and subsections 2.1 and 2.6 of this Annex D, each Canadian Dollar Lender may book its Canadian Dollar Loans at any Lending Installation selected by such Canadian Dollar Lender and may change its Lending Installation from time to time; provided that such Lending Installation is an Eligible Canadian Bank. All terms of the Credit Agreement shall apply to any such Lending Installation and the Canadian Dollar Loans made hereunder shall be deemed held by each Canadian Dollar Lender for the benefit of such Lending Installation. Each Canadian Dollar Lender may, by written notice to the Canadian Administrative Agent and the Canadian Subsidiary Borrowers in accordance with subsection 10.2 of the Credit Agreement and subject always to subsection 2.4 of the Credit Agreement and subsections 2.1 and 2.6 of this Annex D designate replacement or additional Lending Installations through which Canadian Dollar Loans will be made by it and for whose account Canadian Dollar Loan payments are to be made.
     (b) Each Canadian Dollar Lender agrees that, upon the occurrence of any event giving rise to the operation of subsection 2.16 or 2.17 with respect to such Canadian Dollar Lender, it will, if requested by the Canadian Subsidiary Borrower, use reasonable efforts (subject to overall policy considerations of such Canadian Dollar Lender) to designate another Lending Installation for any

20

Canadian Dollar Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Canadian Dollar Lender, cause such Canadian Dollar Lender and any of its Lending Installations to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this subsection 2.20(b) shall affect or postpone any of the obligations of the Canadian Subsidiary Borrowers or the rights of any Canadian Dollar Lender pursuant to subsection 2.16 or 2.17.
     2.21. Notices to Lenders. All notices under this Section 2 to Canadian Dollar Lenders by the Canadian Subsidiary Borrowers or the Canadian Administrative Agent, and all payments by the Canadian Administrative Agent to the Canadian Dollar Lenders, shall be made to the respective Lending Installations of the Canadian Dollar Lenders maintaining the relevant Canadian Dollar Loans or Canadian Commitments.
SECTION 3. LETTER OF CREDIT FACILITIES
     3.1. Canadian L/C Commitment. (a) Subject to the terms and conditions hereof, the Canadian Issuing Lender, in reliance on the agreements of the other Lenders set forth in subsection 3.4(a), agrees to issue letters of credit (“Canadian Letters of Credit”) under the Canadian Commitments for the account of any Canadian Subsidiary Borrower on any Business Day (Canada) during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Canadian Issuing Lender; provided that the Canadian Issuing Lender shall not have any obligation to issue any Canadian Letter of Credit if, after giving effect to such issuance, (i) the Canadian L/C Obligations would exceed the Canadian L/C Commitment or (ii) the Available Canadian Commitments would be negative. Each Canadian Letter of Credit shall (i) be denominated in Canadian Dollars, (ii) be either (x) a standby letter of credit (a “Canadian Standby L/C”) issued to support obligations of any Canadian Subsidiary Borrower, contingent or otherwise, with an expiry date occurring not later than one year after such standby Canadian L/C was issued (which expiry date may be subject to one or more automatic extensions of one year or less unless 60-day notice, or such other notice as is satisfactory to the relevant Canadian Subsidiary Borrower and the Canadian Issuing Lender, is given that any such extension shall not be effective) or (y) a documentary letter of credit in respect of the purchase of goods or services by any Canadian Subsidiary Borrower in the ordinary course of business with an expiry date occurring not later than one year after such documentary letter of credit was issued and, in the case of any such documentary letter of credit which is to be accepted by the Canadian Issuing Lender pending payment at a date after presentation of sight Drafts, with a payment date no more than one year after such Drafts were presented for acceptance (a “Canadian Trade L/C”) and (iii) expire no later than five days before the Revolving Credit Termination Date.
     (b) Each Canadian Standby L/C shall be subject to the International Standby Practices and each Canadian Trade L/C shall be subject to the Uniform Customs and, in each case, to the extent not inconsistent therewith, the laws of the State of New York.
     (c) The Canadian Issuing Lender shall at no time be obligated to issue any Canadian Letter of Credit hereunder if such issuance would conflict with, or cause the Canadian Issuing Lender or any Canadian L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
     3.2. Procedure for Issuance of Letters of Credit. Any Canadian Subsidiary Borrower may from time to time request that the Canadian Issuing Lender issue a Canadian Letter of Credit by delivering to the Canadian Issuing Lender (with a copy to the Canadian Administrative Agent) at its address for notices specified herein an Application therefor, completed to the satisfaction of the Canadian Issuing Lender, and such other certificates, documents and other papers and information as the Canadian Issuing Lender may reasonably request. Upon receipt of any Application, the Canadian Issuing Lender

21

will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Canadian Letter of Credit requested thereby (but in no event shall the Canadian Issuing Lender be required to issue any Canadian Letter of Credit earlier than four Business Days (Canada) after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Canadian Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Canadian Issuing Lender and any relevant Canadian Subsidiary Borrower. The Canadian Issuing Lender shall furnish a copy of such Canadian Letter of Credit to the relevant Canadian Subsidiary Borrower and to the Canadian Administrative Agent promptly following the issuance thereof.
     3.3. Fees, Commissions and Other Charges. (a) The relevant Canadian Subsidiary Borrower shall pay to the Canadian Administrative Agent, for the ratable account of the Canadian Issuing Lender and the Canadian L/C Participants, a letter of credit commission in Canadian Dollars with respect to each Canadian Trade L/C issued by the Canadian Issuing Lender (i) in an amount equal to the Dollar Equivalent (Canada) of such issuance and payment fees as have been agreed upon by the relevant Canadian Subsidiary Borrower and the Canadian Issuing Lender and (ii) in an amount equal to the product of, on the date on which such commission is calculated, (A) the rate per annum equal to the Applicable Margin in respect of Canadian Dollar Prime Loans and (B) the aggregate amount available to be drawn under each Canadian Letter of Credit (plus an additional 1/4 of 1% per annum which shall be payable for the account of the Canadian Issuing Lender). Such letter of credit commissions shall be payable in arrears on the last day of each March, June, September and December and shall be nonrefundable.
     (b) The relevant Canadian Subsidiary Borrower shall pay to the Canadian Administrative Agent, for the ratable account of the Canadian Issuing Lender and the Canadian L/C Participants, a letter of credit commission in Canadian Dollars with respect to each Canadian Standby L/C issued by the Canadian Issuing Lender, computed for the period from the date of such payment to the date upon which the next such payment is due hereunder in an amount equal to the product of (i) the rate equal to the Applicable Margin in respect of Canadian Dollar Prime Loans in effect on the date on which such commission is calculated and (ii) the aggregate amount available to be drawn under such Canadian Standby L/C on the date on which such commission is calculated (plus an additional 1/4 of 1% per annum which shall be payable for the account of the Canadian Issuing Lender). The relevant Canadian Subsidiary Borrower shall also pay to the Canadian Administrative Agent, for the account of the Canadian Issuing Lender, such issuance fees as have been agreed upon by the relevant Canadian Subsidiary Borrower and the Canadian Issuing Lender. Such letter of credit commissions shall be payable in arrears on the last day of each March, June, September and December and shall be nonrefundable.
     (c) In addition to the foregoing fees and commissions, the relevant Canadian Subsidiary Borrower shall pay or reimburse the Canadian Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Canadian Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Canadian Letter of Credit issued by it.
     (d) The Canadian Administrative Agent shall, promptly following its receipt thereof, distribute to the Canadian Issuing Lender and the Canadian L/C Participants all fees and commissions received by the Canadian Administrative Agent for their respective accounts pursuant to this subsection 3.3.
     3.4. Canadian L/C Participation. (a) The Canadian Issuing Lender irrevocably agrees to grant and hereby grants to each Canadian L/C Participant, and, to induce the Canadian Issuing Lender to

22

issue Canadian Letters of Credit hereunder, each such Canadian L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Canadian Issuing Lender, on the terms and conditions hereinafter stated, for such Canadian L/C Participant’s own account and risk an undivided interest equal to such Canadian L/C Participant’s ratable share of the Canadian Facility in the Canadian Issuing Lender’s obligations and rights under each Canadian Letter of Credit issued hereunder and the amount of each Draft paid by the Canadian Issuing Lender thereunder. Each such Canadian L/C Participant unconditionally and irrevocably agrees with the Canadian Issuing Lender that, if a Draft is paid under any such Canadian Letter of Credit for which the Canadian Issuing Lender is not reimbursed in full by the relevant Canadian Subsidiary Borrower in accordance with the terms of the Credit Agreement (including this Annex D), such Canadian L/C Participant shall pay to the Canadian Issuing Lender upon demand at the Canadian Issuing Lender’s address for notices specified herein an amount equal to such Canadian L/C Participant’s ratable share of the Canadian Facility of the amount of such Draft, or any part thereof, which is not so reimbursed.
     (b) If any amount required to be paid by any Canadian L/C Participant to the Canadian Issuing Lender pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any payment made by the Canadian Issuing Lender under any Canadian Letter of Credit is not paid to the Canadian Issuing Lender within three Business Days (Canada) after the date such payment is due, such Canadian L/C Participant shall pay to the Canadian Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the prevailing customary rate for Canadian interbank transactions, as quoted by the Canadian Issuing Lender, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Canadian Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 365. If any such amount required to be paid by any such Canadian L/C Participant pursuant to subsection 3.4(a) is not in fact made available to the Canadian Issuing Lender by such Canadian L/C Participant within three Business Days (Canada) after the date such payment is due, the Canadian Issuing Lender shall be entitled to recover from such Canadian L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to the prevailing customary rate for Canadian interbank transactions, as quoted by the Canadian Issuing Lender. A certificate of the Canadian Issuing Lender submitted to any Canadian L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.
     (c) Whenever, at any time after the Canadian Issuing Lender has made payment under any Canadian Letter of Credit and has received from any Canadian L/C Participant its ratable share of such payment in accordance with subsection 3.4(a), the Canadian Issuing Lender receives any payment related to such Canadian Letter of Credit (whether directly from the relevant Canadian Subsidiary Borrower or otherwise), or any payment of interest on account thereof, the Canadian Issuing Lender will distribute to such Canadian L/C Participant its ratable share thereof; provided, however, that in the event that any such payment received by the Canadian Issuing Lender shall be required to be returned by the Canadian Issuing Lender, such Canadian L/C Participant shall return to the Canadian Issuing Lender the portion thereof previously distributed by the Canadian Issuing Lender to it.
     3.5. Reimbursement Obligation of the Canadian Subsidiary Borrowers. The relevant Canadian Subsidiary Borrower agrees to reimburse the Canadian Issuing Lender on each date on which the Canadian Issuing Lender notifies such Canadian Subsidiary Borrower of the date and amount of a Draft presented under any Canadian Letter of Credit and paid by the Canadian Issuing Lender for the amount of (a) such Draft so paid and (b) any taxes (other than Excluded Taxes), fees, charges or other costs or expenses incurred by the Canadian Issuing Lender in connection with such payment; provided that upon the acceleration of such reimbursement obligations in accordance with Section 8 of the Credit Agreement, the relevant Canadian Subsidiary Borrower agrees to reimburse the Canadian Issuing Lender for the amount equal to then maximum liability (whether direct or contingent) of the Canadian Issuing

23

Lender and the Canadian L/C Participants under such Canadian Letter of Credit. Each such payment shall be made to the Canadian Issuing Lender, at its address for notices specified herein in Canadian Dollars and in immediately available funds, on the date on which the relevant Canadian Subsidiary Borrower receives such notice, if received prior to 10:00 A.M., Toronto time, on a Business Day (Canada) and otherwise on the next succeeding Business Day (Canada).
     3.6. Obligations Absolute. Any relevant Canadian Subsidiary Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which any relevant Canadian Subsidiary Borrower may have or have had against the Canadian Issuing Lender or any beneficiary of a Canadian Letter of Credit. Each Canadian Subsidiary Borrower also agrees with the Canadian Issuing Lender that the Canadian Issuing Lender shall not be responsible for, and such relevant Canadian Subsidiary Borrower’s Reimbursement Obligations under subsection 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any relevant Canadian Subsidiary Borrower and any beneficiary of any Canadian Letter of Credit or any other party to which such Canadian Letter of Credit may be transferred or any claims whatsoever of the relevant Canadian Subsidiary Borrower against any beneficiary of such Canadian Letter of Credit or any such transferee. The Canadian Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Canadian Letter of Credit issued by it, except for errors or omissions caused by the Canadian Issuing Lender’s gross negligence or willful misconduct. Each Canadian Subsidiary Borrower agrees that any action taken or omitted by the Canadian Issuing Lender under or in connection with any Canadian Letter of Credit issued by it or the related Drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on each Canadian Subsidiary Borrower and shall not result in any liability of the Canadian Issuing Lender to any Canadian Subsidiary Borrower.
     3.7. Increased Costs. If the adoption of or any change in any law or regulation or in the interpretation thereof after the date hereof by any court or administrative or Governmental Authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against Canadian Letters of Credit issued by the Canadian Issuing Lender or participated in by the Lenders or (ii) impose on any Canadian Dollar Lender any other condition regarding any Canadian Letter of Credit, and the result of any event referred to in clauses (i) or (ii) above shall be to increase the cost to the Canadian Issuing Lender or any Canadian Dollar Lender of issuing or maintaining such Canadian Letter of Credit (or its participation therein, as the case may be) (which increase in cost shall be the result of the Canadian Issuing Lender’s or such Lender’s reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon notice to it from the Canadian Issuing Lender or such Lender (with a copy to the Canadian Administrative Agent) certifying that (x) one of the events herein above described has occurred and the nature of such event, (y) the increased cost or reduced amount resulting from such event and (z) the additional amounts demanded by the Canadian Issuing Lender or such Lender, as the case may be, and a reasonably detailed explanation of the calculation thereof, the relevant Canadian Subsidiary Borrower shall immediately pay to such Canadian Issuing Lender or such Lender, as the case may be, from time to time as specified by the Canadian Administrative Agent or such Canadian Dollar Lender, additional amounts which shall be sufficient to compensate such Canadian Issuing Lender or such Canadian Dollar Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at the rate provided in subsection 3.3. A certificate as to the fact and amount of such increased cost incurred by the Canadian Issuing Lender or such Canadian Dollar Lender as a result of any event mentioned in clauses (i) or (ii) above, submitted by the Canadian Issuing Lender or such Lender to such Canadian Subsidiary Borrower, shall be conclusive, absent manifest error.

24

     3.8. Canadian Letter of Credit Payments. If any Draft in Canadian Dollars shall be presented for payment under any Canadian Letter of Credit, the Canadian Issuing Lender shall promptly notify the relevant Canadian Subsidiary Borrower and the Canadian Administrative Agent of the date and amount of the Canadian Dollars thereof. The responsibility of the Canadian Issuing Lender to the Canadian Subsidiary Borrowers in connection with any Draft presented for payment under any Canadian Letter of Credit shall, in addition to any payment obligation expressly provided for in such Canadian Letter of Credit, be limited to determining that the documents (including each Draft) delivered under such Canadian Letter of Credit in connection with such presentment are in conformity with such Canadian Letter of Credit.
     (a) Application. To the extent that any provision of any Application related to any Canadian Letter of Credit is inconsistent with the provisions of the Credit Agreement, the provisions of the Credit Agreement shall apply.
     (b) Purpose of the Letters of Credit. The Canadian Letters of Credit shall be used for any lawful purposes requested by the Canadian Subsidiary Borrowers.

APPENDIX I
PRICING GRID FOR CANADIAN DOLLAR LOANS

	Applicable
	Margin
Leverage	Bankers’	Canadian Dollar
Ratio	Acceptances	Prime Rate Loans
> 4.00 to 1.00	1.500%	0.500%

> 3.00 to 1.00	1.250%	0.250%

> 2.25 to 1.00	1.000%	0.000%

> 1.75 to 1.00	0.875%	0.000%

>1.25 to 1.00	0.750%	0.000%

> 1.25 to 1.00	0.625%	0.000%
Changes in the Applicable Margin resulting from changes in the Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to subsection 6.1 (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year of the Borrower or the 90th day after the end of each fiscal year of the Borrower, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than or equal to 3.25 to 1.00. In addition, at all times while an Event of Default shall have occurred and be continuing, the Leverage Ratio shall for the purposes of this definition be deemed to be greater than 3.25 to 1.00. Each determination of the Leverage Ratio pursuant to this pricing grid shall be made with respect to (or, in the case of Average Total Indebtedness, as at the end of) the period of four consecutive fiscal quarters of the Borrower ending at the end of the period covered by the relevant financial statements.

Schedule 1
Lenders; Revolving Credit Commitments

	Revolving Credit Commitments					Total Revolving
			Facility B	Facility C	Facility D	Credit	Term
Lenders	Facility A-1	Facility A-2	Sterling	Australia	Canada	Commitment	Commitments	Total Facilities
JPMorgan Chase Bank, N.A.	$11,572,093.02	$1,046,511.63	$60,000,000.00	$25,000,000.00		$97,618,604.65	$34,381,395.35	$132,000,000.00
Bank of America, N.A.	37,618,604.65		60,000,000.00			97,618,604.65	34,381,395.35	132,000,000.00
Citicorp North America, Inc.	24,676,744.19		60,000,000.00			84,676,744.19	29,823,255.81	114,500,000.00
CoBank, ACB	191,909,302.33					191,909,302.33	67,590,697.67	259,500,000.00
Bank of Tokyo-Mitsubishi UFJ, Ltd.	68,037,209.30					68,037,209.30	23,962,790.70	92,000,000.00
BNP Paribas	43,037,209.30		25,000,000.00			68,037,209.30	23,962,790.70	92,000,000.00
BMO Capital Markets Financing, Inc. / Bank of Montreal	53,037,209.30				15,000,000.00	68,037,209.30	23,962,790.70	92,000,000.00
Rabobank Nederland, New York Branch	43,037,209.30		25,000,000.00			68,037,209.30	23,962,790.70	92,000,000.00
The Bank of Nova Scotia	53,037,209.30				15,000,000.00	68,037,209.30	23,962,790.70	92,000,000.00
Lasalle National Bank	48,037,209.30		15,000,000.00		5,000,000.00	68,037,209.30	23,962,790.70	92,000,000.00
The Bank of New York	55,465,116.28					55,465,116.28	19,534,883.72	75,000,000.00
Calyon	40,465,116.28		15,000,000.00			55,465,116.28	19,534,883.72	75,000,000.00
Citizens Bank of Pennsylvania / RLOC	35,465,116.28		20,000,000.00			55,465,116.28	19,534,883.72	75,000,000.00
Fifth Third Bank	55,465,116.28					55,465,116.28	19,534,883.72	75,000,000.00
Mizuho Corporate Bank, Ltd.	55,465,116.28					55,465,116.28	19,534,883.72	75,000,000.00
Commerzbank AG	24,372,093.02		20,000,000.00			44,372,093.02	15,627,906.98	60,000,000.00
Fortis Financial Services LLC	36,976,744.19					36,976,744.19	13,023,255.81	50,000,000.00
National City Bank	36,976,744.19					36,976,744.19	13,023,255.81	50,000,000.00
Sumitomo Mitsui Banking Corporation	36,976,744.19					36,976,744.19	13,023,255.81	50,000,000.00
Bayerische Landesbank, New York Branch	36,976,744.19					36,976,744.19	13,023,255.81	50,000,000.00
Comerica Bank	29,581,395.35					29,581,395.35	10,418,604.65	40,000,000.00
GreenStone Farm Credit Services, ACA/FLCA	—	25,883,720.93				25,883,720.93	9,116,279.07	35,000,000.00
United Overseas Bank Ltd.	—	22,186,046.51				22,186,046.51	7,813,953.49	30,000,000.00
TD Banknorth, Inc.	22,186,046.51					22,186,046.51	7,813,953.49	30,000,000.00
Northern Trust Company	18,488,372.09					18,488,372.09	6,511,627.91	25,000,000.00
Peoples Bank	18,488,372.09					18,488,372.09	6,511,627.91	25,000,000.00

1

	Revolving Credit Commitments					Total Revolving
			Facility B	Facility C	Facility D	Credit	Term
Lenders	Facility A-1	Facility A-2	Sterling	Australia	Canada	Commitment	Commitments	Total Facilities
The Governor and Company of the Bank of Ireland	18,488,372.09					18,488,372.09	6,511,627.91	25,000,000.00
General Electric Capital Corporation	18,488,372.09					18,488,372.09	6,511,627.91	25,000,000.00
KBC Bank N.V.	18,488,372.09					18,488,372.09	6,511,627.91	25,000,000.00
State Bank of India	—	11,093,023.26				11,093,023.26	3,906,976.74	15,000,000.00
U.S. Bank National Association	11,093,023.26					11,093,023.26	3,906,976.74	15,000,000.00
E.Sun Commercial Bank, Ltd., Los Angeles Branch	—	7,395,348.84				7,395,348.84	2,604,651.16	10,000,000.00
Hua Nan Commercial Bank, Ltd., Los Angeles Branch	—	7,395,348.84				7,395,348.84	2,604,651.16	10,000,000.00
The Norinchukin Bank, New York Branch	7,395,348.84					7,395,348.84	2,604,651.16	10,000,000.00
Chang Hwa Commercial Bank, Ltd., New York Branch	3,697,674.42					3,697,674.42	1,302,325.58	5,000,000.00

Total	$1,155,000,000.00	$75,000,000.00	$300,000,000.00	$25,000,000.00	$35,000,000.00	$1,590,000,000.00	$560,000,000.00	$2,150,000,000.00

2

Schedule 1.2
Non-Guarantor Domestic Subsidiaries
Scotts Global Services, Inc., an Ohio corporation (successor by merger to Scotts Global Services, Inc., a Nevada corporation)
SMGM LLC, an Ohio limited liability company
SMG Brands, Inc., a Delaware corporation

Schedule 4.1
Certain Financial Information
Summary of Current Interest Rate Swaps of The Scotts Miracle-Gro Company as of 2/7/2007

Institution	Amount	Start Date	End Date	Rate Fixing
Bank of Montreal	£14,400,000	15-Nov-05	15-Nov-08	4.76%
Bank of Tokyo	14,400,000	15-Nov-05	15-Nov-08	4.76%

Total	£28,800,000

Bank of Tokyo	€21,400,000	17-Nov-05	17-Nov-08	2.98%
Scotiabank	21,400,000	17-Nov-05	17-Nov-08	2.98%

Total	€42,800,000

Bank of America	$50,000,000	14-Feb-07	14-Feb-12	5.20%
Bank of Montreal	50,000,000	14-Feb-07	14-Feb-12	5.20%
Rabobank	50,000,000	14-Feb-07	14-Feb-12	5.20%
LaSalle Bank	50,000,000	14-Feb-07	14-Feb-12	5.20%

Total	$200,000,000

Summary of Current Currency Swaps of the Scotts Miracle-Gro Company (in 000’s)
None
Summary of Currency Forwards of The Scotts Miracle-Gro Company (in 000’s)
None

Summary of Outstanding Letters of Credit for The Scotts Miracle-Gro Company

Letter’s of Credit	Amount	Maturity	Beneficiary
B695412	$613,970	31-Oct-07	DIETHELM SCANSTYLE PTE LTD
P200765	602,500	30-Apr-08	THE HUNTINGTON NATIONAL BANK
P218576	260,000	30-Sep-07	LUMBERMENS MUTUAL CASUALTY COMPANY
P224253	10,302	01-May-08	OHIO ENVIRONMENTAL PROTECTION
P234324	145,809	28-Jan-08	STATE OF FLORIDA, DEPARTMENT OF
P238657	2,500,000	30-Sep-07	ARGONAUT INSURANCE CO.
TBTI662029	318,990	15-Apr-07	HANGZHOU TONNY ELECTRIC TOOLS
IBTI659566	189,104	28-Feb-07	RELEASE GARDEN VIETNAM BRANCH
T217922	450,000	30-Sep-07	CITY OF SPOKANE, SOLID WASTE
T237913	9,000	23-Nov-07	S.C. Dept of Health
T244095	333,240	19-Apr-07	OHIO ENVIRONMENTAL PROTECTION
T296770	450,000	30-Sep-07	CITY OF GREENSBORO
431336002	9,814,473	30-Sep-07	ACE American Insurance Co.

TOTAL	$15,697,388

Schedule 4.5
Litigation
     The Scotts Miracle-Gro Company (the “Company”) is not presently aware of any litigation which would constitute an exception to the representation contained in subsection 4.5. However, the Company identifies in the Notes to its Consolidated Financial Statements and in its filings with the Securities and Exchange Commission the more significant of its identified contingencies, including certain lawsuits and administrative proceedings. The following details the contingencies that were identified in the Company’s most recent Annual Report on Form 10-K filed December 14, 2006, updated through January 29, 2007. As used herein, “we”, “us” and “our” refers to the Company and its subsidiaries.
     ENVIRONMENTAL MATTERS
     In 1997, the Ohio Environmental Protection Agency initiated an enforcement action against the Company with respect to alleged surface water violations and inadequate treatment capabilities at the Marysville, Ohio facility and seeking corrective action under the federal Resource Conservation and Recovery Act. The action related to discharges from on-site waste water treatment and several discontinued on-site disposal areas.
     Pursuant to a Consent Order entered by the Union County, Ohio Common Pleas Court in 2002, the Company is actively engaged in restoring the site to eliminate exposure to waste materials from the discontinued on-site disposal areas.
     At September 30, 2006, $4.2 million was accrued for environmental and regulatory matters, primarily related to the Marysville facility. Most of the accrued costs are expected to be paid in fiscal 2007; however, payments could be made for a period thereafter. While the amounts accrued are believed to be adequate to cover known environmental exposures based on current facts and estimates of likely outcome, the adequacy of these accruals is based on several significant assumptions:
•	that all significant sites that must be remediated have been identified;

•	that there are no significant conditions of contamination that are unknown to us; and

•	that with respect to the agreed judicial Consent Order in Ohio, the potentially contaminated soil can be remediated in place rather than having to be removed and only specific stream segments will require remediation as opposed to the entire stream.
     If there is a significant change in the facts and circumstances surrounding these assumptions, it could have a material impact on the ultimate outcome of these matters and our results of operations, financial position and cash flows.
     LEGAL PROCEEDINGS
     As noted in the discussion above under “Environmental Matters”, we are involved in several pending environmental matters. We believe that our assessment of contingencies is reasonable and that related reserves, in the aggregate, are adequate; however, there can be no assurance that the final resolution of these matters will not have a material adverse effect on our results of operations, financial position and cash flows.

     Pending material legal proceedings are as follows:
U.S. Horticultural Supply, Inc. (F/K/A E.C. Geiger, Inc.)
     On November 5, 2004, U.S. Horticultural Supply, Inc. (“Geiger”) filed suit against the Company in the U.S. District Court for the Eastern District of Pennsylvania. This complaint alleges that the Company conspired with another distributor, Griffin Greenhouse Supplies, Inc., to restrain trade in the horticultural products market, in violation of Section 1 of the Sherman Antitrust Act. Geiger has not specified the amount of monetary damages it is seeking. On June 2, 2006, the Court denied the Company’s motion to dismiss the complaint. The Company is currently engaged in discovery relating to Geiger’s claim. The deadline for fact discovery is March 8, 2007.
     The Company intends to vigorously defend against Geiger’s claims. The Company believes that Geiger’s claims are without merit and that the likelihood of an unfavorable outcome is remote. Therefore, no accrual has been established related to this matter. However, the Company cannot predict the ultimate outcome with certainty. If the above action is determined adversely to the Company, the result could have a material adverse effect on the Company’s results of operations, financial position and cash flows. Because Geiger has not specified an amount of monetary damages in the case (which may be trebled under the antitrust statutes) and discovery has not yet concluded, any potential exposure that the Company may face cannot be reasonably estimated at this time.
The Scotts Company LLC v. Liberty Mutual Insurance Company
     On October 25, 2006, The Scotts Company LLC (“Scotts LLC”) sued Liberty Mutual Insurance Company in the U.S. District Court for the Southern District of Ohio. In the suit, Scotts LLC seeks damages and the rescission of a 2000 agreement between Scotts and Liberty Mutual that purports to be a complete buyout by Scotts of any insurance policies that Liberty Mutual might have issued to Scotts LLC (the “2000 Agreement”).
     As alleged in Scotts LLC’s complaint, in 1998, Scotts tendered certain claims to Liberty Mutual, one of its primary-layer insurers, in connection with costs incurred by Scotts LLC for environmental liabilities. Scotts believed that it had coverage from Liberty Mutual for at least 10 years beginning in 1958 but could only locate a single policy from 1967. Liberty Mutual responded to Scotts LLC’s tender by stating that, after conducting an internal search, Liberty Mutual did not have sufficient evidence to establish that it had ever insured Scotts LLC before 1967. Based on Liberty Mutual’s representations and Scotts LLC’s inability to locate any additional Liberty Mutual policies in Scotts LLC’s own files, Scotts LLC eventually entered into the 2000 Agreement. According to Scotts LLC’s complaint, in Fall 2006, Scotts LLC discovered evidence confirming that, contrary to its representations during the negotiations leading to the 2000 Agreement, Liberty Mutual provided liability insurance to Scotts LLC beginning in at least 1958 and, in fact, paid claims to third parties on Scotts LLC’s behalf during that period.
     The complaint seeks rescission of the 2000 Agreement and seeks damages based on Liberty Mutual’s breach of fiduciary duty, fraud, breach of the implied covenant of good faith and fair dealing, and bad faith denial of coverage. Scotts LLC intends to prosecute these claims vigorously. Liberty Mutual has filed an answer that denies the complaint’s allegations. Discovery recently began in the case and the Court has not set a trial date.
Other
     The Company has been named a defendant in a number of cases alleging injuries that the lawsuits claim resulted from exposure to asbestos-containing products, apparently based on the Company’s historic use of vermiculite in certain of its products. The complaints in these cases are not specific about the plaintiffs’ contacts with the Company or its products. The Company in each case is one of numerous defendants and none of the claims seeks damages from the Company alone. The Company believes that the claims against it are without merit and is vigorously defending them. It is not currently possible to reasonably estimate a probable loss, if any, associated with the cases and, accordingly, no accrual or reserves have been recorded in the Company’s consolidated financial statements. There can be no assurance that these cases, whether as a result of adverse outcomes or as a result of significant defense costs, will not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.
     The Company is reviewing agreements and policies that may provide insurance coverage or indemnity as to these claims and is pursuing coverage under some of these agreements, although there can be no assurance of the results of these efforts.
     We are involved in other lawsuits and claims which arise in the normal course of our business. In our opinion, these claims individually and in the aggregate are not expected to result in a material adverse effect on our results of operations, financial position or cash flows.

Schedule 4.8
Subsidiaries
SUBSIDIARIES OF THE SCOTTS MIRACLE-GRO COMPANY

Gutwein & Co., Inc., an Indiana corporation
SMG Brands, Inc., a Delaware corporation
SMG Growing Media, Inc., an Ohio corporation
Rod McLellan Company, a California corporation
SMGM LLC, an Ohio limited liability company
The Scotts Company LLC, an Ohio limited liability company
EG Systems, Inc., dba Scotts LawnService, an Indiana corporation
Hyponex Corporation, a Delaware corporation
OMS Investments, Inc., a Delaware corporation
Scotts Temecula Operations, LLC, a Delaware limited liability company
Sanford Scientific, Inc., a New York corporation
Scotts Global Services, Inc., an Ohio corporation
Scotts Manufacturing Company, a Delaware corporation
Miracle-Gro Lawn Products, Inc., a New York corporation
Scotts Products Co., an Ohio corporation
Scotts Servicios, S.A. de C.V. (Mexico)[1]
Scotts Professional Products Co., an Ohio corporation
Scotts Servicios, S.A. de C.V. (Mexico)[2]
Scotts-Sierra Horticultural Products Company, a California corporation
Scotts-Sierra Crop Protection Company, a California corporation
Scotts-Sierra Investments, Inc., a Delaware corporation
Asef B.V. (Netherlands)
Scotts Australia Pty Ltd. (Australia)
Scotts Benelux BVBA (Belgium)[3]
Scotts Canada Ltd. (Canada)
Scotts Czech s.r.o. (Czech Republic)
Scotts de Mexico SA de CV (Mexico)
Scotts France Holdings SARL (France)
Scotts France SARL (France)[4]
Scotts France SAS (France)[5]
Scotts Holding GmbH (Germany)
Scotts Celaflor GmbH & Co. KG (Germany)
Scotts Celaflor HGmbH (Austria)
Scotts Holdings Limited (United Kingdom)
Levington Group Limited (United Kingdom)
The Scotts Company (UK) Limited (United Kingdom)
The Scotts Company (Manufacturing) Limited (United Kingdom)
OM Scott International Investments Limited (United Kingdom)

[1]	Not wholly-owned, Scotts Professional Products Co. owns 50%

[2]	Not wholly-owned, Scotts Products Co. owns 50%

[3]	Not wholly-owned, OMS Investments, Inc. owns .01%

[4]	Not wholly-owned, Scotts Holdings Ltd. owns .01%

[5]	Not wholly-owned, Scotts France SARL owns .01%

Corwen Home and Garden Limited (United Kingdom)
Scotts International B.V. (Netherlands)
Scotts Deutschland GmbH (Germany)
Scott O.M. España, S.A. (Spain)
Scotts Profi HGmbH (Austria)
Scotts Italia S.r.l. (Italy)[6]
Scotts Horticulture Ltd. (Ireland)
Scotts Hungary KFT (Hungary)[7]
Scotts Japan, Ltd. (Japan)[8]
Scotts PBG Malaysia Sdn. Bhd. (Malaysia)
Scotts Poland Sp.z.o.o. (Poland)
Scotts Sweden AB (Sweden)
The Scotts Company (Nordic) A/S (Denmark)
The Scotts Company Italia S.r.l. (Italy)
The Scotts Company Kenya Ltd. (Kenya)
Turf-Seed Europe (Ireland)[9]
Smith & Hawken, Ltd., a Delaware corporation
Swiss Farms Products, Inc., a Delaware corporation

Scotts Treasury EEIG

[6]	Not wholly-owned, James Hagedorn owns .05%

[7]	Not wholly-owned, OMS Investments, Inc. owns 3%

[8]	Not wholly-owned, Mitsui owns 39% and Ishihara Sangyo Kaisha, Ltd. Owns 10%

[9]	Not wholly-owned, Owned 51% by Tempoverde, Srl. — Agostino Gaude

Schedule 4.11
Certain Transactions
1.	Purchases of any security as part of or in connection with a Permitted Acquisition.
2.	Repurchases or redemptions of the Borrower’s Capital Stock and payment of dividends permitted by Section 7.14.

3.	Any use of proceeds permitted by Section 2.23.
4.	Any use of proceeds otherwise contemplated or permitted by the Agreement.

Schedule 4.17
Environmental Matters
     The Scotts Miracle-Gro Company (the “Company”) is not presently aware of any environmental matters which would constitute an exception to the representation contained in subsection 4.17. However, the Company identifies in the Notes to its Consolidated Financial Statements and in its filings with the Securities and Exchange Commission the more significant of its identified contingencies, including certain lawsuits and administrative proceedings. The following details the contingencies that were identified in the Company’s most recent Annual Report on Form 10-K filed December 14, 2006, updated through January 29, 2007. As used herein, “we”, “us” and “our” refers to the Company and its subsidiaries. We also refer you to Schedule 4.5 regarding “Litigation” for additional discussion of certain identified contingencies, including certain lawsuits and administrative proceedings.
     In 1997, the Ohio Environmental Protection Agency initiated an enforcement action against the Company with respect to alleged surface water violations and inadequate treatment capabilities at the Marysville, Ohio facility and seeking corrective action under the federal Resource Conservation and Recovery Act. The action related to discharges from on-site waste water treatment and several discontinued on-site disposal areas.
     Pursuant to a Consent Order entered by the Union County, Ohio Common Pleas Court in 2002, the Company is actively engaged in restoring the site to eliminate exposure to waste materials from the discontinued on-site disposal areas.
     At September 30, 2006, $4.2 million was accrued for environmental and regulatory matters, primarily related to the Marysville facility. Most of the accrued costs are expected to be paid in fiscal 2007; however, payments could be made for a period thereafter. While the amounts accrued are believed to be adequate to cover known environmental exposures based on current facts and estimates of likely outcome, the adequacy of these accruals is based on several significant assumptions:
•	that all significant sites that must be remediated have been identified;

•	that there are no significant conditions of contamination that are unknown to us; and

•	that with respect to the agreed judicial Consent Order in Ohio, the potentially contaminated soil can be remediated in place rather than having to be removed and only specific stream segments will require remediation as opposed to the entire stream.
     If there is a significant change in the facts and circumstances surrounding these assumptions, it could have a material impact on the ultimate outcome of these matters and our results of operations, financial position and cash flows.

Schedule 4.19(ii)
Certain Filings
The Scotts Miracle-Gro Company, an Ohio corporation (UCC-3)
     Ohio Secretary of State
The Scotts Company LLC, an Ohio limited liability company (UCC-3)
     Ohio Secretary of State
Scotts Manufacturing Company, a Delaware corporation (UCC-3)
     Delaware Department of State
Scotts-Sierra Horticultural Products Company, a California corporation (UCC-3)
     California Secretary of State
OMS Investments, Inc., a Delaware corporation (UCC-3)
     Delaware Department of State
Scotts-Sierra Investments, Inc., a Delaware corporation (UCC-3)
     Delaware Department of State
Miracle-Gro Lawn Products, Inc., a New York corporation (UCC-1)
     New York Department of State
Hyponex Corporation, a Delaware corporation (UCC-1)
     Delaware Department of State
Scotts Products Co., an Ohio corporation (UCC-1)
     Ohio Secretary of State
Scotts Professional Products Co., an Ohio corporation (UCC-1)
     Ohio Secretary of State
Scotts-Sierra Crop Protection Company, a California corporation (UCC-1)
     California Secretary of State

EG Systems, Inc., an Indiana corporation (UCC-1)
     Indiana Secretary of State
Swiss Farms Products, Inc., a Delaware corporation (UCC-1)
     Delaware Department of State
Scotts Temecula Operations, LLC, a Delaware limited liability company (UCC-1)
     Delaware Department of State
Smith & Hawken, Ltd., a Delaware corporation (UCC-1)
     Delaware Department of State
Sanford Scientific, Inc., a New York corporation (UCC-1)
     New York Department of State
SMG Growing Media, Inc., an Ohio corporation (UCC-3)
     Ohio Secretary of State
Gutwein & Co., Inc., an Indiana corporation (UCC-3)
     Indiana Secretary of State
Rod McLellan Company, a California corporation (UCC-3)
     California Secretary of State

Schedule 4.19(iii)
Perfection of Foreign Stock Pledges

Document	Action

Share Pledge granted by Scotts-Sierra Investments, Inc. over the shares of Asef B.V.	Execution before a notary in Amsterdam and registration in the shareholders register of Asef B.V.

Share Pledge granted by Scotts-Sierra Investments, Inc. over the shares of Scotts Holding GmbH	Execution before a notary (in either Switzerland or Germany)

Share Pledge granted by Scotts-Sierra Investments, Inc. and OMS Investments, Inc. over the shares of Scotts Benelux BVBA	Registration in the shareholders register of Scotts Benelux BVBA

Share Pledge granted by Scotts-Sierra Investments, Inc. over the shares of Scotts France Holdings SARL	Registration with a special registry (registre spécial) held by the greffe of the commercial court (tribunal de commerce) of Lyon

Schedule 5.3(iii)
Certain Required Recordations

	Document	Action
1.	Scotts France Holdings SARL Share Pledge	Registration

2.	Scotts Holding GmbH Share Pledge	Notarisation

3.	Scotts Benelux BVBA Share Pledge	Registration in the shareholders register of Scotts Benelux BVBA

4.	Asef B.V. Share Pledge	Notarisation and registration

Schedule 6.13
Foreign Pledge Agreements
Part I. Borrower shall use commercially reasonable efforts to effect within 60 days after the Closing Date the following pledges.

	Name of Subsidiary whose	Percentage of Capital
Name of Pledgor	Capital Stock is to be Pledged	Stock to be Pledged
Scotts-Sierra Investments, Inc.	Scotts France Holdings SARL	100% of Capital Stock to secure obligations of Scotts-Sierra Investments, Inc.

Scotts-Sierra Investments, Inc.	Scotts Holding GmbH	100% of Capital Stock to secure obligations of Scotts-Sierra Investments, Inc.

Scotts-Sierra Investments, Inc.	Asef B.V.	100% of Capital Stock to secure obligations of Scotts-Sierra Investments, Inc.
Part II. Borrower shall use commercially reasonable efforts to effect within 60 days after the Closing Date the Foreign Pledge Agreement Acknowledgment and Confirmation for the pledged Capital Stock listed below.

	Name of Subsidiary	Percentage of Capital
Name of Pledgor	whose Capital Stock is Pledged	Stock Pledged
Scotts-Sierra Investments, Inc.	Scotts Australia Pty Limited (provided that delivery of this pledge is contingent upon confirmation from Australian tax authorities that the applicable Australian stamp duty will not be based on the total aggregate amount of the Facility)	65% of Voting Capital Stock to secure obligations of Scotts-Sierra Investments, Inc./ 65% of Voting Capital Stock to secure borrowings of Foreign Subsidiary

Scotts-Sierra Investments, Inc.	Scotts Canada Limited	65% of Voting Capital Stock to secure obligations of Scotts-Sierra Investments, Inc./ 100% of Voting Capital Stock to secure borrowings of Foreign Subsidiary

Scotts-Sierra Investments, Inc.	Scotts Benelux BVBA	100% of Capital Stock to secure obligations of Scotts-Sierra Investments, Inc. (one share being pledged separately by OMS Investments, Inc.)

Borrower shall use commercially reasonable efforts to effect within 60 days after the Closing Date deeds of confirmation for the pledged Capital Stock listed below.

Scotts Holdings Limited	Levington Group Limited	100% of Capital Stock to secure borrowings of Scotts Holdings Limited

Scotts Holdings Limited	O M Scott International Investments Limited	65% of Capital Stock to secure borrowings of Scotts Holdings Limited

The Scotts Company (UK) Limited	The Scotts Company (Manufacturing) Limited	65% of Capital Stock to secure borrowings of The Scotts Company (UK) Limited

Levington Group Limited	The Scotts Company (UK) Limited	100% of Capital Stock pledged by Levington Group Limited to secure borrowings of The Scotts Company (UK) Limited

Scotts-Sierra Investments, Inc.	Scotts Holdings Limited	100% of Capital Stock to secure obligations of Scotts-Sierra Investments Inc.

Schedule 7.1(i)
Existing Liens and Encumbrances
1.	All of the UCC filings described in the summary of lien searches provided to the Administrative Agent on February 1, 2007 and February 6, 2007.

2.	Liens of lessors under capital leases in the amount of $8.7 million, as described in Schedule 7.5(c).

3.	The following liens on the assets of Foreign Subsidiaries:

Levington Horticulture Limited	Standard Security presented for registration in Scotland in favour of National Westminster Plc (as Security Trustee for itself and the beneficiaries) dated 22 July 1992

O.M. Scott & Sons Ltd.	Deed of Charge over Credit Balances in favour of Barclays Bank Plc dated 14 December 1992
4.	Liens permitted by Section 7.1(k) of the December 4, 1998 Credit Agreement; provided that the Indebtedness secured by such liens has been paid in full.

Schedule 7.2(iii)
Existing Guarantees
1.	Guarantee by The Scotts Company of certain obligations of E.G. Systems, Inc. d/b/a Scotts LawnService as described below:

Liqui Green – Spraying (Peoria)	$127,482
Liqui Green – Lawn Care Corp.	$532,592
All Pro Enviro Services (Nutri-Lawn – Seattle)	$1,700,000
Guaranteed Scotts LawnService Leases	$401,851

Subtotal	$2,761,925

2.	Guarantees of residual values under existing operating lease agreements totaling $31.7 million.
3.	Revenue guarantee related to the Pure Seed Testing License Agreement in the amount of $1.64 million per year for 10 years (totaling not more than $16.4 million over that period of time).
4.	Springing guarantee in the amount of $945,000, by The Scotts Company for lease of manufacturing equipment used for the production and packaging of certain Scotts products in Europe, which equipment is leased by Peltracom Potgrand Divisie N.V., as lessee, from KBC Bank and DeLage Landen, as lessors.
5.	Parent guarantee supporting a euro denominated bank line of credit extended to Scotts France SAS. The January 2007 available balance of such bank line of credit was U.S.$9,811,600 using a euro to dollars exchange rate of 1.29.
6.	Guarantee of Performance, dated March 18, 2005, of E.G. Systems, Inc. under its franchise registrations in the States of California, Hawaii, Illinois, Indiana, Maryland, Michigan, Minnesota, New York, North Dakota, Rhode Island, South Dakota, Virginia, Washington and Wisconsin and under its Scotts LawnService Franchise Agreements with franchisees, which guarantee continues in effect until E.G. Systems, Inc. has satisfied all of its obligations under the state franchise registrations and the Scotts LawnService Franchise Agreements. Maximum exposure at any one time is estimated to be ten franchisee set-ups at $10,000 per set-up, or $100,000.

Schedule 7.5(c)
Existing Indebtedness
1.	All Working capital lines of credit currently available to any Foreign Subsidiaries, in an aggregate amount not to exceed the Dollar Equivalent of $25,000,000.
2.	All outstanding letters of credit, interest rate swap hedging instruments, and foreign currency exchange hedging agreements that are listed on Schedule 4.1.

3.	All synthetic leases described below:

	Amount	Term	Maturity	Lessor
The Scotts Company	$12,900,000	5-yr	08/30/2008	Fleet Bank
The Scotts Company	$5,846,230	8-yr	12/29/2009	Fleet Bank

Total	$18,746,230
4.	Various capital leases totaling approximately $8.7 million. Buildings on the Marysville campus make up $6.4 million of this total, with the rest consisting primarily of computer equipment throughout the company and manufacturing equipment at 3rd party vendors.
5.	Deferred purchase obligations totaling approximately $5.3 million primarily for various acquisitions for EG Systems, Inc. d/b/a Scotts LawnService.
6.	Contingent deferred purchase obligation due in 2012 recorded at $10.1 million relating to the acquisition of certain brands and assets of Turf Seed, Inc. Ultimate contingent payout could approximate $15 million.
7.	Contingent obligations to lessors for facility build-outs under Smith & Hawken operating lease agreements totaling $2.7 million.

Schedule 7.9
Sale and Leaseback
As of May 1, 2000, certain real property located in Marysville including The Scotts Miracle-Gro Company headquarters building, research building and parcel “C” (a test plot) were transferred to The State of Ohio Department of Development, who immediately leased it to the Community Improvement Corporation of Union County, who then immediately subleased it to The Scotts Company. A partial release of the JPMorgan Chase Bank mortgage was recorded releasing the subject property.

Schedule 10.2
Notices
Notices are on file with the Administrative Agent

EXHIBIT A
FORM OF ASSIGNMENT AND ACCEPTANCE
          Reference is made to the Restated and Amended Credit Agreement, dated as of February [___], 2007 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), by and among The Scotts Miracle-Gro Company, an Ohio corporation (the “Borrower”), the Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the several banks and other financial institutions from time to time parties thereto (the “Lenders”), the Syndication Agent and the Documentation Agents named therein, and JPMorgan Chase Bank, N.A. as agent for the Lenders thereunder (in such capacity, the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meanings.
                               (the “Assignor”) and                      (the “Assignee”) agree as follows:
          The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:
          1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1.
          2. The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (iii) attaches the Note(s) held by it, if any, evidencing the Assigned Facilities, which Notes(s) the Administrative Agent promptly will return to the Borrower or relevant Subsidiary Borrower, and, if applicable, requests that the Administrative Agent exchange such Note(s) for a new Note or Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Facility) a new Note or Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on or after the Effective Date) and

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          3. The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to subsection 4.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (v) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.
          4. The effective date of this Assignment and Acceptance shall be Effective Date of the Assignment described on Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).
          5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.
          6. From and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (ii) to the extent provided in this Assignment and Acceptance, the rights of the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the the Credit Agreement.
          7. For purposes of article 1278 et seq. of the French Civil Code, in the event of an assignment, a transfer, a novation or disposal of all or part of the rights and obligations of the Assignor to the Assignee, the Assignor expressly preserves the security interests, rights, powers, and privileges and actions created pursuant to the security document governed by French law for the benefit of the Assignee.
          8. This Assignment and Acceptance shall be governed by and construed and interpreted in accordance with, the law of the State of New York.

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          IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1
to Assignment and Acceptance relating to the Amended and Restated Credit Agreement dated as of February [___], 2007, among the Borrower, the Subsidiary Borrowers, the Lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent
Name of Assignor:
Name of Assignee:
     [(a) Assignee is a Lender Affiliate of:                     ]1
     [(b) Assignee is an Approved Fund administered or managed by:                     ]2
Effective Date of Assignment:

Credit	Principal
Facility Assigned	Amount Assigned[3]	Commitment Percentage Assigned

[NAME OF ASSIGNOR], as Assignor
By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee
By:
Name:
Title:

[1]	To be completed by the Assignee if applicable.

[2]	To be completed by the Assignee if applicable.

[3]	In Dollars, euros, Sterling, Canadian Dollars, Australian Dollars or Optional Currencies, as applicable.

2

JPMORGAN CHASE BANK, N.A., as Administrative Agent [and Issuing Lender]
By:
Name:
Title:

[NAME OF ISSUING LENDER][4], as Issuing Lender
By:
Name:
Title:

[Consented To: THE SCOTTS MIRACLE-GRO COMPANY
By:
Name:
	Title:	][5]

[4]	Include if the Issuing Lender is a Lender other than JPMorgan Chase Bank, N.A.

[5]	Include if applicable.

EXHIBIT B
FORM OF
AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT
made by
THE SCOTTS MIRACLE-GRO COMPANY,
EACH DOMESTIC SUBSIDIARY BORROWER
and certain of their Domestic Subsidiaries
in favor of
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
Dated as of February 7, 2007

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SCHEDULES

Schedule 1	Notice Addresses of Guarantors
Schedule 2	Description of Pledged Stock
Schedule 3	Jurisdiction of Incorporation
Schedule 4	Domestic Subsidiaries

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     THIS AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT, dated as of February 7, 2007 made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) from time to time parties to the Amended and Restated Credit Agreement, dated as of February 7, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among THE SCOTTS MIRACLE-GRO COMPANY, an Ohio corporation (the “Borrower”), the Subsidiary Borrowers, (as defined in the Credit Agreement) from time to time parties to the Credit Agreement, the Syndication Agent and the Documentation Agents named therein and the Administrative Agent.
W I T N E S S E T H:
     WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower and the Subsidiary Borrowers upon the terms and subject to the conditions set forth therein;
     WHEREAS, the Borrower and each Subsidiary Borrower is a member of an affiliated group of companies that includes each other Grantor;
     WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower and each Subsidiary Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;
     WHEREAS, the Borrower, each Subsidiary Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and
     WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower and any Subsidiary Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Secured Parties;
     NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower and each Subsidiary Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:
     SECTION 1. DEFINED TERMS
     1.1. Definitions(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement and the following terms are used herein as defined in the New York UCC: Accounts, Certificated Security, Chattel Paper, Equipment, Inventory, Instruments and Supporting Obligations.
     (b) The following terms shall have the following meanings:
     “Agreement”: this Amended and Restated Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

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     “Borrower Obligations”: the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender (or, in the case of any Lender Hedging Agreement or Lender Cash Management Agreement, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit, any Lender Hedging Agreement, any Lender Cash Management Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).
     “Borrower’s Guarantor Obligations”: without duplicating any Borrower Obligations, all obligations and liabilities of the Borrower which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which the Borrower is a party, whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of this Agreement or any other Loan Document).
     “Capital Stock Security Period”: as defined in Section 9.15(d).
     “Collateral”: as defined in Section 4.
     “Foreign Subsidiary”: any Subsidiary organized under the laws of any jurisdiction outside the United States of America, except for any such Subsidiary which is a “check-the-box” entity under Regulation section 301.7701-3 of the Code.
     “Foreign Subsidiary Voting Stock”: the voting Capital Stock of any Foreign Subsidiary.
     “Full Security Period”: any period from and after the Closing Date other than any Unsecured Period or Capital Stock Security Period.
     “Guarantor Obligations”: with respect to any Guarantor, without duplicating any Subsidiary Borrower Obligations, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 3) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

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     “Guarantors”: the collective reference to each Grantor other than the Borrower. For the avoidance of doubt, notwithstanding any other provision of this Agreement, the parties hereto expressly agree that no Foreign Subsidiary shall be a Guarantor.
     “Issuers”: the collective reference to each issuer of any Pledged Stock.
     “Leverage Release Date”: as defined in Section 9.15(d).
     “New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.
     “Obligations”: (i) in the case of the Borrower, the Borrower Obligations and the Borrower’s Guarantor Obligations, (ii) in the case of each Guarantor which is also a Domestic Subsidiary Borrower, its Subsidiary Borrower Obligations, and (iii) in the case of each Guarantor (whether or not a Domestic Subsidiary Borrower), its Guarantor Obligations.
     “Pledged Stock”: the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock of any Subsidiary of the Borrower (to the extent required to be pledged under Section 6.11 of the Credit Agreement) that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that in no event shall more than 65% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary be required to be pledged hereunder; provided further that the shares of Capital Stock of Scotts Australia Pty Limited (the “Scotts Australia Shares”) shall not constitute Pledged Stock at any time when the 2005 Equitable Share Mortgage made by Scotts-Sierra Investments, Inc. in favor of JPMCB (or any such successor Foreign Pledge Agreement entered into in respect of the Scotts Australia Shares for the benefit of the Secured Parties) shall be in effect.
     “Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Pledged Stock, collections thereon or distributions or payments with respect thereto.
     “Ratings Release Date”: as defined in Section 9.15(c).
     “Receivable”: shall mean any Account and any other right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance, other than Sold Receivables.
     “Secured Parties”: the collective reference to the Administrative Agent, the Lenders and any Affiliate of any Lender to which Borrower Obligations or Guarantor Obligations, as applicable, are owed.
     “Securities Act”: the Securities Act of 1933, as amended.
     “Subsidiary Borrower Obligations”: with respect to each Subsidiary Borrower, without duplicating any Guarantor Obligations, the collective reference to the unpaid principal of and interest on the Loans and all other obligations and liabilities of such Subsidiary Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Subsidiary

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Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender (or, in the case of any Lender Hedge Agreement or Lender Cash Management Agreement, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit, any Lender Hedging Agreement, any Lender Cash Management Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Subsidiary Borrower pursuant to the terms of any of the foregoing agreements).
“Unsecured Period”: as defined in Section 9.15(c).
     1.2. Other Definitional Provisions(a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.
     (a) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
     (b) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.
     SECTION 2. BORROWER GUARANTEE
     2.1. Borrower Guarantee(a) The Borrower hereby, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each Subsidiary Borrower when due (whether at the stated maturity, by acceleration or otherwise) of its Subsidiary Borrower Obligations.
     (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of the Borrower hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by the Borrower under applicable federal and state laws relating to the insolvency of debtors.
     (c) The guarantee contained in this Section 2 shall remain in full force and effect until all the Subsidiary Borrower Obligations and the obligations of the Borrower under the guarantee contained in this Section 2 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments and Loans shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement each Subsidiary Borrower may be free from any Subsidiary Borrower Obligations.
     (d) No payment made by any Subsidiary Borrower, any of the other Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from any Subsidiary Borrower, any of the other Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Subsidiary Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Borrower hereunder which shall, notwithstanding

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any such payment (other than any payment made by the Borrower in respect of the Subsidiary Borrower Obligations or any payment received or collected from the Borrower in respect of the Subsidiary Borrower Obligations), remain liable for the Subsidiary Borrower Obligations up to the maximum liability of the Borrower hereunder until the Subsidiary Borrower Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated.
     2.2. No Subrogation. Notwithstanding any payment or payments made by the Borrower hereunder, or any set-off or application of funds of the Borrower by the Administrative Agent or any Lender, the Borrower shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Subsidiary Borrowers or against any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Subsidiary Borrower Obligations, nor shall the Borrower seek or be entitled to seek any contribution or reimbursement from the Subsidiary Borrowers in respect of payments made by the Borrower hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Subsidiary Borrowers on account of the Subsidiary Borrower Obligations are paid in full and the Commitments and Loans are terminated. If any amount shall be paid to the Borrower on account of such subrogation rights at any time when all of the Subsidiary Borrower Obligations shall not have been paid in full, such amount shall be held by the Borrower in trust for the Administrative Agent and the Lenders, segregated from other funds of the Borrower, and shall, forthwith upon receipt by the Borrower, be turned over to the Administrative Agent in the exact form received by the Borrower (duly indorsed by the Borrower to the Administrative Agent, if required), to be applied against the Subsidiary Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.
     2.3. Amendments, etc. with respect to the Subsidiary Borrower Obligations. The Borrower shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Borrower and without notice to or further assent by the Borrower, any demand for payment of any of the Subsidiary Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Subsidiary Borrower Obligations continued, and the Subsidiary Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Subsidiary Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Subsidiary Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.
     2.4. Guarantee Absolute and Unconditional. The Borrower waives any and all notice of the creation, renewal, extension or accrual of any of the Subsidiary Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Subsidiary Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and the Subsidiary Borrowers, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. The Borrower waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower

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or the applicable Subsidiary Borrower with respect to the Subsidiary Borrower Obligations. The Borrower understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Subsidiary Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Subsidiary Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or any Subsidiary Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Subsidiary Borrowers for the Subsidiary Borrower Obligations, or of the Borrower under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Borrower, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Subsidiary Borrowers or any other Person or against any collateral security or guarantee for the Subsidiary Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any Subsidiary Borrower, or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any Subsidiary Borrower or any other Person or any such collateral security, guarantee or right of offset, shall not relieve the Borrower of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Borrower. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.
     2.5. Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Subsidiary Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, any Subsidiary Borrower or any other Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower, any Subsidiary Borrower or any other Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
     2.6. Payments. The Borrower hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars or the applicable Optional Currency at the office of the Administrative Agent located at 270 Park Avenue, New York, New York 10017 or at such other place and time specified by the Administrative Agent.
     SECTION 3. DOMESTIC SUBSIDIARY GUARANTEE
     3.1. Domestic Subsidiary Guarantee
     (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations and the Borrower’s Guarantor Obligations.

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     (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 3.2).
     (c) Each Guarantor agrees that the Borrower Obligations and the Borrower’s Guarantor Obligations either solely or collectively, may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 3 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.
     (d) The guarantees contained in this Section 3 shall remain in full force and effect until all the Borrower Obligations and the Borrower’s Guarantor Obligations and the obligations of each Guarantor under the guarantees contained in this Section 3 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments and Loans shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement, the Borrower may be free from any Borrower Obligations and any Borrower’s Guarantor Obligations.
     (e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations or the Borrower’s Guarantor Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or the Borrower’s Guarantor Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations or the Borrower’s Guarantor Obligations) remain liable for the Borrower Obligations and the Borrower’s Guarantor Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations and the Borrower’s Guarantor Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments and Loans are terminated.
     3.2. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 3.3. The provisions of this Section 3.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.
     3.3. No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Borrower Obligations or the Borrower’s Guarantor Obligations nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Borrower Obligations and the Borrower’s Guarantor Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments and Loans are terminated. If any amount shall be

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paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations and the Borrower’s Guarantor Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations and the Borrower’s Guarantor Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.
     3.4. Amendments, etc. with respect to the Borrower Obligations and the Borrower’s Guarantor Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations or the Borrower’s Guarantor Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Borrower Obligations and the Borrower’s Guarantor Obligations continued, and the Borrower Obligations and the Borrower’s Guarantor Obligations or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Borrower Obligations or the Borrower’s Guarantor Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or the Borrower’s Guarantor Obligations or for the guarantee contained in this Section 3 or any property subject thereto.
     3.5. Guarantees Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations or Borrower’s Guarantor Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon any of the guarantees contained in this Section 3 or acceptance of the guarantees contained in this Section 3; the Borrower Obligations and the Borrower’s Guarantor Obligations and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 3; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 3. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations and the Borrower’s Guarantor Obligations. Each Guarantor understands and agrees that the guarantees contained in this Section 3 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or the Borrower’s Guarantor Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations or the Borrower’s Guarantor Obligations, or of

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such Guarantor under the guarantee contained in this Section 3, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or the Borrower’s Guarantor Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
     3.6. Reinstatement. The guarantees contained in this Section 3 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations or the Borrower’s Guarantor Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
     3.7. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars or the applicable Optional Currency at the office of the Administrative Agent located at 270 Park Avenue, New York, New York 10017 or at such other place and time specified by the Administrative Agent.
     SECTION 4. GRANT OF SECURITY INTEREST
     Subject to Section 9.15, each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:
     (a) all Receivables;
     (b) all Equipment;
     (c) all Inventory;
     (d) all Pledged Stock;
     (e) all books and records pertaining to the Collateral; and

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     (f) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.
     Notwithstanding the limitation on the inclusions of Foreign Subsidiary Voting Stock in the definition of Pledged Stock, the remaining 35% of the outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary Borrower shall be pledged and subject to a grant of a security interest therein subject to this Section 4; provided that such pledge and grant shall only secure the obligations of such Foreign Subsidiary Borrower in its capacity as such under the Credit Agreement; provided further, that notwithstanding any of the other provisions set forth in this Section 4, this Agreement shall not constitute a grant of a security interest in any property to the extent that such grant of a security interest is prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Pledged Stock, any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law.
     SECTION 5. REPRESENTATIONS AND WARRANTIES
     To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower and each Subsidiary Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that other than during any Unsecured Period:
     5.1. Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement.
     5.2. Perfected First Priority Liens. The security interests granted pursuant to this Agreement will constitute valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor (other than Inventory sold by such Grantor in the ordinary course of business and except as otherwise permitted by the Credit Agreement), to the extent that perfection or enforceability against third parties is obtainable by completion of the filings and other actions set forth on Schedule 3 or any similar filings or other actions in other jurisdictions in the United States of America and are prior to all other Liens on the Collateral which have priority over the Liens on the Collateral by operation of law and other Liens on the Collateral permitted by the Credit Agreement.
     5.3. Jurisdiction of Organization. On the Closing Date, such Grantor’s jurisdiction of organization and identification number from the jurisdiction of organization (if any) are set forth on Schedule 3. Such Grantor has furnished to the Administrative Agent a certified charter, certificate of

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incorporation or other organizational document and good standing certificate as of a date which is recent to the Closing Date.
     5.4. Domestic Subsidiaries. On the Closing Date, Schedule 4 sets forth a true and complete list of the Domestic Subsidiaries.
     5.5. Pledged Stock.
     (a) The shares of the Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock, if less, 65% of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer.
     (b) All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.
     (c) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Pledged Stock pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and except as permitted under subsection 7.1 of the Credit Agreement.
     5.6. Receivables. During any Full Security Period,
     (a) None of the obligors on any Receivables is a Governmental Authority.
     (b) The amounts represented by such Grantor to the Lenders from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate in all material respects.
     SECTION 6. COVENANTS
     Each Grantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until the Obligations shall have been paid in full, no Letter of Credit shall be outstanding and the Commitments and Loans shall have terminated, other than during any Unsecured Period,
     6.1. Delivery of Certificated Securities. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Certificated Security, such Certificated Security shall be immediately delivered to the Administrative Agent, duly indorsed (including by delivery of related stock powers) in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.
     6.2. Maintenance of Insurance. During any Full Security Period,
     (a) Such Grantor will maintain, with financially sound and reputable companies, insurance policies (i) insuring the Inventory and Equipment against loss by fire, explosion, theft and such other casualties as may be reasonably satisfactory to the Administrative Agent and (ii) to the extent requested by the Administrative Agent, insuring such Grantor, the Administrative Agent and the Lenders against liability for personal injury and property damage relating to such Inventory and Equipment, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent and the Lenders.

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     (b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (ii) name the Administrative Agent as insured party or loss payee, (iii) if reasonably requested by the Administrative Agent, include a breach of warranty clause and (iv) be reasonably satisfactory in all other respects to the Administrative Agent.
     (c) The Borrower shall deliver to the Administrative Agent and the Lenders a report of a reputable insurance broker with respect to such insurance substantially concurrently with each delivery of the Borrower’s audited annual financial statements and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.
     6.3. Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.
     6.4. Maintenance of Perfected Security Interest; Further Documentation. Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 5.2 and shall defend such security interest against the claims and demands of all Persons whomsoever.
     6.5. Notices. Such Grantor will advise the Administrative Agent and the Lenders promptly, in reasonable detail, of:
     (a) any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; and
     (b) of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.
     (c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Pledged Stock and any other relevant Collateral, taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.
     6.6. Pledged Stock
     (a) If such Grantor shall become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection

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with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer which is a direct or indirect Domestic Subsidiary of such Grantor and which is Pledged Stock, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the Lenders, hold the same in trust for the Administrative Agent and the Lenders and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed (including by delivery of related stock or bond powers) by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for such Grantor’s Obligations. Any sums paid upon or in respect of the Collateral upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the applicable Grantor’s Obligations, and in case any distribution of capital shall be made on or in respect of the Collateral or any property shall be distributed upon or with respect to the Collateral pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for such Obligations except to the extent permitted under Subsection 6.3. If any sums of money or property so paid or distributed in respect of the Collateral shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Lenders, segregated from other funds of such Grantor, as additional collateral security for the Obligations.
     Without the prior written consent of the Administrative Agent or unless permitted by the Credit Agreement, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of any Issuer, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Collateral (except pursuant to a transaction permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Collateral, or any interest therein, except for the security interests created by this Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Collateral.
     In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Stock issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 6.4(a) with respect to the Pledged Stock issued by it and (iii) the terms of Sections 7.3(c) and 7.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 7.3(c) or 7.7 with respect to the Pledged Stock issued by it.
     6.7. Receivables. During any Full Security Period,
     (a) Other than in the ordinary course of business consistent with its past practice, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could materially adversely affect the value thereof.

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     (b) Such Grantor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables.
     (c) Anything contained in this Agreement to the contrary notwithstanding, the Grantors, or any of them, shall have the right to enter into one or more Receivables Purchase Facilities, as contemplated by the Credit Agreement, and the Administrative Agent shall execute any and all documents reasonably necessary to release its security interest in the Receivables which become Sold Receivables upon the consummation of such Receivables Purchase Facility(ies).
     SECTION 7. REMEDIAL PROVISIONS
     7.1. Certain Matters Relating to Receivables. During any Full Security Period,
     (a) The Administrative Agent shall have the right after the occurrence and during the continuance of an Event of Default to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications. At any time and from time to time, after the occurrence and during the continuance of an Event of Default, upon the Administrative Agent’s request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.
     (b) The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Lenders only as provided in Section 7.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.
     (c) At the Administrative Agent’s request, after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.
     7.2. Communications with Obligors; Grantors Remain Liable. During any Full Security Period,
     (a) The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables.

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     (b) Upon the written request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on its Receivables that the Receivables have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.
     (c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of its Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
     7.3. Pledged Stock
     (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 7.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Credit Agreement, to pay and declare dividends to the extent permitted by the Credit Agreement and to exercise all voting and corporate rights with respect to the Pledged Stock; provided, however, that no vote shall be cast or corporate right exercised or other action taken which, in the Administrative Agent’s reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.
     (b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give written notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Stock and make application thereof to the Obligations in such order as the Administrative Agent may determine, and (ii) any or all of the Pledged Stock shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Stock at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Stock as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Pledged Stock, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

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     (c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Stock pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Stock directly to the Administrative Agent.
     7.4. Proceeds to be Turned Over To Administrative Agent. If an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Lenders) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 7.7.
     7.5. Application of Proceeds. At such intervals as may be agreed upon by the Borrower and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order:
     First, to pay incurred and unpaid fees and expenses of the Administrative Agent under the Loan Documents;
     Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Lenders;
     Third, to the Administrative Agent, for application by it towards prepayment of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then held by the Lenders; and
     Fourth, any balance remaining after the Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have been terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.
     7.6. Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof,

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and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 7.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.
     7.7. Registration Rights
     (a) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 7.6, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.
     (b) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may

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result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.
     (c) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 7.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 7.7 will cause irreparable injury to the Administrative Agent and the Lenders, that the Administrative Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 7.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.
     7.8. Deficiency. Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Lender to collect such deficiency.
     SECTION 8. THE ADMINISTRATIVE AGENT
     8.1. Administrative Agent’s Appointment as Attorney-in-Fact, etc
     (a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:
     (i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;
     (ii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;
     (iii) execute, in connection with any sale provided for in Section 7.6 or 7.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

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     (iv) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (1) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (2) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (3) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (4) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (5) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; and (6) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Lenders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
     Anything in this Section 8.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 8.1(a) unless an Event of Default shall have occurred and be continuing.
     (b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.
     (c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 8.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.
     (d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.
     8.2. Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Lenders hereunder are solely to protect the Administrative Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers. The Administrative Agent and the

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Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
     8.3. Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement solely with respect to the Collateral made prior to the Closing Date. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.
     8.4. Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
     SECTION 9. MISCELLANEOUS
     9.1. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with subsection 10.1 of the Credit Agreement.
     9.2. Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in subsection 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.
     9.3. No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

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          9.4. Enforcement Expenses; Indemnification
          (a) Each Guarantor agrees to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in collecting against such Guarantor under the guarantees contained in Section 2 or 3, as applicable, or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent.
          (b) Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.
          (c) Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to subsection 10.5 of the Credit Agreement.
          (d) The agreements in this Section 9.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.
          9.5. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.
          9.6. Set-Off. Each Grantor hereby irrevocably authorizes the Administrative Agent and each Lender at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Administrative Agent or such Lender may elect, against and on account of the obligations and liabilities of such Grantor to the Administrative Agent or such Lender hereunder and claims of every nature and description of the Administrative Agent or such Lender against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify such Grantor promptly of any such set-off and the application made by the Administrative Agent or such Lender of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this Section 9.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

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          9.7. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
          9.8. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          9.9. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
          9.10. Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.
          9.11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          9.12. Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:
          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
          9.13. Acknowledgments. Each Grantor hereby acknowledges that:

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          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
          (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.
          9.14. Additional Grantors. Each Domestic Subsidiary Borrower that is required to become a party to this Agreement pursuant to subsection 10.1(b) of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Domestic Subsidiary Borrower of an Assumption Agreement in the form of Annex 1 hereto.
          9.15. Releases; Reinstatement.
          (a) At such time as the Loans, the Reimbursement Obligations and the other Obligations shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.
          (b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.
          (c) At such time as the Specified Ratings shall be in effect, the Borrower shall have the right by written notice to the Administrative Agent to require all Collateral be released from any security interest created hereby. On any such date (a “Ratings Release Date”), all rights to the Collateral shall transfer and revert to the Borrower and the Guarantors (the period from and after any such date (and prior to a reinstatement required pursuant to Section 9.15(e) or (f)), an “Unsecured Period”). On any such Ratings Release Date, the Grantors shall be authorized and the Administrative Agent hereby authorizes each Grantor, to prepare and record UCC termination statements with respect to any financing statements recorded by the Administrative Agent hereunder. At the request and sole expense of the Borrower

26

following a Ratings Release Date, the Administrative Agent shall deliver to the Borrower any Collateral (including certificates representing the Pledged Stock) held by the Administrative Agent hereunder, and execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination.
          (d) At such date as the Leverage Ratio shall have been equal to or less than 2.50 to 1.00 for a period of four consecutive fiscal quarters, the Borrower shall have the right by written notice to the Administrative Agent to require that all Collateral other than Pledged Stock be released from any security interest created hereby. On any such date (a “Leverage Release Date”), all rights to such Collateral shall transfer and revert to the Borrower and the Guarantors (the period from an after any such date (and prior to a reinstatement required pursuant to Section 9.15(f)), a “Capital Stock Security Period”). On or after any such Leverage Release Date, the Grantors shall be authorized and the Administrative Agent hereby authorizes each Grantor, to prepare and record UCC amendments with respect to any financing statements recorded by the Administrative Agent hereunder to reflect the release of all Collateral other than Pledged Stock. At the request and sole expense of the Borrower following a Leverage Release Date, the Administrative Agent shall deliver to the Borrower any Collateral (other than certificates representing Pledged Stock) held by the Administrative Agent hereunder, and execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination.
          (e) Notwithstanding clause (c) of this Section 9.15, in the event that the Specified Ratings shall no longer be in effect as a result of a ratings downgrade by either S&P or Moody’s at any time during an Unsecured Period, the Collateral shall be reinstated in full within sixty days of such event, along with any necessary UCC filings, modifications to the Schedules hereto and such other actions requested by the Administrative Agent as are reasonably necessary to grant a first priority perfected security interest (subject to Liens otherwise permitted by this Agreement and the Credit Agreement) in such Collateral; provided that if at such time the Borrower would be permitted to seek a release of all Collateral other than Pledged Stock in accordance with clause (d) of this Section 9.15, such reinstatement requirement shall apply only to Pledged Stock.
          (f) Notwithstanding clause (d) of this Section 9.15, in the event that the Leverage Ratio as at the end of any fiscal quarter of the Borrower shall be in excess of 2.50 to 1.00 at any time during a Capital Stock Security Period and the Specified Ratings shall not then be in effect, the Required Lenders may, upon written notice by the Administrative Agent to the Borrower, require that all Collateral be reinstated in full within sixty days of such notice, along with any necessary UCC filings, modifications to the Schedules hereto and such other actions as are reasonably necessary to grant a first priority (subject to Liens permitted by this Agreement and the Credit Agreement) perfected security interest in such Collateral.
          9.16. Conflict of Laws. Notwithstanding anything to the contrary herein, in the event that any provision of any pledge, charge or foreign equivalent executed by any Foreign Subsidiary and governed by the laws of the applicable foreign jurisdiction is inconsistent with any corresponding provision in this Agreement, the provision in such pledge, charge or foreign equivalent shall govern.
          9.17. WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, each of the undersigned has caused this Amended and Restated Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

JPMORGAN CHASE BANK, N.A.
By:

Name:
Title:
THE SCOTTS MIRACLE-GRO COMPANY
By:

Name:
Title:
[NAME OF GRANTOR]
By:

Name:
Title:

ACKNOWLEDGMENT AND CONSENT
          The undersigned hereby acknowledges receipt of a copy of the Amended and Restated Guarantee and Collateral Agreement dated as of February 7, 2007 (the “Agreement”), made by the Grantors parties thereto in favor of JPMorgan Chase Bank, N.A., as Administrative Agent. The undersigned agrees for the benefit of the Administrative Agent and the Secured Parties as follows:
     SECTION 1. The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.
     SECTION 2. The undersigned will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 6.6(a) of the Agreement.
     SECTION 3. The terms of Sections 7.3(c) and 7.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 7.3(c) or 7.7 of the Agreement.

[NAME OF ISSUER]
By:
Name:
Title:

Address for Notices:

Fax:

Annex 1 to
Amended and Restated Guarantee and Collateral Agreement
          ASSUMPTION AGREEMENT, dated as of                                         , 20___, made by                                                             , a                      corporation (the “Additional Grantor”), in favor of JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.
W I T N E S S E T H :
          WHEREAS, The Scotts Miracle-Gro Company, an Ohio corporation (the “Borrower”), the Subsidiary Borrowers, the Lenders, the Administrative Agent, the Documentation Agent and the Syndication Agent have entered into a Amended and Restated Credit Agreement, dated as of [                    ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);
          WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the Amended and Restated Guarantee and Collateral Agreement, dated as of [                    ] (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the ratable benefit of the Secured Parties;
          WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and
          WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;
          NOW, THEREFORE, IT IS AGREED:
          1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 9.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 5 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.
          2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
[Remainder of page intentionally left blank]

2

          IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]
By:
Name:
Title:

EXHIBIT C
FORM OF SWING LINE LOAN PARTICIPATION CERTIFICATE
[Letterhead of JPMorgan Chase Bank, N.A.]
[Name of Lender]
[Address of Lender]
Dear Sirs:
Pursuant to subsection 2.6(c) of the Amended and Restated Credit Agreement, dated as of February [___], 2007 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), by and among The Scotts Miracle-Gro Company, an Ohio corporation (the “Borrower”), the Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the several banks and other financial institutions from time to time parties thereto (the “Lenders”), the Syndication Agent and the Documentation Agents named therein, and JPMorgan Chase Bank, N.A. as agent for the Lenders thereunder (in such capacity, the “Administrative Agent”), the undersigned hereby acknowledges receipt from you on the date hereof of [AMOUNT IN WORDS] DOLLARS [OR DOLLAR EQUIVALENT] AND [AMOUNT IN WORDS] CENTS ($                    ) as payment for a participating interest in the following Swing Line Loan:

Date of Swing Line Loan:

Principal Amount of Swing Line Loan:

Facility to which Swing Line Loan Will Be Applied:

Very truly yours,
[NAME OF SWING LINE LENDER]

By:
Name:
Title:

EXHIBIT D
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
          Reference is made to the Loan(s) held by the undersigned pursuant to the Amended and Restated Credit Agreement, dated as of February [___], 2007 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), by and among The Scotts Miracle-Gro Company, an Ohio corporation (the “Borrower”), the Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the several banks and other financial institutions from time to time parties thereto (the “Lenders”), the Syndication Agent and the Documentation Agents named therein, and JPMorgan Chase Bank, N.A. as agent for the Lenders thereunder (in such capacity, the “Administrative Agent”). The undersigned hereby certifies under penalty of perjury that:
     (1) The undersigned is the beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) registered in its name;
     (2) The income from the Loan(s) held by the undersigned is not effectively connected with the conduct of a trade or business within the United States;
     (3) The undersigned is not a bank (as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”)), is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or any qualification for any exemption from any tax, securities law or other legal requirements;
     (4) The undersigned is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; and
     (5) The undersigned is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

2

     We have furnished you with a certificate of our non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8ECI. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall so inform the Borrower (for the benefit of each of the Borrower, the Subsidiary Borrowers and the Administrative Agent) in writing within thirty days of such change and (2) the undersigned shall furnish the Borrower (for the benefit of each of the Borrower, the Subsidiary Borrowers and the Administrative Agent) a properly completed and currently effective certificate in either the calendar year in which payment is to be made by any of the Subsidiary Borrowers to the undersigned, or in either of the two calendar years preceding such payment.
          Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

[Address]

Dated:                     , 200_

EXHIBIT E
FORM OF INCREMENTAL COMMITMENT SUPPLEMENT
     SUPPLEMENT, dated                      to the Amended and Restated Credit Agreement, dated as of February [___], 2007 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), by and among The Scotts Miracle-Gro Company, an Ohio corporation (the “Borrower”), the Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the several banks and other financial institutions from time to time parties thereto (the “Lenders”), the Syndication Agent and the Documentation Agents named therein, and JPMorgan Chase Bank, N.A. as agent for the Lenders thereunder (in such capacity, the “Administrative Agent”).
W I T N E S S E T H :
     WHEREAS, the Credit Agreement provides in subsection 2.27(a) thereof that any Lender to which commitment additions or increases are offered may (i) add one or more additional tranches of term loans or (ii) have one or more increases in the amount of its Revolving Credit Commitments in respect of each or any of the Commitments by executing and delivering to the Borrower, the Regular Subsidiary Borrowers and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and
WHEREAS, the undersigned now desires [DESCRIBE] under the Credit Agreement;
     NOW, THEREFORE, the undersigned hereby agrees as follows:
     1. The undersigned agrees, subject to the terms and conditions of the Credit Agreement, that on the date this Supplement is accepted by the Borrower, the Regular Subsidiary Borrowers and the Administrative Agent it shall have its:
     [tranches of term loans increased by ___thereby making the amount of its term loan tranches ___in respect of [FACILITY]; ]1
     [Revolving Credit Commitment increased by $                     [or Dollar equivalent] thereby making the amount of its Revolving Credit Commitment $                     [or Dollar equivalent] in respect of [FACILITY].]2
     2. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

[1]	Include if adding tranches of term loans.

[2]	Included if increasing Revolving Credit Commitment.

2

     IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF LENDER]
By:
Name:
Title:

3

Accepted this ___ day of
                    , ___.

THE SCOTTS MIRACLE-GRO COMPANY
By:
Name:
Title:

[REGULAR SUBSIDIARY BORROWER]
By:
Name:
Title

4

Accepted this ___ day of
                    , 200___.

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:

EXHIBIT F
FORM OF FOREIGN PLEDGE AGREEMENT ACKNOWLEDGMENT AND CONFIRMATION
     FOREIGN PLEDGE AGREEMENT ACKNOWLEDGMENT AND CONFIRMATION, dated as of February [___], 2007 (this “Acknowledgment”), to:
               (1) Foreign Pledge Agreements (the “Foreign Pledge Agreements”)
W I T N E S S E T H :
          WHEREAS, the Borrower, certain subsidiary borrowers, certain Lenders and other banks and financial institutions and JPMorgan Chase Bank, as Administrative Agent are parties to the Revolving Credit Agreement, dated as of July 21, 2005 (as amended, supplemented, amended and restated or otherwise modified prior to the date hereof, the “Credit Agreement”) and concurrently with the execution of this Acknowledgment, the Borrower, the Subsidiary Borrowers, the Lenders and the Administrative Agent will enter into an amendment and restatement of the Credit Agreement (the “Amendment and Restatement”).
          WHEREAS, each of the parties to the Foreign Pledge Agreements listed on Schedule 1 hereto wishes to acknowledge and confirm that its obligations and its Liens and security interests created under such Foreign Pledge Agreements continue in full force and effect, unimpaired and undischarged, as provided herein;
          [WHEREAS, it is a condition precedent to the effectiveness of the Amendment and Restatement that the parties hereto shall have executed this Acknowledgment to the Administrative Agent for the benefit of the Lenders.][DISCUSS TIMING]
          NOW, THEREFORE, in consideration of the premises contained herein and to induce the Administrative Agent and the Lenders to amend and restate the Credit Agreement pursuant to the Amendment and Restatement and to induce the Lenders to make and continue extensions of credit under the Amendment and Restatement, each of the signatories hereto hereby agrees with the Administrative Agent, for the benefit of the Lenders, as follows:
     1. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings assigned to them in the Amendment and Restatement and the other Loan Documents.
     2. References to the Credit Agreement in the Foreign Pledge Agreements shall be references to the Amendment and Restatement.
     3. Each signatory hereto consents to the execution, delivery and performance of the Amendment and Restatement in accordance with its terms.

     4. Each signatory hereto hereby agrees, with respect to each Foreign Pledge Agreement to which it is a party, that to the extent permitted by applicable law:
(a) all of its obligations, liabilities and indebtedness under such Foreign Pledge Agreement shall remain in full force and effect on a continuous basis after giving effect to the Amendment and Restatement and this Acknowledgment and its guarantee of the obligations, liabilities and indebtedness of the other Loan Parties under the Credit Agreement (or any predecessor agreement) shall extend to and cover the Term Loans and Revolving Extensions of Credit made under the Amendment and Restatement (including the annexes thereto) and interest thereon and fees and expenses and other obligations in respect thereof and in respect of commitments related thereto; and
(b) all of the Liens and security interests created and arising under such Foreign Pledge Agreement remain in full force and effect on a continuous basis, and the perfected status and priority of each such Lien and security interest continues in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, after giving effect to the Amendment and Restatement, as collateral security for its obligations, liabilities and indebtedness under the Amendment and Restatement (including the annexes thereto) and under its guarantees in the Foreign Pledge Agreement.
     5. Each Signatory hereto agrees that the provisions of Section 9.15 of the Amended and Restated Guarantee and Collateral Agreement, as such provisions relate to the release and/or subsequent reinstatement of security interests in Pledged Stock, shall apply in each case to the shares of Capital Stock pledged under each Foreign Pledge Agreement.
     6. Each signatory hereto agrees that it shall take any action reasonably requested by the Administrative Agent in order to confirm or effect the intent of this Acknowledgment.
     7. THIS ACKNOWLEDGMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     8. This Acknowledgment may be executed by one or more of the parties hereto on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have caused this Acknowledgment to be executed and delivered by a duly authorized officer on the date first above written.

Schedule 1
Foreign Pledge Agreements

Exhibit G
February 7, 2007
JPMorgan Chase Bank, N.A., as Administrative Agent
270 Park Avenue
New York, New York 10017
and
Each of the Lenders that are parties to
the Credit Agreement (hereinafter defined)
as of the date hereof
     Ladies and Gentlemen:
     We have acted as special counsel to The Scotts Miracle-Gro Company, an Ohio corporation (“SMG”), and certain domestic subsidiaries of SMG listed in Annex A attached hereto (each a “Subsidiary” or, collectively, the “Subsidiaries”), in connection with the transactions contemplated by the Amended and Restated Credit Agreement, dated as of February 7, 2007 (the “Credit Agreement”), among SMG, certain of its Domestic Subsidiaries and Foreign Subsidiaries, including the following eight Subsidiaries: Hyponex Corporation, a Delaware corporation, Scotts Temecula Operations, LLC, a Delaware limited liability company, Scotts Manufacturing Company, a Delaware corporation, EG Systems, Inc., an Indiana corporation, Smith & Hawken, Ltd., a Delaware corporation, The Scotts Company LLC, an Ohio limited liability company, SMG Growing Media, Inc., an Ohio corporation, and Gutwein & Co., Inc., an Indiana corporation (each individually, a “Subsidiary Borrower” and together with SMG, collectively, the “Borrowers”), the lenders parties thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), and the Syndication Agents and Documentation Agents named therein. The remaining Subsidiaries, together with the Subsidiary Borrowers and the Borrower, are executing and delivering the Amended and Restated Guarantee and Collateral Agreement, dated as of February 7, 2007, in favor of the Administrative Agent for the benefit of the Lenders (the “Guarantee and Collateral Agreement”).
     The opinions expressed below are furnished to you pursuant to Section 5.1(e)(i) of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
     Uncapitalized terms used herein that are defined in Articles 8 and 9 (and other Articles made applicable thereby) of the Uniform Commercial Code (the “Code”) as enacted in the State

February 7, 2007

of Ohio (the “Ohio UCC”), Chapters 1308 and 1309 of the Revised Code of Ohio (“R.C.”) have the meanings specified in the Ohio UCC, unless otherwise defined herein.
     In arriving at the opinions expressed below, we have examined an original or certified, conformed or reproduction copy form identified to our satisfaction, and, with respect to the terms set forth in clause (d) below, have relied upon the accuracy of, without independent verification or investigation:
     (a) the Credit Agreement and the Guarantee and Collateral Agreement (each Borrower or Subsidiary party to the Guarantee and Collateral Agreement, a “Grantor”); all of the foregoing referred to hereinafter as the “Documents”;
     (b) documents and records of SMG and each of the Subsidiaries consisting of their respective (i) Articles of Incorporation, Certificate of Incorporation, Certificate of Formation or Articles of Organization, (ii) Code of Regulations, By-laws, Limited Liability Company Agreement or Operating Agreement, and (iii) certified copies of the resolutions adopted by their Boards of Directors, sole manager or sole member, and such other corporate or limited liability company documents, proceedings and records as we have deemed necessary or appropriate for purposes of this opinion (collectively, the “Company Legislation”);
     (c) unfiled copies of the financing statements listed on Annex B hereto (collectively, the “Financing Statements”), naming the Grantors indicated on such Annex B as debtors and the Administrative Agent as secured party; we understand such Financing Statements will be filed in the offices listed on Annex B (collectively, the “Filing Offices”);
     (d) certificate of an officer or officers of SMG and the Subsidiaries, and statements of other representatives of SMG and the Subsidiaries, as to certain factual matters, and a certificate of officers of SMG and the Subsidiaries as to the incumbency of the officer(s) of SMG and the Subsidiaries authorized to sign the Documents;
     (e) certificates from the Secretary of State of the state shown next to the name of each of SMG and the Subsidiaries listed on Annex C attached hereto, dated the date indicated, with respect to the good standing or full force and effect, as applicable, of each of SMG and the Subsidiaries; and
     (f) such authorities of law as we have deemed relevant as a basis for the opinions expressed herein.
     With respect to each document examined we have assumed, as to all parties thereto except, with respect to the matters referenced in clauses (a), (b), (c), and (d) of this paragraph, as to SMG and the Subsidiaries, (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, forms or drafts, and the authenticity of such originals of such latter documents; (b) the due completion, execution, and acknowledgment as indicated thereon and delivery of all Documents; (c) that each of such parties has the requisite

February 7, 2007

power and authority to execute and deliver the Documents to which it is a party and all other documents and instruments contemplated thereby, and to perform its obligations thereunder, and that all such actions have been duly and validly authorized by all necessary proceedings on the part of such parties; (d) that the Documents constitute the legal, valid and binding obligations of such parties thereto, enforceable against each of such parties in accordance with their respective terms; (e) that each of the Documents is supported by adequate consideration; and (f) that the laws of any jurisdiction other than the United States, the State of Ohio, the General Corporation Law of the State of Delaware or the Limited Liability Company Act of the State of Delaware that may govern any of the Documents or the Company Legislation are not inconsistent with the laws of the State of Ohio, the General Corporation Law of the State of Delaware or the Limited Liability Company Act of the State of Delaware in any manner material to this opinion.
     We have also assumed that (a) each Grantor has, or has the power to transfer, rights in that portion of the Collateral for which it is granting a security interest consistent with and sufficient for the purposes of R.C. Section 1309.203, and the description of such personal property in the Guarantee and Collateral Agreement reasonably identifies the personal property subject to the security interest granted therein; (b) that the Financing Statements contain the correct name of the Administrative Agent or a representative of the Administrative Agent; and (c) none of the Collateral described in the Guarantee and Collateral Agreement is (i) timber to be cut, minerals or the like or as-extracted collateral or (ii) consumer goods.
     As to all matters of fact which are material to our opinion, we have relied, without any independent due diligence or other investigation, upon the truth and accuracy of the representations, warranties and recitals of fact (as opposed to conclusions of law) made or set forth in the Documents, but we have no knowledge that any such statements are inaccurate or incomplete.
     To the extent the Documents are governed by the internal laws of New York, we have assumed that each of the Documents constitutes the legal, valid and binding obligation of each party thereto other than SMG and the Subsidiaries, enforceable against each such other party in accordance with its respective terms under the internal laws of the State of New York and under the internal laws of the jurisdiction of incorporation or formation of each such other party.
     As used herein, the phrase “all necessary company action” means, with respect to SMG and the Subsidiaries, all necessary corporate or limited liability company action of SMG and the Subsidiaries under their respective Company Legislation and the corporation law or limited liability company law of their respective states of incorporation, formation, or organization. As used herein, the phrase “power and authority” means, with respect to SMG and the Subsidiaries, power and authority under their respective Company Legislation and the corporation law or limited liability company law of their respective states of incorporation, formation or organization. For purposes of the definitions in this paragraph, with respect to any Subsidiary not incorporated or formed in Ohio or Delaware, we have assumed that the corporation or limited liability company law of each such Subsidiary’s state of incorporation, formation or organization is not different from the General Corporation Law of the State of Ohio, the General Corporation Law of the State of Delaware, or the Delaware Limited Liability Company Act in any manner material to this opinion.

February 7, 2007

     Based upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof (or as of the date of any certificate stated to have been relied on by us), we are of the opinion that:
     1. Each of SMG and the Subsidiaries (a) is duly incorporated or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) has the power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged.
     2. Each of the Borrowers has the power and authority to make, deliver and perform its obligations under the Documents to which it is a party and to borrow under the Credit Agreement and each of the Grantors has the power and authority to grant the security interests to be granted by it pursuant to the Guarantee and Collateral Agreement. Each of the Borrowers has taken all necessary company action to authorize the execution, delivery and performance of the Credit Agreement and each of the Grantors has taken all necessary company action to authorize the execution, delivery and performance of the Guarantee and Collateral Agreement. No consent or authorization of, approval by, notice to, filing with or other act by or in respect of, any Governmental Authority or, to our knowledge, any other Person is required in connection with the borrowings under the Credit Agreement, the execution, delivery, performance, validity or enforceability of the Documents, or the granting of any security interests under the Guarantee and Collateral Agreement (except filings related to the perfection of such security interests), except for such consents and approvals as have already been obtained.
     3. The Credit Agreement has been duly executed and delivered on behalf of the Borrowers and constitutes a legal, valid and binding obligation of the Borrowers, enforceable against the Borrowers in accordance with its terms. The Guarantee and Collateral Agreement has been duly executed and delivered on behalf of the Grantors and constitutes a legal, valid and binding obligation of the Grantors, enforceable against the Grantors in accordance with its terms.
     4. The execution and delivery of the Documents to which it is a party by each of the Borrowers and Grantors, the performance by each of the Borrowers and Grantors of its obligations thereunder, the consummation of the transactions contemplated thereby by the Borrowers and Grantors, the compliance by each of the Borrowers and Grantors with any of the provisions thereof as contemplated thereby, the compliance by each of the Borrowers and Grantors with any of the provisions thereof as contemplated as of the date hereof, the borrowings under the Credit Agreement and the use of proceeds thereof in compliance with the terms of the Credit Agreement, all as provided therein, (a) will not violate, or constitute a material default under any Requirement of Law applicable to corporations for profit or limited liability companies generally, or to our knowledge, any material Contractual Obligation of any of the Borrowers or Grantors and (b) will not result in, or require, the creation or imposition of any Lien on any of the properties or revenues of any of the Borrowers or Grantors, except as described in this opinion and as described in the Documents.
     5. None of SMG or the Subsidiaries is (a) an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act

February 7, 2007

of 1940, as amended, or (b) a “holding company” as defined in, or otherwise subject to regulation under, the Public Utility Holding Company Act of 1935.
     6. To our knowledge, except as set forth on Schedule 4.5 and Schedule 4.17 to the Credit Agreement, no litigation, investigation or proceeding of or before, any arbitrator or Governmental Authority is pending or threatened by or against any of the Borrowers or Grantors or against any of their respective properties or revenues (a) with respect to any of the Documents or any of the transactions contemplated thereby, or (b) which would have a Material Adverse Effect.
     7. To our knowledge, none of the Borrowers or Grantors is in default under or with respect to any Contractual Obligation in any respect which could reasonably be expected to have a Material Adverse Effect.
     8. If the Guarantee and Collateral Agreement were stated to be governed by and construed in accordance with the laws of the State of Ohio, (a) it will be effective to attach a security interest in favor of the Administrative Agent under the Ohio UCC to the Collateral and (b) the perfection of the Administrative Agent’s security interests in the Collateral (i) will, as a general matter, and except as otherwise provided in Sections 1309.301 through 1309.307 of the Ohio UCC, be governed by the local law of the jurisdiction in which the applicable Grantor is located (which in the case of a registered organization is the state under the laws of which such registered organization is organized) and (ii) which constitute certificated securities will be governed by the local law of the jurisdiction in which the certificated securities are located (except as to perfection by filing, which is governed by the laws referred to in clause (b)(i) of this paragraph) as specified in Section 1309.305(A)(1) of the Ohio UCC.
     9. Under the principles described in paragraph 8(b)(i) above, the perfection of the Administrative Agent’s security interest in the Collateral (except as to perfection by possession of certificated securities as described in paragraph 10 below) is governed by the laws of the states of organization of each Grantor, as set forth on Annex C attached hereto. We are licensed to practice law only in the State of Ohio, and do not practice law in any of such other jurisdictions, and express no opinions as to such laws; however, we have reviewed the text of the relevant provisions of Articles 8 and 9 of the Uniform Commercial Code, as enacted in such states (each a “Jurisdiction of Organization Code”) as displayed on Westlaw on February ___, 2007, but without regard to the filing rules or the decisional or other law of such states. We confirm that, upon communication of the Financing Statements and tender of the applicable filing fee or acceptance of the Financing Statements in or by the Filing Offices in accordance with the provisions of each applicable Jurisdiction of Organization Code, the security interests created by the Guarantee and Collateral Agreement in such Collateral described in each such Financing Statement will be perfected to the extent a security interest can be perfected in the Collateral by the filing of a financing statement in that office.
     10. We understand that the stock or share certificates listed on Annex D attached hereto and evidencing the shares of Capital Stock of each of the Subsidiaries other than The Scotts Company LLC and Scotts Temecula Operations, LLC (collectively, the “Stock Certificates”) are to be held by the Administrative Agent in the States of New York and/or Texas. We have reviewed the text of the relevant provisions of Articles 8 and 9 of the Uniform

February 7, 2007

Commercial Code, as enacted in the States of New York and Texas (the “New York/Texas Codes”) as displayed on Westlaw on February ___, 2007, but without regard to the decisional or other law of the States of New York and Texas. We confirm that, assuming that the Administrative Agent has taken and retained possession of the Stock Certificates in either the State of New York or the State of Texas, duly indorsed to the Administrative Agent or in blank, any security interest of the Administrative Agent in the Stock Certificates which has attached is a perfected security interest in the Capital Stock evidenced thereby under the New York/Texas Codes, as applicable.
     The opinions expressed above are subject to the following additional qualifications:
     (a) Our opinions are subject to the limitations, if any, of Title 11, U.S.C., as amended, and of any applicable insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by principles of equity. In addition, certain remedial and other provisions of the Documents may be limited by (i) implied covenants of good faith, fair dealing and commercially reasonable conduct; (ii) judicial discretion, in the instance of multiple or equitable remedies; and (iii) by the public policies and laws of the State of Ohio, the General Corporation Law of the State of Delaware, and the Limited Liability Company Act of the State of Delaware to the extent, if any, applicable. Subject to the qualification that we have no knowledge of the extent to which the Administrative Agent and the Lenders consider any of the provisions of the Documents that may be limited by the foregoing to be critical or essential, none of the foregoing limitations will make, in our view, the remedies provided for in the Documents, taken as a whole, inadequate for the practical realization of the benefits of the rights provided or purported to be provided by the Documents.
     (b) We have made no examination of, and express no opinion as to, title to any of the real or personal property interests described in or affected by the Documents, and, accordingly, we express no opinion as to the existence of any liens, encumbrances, security interests or charges thereon, or the validity, and/or perfection of the liens or security interests that may be created, evidenced or effected by any of the Documents, except as set forth in paragraphs 8, 9 and 10. We express no opinion as to the priority of any liens or security interests that may be created, evidenced or affected by any of the Documents. We also express no opinion as to the enforceability against Scotts-Sierra Investments, Inc. of any provisions of the Guarantee and Collateral Agreement relating to, or any liens thereunder relating to, the Capital Stock of non-U.S. subsidiaries of Scotts-Sierra Investments, Inc.
     (c) We have not conducted factual or legal examinations, and accordingly we express no opinion as to (i) federal and state securities laws; (ii) the effect or application, if any, of any laws or regulations (a) concerning or promulgated by environmental agencies or authorities, or (b) industries the operations, financial affairs or profits of which are regulated by the United States of America or the State of Ohio; for example, banks and thrift institutions, (iii) fraudulent dispositions or obligations; (iv) racketeer influenced and corrupt organizations (RICO) statutes; (v) taxes or tax effects; (vi) qualification, registration or filing requirements of the State of Ohio or the State of Delaware; or (vii) any order of any court or other authority, of which we do not have knowledge, directed specifically to any party to any of the Documents.

February 7, 2007

     (d) We express no opinion as to the effect of, and the enforceability of the Documents is subject to the effect of, general principles of equity, including, without limitation, the discretionary nature of specific performance and other equitable remedies, judicial limitations that may be imposed on the availability of equitable remedies, including court decisions and federal and state laws and interpretations thereof. We note that certain other remedial, waiver and other provisions of the Documents may also be limited or rendered invalid by applicable federal or state laws, rules, regulations, court decisions and constitutional requirements in and of the State of Ohio and the United States of America; however, in such cases, there exist adequate remedial provisions for the practical realization of the benefits intended to be conferred thereby. The provisions of the Documents regarding the remedies available to the Administrative Agent and the other Lenders upon default are subject to procedural requirements under applicable laws and regulations.
     (e) We express no opinion as to the enforceability of rights, provisions or interests to the extent, if any, dependent upon the enforceability of (i) waivers of rights of debtors or others which may not be waived or which may be waived only under certain circumstances under applicable law; (ii) provisions of the Documents to the extent held to (a) require the payment of interest on interest, (b) compensate any party in excess of actual loss or reasonable expenses or constitute a penalty, (c) require reimbursement for or indemnity against actions by the Administrative Agent or others taken in violation of duties under the Documents or applicable law or public policy (this exception does not include repayments of the Loans and reimbursements for amounts drawn on Letters of Credit in accordance with the terms of the Documents), (d) require indemnity or reimbursement by a Person for additional costs or expenses where the party reimbursed has incurred such expense by reason in part of the effect of activities with others not party to the Documents and has assigned or allocated the burden of reimbursement unreasonably or arbitrarily, (e) purport to waive or negate in favor of the Administrative Agent or others the effect of notice of Default or Event of Default, if any, which the Administrative Agent or others may have at closing, or (f) include an acceleration clause and a prepayment penalty exercised with respect to the same obligation; or (iii) any provision for the award of attorneys’ fees to an opposing party.
     (f) The foregoing opinions concerning the security interests of the Administrative Agent are subject to the qualifications that we express no opinion as to any situation or transaction excluded from the Ohio Code by virtue of R. C. Section 1309.109.
     (g) To the extent that the Administrative Agent elects to proceed under the Ohio Code, the security interests created by the Guarantee and Collateral Agreement are subject to such limitations, exceptions and rights of purchasers and creditors as are provided for under the provisions of Sections 1309.601 to 1309.628 of the Ohio Code.
     (h) Whenever any matter is indicated to be based on our knowledge, we are referring to the actual knowledge of the Vorys, Sater, Seymour and Pease LLP attorneys who have represented SMG and the Subsidiaries in connection with the transactions contemplated by the Documents. We have relied solely upon the examinations and inquiries recited herein and we have not undertaken any other independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn. Without limiting the generality of the foregoing, we have made no examination of the character,

February 7, 2007

organization, activities, or authority of the Administrative Agent or any of the Lenders which might have any effect upon our opinions as expressed herein, and we have neither examined, nor do we opine upon, any provision or matter to the extent that the examination or opinion would require a financial, mathematical or accounting calculation or determination.
     This opinion is limited to the federal laws of the United States of America, the laws of the State of Ohio, the General Corporation Law of the State of Delaware, and the Limited Liability Company Act of the State of Delaware having effect on the date hereof. Accordingly, we express no opinion as to the laws of any other jurisdiction or as to any time after the date hereof. This opinion is furnished to you solely in connection with the transactions described herein. This opinion may not be used or relied upon by you for any other purpose and may not be relied upon for any purpose by any other Person without our prior written consent; provided, however, that this opinion may be delivered to your regulators, accountants, attorneys and other professional advisers and may be used in connection with any legal or regulatory proceeding relating to the subject matter of this opinion for the purpose of proving this opinion’s existence.
Very truly yours,

VORYS, SATER, SEYMOUR AND PEASE LLP

ANNEX A
SUBSIDIARIES

Subsidiary	State of Incorporation or Formation
1. Scotts-Sierra Horticultural Products Company	California

2. Scotts-Sierra Investments, Inc.	Delaware

3. Scotts Professional Products Co.	Ohio

4. OMS Investments, Inc.	Delaware

5. Miracle-Gro Lawn Products, Inc.	New York

6. Scotts-Sierra Crop Protection Company	California

7. Swiss Farms Products, Inc.	Delaware

8. Sanford Scientific, Inc.	New York

9. Scotts Products Co.	Ohio

10. Smith & Hawken, Ltd.	Delaware

11. Rod McLellan Company	California

12. Hyponex Corporation	Delaware

13. Scotts Temecula Operations, LLC	Delaware

14. Scotts Manufacturing Company	Delaware

15. EG Systems, Inc.	Indiana

16. Smith & Hawken, Ltd.	Delaware

17. The Scotts Company LLC	Ohio

18. SMG Growing Media, Inc.	Ohio

19. Gutwein & Co., Inc.	Indiana

ANNEX B
FINANCING STATEMENTS
1.	UCC-3 Financing Statement Amendment naming The Scotts Miracle-Gro Company as debtor, to be filed with the Ohio Secretary of State and describing the existing UCC-1 Financing Statement.

2.	UCC-3 Financing Statement Amendment naming The Scotts Company LLC as debtor, to be filed with the Ohio Secretary of State and describing the existing UCC-1 Financing Statement.

3.	UCC-3 Financing Statement Amendment naming Scotts Manufacturing Company as debtor, to be filed with the Delaware Secretary of State and describing the existing UCC-1 Financing Statement.

4.	UCC-3 Financing Statement Amendment naming Scotts-Sierra Horticultural Products Company as debtor, to be filed with the California Secretary of State and describing the existing UCC-1 Financing Statement.

5.	UCC-3 Financing Statement Amendment naming OMS Investments, Inc. as debtor, to be filed with the Delaware Secretary of State and describing the existing UCC-1 Financing Statement.

6.	UCC-3 Financing Statement Amendment naming Scotts-Sierra Investments, Inc. as debtor, to be filed with the Delaware Secretary of State and describing the existing UCC-1 Financing Statement.

7.	UCC-3 Financing Statement Amendment naming SMG Growing Media, Inc. as debtor, to be filed with the Ohio Secretary of State and describing the existing UCC-1 Financing Statement.

8.	UCC-1 Financing Statement naming Miracle-Gro Lawn Products, Inc. as debtor and to be filed with the New York Department of State.

9.	UCC-1 Financing Statement naming Hyponex Corporation as debtor and to be filed with the Delaware Department of State.

10.	UCC-1 Financing Statement naming Scotts Products Co. as debtor and to be filed with the Ohio Secretary of State.

11.	UCC-1 Financing Statement naming Scotts Professional Products Co. as debtor and to be filed with the Ohio Secretary of State.

12.	UCC-1 Financing Statement naming Scotts-Sierra Crop Protection Company as debtor and to be filed with the California Secretary of State.

13.	UCC-1 Financing Statement naming EG Systems, Inc. as debtor and to be filed with the Indiana Secretary of State.

14.	UCC-1 Financing Statement naming Swiss Farms Products, Inc. as debtor and to be filed with the Delaware Department of State.

15.	UCC-1 Financing Statement naming Scotts Temecula Operations, LLC as debtor and to be filed with the Delaware Department of State.

16.	UCC-1 Financing Statement naming Smith & Hawken, Ltd. as debtor and to be filed with the Delaware Department of State.

17.	UCC-1 Financing Statement naming Sanford Scientific, Inc. as debtor and to be filed with the New York Department of State.

18.	UCC-1 Financing Statement naming Gutwein & Co., Inc. as debtor and to be filed with the Indiana Secretary of State.

19.	UCC-1 Financing Statement naming Rod McLellan Company as debtor and to be filed with the California Secretary of State.

ANNEX C
GOOD STANDING/FULL FORCE AND EFFECT CERTIFICATES

	Entity Name	State Issuing Certificate	Date of Certificate
1.	The Scotts Miracle-Gro Company, an Ohio corporation	Ohio Secretary of State	1/26/07

2.	The Scotts Company LLC, an Ohio limited liability company	Ohio Secretary of State	1/26/07

3.	EG Systems, Inc., an Indiana corporation	Indiana Secretary of State	1/23/07

4.	Hyponex Corporation, a Delaware corporation	Delaware Secretary of State	1/25/07

5.	OMS Investments, Inc., a Delaware corporation	Delaware Secretary of State	1/25/07

6.	Scotts Temecula Operations, LLC, a Delaware corporation	Delaware Secretary of State	1/25/07

7.	Sanford Scientific, Inc., a New York corporation	New York Department of State	1/22/07

8.	Scotts Manufacturing Company, a Delaware corporation	Delaware Secretary of State	1/25/07

9.	Miracle-Gro Lawn Products, Inc., a New York corporation	New York Department of State	1/22/07

10.	Scotts Products Co., an Ohio corporation	Ohio Secretary of State	1/26/07

11.	Scotts Professional Products Co., an Ohio corporation	Ohio Secretary of State	1/26/07

12.	Scotts-Sierra Horticultural Products Company, a California corporation	California Secretary of State	1/19/07

13.	Scotts-Sierra Crop Protection Company, a California corporation	California Secretary of State	1/19/07

14.	Scotts-Sierra Investments, Inc., a Delaware corporation	Delaware Secretary of State	1/25/07

15.	Smith & Hawken, Ltd., a Delaware corporation	Delaware Secretary of State	1/25/07

16.	Swiss Farms Products, Inc., a Delaware corporation	Delaware Secretary of State	1/25/07

17.	Gutwein & Co., Inc., an Indiana corporation	Indiana Secretary of State	1/23/07

18.	SMG Growing Media, Inc., an Ohio corporation	Ohio Secretary of State	1/26/07

19.	Rod McLellan Company, a California corporation	California Secretary of State	1/19/07

ANNEX D
STOCK OR SHARE CERTIFICATES

			Certificate
Issuer	Owner	Class of Stock	No.	No. of Shares

Scotts Manufacturing Company	The Scotts Company LLC	common shares, $.01 par value	2	1,000

Miracle-Gro Lawn Products, Inc.	Scotts Manufacturing Company	voting common stock, without par value	V14	1,000

	Scotts Manufacturing Company	non-voting common stock, without par value	NV12	999.8

OMS Investments, Inc.	The Scotts Company LLC	common stock, $.01 par value	3	100

Hyponex Corporation	The Scotts Company LLC	common stock, $.01 par value	3	100

Scotts Products Co.	The Scotts Company LLC	common shares, without par value	3	100

Scotts Professional Products Co.	The Scotts Company LLC	common shares, without par value	3	100

Scotts-Sierra Horticultural Products Company	The Scotts Company LLC	Class A voting common shares, $.001 par value	Class A Cert. No. 6	101

	The Scotts Company LLC	Class B non-voting common shares,	Class B Cert. No. 3	1

			Certificate
Issuer	Owner	Class of Stock	No.	No. of Shares
		$.001 par value

Scotts-Sierra Crop Protection Company	Scotts-Sierra Horticultural Products Company	common shares, without par value	2	100

Scotts-Sierra Investments, Inc.	Scotts-Sierra Horticultural Products Company	Class A common stock, without par value	5A	100

	Scotts-Sierra Horticultural Products Company	Class A common stock, without par value	6A	1

	Scotts-Sierra Horticultural Products Company	Class B common stock, without par value	3B	1

Swiss Farms Products, Inc.	The Scotts Company LLC	common stock, without par value	2	100

Smith & Hawken, Ltd.	The Scotts Company LLC	common stock	18	11,652,708

EG Systems, Inc.	The Scotts Company	common stock	29	36,480,458
	LLC

Sanford Scientific, Inc.	The Scotts Company LLC	common stock	8	99

Gutwein & Co., Inc.	The Scotts Miracle-Gro Company	common stock	182	1,000

			Certificate
Issuer	Owner	Class of Stock	No.	No. of Shares
SMG Growing Media, Inc.	The Scotts Miracle-Gro Company	common stock	1	100

Rod McLellan Company	SMG Growing Media, Inc.	common stock	189	100

The Scotts Company LLC	The Scotts Miracle-Gro Company	limited liability company interest (not certificated)	n/a	n/a

Scotts Temecula Operations, LLC	OMS Investments, Inc.	limited liability company interest (not certificated)	n/a	n/a

Exhibit H
[DRAFT]
[DATED 7 FEBRUARY 2007]
[SUBJECT TO INTERNAL REVIEW]

CLIFFORD CHANCE OPINION LETTER
ISSUED IN CONNECTION WITH
THE PROVISION OF TERM
AND REVOLVING CREDIT FACILITIES
TO THE SCOTTS MIRACLE-GRO COMPANY
AND CERTAIN OF ITS SUBSIDIARIES

[7] February 2007
To JPMorgan Chase Bank, N.A. as Administrative Agent and the Lenders (each as defined below)
Dear Sirs
The Scotts Miracle-Gro Company — 2007 Amended and Restated Credit Agreement
We have acted as English legal advisers to The Scotts Miracle-Gro Company (the “Borrower”) in connection with the provision of US$2.15 billion term and revolving credit facilities to the Borrower and certain of its subsidiaries by the Lenders (the “Transaction”).
1.	INTRODUCTION

1.1	English Opinion Documents

The opinions given in this Opinion Letter relate to the following documents entered into in connection with the Transaction (the “Opinion Documents”):
1.1.1	the amended and restated credit agreement dated on or about the date hereof between, inter alia, the Borrower, the subsidiary borrowers from time to time party thereto, the several lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as agent for the Lenders (the “Administrative Agent”) which amends and restates the revolving credit agreement dated 21 July 2005 which is expressed to be governed by the laws of New York (the “Amended and Restated Credit Agreement”);

1.1.2	the deed of confirmation dated on or about the date hereof granted by Scotts Holdings Limited in favour of the Administrative Agent in respect of the English law governed share pledge dated 21 July 2005 over 65 per cent. of its shareholding in O M Scott International Investments Limited;

1.1.3	the deed of confirmation dated on or about the dated hereof granted by Scotts Holdings Limited in favour of the Administrative Agent in respect of the English law governed share pledge dated 21 July 2005 over its entire shareholding in Levington Group Limited;

1.1.4	the deed of confirmation dated on or about the date hereof granted by The Scotts Company (UK) Limited in favour of the Administrative Agent in respect of the English law governed share pledge dated 21 July 2005 over 65 per cent. of its shareholding in The Scotts Company (Manufacturing) Limited;

1.1.5	the deed of confirmation dated on or about the date hereof granted by Levington Group Limited in favour of the Administrative Agent in respect of the English law governed share pledge dated 21 July 2005 over its entire shareholding in The Scotts Company (UK) Limited; and

1.1.6	the deed of confirmation dated on or about the date hereof granted by Scotts-Sierra Investments, Inc. in favour of the Administrative Agent in respect of the English law governed share pledge dated 21 July 2005 over its entire shareholding in Scotts Holdings Limited.
1.2	Defined terms

In this Opinion Letter:
1.2.1	“English Obligor” means each of the companies specified in Schedule 1 (English Obligors);

1.2.2	“English Opinion Documents” means each of the documents listed in paragraphs 1.1.2 to 1.1.6 (inclusive);

1.2.3	“Finance Party” means each of the Administrative Agent and the Lenders;

1.2.4	“Lender” means any person which is a “Lender” under the Amended and Restated Credit Agreement as at the date of this Opinion Letter;

1.2.5	terms defined or given a particular construction in the Amended and Restated Credit Agreement have the same meaning in this Opinion Letter unless a contrary indication appears; and

1.2.6	headings in this Opinion Letter are for ease of reference only and shall not affect its interpretation.
1.3	Legal review

For the purpose of issuing this Opinion Letter we have reviewed only the documents and completed only the searches and enquiries referred to in Schedule 2 (Documents and enquiries) to this Opinion Letter.

1.4	Applicable law

This Opinion Letter and the opinions given in it are governed by English law and relate only to English law as applied by the English courts as at today’s date. We express no opinion in this Opinion Letter on the laws of any other jurisdiction.

1.5	Assumptions and reservations

The opinions given in this Opinion Letter are given on the basis of our understanding of the terms of the Opinion Documents and the assumptions set out in Schedule 3 (Assumptions) and are subject to the reservations set out in Schedule 4 (Reservations) to this Opinion Letter. The opinions given in this Opinion Letter are strictly limited to the matters stated in paragraph 2 (Opinions) and do not extend to any other matters.

2.	OPINIONS

We are of the opinion that:

2.1	Corporate existence
2.1.1	Each of the English Obligors is a company or a body corporate duly incorporated or registered in England and has the capacity and power to enter into each of the Opinion Documents to which it is a party and to exercise its rights and perform its obligations under those Opinion Documents.

2.1.2	All corporate action required to authorise the execution by each English Obligor of each of the Opinion Documents to which it is a party and the exercise by it of its rights and the performance by it of its obligations under those Opinion Documents has been duly taken.
2.2	Due execution

The Amended and Restated Credit Agreement has been duly executed by each of the English Obligors to the extent that English law is applicable.

2.3	Conflict

Neither the execution nor the delivery of any Opinion Document to which it is a party by the English Obligors nor the performance of the obligations of the English Obligors under any Opinion Document to which it is a party conflict with or will conflict with:
2.3.1	any present law or regulation having the force of law in England and applicable to the English Obligors; or

2.3.2	any term of the memorandum and articles of association or constitutive documents of each of the English Obligors.
2.4	Legal, valid, binding and enforceable obligations

The obligations expressed to be assumed by each of the English Obligors in the English Opinion Documents to which it is a party constitute its legal, valid, binding and enforceable obligations.

In any proceedings taken in England for the enforcement of the Amended and Restated Credit Agreement, the obligations expressed to be assumed by each of the English Obligors in the Amended and Restated Credit Agreement to which it is a party would be recognised by the English courts as its legal, valid and binding obligations and would be enforceable in the English courts.

2.5	Further acts

No further acts, conditions or things are required by English law to be done, fulfilled or performed in order to enable any of the English Obligors lawfully to enter into, exercise its rights or perform its obligations under any of the Opinion Documents or to make any of the Opinion Documents to which it is a party admissible in evidence in England.

2.6	Stamp taxes

No United Kingdom ad valorem stamp duty, stamp duty reserve tax or stamp duty land tax is payable on the execution (or where the relevant document is a deed, the delivery) of any of the Opinion Documents.

2.7	Governing law

In any proceedings taken in England for the enforcement of the obligations of the English Obligors under any Opinion Document to which it is a party, the English courts would give effect to the choice of English law as the governing law of each of the English Opinion Documents, and recognise the choice of the laws of New York to govern the Amended and Restated Credit Agreement subject to the provisions of the Contracts (Applicable Law) Act 1990.

2.8	Submission to jurisdiction

The submission to the jurisdiction of the courts of New York by the relevant English Obligors contained in the Amended and Restated Credit Agreement is legal, valid and binding.

2.9	Enforcement of foreign judgment

The English courts will enforce by separate action a final and conclusive judgment for a definite sum of money (not being a sum payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty) entered against therelevant English Obligors in connection with the enforcement of the Amended and Restated Credit Agreement in civil proceedings in a court of competent jurisdiction in New York.

3.	LIMITS OF OPINION

We express no opinion as to any liability to taxation which may arise or be suffered as a result of or in connection with the Opinion Documents or the Transaction other than as mentioned in paragraph 2.6 (Stamp taxes).

We have not been involved in the negotiation or preparation of the Amended and Restated Credit Agreement or the other agreements referred to therein (which have not been reviewed by us for the purpose of giving the opinions set out in this Opinion Letter) and we express no opinion as to whether the terms of the Amended and Restated Credit Agreement are adequate to fulfil the intentions of the parties with respect thereto.

4.	ADDRESSEES AND PURPOSE

This Opinion Letter is provided in connection with the satisfaction of the conditions precedent under the Amended and Restated Credit Agreement and is addressed to the Administrative Agent and the Lenders. It may not, without our prior written consent, be relied upon for any other purpose or be disclosed to or relied upon by any other person.
Yours faithfully
Clifford Chance LLP

SCHEDULE 1
ENGLISH OBLIGORS
Scotts Treasury EEIG, registered number GE000180
Scotts Holdings Limited, registered number 03473956
The Scotts Company (UK) Limited, registered number 02924130
Levington Group Limited, registered number 02906877

SCHEDULE 2
Documents and Enquiries
1.	DOCUMENTS
     We have reviewed only the following documents for the purposes of this Opinion Letter.
(a)	The Opinion Documents in the forms set out below:
(i)	an executed faxed copy of the Amended and Restated Credit Agreement; and

(ii)	an executed faxed copy of each English Opinion Document.
(b)	A certified copy of the certificate of incorporation (and any certificate of incorporation on change of name) and memorandum and articles of association of each English Obligor (other than Scotts Treasury EEIG).

(c)	A certified copy of the certificate of incorporation, formation agreement, management agreement and operating agreement (the “Constitutive Documents”) of Scotts Treasury EEIG.

(d)	A certified copy of the resolutions in writing of the directors of Scotts Holdings Limited and The Scotts Company (UK) Limited dated [•] February 2007.

(e)	A certified copy of a written resolution of the shareholders of Scotts Holdings Limited and The Scotts Company (UK) Limited dated [•] February 2007.

(f)	A copy of the resolutions in writing of the directors of Levington Group Limited dated [•] February 2007.

(g)	A copy of a written resolution of the shareholder of Levington Group Limited dated [•] February 2007.

(h)	A certified copy of the written resolutions of the members’ representatives of Scotts Treasury EEIG dated [•] February 2007 (the “Members’ Representatives Resolutions”).

(i)	A certificate of an officer of each English Obligor (other than Levington Group Limited) dated [•] February 2007.
2.	SEARCHES AND ENQUIRIES
We have undertaken only the following searches and enquiries for the purposes of this Opinion Letter.
(a)	A search was conducted with the Registrar of Companies in respect of each English Obligor on [•] February 2007.

(b)	An enquiry by telephone was made at the Companies Court in London of the Central Index of Winding Up Petitions on [•] February 2007 at [•] [a.m./p.m.] with respect to each English Obligor.

SCHEDULE 3
Assumptions
The opinions in this Opinion Letter have been made on the following assumptions.
1.	ORIGINAL AND GENUINE DOCUMENTATION
(a)	All signatures, stamps and seals are genuine, all original documents are authentic and all copy documents are complete and conform to the originals.

(b)	Any certificate referred to in Schedule 2 (Documents and enquiries) is correct in all respects.

(c)	The authorised signatories executing the Members’ Representatives Resolutions delivered to the Administrative Agent pursuant to the Amended and Restated Credit Agreement are so authorised by the relevant member of Scotts Treasury EEIG.
2.	OBLIGATIONS OF THE PARTIES OTHER THAN THE ENGLISH OBLIGORS
(a)	Each party to the Opinion Documents (other than the English Obligors) has the capacity, power and authority to enter into and to exercise its rights and to perform its obligations under the Opinion Documents to which it is a party.

(b)	Each party to the Opinion Documents (other than the English Obligors) has duly executed and delivered the Opinion Documents.

(c)	The Administrative Agent has complied with the Financial Services and Markets Act 2000 and the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001 in relation to any security taken over shares, securities or other investments (falling within the scope of the term “investment”, as defined in that Act).

(d)	The steps taken by which any person not originally a party to the Amended and Restated Credit Agreement, or any other Opinion Document, becomes a Lender under the Amended and Restated Credit Agreement, or otherwise becomes entitled to any rights under any of the other Opinion Documents, are effective to ensure that it is treated as a party to the Amended and Restated Credit Agreement, and the relevant Opinion Documents, under the laws of New York and are within the capacity and powers of, and are duly authorised by, each of the relevant parties.

(e)	Each of the Lenders is at all relevant times a person acting in the course of carrying on a business consisting wholly or to a significant extent of lending money or is otherwise a person of a kind specified in article 6 of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001.

3.	DOCUMENT NOT GOVERNED BY ENGLISH LAW
(a)	The obligations expressed to be assumed by the parties to the Amended and Restated Credit Agreement constitute their legal, valid, binding and enforceable obligations under the laws of New York.

(b)	The submission to the jurisdiction of the courts of New York by the English Obligors contained in the Amended and Restated Credit Agreement is legal, valid and binding under the laws of New York.

(c)	The choice of the laws of New York to govern the Amended and Restated Credit Agreement is a valid choice under the laws of New York.
4.	CORPORATE AUTHORITY OF THE ENGLISH OBLIGORS
(a)	There have been no amendments to the form of the memorandum and articles of association of any English Obligor (other than Scotts Treasury EEIG) or to the Constitutive Documents of Scotts Treasury EEIG referred to in Schedule 2 (Documents and enquiries).

(b)	The resolutions in writing of the board of directors of each English Obligor (other than Scotts Treasury EEIG) referred to in Schedule 2 (Documents and enquiries) have not been amended or rescinded and are in full force and effect.

(c)	The resolutions of the shareholders of each English Obligor (other than Scotts Treasury EEIG) referred to in Schedule 2 (Documents and enquiries) has been duly adopted by the shareholders of each English Obligor (other than Scotts Treasury EEIG) and has not been amended or rescinded and is in full force and effect.

(d)	Each director has disclosed any interest which he may have in the transactions contemplated by the Opinion Documents in accordance with the provisions of the Companies Act 1985 and the articles of association of the relevant English Obligor and none of the directors of that English Obligor has any interest in such transactions except to the extent permitted by the articles of association of that English Obligor.

(e)	The execution and delivery of the Opinion Documents to which it is a party by each English Obligor and the exercise of its rights and performance of its obligations under those Opinion Documents will sufficiently benefit and is in the interests of that English Obligor. [In particular, whilst the resolutions in writing referred to in paragraphs 1(d), 1(f) and 1(h) of Schedule 2 (Documents and Enquiries) state that the board of directors of the English Obligors and the members’ representatives of Scotts Treasury EEIG (where applicable) pursuant to the Opinion Documents has considered whether the English Obligors will derive a benefit from the transactions referred to therein, this is a question of fact relating to the nature of the business and operations of the English Obligors and we do not express any opinion as to whether the English courts would determine that the English Obligors in fact derived a benefit from that transaction.]

(f)	The Amended and Restated Credit Agreement states that the purpose of the Facilities is amongst others, to repay the amounts outstanding under the Existing Credit Agreement, redeem all or any portion of the Existing Senior Subordinated Notes, consummate the stock buyback and pay the contemplated special dividend in the aggregate amount of up to $750 million and to pay related fees and expenses and for the working capital needs and general corporate purposes of the Borrower and certain of its subsidiaries. We assume that this does not include any financing or refinancing of an acquisition of shares in contravention of section 151 of the Companies Act 1985.

(g)	The directors of each English Obligor (other than Scotts Treasury EEIG) acted in good faith and in the interests of that English Obligor (other than Scotts Treasury EEIG) in approving the Opinion Documents and the Transaction.

(h)	Where applicable, the provisions of the articles of association or Constitutive Documents of the relevant English Obligors (which limit the English Obligors’ directors’ or, where applicable, duly authorised officers’ authority to borrow) have been, and will be, duly observed.
5.	SEARCHES AND ENQUIRIES

There has been no alteration in the status or condition of any English Obligor as disclosed by the searches and enquiries referred to in Schedule 2 (Documents and enquiries). However, it is our experience that the searches and enquiries referred to in paragraphs 2(a) and (b) of Schedule 2 (Documents and enquiries) may be unreliable. In particular, they are not conclusively capable of disclosing whether or not insolvency proceedings have been commenced.

6.	OTHER DOCUMENTS

Save for those listed in Schedule 2 (Documents and enquiries), there is no other agreement, instrument or other arrangement between any of the parties to any of the Opinion Documents which modifies or supersedes any of the Opinion Documents.

7.	OTHER LAWS

All acts, conditions or things required to be fulfilled, performed or effected in connection with the Opinion Documents under the laws of any jurisdiction other than England have been duly fulfilled, performed and effected.

SCHEDULE 4
Reservations
The opinions in this Opinion Letter are subject to the following reservations.
1.	EFFECTIVENESS OF SECURITY
(a)	We express no opinion as to:
(i)	whether the relevant English Obligors have good legal or other title to the assets or rights which are expressed to be subject to a security interest under the English Opinion Documents, or as to the existence or value of any such assets or rights;

(ii)	the priority of any security interest created under the English Opinion Documents or whether any security interest constitutes a legal or equitable security interest or a fixed or specific (rather than a floating) charge; or

(iii)	whether the Opinion Documents breach any other agreement or instrument.
(b)	The exercise by the Administrative Agent of the powers and remedies conferred by any English Opinion Document or by law is subject to general equitable principles regarding the enforcement of security and the supervisory powers of the English courts.

(c)	Any obligation imposed on an English Obligor to hold certain moneys to the order of the Administrative Agent pursuant to an Opinion Document may constitute a charge which may be required to be registered in accordance with the Companies Act 1985. This provision has not been registered.
2.	LIMITATIONS ARISING FROM INSOLVENCY LAW
(a)	The opinion set out in paragraph 2.4 (Legal, valid, binding and enforceable obligations) of this Opinion Letter is subject to any limitations arising from insolvency, liquidation, administration, moratorium, reorganisation and similar laws generally affecting the rights of creditors.

(b)	Any provision in any Opinion Document which confers, purports to confer or waives a right of set-off or similar right may be ineffective against a liquidator or creditor.
3.	ENFORCEABILITY OF CLAIMS: ENGLISH LAW OPINION DOCUMENTS
In this Opinion Letter “enforceable” means that an obligation is of a type which the English courts enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Opinion Documents expressed to be governed by English law. In particular:
(a)	the power of an English court to order specific performance of an obligation or other equitable remedy is discretionary and, accordingly, an English court might make an award of damages where specific performance of an obligation or other equitable remedy is sought;

(b)	where any party to the English Opinion Documents is vested with a discretion or may determine a matter in its opinion, that party may be required to exercise its discretion in good faith, reasonably and for a proper purpose, and to form its opinion in good faith and on reasonable grounds;

(c)	enforcement may be limited by the provisions of English law applicable to agreements held to have been frustrated by events happening after its execution;

(d)	claims may become barred under the Limitation Act 1980 or the Foreign Limitation Periods Act 1984 or may be or become subject to a defence of set-off or counterclaim;

(e)	in some circumstances an English court may, and in certain circumstances it must, terminate or suspend proceedings commenced before it, or decline to restrain proceedings commenced in another court, notwithstanding the provisions of the English Opinion Documents providing that the courts of England have jurisdiction in relation thereto;

(f)	a party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has been induced to enter into that contract by a misrepresentation and the English courts will generally not enforce an obligation if there has been fraud;

(g)	whilst an English court has power to give judgment in a currency other than pounds sterling, it has the discretion to decline to do so; and

(h)	any provision providing that any calculation, determination or certification is to be conclusive and binding may not be effective if such calculation, determination or certification is fraudulent or manifestly incorrect and an English court may regard any certification, determination or calculation as no more than prima facie evidence.
4.	GOVERNING LAW
(a)	An English court may not apply the laws of New York if to do so would be contrary to public policy or mandatory rules of English law. Based on our review of the Amended and Restated Credit Agreement, in our opinion, none of the provisions of the Amended and Restated Credit Agreement would be contrary to public policy or mandatory rules of English law (except as otherwise stated in this Schedule).

(b)	If all the elements relevant to the situation are connected with one country only, the choice of New York law will not prejudice the application of rules of law of that country which cannot be derogated from by contract.

5.	JURISDICTION
If any proceedings are brought in the English courts, those courts may accept jurisdiction in certain cases, notwithstanding the provisions of the Amended and Restated Credit Agreement providing that the courts of New York have exclusive jurisdiction in relation thereto.
6.	ENFORCEMENT OF FOREIGN JUDGMENT
(a)	There are no reciprocal arrangements in force between New York and the United Kingdom for the recognition or enforcement of judgments. Accordingly, a judgment by the courts of New York is not enforceable directly in England but may be recognised and enforced by the English courts according to common law principles. A judgment by those courts will not be enforced by the English courts if:
(i)	those courts had no jurisdiction, as a matter of English law, over the defendant;

(ii)	the proceedings in which the judgment was given were opposed to natural justice;

(iii)	the judgment was obtained by fraud;

(iv)	the enforcement of the judgment would be contrary to English public policy;

(v)	an order has been made and remains effective under section 9 of the Foreign Judgments (Reciprocal Enforcement) Act 1933 applying that section to judgments of those courts;

(vi)	before the date on which those courts gave judgment, the matter in dispute had been the subject of a final judgment of another court having jurisdiction whose judgment is enforceable in England;

(vii)	the judgment is for multiple damages within the meaning of section 5(3) of the Protection of Trading Interests Act 1980;

(viii)	the judgment is based on a rule of law specified by the Secretary of State under section 5(4) of the Protection of Trading Interests Act 1980 as concerned with the prohibition of restrictive trade practices;

(ix)	the judgment is on a claim for contribution in respect of damages awarded by a judgment falling within (vii) or (viii) above;

(x)	the judgment is based on foreign measures which the Secretary of State specifies as regulating and controlling international trade and which, in so far as they apply to persons carrying on business in the United Kingdom, are damaging or threaten to damage the trading interests of the United Kingdom; or

(xi)	the bringing of proceedings in those courts was contrary to an agreement under which the dispute in question was to be settled otherwise than by proceedings in those courts.
(b)	If the English court gives judgment for the sum payable under a judgment of the courts of New York, the English judgment would be enforceable by the methods generally available for the enforcement of English judgments. These give the court a discretion whether to allow enforcement by any particular method. In addition, it may not be possible to obtain an English judgment or to enforce any English judgment if the judgment debtor is subject to any insolvency or similar proceedings, if there is delay, if an appeal is pending or anticipated against the English judgment in England or against the foreign judgment in the courts of New York or if the judgment debtor has any set-off or counterclaim against the judgment creditor.
7.	APPLICATION OF FOREIGN LAW
(a)	If any obligation is to be performed in a jurisdiction outside England, it may not be enforceable in England to the extent that performance would be illegal or contrary to public policy under the laws of the other jurisdiction and an English court may take into account the law of the place of performance in relation to the manner of performance and to the steps to be taken in the event of defective performance.

(b)	It is uncertain whether the parties can agree in advance the governing law of claims connected with the contract but which are not claims on the contract, such as a claim in tort.

(c)	We express no opinion as to whether any English Obligor has created a valid security interest over any asset or right which is situated outside England (including those situated outside England and Wales within the meaning of Council Regulation (EC) No. 1346/2000 of 29 May 2000 on insolvency proceedings) or governed by a foreign law (notwithstanding the choice of English law as the governing law of the English Opinion Documents).
8.	DEFAULT INTEREST AND INDEMNITIES BETWEEN PARTIES
(a)	Any provision of the Opinion Documents requiring any person to pay amounts imposed in circumstances of breach or default may be held to be unenforceable on the grounds that it is a penalty. If the English Opinion Documents do not provide a contractual remedy for late payment of any amount payable thereunder that is a substantial remedy within the meaning of the Late Payment of Commercial Debts (Interest) Act 1998, the person entitled to that amount may have a right to statutory interest (and to payment of certain fixed sums) in respect of that late payment at the rate (and in the amount) from time to time prescribed pursuant to that Act. Any term of the English Opinion Documents may be void to the extent that it excludes or varies that right to statutory interest, or purports to confer a contractual right to interest that is not a substantial remedy for late payment of that amount, within the meaning of that Act.

(b)	There is some possibility that an English court would hold that a judgment on any Opinion Document, whether given in an English court or elsewhere, would supersede that Opinion Document so that any obligations relating to the payment of interest after judgment or any currency indemnities would not be held to survive judgment.

(c)	Any undertaking or indemnity given by an English Obligor in respect of stamp duty payable in the United Kingdom may be void.

(d)	An English court may in its discretion decline to give effect to any indemnity for legal costs incurred by a litigant.
9.	OTHER QUALIFICATIONS
9.1	In respect of the English Opinion Documents:
(a)	the parties to a English Opinion Document may be able to amend that English Opinion Document by oral agreement despite any provision to the contrary;

(b)	to the extent that any matter is expressly to be determined by future agreement or negotiation, the relevant provision may be unenforceable or void for uncertainty;

(c)	any provision of the English Opinion Documents stating that a failure or delay, on the part of any Finance Party, in exercising any right or remedy under the English Opinion Documents shall not operate as a waiver of such right or remedy may not be effective; and

(d)	the effectiveness of any provision of a English Opinion Document which allows an invalid provision to be severed in order to save the remainder of that English Opinion Document will be determined by the English courts in their discretion.
9.2	In respect of Opinion Documents expressed to be governed by the laws of New York:
(a)	the power of an English court to order specific performance of an obligation or other equitable remedy is discretionary and accordingly, an English court might make an award of damages where specific performance of an obligation or other equitable remedy is sought;

(b)	claims may become barred under the Limitation Act 1980 or the Foreign Limitation Periods Act 1984 or may be or become subject to a defence of set-off or counterclaim;

(c)	in some circumstances an English court may, and in certain circumstances it must, terminate or suspend proceedings commenced before it notwithstanding the provisions of the Amended and Restated Credit Agreement providing that no Finance Party shall be prevented from taking proceedings in any other courts with jurisdiction and an English court may be prevented from adjudicating upon a particular claim or issue if this would be inconsistent with the judgment of a foreign court binding upon the parties, being a judgment entitled to recognition in England and Wales; and

(d)	whilst an English court has power to give judgment in a currency other than pounds sterling, it has the discretion to decline to do so.
9.3	In respect of the Opinion Documents generally:
(a)	any provision of any Opinion Document which constitutes, or purports to constitute, a restriction on the exercise of any statutory power by any party to an Opinion Document or any other person may be ineffective;

(b)	if a party to the Opinion Documents is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Community or UK sanctions implemented or effective in the United Kingdom under the United Nations Act 1946, the Emergency Laws (Re-enactments and Repeals) Act 1964 or the Anti-terrorism, Crime and Security Act 2001, or under the Treaty establishing the European Community, or is otherwise the target of any such sanctions, then the obligations of the English Obligors to that party (or if that party is an English Obligor, the obligations of that English Obligor) under the Opinion Documents may be unenforceable or void; and

(c)	we express no opinion as to whether any United Kingdom stamp duty, stamp duty reserve tax or stamp duty land tax is required to be paid on or in relation to any assignment or other transfer of any right or interest under the Amended and Restated Credit Agreement, or any other Opinion Document, to a person not originally a party thereto.

Borden Ladner Gervais LLP
Lawyers • Patent & Trade-mark Agents
Scotia Plaza, 40 King Street West
Toronto, Ontario, Canada M5H 3Y4
tel.: (416) 367-6000 fax: (416) 367-6749
www.blgcanada.com
February 8, 2007
JPMorgan Chase Bank, N.A.
270 Park Avenue
New York, NY 10017
as administrative agent for itself and for each of the Lenders
(as defined in the Credit Agreement referred to below)
(the “Administrative Agent”) and to the Lenders
Dear Sirs:
Re:       Scotts Canada Ltd.
We have acted as special counsel in Ontario to Scotts Canada Ltd. (the “Corporation”) and Scotts-Sierra Investments Inc. (“Sierra”) in connection with:
1.	an amended and restated credit agreement dated as of February 8, 2007 (the “Credit Agreement”) by and among , inter alia, The Scotts Miracle-Gro Company (the “Borrower”), the subsidiary borrowers from time to time party thereto, the several lenders from time to time party thereto (the “Lenders”), the Administrative Agent and the other agents named therein; and

2.	a foreign pledge agreement acknowledgment and confirmation dated as of February 8, 2007 from, inter alia, Sierra in favour of the Administrative Agent (the “Sierra Acknowledgment”) relating to a share pledge agreement dated October • , 2005 given by Sierra in favour of the Administrative Agent (the “Sierra Pledge”).
Terms defined in the Credit Agreement and not redefined herein have the same meanings when used in this opinion.
For the purposes of giving this opinion we have examined a copies of each of the above-noted documents. We have also examined such other documents, and considered such questions of law, as we have deemed necessary as a basis for the opinions expressed herein.
In our examinations referenced above, and in rendering this opinion, we have assumed:
(a)	the genuineness of all signatures;

(b)	the authenticity and completeness of all documents submitted to us as originals;
Catgary       *       Montreal       *       Ottawa       *       Toronoto       *       Vancouver

(c)	the conformity to original documents and the completeness of all documents submitted to us as certified copies or photocopies and the authenticity of the originals where certified copies or photocopies have been submitted;

(d)	the conformity to original documents and the completeness of all documents received by us by facsimile transmission and the authenticity of the originals of such documents;

(e)	the execution, delivery and performance by Sierra of the Sierra Acknowledgment has been duly authorized by all necessary corporate action on Sierra’s part, and the Sierra Acknowledgment has been duly executed and delivered on behalf of Sierra;

(f)	the Sierra Acknowledgment constitutes a valid and legally binding obligation of Sierra under the laws of New York; and

(g)	the Administrative Agent continues to be in possession of the certificate representing 100 common shares of the Corporation (the “Pledged Shares”).
We previously registered a financing statement on behalf of the Administrative Agent against Sierra- under the Personal Property Security Act (Ontario) (the “PPSA”) on October 19, 2005 as registration no. 20051019 1445 8028 6679 for a period of 10 years.
This opinion is limited to, and we have not investigated the laws of any jurisdiction other than, the laws of Ontario and the federal laws of Canada applicable in Ontario (the “Law of Ontario”) and this opinion is given only with respect to the Law of Ontario in effect as at the date of this opinion. Without limiting the generality of the immediately preceding sentence, we express no opinion with respect to the laws of any other jurisdiction to the extent that those laws may govern the validity, perfection, effect of perfection or non-perfection or enforcement of the security interest created by the Sierra Pledge as a result of the application of Ontario conflict of laws rules, including, without limitation, sections 5 to 8 of the PPSA. In addition, we express no opinion whether, pursuant to those conflict of laws rules, Ontario laws would govern the validity, perfection, effect of perfection or non-perfection or enforcement of those security interests.
In expressing the opinion set forth in paragraph 1 below, we have obtained and relied upon a Certificate of Compliance dated February 8, 2007 issued by Industry Canada (a copy of which has been delivered to you), and have assumed, with your concurrence, that such certificate evidences that the Corporation has not been dissolved as of the date hereof.
Based upon and subject to the foregoing and to any matters not disclosed to us, it is our opinion that, so far as the Law of Ontario is concerned:
1.	The Corporation is a company incorporated and existing under the Canada Business Corporations Act and has not been dissolved.

2.	The authorized capital of the Corporation consists of an unlimited number of common shares, of which 100 common shares are issued and outstanding.

2

3.	The Pledged Shares have been validly issued and are outstanding and Sierra is the registered owner of the Pledged Shares.

4.	The Sierra Pledge (as acknowledged and confirmed pursuant to the Sierra Acknowledgment) creates a valid security interest in favour of the Administrative Agent in all right, title and interest of Sierra in and to the Pledged Shares.

5.	Provided that the Administrative Agent is acting in good faith and has no notice of any adverse claim affecting the Pledged Shares, the security interest of the Administrative Agent in the Pledged Shares has priority over any other security interest in the Pledged Shares perfected by registration or temporarily perfected under the PPSA, and the Administrative Agent has acquired the Pledged Shares free of any adverse claim.

6.	Registration has been made in all public offices provided for under the Law of Ontario where such registration is necessary or desirable to preserve, protect or perfect the security interest created by the Sierra Pledge in favour of the Administrative Agent in the Pledged Shares.

7.	No stamp, registration, documentary or similar tax, duty or fee is payable under the Law of Ontario in connection with the execution and delivery of the Sierra Acknowledgment.

8.	Neither the Administrative Agent nor any Lender will be deemed to be resident or carrying on business in Canada or in Ontario or subject to taxation in Canada or Ontario, by reason only of the execution, performance or enforcement of the Sierra Pledge.

9.	It is not necessary under the Law of Ontario (i) to enable the Lenders or the Administrative Agent to enforce their respective rights under the Sierra Pledge or (ii) by reason of the execution or performance of the Sierra Pledge that any of them should be licensed, qualified or entitled to carry on business in Canada.

10.	In any proceedings taken in Canada relative to the Sierra Pledge, Sierra will not be entitled to claim for itself, or any of its assets, immunity from suit, execution or attachment of legal process.

11.	The contractual attornment of Sierra pursuant to the Sierra Pledge would be recognized by an Ontario court as giving them jurisdiction to hear the matter, subject to the court’s discretion to determine not to hear the matter on the basis that Ontario is forum non conveniens.

12.	The laws of Ontario permit an action to be brought in a court of competent jurisdiction in Ontario on a final, conclusive and subsisting foreign judgment in personam for a sum certain, which is not impeachable as void or voidable under the internal laws of the foreign jurisdiction, provided that:
(a)	the court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the courts of Ontario, and such judgment debtor

3

was duly served with the process of the foreign court or appeared to such process;

(b)	such judgment was not obtained by fraud or in a manner contrary to natural justice;

(c)	the enforcement of such judgment:
(i)	does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory, penal or similar laws; and

(ii)	would not be inconsistent with any important public policy of Ontario.
This opinion is subject to the following qualifications:
(a)	the enforceability of the Sierra Acknowledgment is subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium and other similar laws of general application affecting the enforcement of creditors’ rights generally;

(b)	the enforceability of the Sierra Acknowledgment is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court;

(c)	a court may require that Sierra be given a reasonable time to repay following a demand for payment and prior to taking any action to enforce any right of repayment or before exercising any of the rights and remedies expressed to be exercisable the Sierra Pledge (as acknowledged and confirmed pursuant to the Sierra Acknowledgment);

(d)	we express no opinion as to any security interest created by the Sierra Pledge (as acknowledged and confirmed pursuant to the Sierra Acknowledgment) with respect to any property of the Corporation or Sierra that is transformed in such a way that it is not identifiable or traceable or any proceeds of property of the Corporation or Sierra that is not identifiable or traceable; and

(e)	a judgment of an Ontario court may be awarded in only Canadian currency.
This opinion is intended for the use of the persons to whom it is addressed, and only in connection with the transactions described above and it is not to be relied upon by any other person or for any other purpose nor quoted or made public in any way without our prior written consent save that this opinion may be relied upon by Simpson Thacher & Bartlett LLP for the purposes of giving their opinion and that copies of this opinion may be delivered to your professional advisers.
Yours truly,

4

Level 36
Grosvenor Place
225 George Street
Sydney NSW 2000

legal.info@bdw.com.au

Telephone (02) 9258 6000
BLAKE DAWSON WALDRON	Int + 61 2 9258 6000
Fax (02) 9258 6999
LAWYERS	DX 355 Sydney

Locked Bag N6
PO Grosvenor Place
Sydney NSW 2000
Australia

Partner
Richard Fawcett
Telephone +61 2 9258 6056

Contact
JPMorgan Chase Bank, N.A.	Keiran McPhail Telephone +61 2 9258 6678
(as agent for the Lenders, under the Restated Credit Agreement)
270 Park Avenue	Our reference
NEW YORK, NEW YORK 10017	RFF KWM 02 1388 0037

UNITED STATES OF AMERICA	[•] 2007
Dear Sirs
Scotts Australia Pty Limited – Restated Credit Agreement
We have acted as Australian legal advisers to Scotts Australia Pty Limited ABN 31 003 123 162 (Company) in relation to the document titled “ Amended and Restated Credit Agreement” dated as of [•] 2007 among The Scotts Miracle-Gro Company, as Borrower, certain other companies including the Company, as Subsidiary Borrowers, certain banks and financial institutions, as Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent (JPMCB) and others (Restated Credit Agreement).
Terms defined in the Restated Credit Agreement have the same meanings in this opinion unless the context otherwise requires.
1.	Documents

We have examined and rely on:
(a)	a copy of the certificate of incorporation and a copy of the constitution of the Company;

(b)	an executed copy of the minutes of the meeting of the board of directors of the Company held on [•] 2007;

(c)	an extract of the public records of the Company produced, at our request on [•] 2007 by the Australian Securities and Investments Commission (ASIC) from information it obtained from its national database (Search); and

(d)	an executed copy of the Restated Credit Agreement.
and such other documents as we think necessary in order to give this opinion.
Sydney
Melbourne
Brisbane
Perth
Canberra
Port Moresby
Jakarta
SHANGHAI

BLAKE DAWSON WALDRON	[•] 2007

JPMorgan Chase Bank, N.A.	Page 2
2.	Scope

This opinion relates only to the laws of the state of New South Wales (Relevant Jurisdiction) and the federal laws of the Commonwealth of Australia in force at 9.00 am (Sydney time) on the date of this opinion (Relevant Laws). In expressing our opinion on the validity, binding effect, legality and enforceability of the Restated Credit Agreement under the Relevant Laws, we have assumed its validity, binding effect, legality and enforceability under any other applicable laws.

This opinion is given on the basis that it will be construed in accordance with the Relevant Laws.

3.	General assumptions

For the purpose of giving our opinion we have also assumed:
(a)	the authenticity of all signatures, seals and dates, and of any stamp duty endorsement or marking;

(b)	that if we have reviewed a copy of a document rather than an original, the copy is a complete, genuine and accurate copy of the original;

(c)	the Restated Credit Agreement:
(i)	is within the capacity and power of, and has been or will be validly authorised, executed and delivered by, each party to it other than the Company; and

(ii)	constitutes valid and binding obligations of each party to it under all applicable laws (other than the Relevant Laws as they affect the obligations of the Company);
(d)	where any obligation under the Restated Credit Agreement is to be performed in any jurisdiction other than the Relevant Jurisdiction, its performance will not be illegal or unenforceable under the laws of that jurisdiction;

(e)	the Company entered into the Restated Credit Agreement in good faith and the entry by the Company into the Restated Credit Agreement is in the best interests of, and for the purpose of the business of, the Company;

(f)	that the Company was solvent immediately before, at the time of and immediately after entering into the Restated Credit Agreement;

(g)	the Company has not entered into the Restated Credit Agreement as trustee of any trust or settlement;

(h)	no transaction in connection with the Restated Credit Agreement constituted an insolvent transaction or an unfair loan within the meaning of section 588FC (insolvent transactions) or 588FD (unfair loans to a

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JPMorgan Chase Bank, N.A.	Page 3
company) respectively of the Corporations Act 2001 (Cth) (Corporations Act);

(i)	the meeting referred to in paragraph 1(b) was properly convened and:
(i)	the resolutions described in the minutes referred to in paragraph 1(b) were properly passed as valid decisions of the board of directors of the Company and have not been subsequently revoked, cancelled or varied;

(ii)	the directors of the Company have properly performed their duties and all provisions relating to the declaration of interest and voting were duly observed; and

(iii)	the minutes of the meeting referred to in paragraph 1(b) constitutes a true and correct record of the matters contained therein, but there is nothing in the Search or on the face of the minutes referred to in paragraph 1(b) that would lead us to believe otherwise, and, in any event, we note that you may rely on the assumptions specified in section 129 of the Corporations Act unless you knew or suspected that the assumptions were incorrect;

(j)	the Restated Credit Agreement has not been amended, released or discharged, and no provision in the Restated Credit Agreement has been waived;

(k)	that the choice of governing law contained in the Restated Credit Agreement is made bona fide and is not unconnected with the commercial realities of the transactions contemplated by the Restated Credit Agreement;

(l)	the Company is a resident of Australia for the purposes of the Income Tax Assessment Act 1936 (Cth);

(m)	each payment required to be made by the Company under the Restated Credit Agreement will be made to an Eligible Australian Bank at the time the payment is made;

(n)	if a recipient of a payment from the Company is acting as agent for another party, that other party is an Eligible Australian Bank at the time the payment is made;

(o)	any payment by the Company is made to an entity that has provided its Tax File Number and/or its Australian Business Number to the Company in circumstances such that the Company is not obliged to make any withholding under Subdivision 12E of Part 2-5 of Schedule 1 of the Taxation Administration Act 1953 (Cth);

(p)	the Company making the payment has not received any notice from the Commissioner of Taxation requiring it to pay any amount owing to

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JPMorgan Chase Bank, N.A.	Page 4
another party under the Restated Credit Agreement to the Commissioner of Taxation;

(q)	no regulations have been made prior to or after the date of this letter under Subdivision 12FB of Part 2-5 of Schedule 1 of the Taxation Administration Act 1953 (Cth) which require the Company to withhold any amount from any payment required to be made under the Restated Credit Agreement; and

(r)	if a payment by the Company is made to an entity that is acting as an agent for another party, both the entity and that other party has provided its Tax File Number and/or its Australian Business Number to the Company in circumstances that the Company is not obliged to make any withholding under Subdivision 12E of Part 2-5 of Schedule 1 of the Taxation Administration Act 1953 (Cth).
The making of each of the above assumptions indicates that we have assumed that for each matter, the subject of each assumption is true, correct and complete in every particular. That we have made an assumption in this opinion does not imply that we have made any enquiry to verify any assumption or are not aware of any circumstance which might affect the correctness of any assumption. No assumption specified above is limited by reference to any other assumption.

4.	Qualifications

Our opinion is subject to the following qualifications:
(a)	We have not made any independent investigations or searches other than the Search. ASIC’s records may not be complete or up to date in that documents might not be filed at the relevant offices immediately, might no longer be on file, might be replaced, or might otherwise not appear on the file.

(b)	A statement that an obligation or document is “binding” or “enforceable” means that the obligation or document is of a type that courts in the Relevant Jurisdiction, in principle, will enforce. This does not mean that a court will give effect to the obligation or document in all circumstances. For example:
(i)	a court might decline to exercise jurisdiction over a defendant if it considers that it is not the most appropriate court for the trial of the action, or if the parties have agreed to submit disputes to the courts of, or arbitration in, another place;

(ii)	a court may not enforce performance of an obligation in a place if the performance of that obligation would be illegal by the laws of that place;

(iii)	equitable remedies, such as injunctions and specific performance, are discretionary and will normally not be ordered where damages would be an adequate remedy;

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JPMorgan Chase Bank, N.A.	Page 5
(iv)	a court might not give effect to an indemnity for legal costs;

(v)	enforcement may be limited by statutes of limitation or by general law doctrines or statutory relief in relation to representations, acts, omissions or inconsistent dealings of, by or affecting the parties;

(vi)	enforcement may be affected by laws concerning lapse of time, moratorium, equities, liens, set offs, counterclaims, abatements, bankruptcy, liquidation, insolvency, administration, receivership or reorganisation or by other laws that affect creditors’ rights generally;

(vii)	a document may not be enforceable or admissible in evidence unless any stamp duty that is payable on it has been paid; and

(viii)	the courts in the Relevant Jurisdiction may stay proceedings if there are corresponding proceedings on foot in another jurisdiction.
(c)	Where a party or person entitled to the benefit of the Restated Credit Agreement is vested with a discretion or may determine a matter in its opinion, the Relevant Laws may require that the discretion is exercised reasonably or that the opinion is based upon reasonable grounds.

(d)	Any provision that states that a calculation, determination or certificate will be conclusive and binding will not apply to a calculation, determination or certificate which is fraudulent or manifestly inaccurate and may not prevent judicial enquiry into the merits of any claim relating to such a calculation, determination or certificate.

(e)	A provision that requires that an amendment or waiver be in writing may not be effective.

(f)	Judgments have been entered in the courts of New South Wales for amounts expressed in currencies other than Australian dollars. Nevertheless, as there has been no judgment of the High Court of Australia on the point, the question whether a judgment will be entered in the courts of the Relevant Jurisdiction for an amount expressed in other than Australian dollars is not free from doubt.

(g)	Any provision of the Restated Credit Agreement that imposes an obligation on a party to pay an increased rate of interest on sums that are overdue may not be enforceable if construed by a court as being a penalty rather than a genuine pre-estimate of the loss suffered under the circumstances.

(h)	A provision that allows an illegal, invalid or unenforceable provision to be severed from a document may not be effective.

(i)	A court will not give effect to a choice of laws to govern the Restated Credit Agreement or a submission to the jurisdiction of certain courts if

BLAKE DAWSON WALDRON	[•] 2007

JPMorgan Chase Bank, N.A.	Page 6
to do so would be contrary to public policy in the place in which the court is situated.

(j)	To the extent that a provision of the Restated Credit Agreement may require a corporation to procure another corporation to do or refrain from doing any act, if it would be a breach of the duties of the directors of the second-mentioned corporation to do or refrain from doing that act, or if it would be illegal or impossible for that corporation to do or refrain from doing that act, such provision may not be enforceable.

(k)	The specific approval of the Reserve Bank of Australia must be obtained in connection with certain payments and transactions having a prescribed connection with countries, entities and persons designated from time to time by the Reserve Bank of Australia for the purposes of the Banking (Foreign Exchange) Regulations 1959 (Cth). Regulations in Australia also prohibit payments, transactions and dealings with assets having a prescribed connection with certain countries or named individuals or entities associated with terrorism.

(l)	We express no opinion:
(i)	on any provision that requires a person to do or not do something that is not clearly identified in the provision, or on any undertaking in the Restated Credit Agreement to comply with another document or agreement;

(ii)	on the accuracy or relevance of any representation, warranty or other statement made by any party to the Restated Credit Agreement except to the extent that such representation, warranty or other statement is expressly repeated in paragraph 5 of this opinion;

(iii)	in relation to the accuracy, completeness, suitability, consistency, functioning or operation of any formula, function or financial ratio in the Restated Credit Agreement;

(iv)	on whether goods and services tax is payable in connection with the transactions contemplated by the Restated Credit Agreement; or

(v)	as to, nor have we taken into account, the implications of any pending or foreshadowed legislative or regulatory proposal or amendment or of any litigation, hearing or pending judgment in the Relevant Jurisdiction or Australia including but not limited to any matter not yet decided on appeal.
No qualification specified above is limited by reference to any other qualification.

BLAKE DAWSON WALDRON	[•] 2007

JPMorgan Chase Bank, N.A.	Page 7
5.	Opinion

Based upon and subject to the foregoing, we are of the opinion, as at today’s date, that:
(a)	The Company is registered and validly existing under the Corporations Act.

(b)	The Company has the corporate power to enter into and perform its obligations under the Restated Credit Agreement.

(c)	The Company has taken all necessary corporate action required of it to authorise the execution, delivery and performance of the Restated Credit Agreement.

(d)	The execution and delivery of, and the performance by the Company of its obligations under, the Restated Credit Agreement does not contravene any provision of:
(i)	the Relevant Laws; or

(ii)	the Company’s constitution.
(e)	The Restated Credit Agreement constitutes legal, valid and binding obligations of the Company enforceable in accordance with its terms.

(f)	The payment obligations of the Company under the Restated Credit Agreement rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors under the Relevant Laws save those whose claims are mandatorily preferred by any insolvency, liquidation or other Relevant Laws that affect creditors’ rights generally.

(g)	No consent from any Australian government authority is required to be obtained by the Company in connection with the execution and delivery of, and the performance of the Company’s obligations under, the Restated Credit Agreement, or the validity or enforceability of the Restated Credit Agreement against the Company.

(h)	No ad valorem stamp duty is payable pursuant to the laws of the Relevant Jurisdiction in connection with the execution, delivery, performance or enforcement of the Restated Credit Agreement.

(i)	It is not necessary in the Relevant Jurisdiction to file, register or record the Restated Credit Agreement with any Australian government agency (including but not limited to ASIC).

(j)	Each payment to be made by the Company under the Restated Credit Agreement may be made free and clear of Australian withholding tax.

(k)	The Company is not entitled to claim for itself or any of its assets or revenues any right of general immunity or exemption on the grounds of sovereignty or otherwise from suit, execution, attachment or other legal

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JPMorgan Chase Bank, N.A.	Page 8
process in respect of its obligations under the Restated Credit Agreement in the Relevant Jurisdiction.

(l)	The choice of law of New York State as the proper law of the Restated Credit Agreement would be upheld as a valid choice of law by the courts of the Relevant Jurisdiction and will be given effect by the courts of the Relevant Jurisdiction.

(m)	It is not necessary that JPMCB or any Lender be licensed, qualified or otherwise entitled to carry on business (including, in particular, banking business) in the Relevant Jurisdiction by reason only of JPMCB’s execution, delivery, performance or enforcement of the Restated Credit Agreement.

(n)	Neither JPMCB nor any of the Lenders will be deemed to be resident, domiciled or carrying on business in the Relevant Jurisdiction by reason only of JPMCB’s execution, delivery, performance or enforcement of the Restated Credit Agreement.

(o)	Until such date as may be prescribed or until regulations are made providing that Part 2 of the Foreign Judgments Act 1991 (Cth) extends to the Supreme Court of the State of New York (whichever first occurs), any judgment given by a superior court of State of New York under the Restated Credit Agreement, will in the normal course give rise to a cause of action in a court in the Relevant Jurisdiction which action should in the normal course enable the person in whose favour the foreign judgment has been rendered to obtain a fresh judgment in the courts of the Relevant Jurisdiction without re-examination or re-litigation of any matter adjudicated therein assuming that:
(i)	the judgment is consistent with public policy in the Relevant Jurisdiction;

(ii)	the judgment was not given or obtained by fraud or duress or in a manner contrary to natural justice;

(iii)	the judgment is not directly or indirectly for the payment of taxes or other charges of a like nature or of a fine or other penalty;

(iv)	the judgment is still enforceable in the foreign country concerned and has not been wholly satisfied;

(v)	the judgment is final and conclusive between the parties notwithstanding that it may be subject to an appeal or an appeal is pending;

(vi)	the judgment is for a fixed sum;

(vii)	the judgment was consistent with the jurisdiction of the foreign court concerned under its domestic laws; and

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JPMorgan Chase Bank, N.A.	Page 9
(viii)	the judgment is the only relevant judgment, that is to say there is no previous judgment in another court between the same parties covering the same issues.
6.	Benefit

The opinion is addressed to and is for the benefit solely of JPMCB and the Lenders to whom it is addressed. It may not be relied upon by, nor may any copy of it or extract from it be supplied to, any other person, nor is it to be quoted or referred to in any public document or filed with any government agency or other person without our prior written consent.
Yours faithfully

EXHIBIT I
FORM OF BORROWING CERTIFICATE
     Pursuant to the Amended and Restated Credit Agreement, dated as of February [___], 2007 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), by and among The Scotts Miracle-Gro Company, an Ohio corporation (the “Borrower”), the Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the several banks and other financial institutions from time to time parties thereto (the “Lenders”), the Syndication Agent and the Documentation Agents named therein, and JPMorgan Chase Bank, N.A. as agent for the Lenders thereunder (in such capacity, the “Administrative Agent”), the undersigned Responsible Officer of The Scotts Miracle-Gro Company hereby certifies as follows:
     1. The representations and warranties of The Scotts Miracle-Gro Company and each of its Subsidiaries set forth in the Credit Agreement and each other Loan Document to which they are parties delivered today or which are contained in any certificate, document or financial or other statement furnished pursuant to or in connection with any of the foregoing are true and correct in all material respects on and as of the date hereof unless stated to relate to a specific earlier date;
     2. Immediately prior to and immediately after the making of the Extension of Credit requested to be made on the date hereof, no Default or Event of Default shall have occurred and be continuing under the Credit Agreement;
     3. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Borrower nor against any Subsidiary Borrower, nor has any other event occurred affecting or threatening the corporate existence of the Borrower nor the existence of any of the Subsidiary Borrowers;
     4. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Ohio. Each Domestic Subsidiary Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the state or political subdivision of the United States under which each is incorporated. Each Foreign Subsidiary Borrower is a corporation duly incorporated, validly existing and in good standing (or the equivalent thereof) under the laws of the country of its incorporation; and
     5. [Name of Subsidiary Borrower] is a resident of [Name of Country] for taxation purposes.

     IN WITNESS WHEREOF, the undersigned have hereunto set our names and affixed the corporate seal.

By:
Name:
Title:
     Date:                                          , 200_

EXHIBIT J
FORM OF NEW DOMESTIC SUBSIDIARY CERTIFICATE
DOMESTIC SUBSIDIARY CERTIFICATE
     Pursuant to subsection 6.11(b) of the Amended and Restated Credit Agreement, dated as of February [___], 2007 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), by and among The Scotts Miracle-Gro Company, an Ohio corporation (the “Borrower”), the Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the several banks and other financial institutions from time to time parties thereto (the “Lenders”), the Syndication Agent and the Documentation Agents named therein, and JPMorgan Chase Bank, N.A. as agent for the Lenders thereunder (in such capacity, the “Administrative Agent”), the undersigned officers of the [INSERT NAME OF SUBSIDIARY] (the “Subsidiary”) hereby certify as follows (terms defined in the Credit Agreement being used herein with their defined meanings):
     1. The representations and warranties made by the Subsidiary in each of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof [and after giving effect to the Loans requested to be made pursuant to the Credit Agreement] (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date);
     2. Immediately prior to and immediately after the making of the Loans requested to be made pursuant to the Credit Agreement on the date hereof, no Default or Event of Default will have occurred and will be continuing under the Credit Agreement or any other Loan Document; and
     3.                                          is the duly elected and qualified Secretary of the Subsidiary and the signature set forth on the signature line for such officer below is such officer’s true and genuine signature, and the undersigned Secretary of the Subsidiary hereby certifies as follows:
     (a) Attached hereto as Exhibit A is a true and complete copy of resolutions duly adopted by the Board of Directors of the Subsidiary on the date thereof; such resolutions have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; such resolutions are the only corporate proceedings of the Subsidiary now in force relating to or affecting the matters referred to therein; attached hereto as Exhibit B is a true and complete copy of the

By-laws of the Subsidiary as in effect on the date hereof; and attached hereto as Exhibit C is a true and complete copy of the Certificate of Incorporation of the Subsidiary as in effect on the date hereof;
     (b) The following persons are now duly elected and qualified officers of the Subsidiary, holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Subsidiary the Credit Documents to which the Subsidiary is or shall be a party and any certificate or other document to be delivered by the Subsidiary pursuant to the Credit Documents:

Name	Office	Signature

Vice President

Secretary

     IN WITNESS WHEREOF, the undersigned have executed this Certificate on the date set forth below.

[INSERT NAME OF SUBSIDIARY]		[INSERT NAME OF SUBSIDIARY]

By:		By:
	Name:		Name:
	Title: Vice President		Title: Secretary
                                                             , 200_

Exhibit A
to the
Domestic Subsidiary Certificate
Board of Directors Resolutions

Exhibit B
to the
Domestic Subsidiary Certificate
By-Laws

Exhibit C
to the
Domestic Subsidiary Certificate
Certificate of Incorporation

EXHIBIT K
FORM OF JOINDER AGREEMENT
     JOINDER AGREEMENT, dated as of                      ___,                     , made by each of the signatories hereto (the “Subsidiary Borrowers”), in favor of JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) from time to time parties to the Amended and Restated Credit Agreement, dated as of February [___], 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Scotts Miracle-Gro Company, an Ohio corporation (the “Borrower”), the Subsidiary Borrowers, (as defined in the Credit Agreement) from time to time parties to the Credit Agreement, the Syndication Agent and the Documentation Agents named therein and the Administrative Agent.
W I T N E S S E T H:
     WHEREAS, the parties to this Joinder Agreement wish to add Subsidiary Borrowers to the Credit Agreement in the manner hereinafter set forth; and
     WHEREAS, this Joinder Agreement is entered into pursuant to subsection 10.1(b)(i) of the Credit Agreement;
     NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:
     1. Each of the undersigned Subsidiaries of Scotts, hereby acknowledges that it has received and reviewed a copy of the Credit Agreement, and acknowledges and agrees to: join the Credit Agreement as a Subsidiary Borrower, as indicated with its signature below; be bound by all covenants, agreements and acknowledgments attributable to a Subsidiary Borrower in the Credit Agreement; and perform all obligations and duties required of it by the Credit Agreement.
     2. Each of the undersigned Subsidiaries of Scotts hereby represents and warrants that the representations and warranties with respect to it contained in Section 4 of the Credit Agreement and each of the other Loan Documents to which such Subsidiary of Scotts is a party or which are contained in any certificate furnished by or on behalf of such Subsidiary of Scotts are true and correct on the date hereof.
     3. The address and jurisdiction of incorporation of each of the undersigned Subsidiaries of Scotts is set forth in Annex I to this Joinder Agreement.

2

     4. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

3

     IN WITNESS WHEREOF, each of the undersigned has caused this Joinder Agreement to be duly executed and delivered in [New York, New York] by its proper and duly authorized officer as of the date set forth below.

[NAME OF SUBSIDIARY],
as a Subsidiary Borrower

By:
Name:
Title:

[NAME OF SUBSIDIARY],
as a Subsidiary Borrower

By:
Name:
Title:

THE SCOTTS MIRACLE-GRO COMPANY

By:
Name:
Title:
ACKNOWLEDGED AND AGREED TO:
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

ANNEX I
[Insert administrative information concerning Subsidiary Borrowers]